Exhibit 10.1

Execution Version

 $10,000,000,000

CREDIT AGREEMENT

among

PARAMOUNT SKYDANCE CORPORATION,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME, THE SUBSIDIARY
BORROWERS PARTY HERETO FROM TIME TO TIME,

THE LENDERS NAMED HEREIN,

CITIBANK, N.A.,

as Administrative Agent and Collateral Agent,

BOFA SECURITIES, INC.,

CITIBANK, N.A.,

APOLLO GLOBAL FUNDING, LLC,

DEUTSCHE BANK SECURITIES INC., and

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners,

BANK OF AMERICA, N.A.,

as Syndication Agent

and

APOLLO GLOBAL FUNDING, LLC,

DEUTSCHE BANK AG NEW YORK BRANCH, and

WELLS FARGO BANK, N.A.

as Documentation Agents

Dated as of April 7, 2026

i

EXHIBITS

Exhibit A	Administrative Questionnaire
Exhibit B	Form of Assignment and Acceptance
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Swingline Borrowing Request
Exhibit C-3	Form of Notice of Designated Letter of Credit
Exhibit C-4	Form of Subsidiary Borrower Designation
Exhibit C-5	Form of Subsidiary Borrower Request
Exhibit D	Confidentiality Agreement
Exhibit E	Form of Issuing Lender Agreement
Exhibit F	Form of Joinder Agreement
Exhibit G-1	Form of Revolving Note
Exhibit G-2	Form of Term Note
Exhibit H	Form of Prepayment Notice
Exhibit I	Form of Certificate of Effectiveness
Exhibit J	Form of Solvency Certificate
Exhibit K	Form of Non-Bank Certificate

SCHEDULES

Schedule 1.1	Commitments
Schedule 1.2(a)	Cash Management Banks
Schedule 1.2(b)	Hedge Banks
Schedule 1.3	Unrestricted Subsidiaries
Schedule 5.5	Existing Liens
Schedule 5.10	Existing Indebtedness
Schedule 5.15	Post Closing Obligations
Schedule 6.1(i)	Judgments

CREDIT AGREEMENT entered into as of April 7, 2026, by and among PARAMOUNT SKYDANCE CORPORATION, a Delaware corporation (the “Parent Borrower”); each Subsidiary Borrower (as defined herein) from time to time party hereto; each Guarantor (as defined herein) from time to time party hereto; the lenders whose names appear on Schedule 1.1 hereto or who subsequently become parties hereto as provided herein (the “Lenders”); and Citibank, N.A., as administrative agent and collateral agent for the Lenders.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of February 27, 2026 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Acquisition Agreement”) by and among Warner Bros. Discovery, Inc., a Delaware corporation (the “Target”), Parent Borrower and Prince Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent Borrower (the “Merger Sub”), (a) Parent Borrower will directly or indirectly acquire (the “Acquisition”) the Target and its subsidiaries (the “Acquired Business”) and (b) as part of the Acquisition, pursuant to the terms of the Acquisition Agreement, Merger Sub will merge (the “Merger”) with and into the Target, on the Closing Date, with Target being the survivor of such Merger;

WHEREAS, Parent Borrower has requested that upon satisfaction (or waiver) of the conditions precedent set forth in Section 4.2, the Lenders provide extensions of credit to it in the form of (a) (i) a senior secured Term A-1 Loan Facility (as defined herein) in an aggregate principal amount of $2,500,000,000 and (ii) a senior secured Term A-2 Loan Facility (as defined herein) in an aggregate principal amount of $2,500,000,000 and (b) $5,000,000,000 of Revolving Credit Commitments on the Closing Date as a first lien secured credit facility and from time to time, the Revolving Credit Lenders make Revolving Credit Loans, the Swingline Lenders make Swingline Loans and the Issuing Lenders issue Letters of Credit, pursuant to the terms of this Agreement; and

WHEREAS, Parent Borrower has requested that the Lenders provide a multi-currency borrowing option in an aggregate principal amount not to exceed the Dollar equivalent of $1,000,000,000 (except as reduced pursuant to Section 2.13), which the Lenders will make available to the Borrowers with sub-limits as follows: (a) Euros (as defined herein), the Dollar equivalent of $500,000,000, (b) Sterling (as defined herein), the Dollar equivalent of $500,000,000 and (c) Yen (as defined herein), the Dollar equivalent of $300,000,000; and

WHEREAS, the proceeds of the Loans will be used in accordance with Section 5.6 of this Agreement;

WHEREAS, the applicable Lenders have indicated their willingness to make Loans, and each Issuing Lender has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions herein set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby covenant and agree that:

Article I

DEFINITIONS

Section 1.1          Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Loan” shall mean (a) any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II and (b) any Swingline Loan. All ABR Loans shall be denominated in Dollars.

“ABR Revolving Credit Loan” shall mean any Revolving Credit Loan which is an ABR Loan.

“Acquired Business” shall have the meaning assigned to such term in the preamble hereto.

“Acquisition” shall have the meaning assigned to such term in the preamble hereto.

“Acquisition Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Acquisition Agreement Representations” shall mean the representations and warranties made by the Acquired Business with respect to the Acquired Business in the Acquisition Agreement to the extent a breach of such representations and warranties would result in a failure of a condition precedent to the Parent Borrower’s obligation to consummate the Acquisition pursuant to the terms of the Acquisition Agreement or such failure gives the Parent Borrower the right (taking into account any notice and cure provisions) to terminate its obligation to consummate the Acquisition pursuant to the terms of the Acquisition Agreement.

“Acquisition Bridge Facility” shall mean a senior secured 364-day bridge loan credit facility to be incurred by the Parent Borrower in connection with the Acquisition to the extent Permanent Financings resulting in aggregate proceeds and/or replacement acquisition financing commitments of at least $49,000,000,000 have not been incurred or issued by the Parent Borrower on or prior to the Closing Date.

“Acquisition Bridge Facility Joint Lead Arrangers” shall mean, collectively, BofA Securities, Inc., Citibank, N.A. and Apollo Global Funding, LLC, each in its capacity as joint lead arranger for the Acquisition Bridge Facility.

“Acquisition Debt” shall mean any Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries that has been incurred or issued for the purpose of financing, in whole or in part, an acquisition and any related transactions or series of related transactions (including for the purpose of refinancing or replacing all or a portion of any related bridge facilities or any pre-existing Indebtedness of the Person(s) or assets to be acquired); provided that either (a)(i) the release of the proceeds thereof to the Parent Borrower and its Restricted Subsidiaries is contingent upon the consummation of such acquisition and, pending such release, such proceeds are held pursuant to an escrow or similar arrangement and (ii) if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such acquisition terminates or is terminated prior to the consummation of such acquisition or if such acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness (as may be extended pursuant to the terms of such documentation), such proceeds shall be promptly applied to satisfy and discharge all obligations of the Parent Borrower and its Restricted Subsidiaries in respect of such Indebtedness or (b)(i) such Indebtedness contains a “special mandatory redemption” provision (or other similar provision) or otherwise permits such Indebtedness to be redeemed or prepaid if such acquisition is not consummated by the date specified in the definitive documentation relating to such Indebtedness and (ii) if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such acquisition terminates or is terminated prior to the consummation of such acquisition or such acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness (as may be extended pursuant to the terms of such documentation), such Indebtedness is so redeemed or prepaid within 90 days of such termination or such specified date, as the case may be.

“Action” shall have the meaning specified in Section 9.5(c).

“Administrative Agent” shall mean Citibank, N.A. in its capacity as the administrative agent for the Lenders under this Agreement, and any successor thereto pursuant to Article VII.

“Administrative Agent Fee Letter” shall mean the Fee Letter with respect to this Agreement, by and between the Parent Borrower and the Administrative Agent dated as of April 7, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Administrative Agent’s Fees” shall have the meaning assigned to such term in Section 2.9(d).

“Administrative Agent’s Office” shall mean Citibank, N.A., One Penns Way, New Castle, DE 19720, Attention Lending Agency.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A hereto.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, is under common control with or is controlled by such Person. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). Notwithstanding the foregoing, (a) no individual shall be deemed to be an Affiliate of any Borrower solely by reason of his or her being an officer, director or employee of such Borrower or any of its Subsidiaries and (b) none of Viacom International Inc. (or its successor), Paramount Global, Skydance Media, LLC, a California limited liability company, any Borrower or any of their Subsidiaries shall be deemed to be Affiliates of each other, unless expressly stated to the contrary.

“Agents” shall mean the collective reference to the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Documentation Agents and the Syndication Agent.

“Aggregate LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time and (b) the aggregate amount which has been drawn under Letters of Credit but for which the applicable Issuing Lender or the Revolving Credit Lenders, as the case may be, have not been reimbursed by the relevant Borrower at such time.

“Agreement” shall mean this Credit Agreement, as further amended, amended and restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day (or, if such day is not a Business Day, the immediately preceding Business Day), (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Term SOFR Rate for a one-month Interest Period in effect on such day (or, if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%; provided that if the Alternate Base Rate as so determined would be less than 1.00%, such rate shall be deemed to be equal to 1.00% for the purposes of this Agreement. For purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective. For purposes of clause (c) above, the Term SOFR Rate on any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.12, the Alternate Base Rate shall be the greater of the rates referred to in clause (a) and (b) above and shall be determined without reference to clause (c) above. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective on the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively.

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 and all other similar laws, rules, and regulations of any jurisdiction applicable to the Parent Borrower or any of its Restricted Subsidiaries concerning or relating to bribery or corruption.

“Apollo” shall mean, collectively, Apollo Global Funding, LLC, Apollo Capital Management, L.P., on behalf of one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by it or its affiliates.

“Applicable Commitment Fee Rate” shall mean, (a) with respect to any date prior to the Closing Date, 0.175% and (b) with respect to any date on or following the Closing Date, the “Applicable Commitment Fee Rate” on such date as determined in accordance with the Pricing Grid.

“Applicable Law” shall mean, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable LC Fee Rate” shall mean on any day (a) with respect to any Financial Letter of Credit, a rate per annum equal to the Applicable Margin applicable to Term Benchmark Loans in accordance with the Pricing Grid and (b) with respect to any Non-Financial Letter of Credit, a rate per annum equal to 50% of the rate determined under the preceding clause (a).

“Applicable Margin” shall mean, as of any date, (a) with respect to any Term Benchmark Loan, RFR Loan or ABR Loan under the Pro Rata Facilities, the applicable rate per annum in accordance with the Pricing Grid set forth in Annex I hereto (the “Pricing Grid”) and (b) with respect to any Incremental Loans, the rate per annum set forth in the Incremental Amendment establishing such Incremental Loans.

“Appropriate Lender” shall mean, at any time, with respect to Loans of any Class, the Lenders of such Class.

“ASC” shall mean the Financial Accounting Standards Board Accounting Standards Codification.

“Asset Sale Prepayment Percentage” shall mean,

(a)            100%, if the Parent Borrower’s First Lien Net Leverage Ratio at the end of the most recently ended Test Period equals or exceeds the Closing Date First Lien Net Leverage Ratio less 0.50 to 1.00;

(b)            50%, if such First Lien Net Leverage Ratio is less than the Closing Date First Lien Net Leverage Ratio less 0.50 to 1.00 but equals or exceeds the Closing Date First Lien Net Leverage Ratio less 1.00 to 1.00; and

(c)             0%, if such First Lien Net Leverage Ratio is less than the Closing Date First Lien Net Leverage Ratio less 1.00 to 1.00.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit B hereto.

“Assuming Lender” shall have the meaning assigned to such term in Section 2.27(f).

“Attorney Costs” shall mean all reasonable and documented fees, expenses, charges and disbursements of any law firm or other external legal counsel, which fees, expenses, charges and disbursements shall be documented in reasonable detail such that the Parent Borrower can determine that such fees, expenses, charges and disbursements relate to the activities with respect to which reimbursement or indemnification is required hereunder.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as the same may be amended from time to time.

“Bankruptcy Event” shall mean, with respect to any Person, that such Person becomes the subject of a proceeding under any Debtor Relief Laws, or has otherwise had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any control of or ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof so long as such control of or ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Plan” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement or similar dispositive restructuring plan proposed in or in connection with any proceeding under any Debtor Relief Law.

“Benchmark Transition Event” shall have the meaning assigned to such term in Section 2.12(b).

“Beneficial Owner” shall mean a beneficial owner as defined in Rules 13d-3 and 13d-5 under the Exchange Act and the term “beneficially own” has meanings correlative to the foregoing.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrowers” shall mean, collectively, Parent Borrower and each Subsidiary Borrower.

“Borrowing” shall mean the borrowing of the same type of Loan pursuant to a single Class by any Borrower from all the Lenders having Commitments with respect to such Class on a given date (or resulting from a conversion or conversions on such date), having, in the case of Term Benchmark Loans, the same Interest Period.

“Borrowing Minimum” shall mean (a) in the case of a borrowing denominated in Dollars, $10,000,000, (b) in the case of a borrowing denominated in Euros, €5,000,000, (c) in the case of a borrowing denominated in Sterling, £5,000,000, and (d) in the case of a borrowing denominated in Yen, ¥500,000,000.

“Borrowing Multiple” shall mean (a) in the case of a borrowing denominated in Dollars, $1,000,000, (b) in the case of a borrowing denominated in Euros, €1,000,000, (c) in the case of a borrowing denominated in Sterling, £1,000,000, and (d) in the case of a borrowing denominated in Yen, ¥100,000,000.

“Borrowing Request” shall mean a notice of Borrowing made pursuant to Section 2.4, which shall be substantially in the form of Exhibit C-1 hereto.

“Business Day” shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided that, (a) in relation to Revolving Credit Loans denominated in Sterling, any day (other than a Saturday or a Sunday) on which banks are open for business in London, (b) (i) in relation to Revolving Credit Loans denominated in Yen and (ii) in relation to the calculation or computation of TIBOR, in each case any day (other than a Saturday or a Sunday) on which banks are open for business in Japan, (c) (i) in relation to Revolving Credit Loans denominated in Euros and (ii) in relation to the calculation or computation of EURIBOR, in each case any day which is a TARGET Day, (d) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable currency of such RFR Loan, any such day that is only an RFR Business Day and (e) in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Parent Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Parent Borrower and the Restricted Subsidiaries.

“Capital Lease Obligations” of any Person shall mean, subject to Section 1.2(b), the obligations of such Person to pay rent or other amounts under any Capitalized Lease, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Capitalized Leases” shall mean all capital or finance leases that have been or are required to be, in accordance with GAAP recorded as capitalized leases; provided that unless the Parent Borrower elects otherwise, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions (including the definition of Indebtedness), calculations and deliverables under this Agreement or any other Loan Document (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU or otherwise (on a prospective or retroactive basis or otherwise) to be treated as or to be recharacterized as capital lease obligations or otherwise accounted for as liabilities in financial statements.

“Captive Insurance Subsidiary” shall mean any Subsidiary of the Parent Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateral” shall have a meaning correlative to the meaning of “Cash Collateralize” and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateral Account” shall mean an account held at, and subject to the sole dominion and control of, the Collateral Agent.

“Cash Collateralize” shall mean, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent, the Swingline Lender or the applicable Issuing Lender, as applicable (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents” shall mean any of the following types of investments, to the extent owned by any Borrower or any Restricted Subsidiary:

(a)             all cash, including Dollars, Euros, Sterling, Canadian dollars, Yen, and each Foreign Currency;

(b)             such other currencies held by any Borrower or any Restricted Subsidiary from time to time in the ordinary course of business;

(c)             (i) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (A) the United States, (B) the United Kingdom or (C) any member nation of the European Union, in each case, rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, having average maturities of not more than 24 months from the date of acquisition thereof and (ii) securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(d)            (i) time deposits or demand deposits with, or certificates of deposit or bankers’ acceptances of, any bank, credit union or other financial institution (A) that is a Lender (or Affiliate thereof) or (B) that has combined capital and surplus of at least (1) $250,000,000 in the case of U.S. banks, credit unions or other financial institutions and (2) $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks, credit unions or other financial institutions, or (C) that is otherwise in compliance with any and all applicable statutorily mandated capital requirements applicable to it (any such bank, credit union or other financial institution meeting the requirements of clause (A), (B) or (C) above being an “Approved Bank”), or (D) to the extent entitled to the benefit of deposit insurance, including deposit insurance provided by the Federal Deposit Insurance Corporation and (ii) any securities entitlements in respect of any of the foregoing;

(e)             repurchase agreements and repurchase obligations for underlying securities of the types described in clauses (c) and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above for an Approved Bank;

(f)             (i) commercial paper and variable or fixed rate notes issued by a Lender (or Affiliate thereof) or an Approved Bank, or in each case, by a parent company thereof, or (ii) any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case (i) and (ii), with average maturities of not more than 24 months from the date of acquisition thereof;

(g)            marketable short-term money market and similar highly liquid funds either (i) having assets in excess of (A) $250,000,000 in the case of U.S. banks, U.S. credit unions or other U.S. financial institutions or (B) $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks, non-U.S. credit unions or other non-U.S. financial institutions, (ii) having a rating of at least P-2 or A-2 from Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) or (iii) with a Lender (or Affiliate thereof) or Approved Bank;

(h)            investments with average maturities of 24 months or less from the date of acquisition in mutual funds rated A (or the equivalent thereof) or better by S&P or A2 (or the equivalent thereof) or better by Moody’s;

(i)              instruments equivalent to those referred to in clauses (a) through (h) above denominated in Euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

(j)              investment funds (including money market funds) investing substantially all of their assets in securities of the types described in clauses (a) through (h) above or that are entitled to the benefit of (and to the extent covered by) deposit insurance provided by the Federal Deposit Insurance Corporation or otherwise; and

(k)            solely with respect to any Captive Insurance Subsidiary, any investment that a Captive Insurance Subsidiary is not prohibited to make in accordance with Applicable Law.

In the case of investments by any Foreign Subsidiary that is a Restricted Subsidiary or investments made in a jurisdiction outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (k) above in foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (k) above and in this paragraph. Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) or (b) above; provided that such amounts, except amounts used to pay obligations of any Borrower or any Restricted Subsidiary denominated in any currency other than Dollars or a Foreign Currency in the ordinary course of business, are converted into Dollars or a Foreign Currency as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Agreement” shall mean any agreement or arrangement governing Cash Management Obligations.

“Cash Management Bank” shall mean:

(a)            any Person listed on Schedule 1.2(a);

(b)            any Person that is (or becomes) an Agent, a Lender or a Joint Lead Arranger or an Affiliate of any of the foregoing, either (i) on the Closing Date, (ii) at the time it initially provides any Cash Management Services, (iii) within 90 days after the date it initially provides any Cash Management Services, or (iv) at the time that a Person to whom the Cash Management Services are provided is merged with the Parent Borrower or becomes or is merged with a Restricted Subsidiary, in each case in this clause (b) whether or not such Person subsequently ceases to be an Agent, a Lender or a Joint Lead Arranger or an Affiliate of any of the foregoing; or

(c)            any Person (i) whose long-term senior unsecured debt rating is A/A2 by S&P or Moody’s (or their equivalent) or higher at the time it initially provides any Cash Management Services or (ii) that has been approved in writing by the Administrative Agent and, in each case in this clause (c), (A) such Person shall have been designated by the Parent Borrower in writing to the Administrative Agent as a “Cash Management Bank” for purposes of this Agreement and the other Loan Documents and (B) such Person shall have appointed the Administrative Agent and the Collateral Agent as its agents under the applicable Loan Documents and agreed to be bound by the provisions of Article VII as a Cash Management Bank pursuant to a writing reasonably satisfactory to the Parent Borrower and the Administrative Agent.

“Cash Management Obligations” shall mean obligations owed by the Parent Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of or in connection with any Cash Management Services and designated by the Cash Management Bank and the Parent Borrower in writing to the Administrative Agent as “Cash Management Obligations”.

“Cash Management Services” shall mean (i) any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements and (ii) any arrangements relating to bilateral letters of credit (including standby and documentary letters of credit, other than any Letters of Credit) provided to the Parent Borrower or any Restricted Subsidiary by a Cash Management Bank described in clause (b) of the definition thereof.

“Causes of Action” shall mean any and all claims, actions, causes of action, choses in action, suits, debts, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, remedies, rights of set-off, third party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, cross-claims, whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, whether direct, indirect, derivative, or otherwise, whether arising before, on, or after the Closing Date, in contract or in tort, in law (whether local, state, or federal U.S. or non-U.S. law) or in equity, or pursuant to any other theory of local, state, or federal U.S. or non-U.S. law. For the avoidance of doubt, “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, fraudulent transfer or fraudulent conveyance or voidable transaction law, violation of local. state, or federal or non-U.S. law or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) any claim pursuant to Section 362 or chapter 5 of the Bankruptcy Code or similar Debtor Relief Law; (d) any claim or defense including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code or similar Debtor Relief Law; (e) any state or foreign law pertaining to actual or constructive fraudulent transfer, fraudulent conveyance, or similar claim; and (f) any “lender liability” or equitable subordination claims or defenses.

“CBR Loan” shall mean a Revolving Credit Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” shall mean the Applicable Margin applicable to such Revolving Credit Loan that is replaced by a CBR Loan.

“Central Bank Rate” shall mean, the greater of (A) (i) for any Revolving Credit Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euros, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the participating member states of the European Monetary Union, as published by the European Central Bank (or any successor thereto) from time to time, and (c) Yen, the “short-term prime rate” as publicly announced by the Bank of Japan (or any successor thereto) from time to time plus (ii) the applicable Central Bank Rate Adjustment and (B) 0.00%.

“Central Bank Rate Adjustment” shall mean, for any day, for any Revolving Credit Loan denominated in (a) Euros, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Daily Simple RFR for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest such Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period and (c) Yen, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the TIBOR Rate for the five most recent Business Days preceding such day for which the TIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest TIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Yen in effect on the last Business Day in such period. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) each of the EURIBOR Rate and the TIBOR Rate on any day shall be based on the EURIBOR Screen Rate or the TIBOR Screen Rate, as applicable, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Foreign Currency for a maturity of one month.

“Certain Funds Provisions” shall mean, with respect to the satisfaction of any condition set forth in Section 4.2, that:

(a)             the only representations and warranties the accuracy of which will be a condition to the initial availability of the Pro Rata Facilities on the Closing Date will be, (i) the Acquisition Agreement Representations and (ii) the Specified Representations; provided, (i) that a failure of an Acquisition Agreement Representation to be accurate will not result in a failure of a condition set forth in Section 4.2, unless such failure results in a failure of a condition precedent to the Parent Borrower’s obligation to consummate the Acquisition pursuant to the terms of the Acquisition Agreement or such failure gives the Parent Borrower the right (taking into account any notice and cure provisions) to terminate its obligation to consummate the Acquisition pursuant to the terms of the Acquisition Agreement; and (ii) the only representations and warranties made on the Closing Date the inaccuracy of which could result in a default or event of default under the Pro Rata Facilities are the Specified Representations;

(b)            the terms of the Loan Documents contain no conditions to the initial funding of (or provision of commitments under) the Pro Rata Facilities other than the conditions set forth in Section 4.2, and in any event will be in a form such that they do not impair the availability of the Pro Rata Facilities on the Closing Date if such conditions are satisfied (or waived in accordance with Section 9.8); it being understood that, (i) the attachment and perfection of any lien on Collateral (other than (A) Collateral consisting of personal property in which a valid lien may be created pursuant to Article 9 of the New York UCC and (B) Collateral consisting of certificated equity interests of the Parent Borrower’s domestic Material Subsidiaries that are also Wholly Owned Subsidiaries, if any, to which a security interest can be perfected by the delivery of such certificates (to the extent required under the terms of the Security Agreement) (provided that, with respect to the Target and its Material Subsidiaries on the Closing Date, any such certificates not delivered on the Closing Date shall be delivered thereafter within ten (10) business days following the Closing Date) securing the Pro Rata Facilities is not a condition precedent to the availability of any Pro Rata Facility, will not affect the size of any Pro Rata Facility and the failure of any lien on the Collateral to attach or be perfected on the Closing Date will not result in a default or event of default under any Pro Rata Facility, and (ii) if any lien on Collateral securing a secured Pro Rata Facility does not attach or become perfected on the Closing Date after the Parent Borrower’s use of commercially reasonable efforts to do so, such attachment or such perfection will not constitute a condition precedent to the availability of any Pro Rata Facility and will not affect the size of any Pro Rata Facility and will not result in a default or event of default under any Pro Rata Facility, but will be required within ninety (90) days after the Closing Date (or such later date as mutually agreed by the Collateral Agent and the Parent Borrower acting reasonably);

(c)             there are no conditions (implied or otherwise) to the commitments and agreements hereunder (including compliance with the terms of the Loan Documents), other than the conditions set forth in Section 4.2, and upon satisfaction (or waiver by the Joint Lead Arrangers) of such conditions, the Administrative Agent, the Collateral Agent, each Lender and each other party thereto will execute and deliver the Loan Document to which it is a party and the initial funding under the Pro Rata Facilities will occur; and

(d)            the execution and delivery by the Target Loan Parties of the Loan Documents to which it is required to be a party on the Closing Date shall be accomplished under escrow arrangements pursuant to which the Target Loan Parties’ signature pages are provided to the Administrative Agent or Collateral Agent, as applicable, for each Pro Rata Facility before (or coincident with) the time the Acquisition is consummated in accordance with the Acquisition Agreement (the “Acquisition Effective Time”), and such signature pages (and the Loan Documents and related deliverables to which the Target Loan Parties are parties) are automatically released from escrow to such Agent concurrently with the Acquisition Effective Time and the adoption of related authorizing resolutions. The Target Loan Parties’ signature pages may be executed by individuals that will be officers and/or directors of a Target Loan Parties upon consummation of the Acquisition, whether or not such individuals are officers and/or directors of such entities prior to the consummation of the Acquisition so long as such individuals are authorized in such capacity at the time such signature pages are released from the applicable escrow arrangements.

“Change of Control” shall mean the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all properties and assets of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, to any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act) other than another Loan Party or any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Parent Borrower, or directly or indirectly controlled by the Permitted Holders; or

(2) that any Person (other than a Permitted Holder) or Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becoming the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, more than fifty percent (50%) of the Voting Capital Stock of the Parent Borrower (or Newco or a successor to the Parent Borrower or Newco, if applicable) and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of the Parent Borrower (or Newco or a successor to the Parent Borrower or Newco, if applicable) beneficially owned (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate by the Permitted Holders; provided that for the purposes of this definition only, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided further that in no event shall any transaction or any series of related transactions be deemed to constitute an Event of Default or constitute a “Change of Control” so long as, upon the consummation of such transaction or such series of related transactions, the Permitted Holders either (i) are or become the Beneficial Owners, directly or indirectly, of more than 50% of the Voting Capital Stock of the Parent Borrower or a NewCo (or a successor to either such entity), as applicable, or (ii) have the ability to nominate directors to the board of directors of the Parent Borrower or such NewCo (or a successor to either such entity), as applicable, who collectively hold a majority of the voting power of the entire board of directors of the Parent Borrower or such NewCo (or such successor), as applicable.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Term A-1 Loans, Term A-2 Loans, Incremental Revolving Loans, Incremental Term Loans or Swingline Loans.

“Clean-Up Period” shall have the meaning assigned to such term in Section 6.3.

“Closing Date” shall mean the first date on which all of the conditions precedent in Section 4.2 are satisfied or waived in accordance with Section 9.8.

“Closing Date Consolidated Total Net Leverage Ratio” shall mean the Consolidated Total Net Leverage Ratio on the Closing Date on a Pro Forma Basis for the Transactions determined by the Parent Borrower in good faith on the Closing Date.

“Closing Date Deadline” shall mean, the earlier of (i) the date the Parent Borrower notifies the Administrative Agent in writing that the Acquisition Agreement is terminated and (ii) the date that is five (5) Business Days after the Warrior Outside Date.

“Closing Date First Lien Net Leverage Ratio” shall mean the First Lien Net Leverage Ratio on the Closing Date on a Pro Forma Basis for the Transactions determined by the Parent Borrower in good faith on the Closing Date.

“Closing Date Metric” shall mean, with respect to any amount based upon TTM Consolidated Adjusted EBITDA or Consolidated Tangible Assets, an amount equal to the equivalent amount of such metric on a Pro Forma Basis for the Transactions determined by the Parent Borrower in good faith on the Closing Date; for example, a basket equal to the greater of $5,000,000,000 and a Closing Date Metric percentage of TTM Consolidated Adjusted EBITDA shall be modified on the Closing Date to be equal to the greater of $5,000,000,000 and 50% of TTM Consolidated Adjusted EBITDA if TTM Consolidated Adjusted EBITDA on the Closing Date was $10,000,000,000.

“Closing Date Refinancings” shall mean (a) the repayment in full of all indebtedness and termination of all commitments under the Parent Borrower’s Existing Credit Agreement and (b) the repayment in full of all indebtedness and termination of all commitments under that certain Credit Agreement, dated as of October 4, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Target, the guarantors party thereto from time to time, Bank of America, N.A., as administrative agent, and each lender from time to time party thereto, and providing for the release of all guarantees thereunder and termination of all instruments with respect thereto.

“Closing Date Term A Loans” shall mean, collectively, the Term A-1 Loans and the Term A-2 Loans.

“CME Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Collateral” shall mean all of the “Collateral” (or equivalent term) as defined in any Collateral Document and all other property that is subject or purported to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Collateral Document, but in any event excluding all Excluded Property, and with respect to Paramount Global, the aggregate value of assets and property of Paramount Global that constitute Collateral and all of its assets and property that are subject or purported to be subject to any Lien securing any Permitted Secured Debt shall be limited, automatically and without further action by any Person, such that such aggregate value does not exceed the Paramount Global Property Cap, as such Paramount Global Property Cap may be amended pursuant to clauses (i) and (ii) of the proviso to the definition thereof.

“Collateral Agent” shall mean Citibank, N.A., acting through such of its Affiliates or branches as it may designate, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent appointed pursuant to the Security Agreement.

“Collateral Documents” shall mean, collectively, the Security Agreement, each Intellectual Property Security Agreement, each of the collateral assignments, Security Agreement Supplements, Intellectual Property Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent pursuant to Section 5.4, Section 5.5 or Section 5.15, as applicable, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collective Rights and Remedies” shall have the meaning assigned to such term in Section 9.27(c)(i)(A).

“Commitment” shall mean, with respect to each Lender, a Revolving Credit Commitment, a Term A Loan Commitment, an Incremental Revolving Commitment, an Incremental Term Loan Commitment or any combination thereof, as the context requires.

“Commitment Fees” shall mean all fees payable pursuant to Section 2.9(a).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Person” shall mean any future, current or former officer, director, manager, member, member of management, employee, consultant or independent contractor of any Borrower, any Subsidiary of any Borrower, any Sponsor or any Parent Entity.

“Compliance Certificate” shall have the meaning assigned to such term in Section 5.1(g).

“Confidential Information” shall have the meaning assigned to such term in Section 9.15(a).

“Confidentiality Agreement” shall mean a confidentiality agreement substantially in the form of Exhibit D hereto, with such changes as the Parent Borrower may approve.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” shall mean, with respect to Parent Borrower and its Restricted Subsidiaries for any period, operating profit (loss), plus other income (loss), plus interest income, plus depreciation and amortization (including amortization arising from purchase accounting adjustments under ASC 805, but excluding amortization related to programming rights, prepublication costs, videocassettes and DVDs), excluding:

(a)             gains (losses) on sales of assets (except (i) gains (losses) on sales of inventory sold in the ordinary course of business and (ii) gains (losses) on sales of other assets if such gains (losses) are less than $15,000,000 individually and less than $75,000,000 in the aggregate during such period, net of transaction costs);

(b)            other non-cash items (including (i) provisions for losses and additions to valuation allowances, (ii) provisions for restructuring, litigation, regulatory, compliance or investigation matters and environmental reserves and losses on the Disposition of businesses, (iii) pension settlement charges, (iv) non-cash charges associated with grants of stock options, employee stock purchase plans and other equity-based compensation awards to employees and directors, in each case expensed in accordance with ASC 718, (v) impairment charges and write-downs, including content and goodwill impairments, (vi) fair value, mark-to-market and similar non-cash accounting adjustments (including in respect of contingent consideration) and (vii) non-cash lease expense attributable to right-of-use assets under ASC 842), in each case regardless of whether such items may recur or represent future cash expenditures;

(c)             expenses incurred in connection with acquisitions, Dispositions or merger transactions (including integration costs, content rationalization costs, financing fees, amendment and waiver fees and expenses relating to transactions that are not consummated), whether or not accounted for under ASC 805;

(d)             cash items associated with provisions for restructuring or other business optimization programs, regulatory, compliance or investigation matters, litigation (including settlements, judgments and defense costs), environmental reserves and losses on the Disposition of businesses;

(e)             the operating profit (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting; provided that the income of such Person shall be included to the extent of the amount of dividends or similar distributions paid or declared in cash (or converted to cash) to the Parent Borrower or a Restricted Subsidiary, and provided further that losses of any Unrestricted Subsidiary shall not be deducted;

(f)             the amount of pro forma “run-rate” cost savings, operating expense reductions, operational improvements, business optimization, restructurings, and synergies (including costs to achieve such cost savings, operating expense reductions and synergies) related to the Transactions, net of the amount of actual benefits realized during such period, calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, operational improvements, business optimization, restructurings, and synergies had been realized on the first day of such period and during the entirety of such period; and

(g)            the amount of pro forma “run-rate” cost savings, operating expense reductions, operational improvements, business optimization, restructurings, and synergies (including costs to achieve such cost savings, operating expense reductions and synergies) related to business combinations, acquisitions, mergers or investments of the Parent Borrower that are reasonably identifiable, factually supportable and projected by the Parent Borrower in good faith to be realized within twenty-four (24) months after such transaction or initiative is consummated or implemented, net of the amount of actual benefits realized during such period, calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, operational improvements, business optimization, restructurings, and synergies had been realized on the first day of such period and during the entirety of such period; provided that costs to achieve shall not be subject to the cap set forth below and the aggregate amount added back pursuant to this clause (g) (excluding costs to achieve) shall not exceed twenty five percent (25%) of Consolidated Adjusted EBITDA for such period (calculated after giving effect to such adjustments).

All determinations of Consolidated Adjusted EBITDA shall be made by the Parent Borrower in good faith and shall be conclusive absent manifest error. No item shall be added back more than once in the calculation of Consolidated Adjusted EBITDA.

“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate principal amount of third party Indebtedness of the Parent Borrower and its Restricted Subsidiaries determined on a consolidated basis that would be reflected on a consolidated balance sheet as at such date prepared in accordance with GAAP consisting of Indebtedness of the type set forth in, without duplication, clauses (a)(i), (ii), (iii), (iv) and (vi) of the definition thereof, as well as, without duplication, Indebtedness of the type set forth in clause (b) of the definition thereof (but, in the case of clause (b), only to the extent such guarantee is reflected as a liability on the consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries in accordance with GAAP) to the extent applicable to Indebtedness of the type set forth in clauses (a)(i), (ii), (iii), (iv) and (vi) of the definition thereof; provided that Consolidated Indebtedness will not include Indebtedness in respect of (a) any Defeased Debt, (b) any letter of credit, except to the extent of unreimbursed obligations in respect of drawn letters of credit (provided that any unreimbursed amount under letters of credit will not be counted as Consolidated Indebtedness until three Business Days after such amount is drawn), and (c) Indebtedness to the extent it has been cash collateralized or with respect to which the Parent Borrower or a Restricted Subsidiary is obligated only as a surety or guarantor; provided further, at any time after the definitive agreement for any acquisition shall have been executed (or, in the case of an acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such acquisition (or termination of the definitive documentation in respect thereof), any Acquisition Debt (and the proceeds of such Acquisition Debt) shall be excluded from the definition of Consolidated Total Net Leverage Ratio and the First Lien Net Leverage Ratio and the Consolidated Interest Expense attributable to such Acquisition Debt (including any interest income attributable to the proceeds of such Acquisition Debt) shall be excluded from the definition of Consolidated Interest Expense.

“Consolidated Interest Expense” shall mean, for any Test Period, the sum of:

(a)            cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of the Parent Borrower and the Restricted Subsidiaries with respect to all outstanding Indebtedness of the Parent Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, plus

(b)            non-cash interest expense resulting solely from the amortization of OID from the issuance of Indebtedness of the Parent Borrower and the Restricted Subsidiaries (excluding Indebtedness borrowed under this Agreement in connection with and to finance the Transactions) at less than par, plus

(c)            pay-in-kind interest expense of the Parent Borrower and the Restricted Subsidiaries payable pursuant to the terms of the agreements governing such debt for borrowed money;

but excluding, (i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than referred to in clause (b) above (including as a result of the effects of acquisition method accounting or pushdown accounting), (ii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (iii) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (iv) commissions, discounts, yield, make whole premium and other fees and charges (including any interest expense) incurred in connection with any Permitted Securitization Financing or other receivables financing, (v) any “additional interest” owing pursuant to a registration rights agreement with respect to any securities, (vi) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions, (vii) penalties and interest relating to taxes, (viii) accretion or accrual of discounted liabilities not constituting Indebtedness, (ix) interest expense attributable to a direct or indirect Parent Entity resulting from push-down accounting, (x) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (xi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any acquisition or other investment, all as calculated on a consolidated basis in accordance with GAAP, and (xii) any interest expense attributable to Defeased Debt. Consolidated Interest Expense shall be determined after giving effect to any net payments made or received by the Parent Borrower and its Restricted Subsidiaries in respect of Hedge Agreements relating to interest rate protection.

“Consolidated Revenues” shall mean, the consolidated total revenues of any Person for any specified period determined on a consolidated basis in accordance with GAAP as set forth on in the most recent financial statements delivered pursuant to Sections 5.1(a) or (b).

“Consolidated Subsidiary” shall mean, as to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be consolidated with the financial statements of such Person in accordance with GAAP.

“Consolidated Tangible Assets” shall mean, as of the date of any determination, the assets of any Person on a consolidated basis, less goodwill and other intangible assets, as set forth on in the most recent financial statements delivered pursuant to Sections 5.1(a) or (b).

“Consolidated Total Assets” shall mean, as of the date of any determination, the assets of any Person on a consolidated basis as set forth on in the most recent financial statements delivered pursuant to Sections 5.1(a) or (b).

“Consolidated Total Net Leverage Ratio” shall mean, as of the last day of each fiscal quarter, the ratio of (a)(i) Consolidated Indebtedness of the Parent Borrower and its Restricted Subsidiaries on such date minus (ii) the aggregate amount of Unrestricted Cash as of such date to (b) TTM Consolidated Adjusted EBITDA.

“Consolidating Financial Statement Exception” shall mean and shall apply if the Consolidated Total Assets and the TTM Consolidated Adjusted EBITDA of the Parent Borrower or Parent Entity with respect to which consolidated financial statements are being delivered do not differ from the Consolidated Total Assets and the TTM Consolidated Adjusted EBITDA, respectively, of the Parent Borrower and its Restricted Subsidiaries by more than 2.50%.

“Controlled Foreign Subsidiary” shall mean any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Corporate Family Rating” shall mean the corporate family rating applicable to the Parent Borrower, as assigned by any Rating Agency as of any date of determination.

“Covered Entity” shall mean any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Agreement Refinancing Indebtedness” shall mean Indebtedness of the Parent Borrower or any Restricted Subsidiary in the form of term loans, notes or revolving commitments; provided that, except as may be agreed by the Required Lenders:

(a)            such Indebtedness is incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness), in exchange for, or to extend, renew, replace or refinance, in whole or in part, Indebtedness that is Term Loans, Revolving Credit Commitments or other Credit Agreement Refinancing Indebtedness (together, “Refinanced Debt”);

(b)            the aggregate principal amount of such Indebtedness on the date such Indebtedness is incurred (or commitments with respect thereto are made) does not exceed the aggregate principal amount of the Refinanced Debt being exchanged, extended, renewed, replaced or refinanced, plus (i) unpaid, accrued or capitalized interest, penalties, premiums (including tender premiums) and other amounts payable with respect to the Refinanced Debt and (ii) underwriting discounts, fees, commissions, costs, expenses and other amounts payable in connection with such Credit Agreement Refinancing Indebtedness;

(c)            (i) the scheduled final maturity date of such Indebtedness is no earlier than the scheduled final maturity date of the Refinanced Debt and (ii) the Weighted Average Life to Maturity of such Indebtedness (other than a revolving facility) is no shorter than the remaining Weighted Average Life to Maturity of the Refinanced Debt; provided that this clause (c) shall not apply to the incurrence of any Credit Agreement Refinancing Indebtedness pursuant to the Inside Maturity Exception;

(d)            any mandatory prepayment of such Indebtedness (other than a revolving facility) may participate on a pro rata basis or a less-than-pro-rata basis (but not on a greater-than-pro-rata basis) in any mandatory repayments required to be made on any portion of the Refinanced Debt that remains outstanding pursuant to its terms, it being agreed that (A) repayment of such Indebtedness at maturity is permitted and (B) any greater-than-pro-rata repayment of such Indebtedness is permitted with the proceeds of a Permitted Refinancing thereof; and

(e)            (i) to the extent secured by a Lien on property or assets of the Parent Borrower or any Restricted Subsidiary, such Indebtedness shall not be secured by any Lien on any asset of such Person that does not also secure the Refinanced Debt, except for (A) customary cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender, (B) Liens on property or assets applicable only to periods after the Latest Maturity Date of the Term Loans or Revolving Credit Loans, as applicable, at the time of incurrence, and (C) Liens on property or assets to the extent a Lien on such property or asset is also added for the benefit of the Lenders holding any Refinanced Debt that remains outstanding for so long as such Liens secure such Indebtedness; and (ii) to the extent guaranteed by the Parent Borrower or any Restricted Subsidiary, such Indebtedness is not guaranteed by any Person that is not (or is not required to be) a Loan Party, except for (A) guarantees by Persons applicable only to periods after the Latest Maturity Date of the Term Loans or Revolving Credit Loans, as applicable, at the time of incurrence and (B) guarantees by any Person that also guarantees any Refinanced Debt that remains outstanding for so long as such Person guarantees such Indebtedness.

Credit Agreement Refinancing Indebtedness (i) may rank pari passu with or junior in right of payment to any Class of Term Loans and the initial Revolving Credit Commitments; provided that no Refinanced Debt that is junior in right of payment to any Class of Term Loans and the initial Revolving Credit Commitments shall be refinanced with Credit Agreement Refinancing Indebtedness that is pari passu in right of payment to any Class of Term Loans and the initial Revolving Credit Commitments and (ii) may be Pari Passu Lien Debt, Junior Lien Debt or unsecured Indebtedness; provided that no Refinanced Debt that is Junior Lien Debt or unsecured Indebtedness shall be refinanced with Credit Agreement Refinancing Indebtedness that is Pari Passu Lien Debt; provided further than any Credit Agreement Refinancing Indebtedness that is Pari Passu Lien Debt or Junior Lien Debt shall be subject to an Equal Priority Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable. Credit Agreement Refinancing Indebtedness shall be deemed to include any Registered Equivalent Notes issued in exchange therefor.

“Credit Event” shall mean the making of any Loan or the issuance of any Letter of Credit hereunder (including the designation of a Designated Letter of Credit as a “Letter of Credit” hereunder). It is understood that conversions and continuations pursuant to Section 2.8 do not constitute “Credit Events”.

“Cure Expiration Date” shall have the meaning assigned to such term in Section 5.14(c).

“Customary Bridge Loans” shall mean customary bridge loans or other similar arrangements with a maturity date of not longer than one year which provide for an automatic extension of the maturity date thereof to a date no earlier than the Latest Term A Loan Maturity Date, subject to customary conditions or the exchange or replacement thereof with other Indebtedness; provided that (a) the Weighted Average Life to Maturity of any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans is not shorter than the Weighted Average Life to Maturity of any Class of the then-existing Term A Loans and (b) the final maturity date of any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans is no earlier than the Latest Term A Loan Maturity Date on the date of the incurrence thereof.

“Customary Intercreditor Agreement” shall mean an intercreditor agreement that is in form and substance reasonably acceptable to the Parent Borrower and the Administrative Agent that the Parent Borrower has determined contains customary terms, which agreement shall provide that the Liens on the Collateral securing such Indebtedness rank equal or junior in priority to the Liens on the Collateral securing the Obligations (as applicable), which intercreditor agreement shall be posted to the Lenders not less than five Business Days before the execution thereof and, if the Required Lenders shall not have objected in writing to the Parent Borrower’s determination that the terms of such intercreditor agreement are customary within such five Business Day period, then the Required Lenders shall be deemed to have agreed that the terms thereof are customary and to have consented to such intercreditor agreement and to the Collateral Agents’ execution thereof.

“Daily Simple RFR” shall mean, for any day (an “RFR Interest Day”), an interest rate per annum equal to the greater of (a) the sum of (i) SONIA for the day that is 5 Business Days prior to (i) if such RFR Interest Day is a Business Day, such RFR Interest Day or (ii) if such RFR Interest Day is not a Business Day, the Business Day immediately preceding such RFR Interest Day, plus (ii) 0.0326% per annum, and (b) 0.00%. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Parent Borrower.

“Debt Representative” shall mean, with respect to any series of Indebtedness secured by a Lien that is subject to an Intercreditor Agreement, or is subordinated in right of payment to all or any part of the Obligations, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or, in the case of clause (iii), such payment is the subject of a good faith dispute, (b) has notified any Borrower, the Administrative Agent or any Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied) or under other agreements generally in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or a Lender acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the receipt by the Administrative Agent or the requesting Lender, as applicable, of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or the parent company or bank of such Lender has, become the subject of a Bankruptcy Event or a Bail-In Action.

“Defeased Debt” shall mean Indebtedness that has been defeased, satisfied and discharged, with respect to which an irrevocable notice of redemption or repurchase has been delivered and with respect to which any required deposit has been made in connection with any of the foregoing, in each case, in accordance with the applicable indenture or other applicable contractual obligation.

“Deliverable Obligation” shall mean each obligation of the Loan Parties that would constitute a “Deliverable Obligation” under a market standard credit default swap transaction documented under the ISDA CDS Definitions and specifying any of the Loan Parties as a ‘Reference Entity’. Each capitalized term used but defined in the preceding sentence has the meaning specified in the ISDA CDS Definitions, as applicable.

“Derivative Instrument” shall mean with respect to a Person, any contract or instrument to which such Person is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any portion thereof) are based on the value and/or performance of the Loans and/or any Deliverable Obligations or “Obligations” (as defined in the ISDA CDS Definitions) with respect to the Loan Parties; provided that a “Derivative Instrument” will not include any contract or instrument that is entered into pursuant to bona fide market-making activities.

“Designated Letters of Credit” shall mean each letter of credit issued by an Issuing Lender that is not a Letter of Credit hereunder at the time of its issuance and is designated on or after the Closing Date by any Borrower, with the consent of such Issuing Lender, as a “Letter of Credit” hereunder by written notice to the Administrative Agent in the form of Exhibit C-3.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Parent Borrower or any of the Restricted Subsidiaries in connection with a Disposition pursuant to Section 5.13 that is designated as “Designated Non-Cash Consideration” on the date received less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of, in each case, in or for cash (and only to the extent of the cash so received) and in compliance with Section 5.13.

“Discontinued Operations” shall mean the assets/liabilities and operations classified as “discontinued operations” pursuant to ASC 205-20 or Accounting Principles Board Opinion No. 30.

“Disposition” or “Dispose” shall mean the sale, transfer, license, lease or other disposition by any Person of any of its property, other than sales, transfers, licenses, leases or other dispositions (a) that constitute a Lien, (b) that constitute a Restricted Payment (including dividends and distributions with respect to and redemptions or repurchases of Equity Interests), (c) that constitute an investment by the Parent Borrower or a Restricted Subsidiary in, or a transfer of property to, the Parent Borrower or a Subsidiary of the Parent Borrower, (d) that constitute a sale of Equity Interests in, or an issuance of Equity Interests by, the Parent Borrower or a Restricted Subsidiary of the Parent Borrower in connection with a bona fide joint venture or other similar commercial arrangement with a third party or (e) that are non-exclusive licenses of Intellectual Property.

“Disqualified Equity Interests” shall mean, any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition,

(a)            matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except (i) solely for Qualified Equity Interests or (ii) as a result of a change of control or asset sale as long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event is subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination, expiration or Cash Collateralization of all Letters of Credit);

(b)            is redeemable at the option of the holder thereof, in whole or in part (except (i) solely for Qualified Equity Interests or (ii) as a result of a change of control or asset sale as long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event is subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination, expiration or Cash Collateralization of all Letters of Credit);

(c)            provides for the scheduled payments of dividends that are required to be made only in cash; or

(d)            is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests;

in each case, (A) other than solely for Qualified Equity Interests and (B) prior to the Latest Maturity Date of the Loans at the time of issuance of the respective Disqualified Equity Interest; provided that only the portion of Equity Interests that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests (the “Disqualified Portion”); provided further, that if such Equity Interests are issued pursuant to a plan for the benefit of any Company Person of the Parent Borrower or the Restricted Subsidiaries or by any such plan to such Company Person, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Parent Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such Company Person’s termination, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy the Disqualified Portion of its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interest shall not be deemed to be Disqualified Equity Interest.

“Disqualified Lender” shall mean,

(a)            those Persons identified in writing by or on behalf of the Parent Borrower or the Sponsor to the Joint Lead Arrangers on or prior to the Signing Date, including any such Person that the Parent Borrower or the Sponsor has determined (which determination shall be conclusive) is a competitor of any Borrower or one or more of its Subsidiaries or the Acquired Business;

(b)            those Persons identified in writing by or on behalf of the Parent Borrower or the Sponsor to the Administrative Agent and the Joint Lead Arrangers, but in the case of clauses (b)(ii) and (b)(iii) below, prior to the Closing Date; provided that the Parent Borrower or the Sponsor has determined (which determination shall be conclusive) that such Person is either:

(i)            a competitor of any Borrower or one or more of its Subsidiaries or the Acquired Business,

(ii)          an investor that engages in private equity investing, mezzanine financing, venture capital investing, distressed lending or investing, or vulture, take-over or “loan-to-own” lending or similar strategies, including any distressed debt investor, or is an Affiliate of any such entity, provided that no fund or account managed, advised or otherwise controlled by Apollo or its Affiliates that is engaged in the making, purchasing, holding or investing in commercial loans and notes and similar extensions of credit in the ordinary course of business shall constitute a Disqualified Lender pursuant to this clause (ii), or

(iii)          a Person that directly or indirectly (including through an Affiliate or related fund) has asserted (or is asserting), or has directed (or is directing) any other Person to assert, or has supported (or is supporting) another Person in asserting (including in any litigation or other proceeding) any claim or theory of liability against the Parent Borrower or its Subsidiaries, the Sponsor, or any of their respective officers, directors, employees, advisors, partners or agents (whether or not in their capacities as such), including relating to the Transactions, the Facilities, the Loan Documents or any transaction not prohibited thereunder, or the Obligations, or is an Affiliate or any such Person, provided, that the inclusion of any person pursuant to clause (ii) or (iii) of the immediately preceding proviso as a Disqualified Lender shall be subject to the reasonable consent of the Joint Lead Arrangers, such consent not to be unreasonably withheld or delayed;

(c)            any Affiliate of a Person described in the preceding clauses (a) or (b) that (in each case, other than any Affiliates that are banks, financial institutions, bona fide debt funds or investment vehicles that are engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course (except to the extent separately identified under clause (a) or (b) above)), in each case, is either reasonably identifiable as such on the basis of its name or is identified as such in writing by or on behalf of the Parent Borrower (A) to the Joint Lead Arrangers on or prior to the Closing Date, or (B) to the Administrative Agent from time to time after the Closing Date.

No Agent shall disclose any list of Disqualified Lenders to any Person that is not an Affiliate of a Loan Party. The Parent Borrower shall, upon request of any Lender, identify whether any Person identified by such Lender as a proposed assignee or participant is a Disqualified Lender. The Parent Borrower, by written notice to the Administrative Agent, may from time to time in its sole discretion permanently or temporarily remove any entity from the list of Disqualified Lenders, and such entity permanently removed from the list of Disqualified Lenders shall no longer be a Disqualified Lender for any purpose under any Loan Document, unless subsequently identified in writing in accordance with this definition. To the extent Persons are identified as Disqualified Lenders in writing after the Closing Date, the inclusion of such Persons as Disqualified Lenders (or such person becoming a Disqualified Lender) shall not retroactively invalidate prior assignments or participations to such Person that were made in compliance with applicable assignment or participation provisions; provided that the Parent Borrower shall have the ability to repay all Loans held by such Persons at par and the other provisions of this Agreement applicable to Disqualified Lenders shall apply with respect to all Loans held by such Persons.

“Documentation Agents” shall mean Apollo Global Funding, LLC, Deutsche Bank AG New York and Wells Fargo Bank, N.A.

“Dollar Amount” shall mean, at any time:

(a)            with respect to any Loan denominated in Dollars, the principal amount thereof then outstanding (or in which such participation is held);

(b)            with respect to any Letter of Credit Obligation (or any risk participation therein) denominated in Dollars, the amount thereof; and

(c)            with respect to any other amount (i) if denominated in Dollars, the amount thereof, or (ii) if denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Lender, as applicable, on the basis of the Foreign Exchange Rate (determined in respect of the most recent relevant date of determination) for the purchase of Dollars with such currency rate.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) above and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 9.4(b); provided that no Disqualified Lender shall be an Eligible Assignee.

“Ellison” shall mean, collectively, (a) The Lawrence J. Ellison Revocable Trust, u/a/d 1/22/88, as amended, Pinnacle Media Ventures, LLC, Pinnacle Media Ventures II, LLC, Pinnacle Media Ventures III, LLC, Hikouki, LLC, Aozora, LLC and Furaito, LLC; (b) Larry Ellison; (c) David Ellison; (d) any Family Member of Larry Ellison or David Ellison, (e) any Affiliate of the foregoing and (f) any Permitted Entity of a Person identified in clause (a), (b), (c), (d) or (e).

“Environmental Laws” shall mean any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Equal Priority Intercreditor Agreement” shall mean (a) if requested by the Parent Borrower or any provider of Pari Passu Lien Debt, an intercreditor agreement containing customary terms (including a Customary Intercreditor Agreement) that are reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Parent Borrower or (b) if requested by the Parent Borrower or any provider of Pari Passu Lien Debt, any Customary Intercreditor Agreement that provides for the equal ranking of Liens with the Liens securing the Obligations. Upon the request of the Parent Borrower, the Administrative Agent and the Collateral Agent will execute and deliver such intercreditor agreement with one or more Debt Representatives for Pari Passu Lien Debt permitted hereunder to be incurred and secured on a pari passu basis with the Obligations.

“Equity Contribution” shall mean either (a) the Parent Borrower obtaining gross proceeds from the sale of equity in the Parent Borrower in an aggregate amount that is not less than $35,000,000,000 or (b) the Target receiving payment in an amount not less than $35,000,000,000 pursuant to that certain guarantee from The Lawrence J. Ellison Revocable Trust, u/a/d 1/22/88, as amended, and Mr. Lawrence Ellison in favor of the Target, in either case, in connection with the Acquisition.

“Equity Interest” shall mean with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in, including any limited or general partnership interest and any limited liability company membership interest) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities) but excluding, for the avoidance of doubt, any Indebtedness convertible into or exchangeable for the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to Parent Borrower, any trade or business (whether or not incorporated) that is a member of a group of which Parent Borrower is a member and which is treated as a single employer under Section 414 of the Code.

“Erroneous Payment” shall have the meaning assigned to such term in Article VII.

“Erroneous Payment Subrogation Rights” shall have the meaning assigned to such term in Article VII.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Interpolated Rate” shall mean, at any time, with respect to any Term Benchmark Loan denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBOR Screen Rate) which results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate is available for Euros) that is shorter than the Impacted EURIBOR Rate Interest Period; and (b) the EURIBOR Screen Rate for the shortest period (for which the EURIBOR Screen Rate is available for Euros) that exceeds the Impacted EURIBOR Rate Interest Period, in each case, at such time; provided that, if any EURIBOR Interpolated Rate shall be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.

“EURIBOR Rate” shall mean, with respect to any Term Benchmark Loan denominated in Euros and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period; provided that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBOR Rate Interest Period”) with respect to Euros then the EURIBOR Rate shall be the EURIBOR Interpolated Rate.

“EURIBOR Screen Rate” shall mean the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters as of 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Parent Borrower. If the EURIBOR Screen Rate shall be less than 0.00%, the EURIBOR Screen Rate shall be deemed to be 0.00% for purposes of this Agreement.

“Euros” or “€” shall mean the single currency of participating member states of the European Monetary Union.

“Event of Default” shall have the meaning assigned to such term in Article VI; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Act Report” shall mean each of the annual report of the Parent Borrower on Form 10-K for the last fiscal year for which financial statements have last been delivered prior to the Closing Date and quarterly reports on Form 10-Q and Reports on Form 8-K of the Parent Borrower filed with or furnished to the SEC and available on the SEC’s website subsequent to the filing of such Form 10-K, and prior to the Closing Date, in each case, as amended or supplemented before the Closing Date.

“Excluded Accounts” shall mean any deposit account,

(a)            solely containing,

(i)            funds used or intended to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of employees of the Loan Parties or any Subsidiary,

(ii)           funds used or intended to be used to pay taxes required to be collected, remitted or withheld (including, federal and state withholding taxes and any employer’s share thereof), and

(iii)          funds which any Loan Party or any Subsidiary (A) holds on behalf of another person (other than a Loan Party or Subsidiary) or (B) holds as an escrow or fiduciary for another person (other than a Loan Party or Subsidiary), or

(b)            used by the Loan Parties or any Subsidiary solely for disbursements and payments in the ordinary course of business or payroll,

(c)            that is a zero balance account or otherwise swept into another account on a daily basis,

(d)            that is subject to cash pooling arrangements, or

(e)            that is located outside of the United States.

“Excluded Equity Interest” shall mean,

(a)            any issued and outstanding Equity Interests in a Foreign Subsidiary or a FSHCO (other than, in the case of any direct subsidiary of a Loan Party which direct subsidiary is (A) a Controlled Foreign Subsidiary or (B) a FSHCO, 65% of the outstanding Equity Interests of such Foreign Subsidiary or FSHCO);

(b)            (1) any Equity Interests of any person that is not a direct Wholly Owned Subsidiary of the Parent Borrower or any other Loan Party or (2) any Equity Interests in any other person to the extent (A) with respect to Equity Interests described in clause (1), the Organization Documents or other agreements with respect to such Equity Interests with other equity holders prohibits or restricts the pledge of such equity interests, (B) the pledge of such Equity Interests is otherwise prohibited or restricted by (i) Applicable Law which would require governmental (including regulatory) consent, approval, license or authorization to be pledged or that would require consent under any contractual obligation existing on the Closing Date or on the date any Subsidiary is acquired (so long as, in respect of such contractual obligation, such prohibition is not incurred in contemplation of such acquisition and except to the extent such prohibition is overridden by anti-assignment provisions of the Uniform Commercial Code) or (ii) any agreement with a third party (other than the Parent Borrower or any of its Subsidiaries) existing on the Closing Date or on the date any Subsidiary is acquired (so long as, in respect of such contractual obligation, such prohibition is overridden by anti-assignment provisions of the Uniform Commercial Code or (C) would result in a change of control, repurchase obligation or other adverse consequence, in each case of the foregoing sub-clauses (A), (B) and (C), except to the extent that any such prohibition or restriction would be rendered ineffective under the Uniform Commercial Code);

(c)            any Margin Stock;

(d)            any Equity Interest, if the pledge thereof or the security interest therein could reasonably be expected to result in material adverse tax consequences as reasonably determined by the Parent Borrower;

(e)             Equity Interests in any Immaterial Subsidiary or Excluded Subsidiary (other than an Excluded Subsidiary that is a Controlled Foreign Subsidiary or a FSHCO); and

(f)             any Equity Interest with respect to which the Parent Borrower has determined in good faith in consultation with the Administrative Agent that the costs of pledging, perfecting or maintaining the pledge in respect of such Equity Interest hereunder shall be excessive in view of the benefits to be obtained by the secured parties therefrom.

“Excluded Property” shall mean:

(a)            any asset (including, to the extent applicable, any equipment or inventory owned by a Loan Party that is subject to a Permitted Lien) together with any rights or interests therein, or any lease, license, franchise, purchase money arrangement, charter, authorization, contract or agreement to which any Loan Party is a party, together with any rights or interest thereunder, in each case, if and to the extent security interests therein (A) are prohibited or restricted by or in violation of any Applicable Law, (B) require any governmental (including regulatory) consent, approval, license or authorization or consent of a third party that is not a Loan Party pursuant to any contract or agreement binding on such asset at the time of its acquisition and not entered into in contemplation of such acquisition (without any requirement to obtain such consent, approval, license or other authorization), (C) are prohibited or restricted by or in violation of a term, provision or condition of any lease, license, franchise, charter, authorization, contract or agreement to which such Loan Party is a party which is binding on such asset at the time of its acquisition and not entered into in contemplation of such acquisition or create a right of termination in favor of any other party thereto (other than a Loan Party), or (D) would result in material adverse accounting or regulatory consequences, except, in the case of each of the foregoing clauses (A), (B), (C) and (D), to the extent that such prohibition or restriction would be rendered ineffective under the applicable anti-assignment provisions of the Uniform Commercial Code; provided, that the Excluded Property referred to in this clause (a) shall not include any proceeds of any such asset, lease, license, franchise, charter, authorization, contract or agreement (except to the extent such proceeds otherwise constitute Excluded Property);

(b)            the Excluded Equity Interests, any property or asset of any Excluded Subsidiary or any person that is not, and is not required to be, a Loan Party;

(c)             any “intent-to-use” trademark applications prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent that, and during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(d)             (A) any leasehold or sub leasehold interest (including any ground lease interest) in real property (with no requirements to deliver landlord lien waivers, estoppels or collateral access letters), (B) any fee interest in owned real property, (C) any improvements located on any real property, and (D) any fixtures affixed to any real property, except to the extent perfected by a UCC filing in the jurisdiction of organization (collectively, “Excluded Real Property”);

(e)             (i) as extracted collateral, (ii) timber to be cut, (iii) farm products, (iv) manufactured homes and (v) healthcare insurance receivables, in each case, except to the extent perfected by a UCC filing in the jurisdiction of organization;

(f)             any particular asset, if the pledge thereof or the security interest therein could reasonably be expected to result in material adverse tax consequences as reasonably determined in good faith by the Parent Borrower in consultation with the Administrative Agent;

(g)            obligations the interest of which is wholly exempt from taxes imposed by Subtitle A of the Internal Revenue Code;

(h)            any asset with respect to which the Parent Borrower has determined in good faith in consultation with the Administrative Agent that the costs of obtaining, perfecting or maintaining a security interest or pledge shall be excessive in view of the fair market value of such asset and/or the benefits to be obtained by the Secured Parties therefrom;

(i)              letter-of-credit rights that are not supporting obligations;

(j)              commercial tort claims with a value below the greater of $100,000,000 and Closing Date Metric percentage of TTM Consolidated Adjusted EBITDA;

(k)            motor vehicles, aircraft and other assets subject to certificates of title or ownership (including, without limitation, aircraft, airframes, aircraft engines or helicopters, or any equipment or other assets constituting a part thereof and rolling stock) in each case, to the extent a security interest therein cannot be perfected by the filing of a UCC-1 financing statement in the jurisdiction of organization (or other location of a Loan Party under Section 9-307 of the UCC) of the applicable Loan Party;

(l)             except to the extent automatically perfected or perfected by filing of a UCC-1 financing statement in the jurisdiction of organization (or other location of a Loan Party under Section 9-307 of the UCC) of the applicable Loan Party, cash, cash equivalents (including securities entitlements and related assets) and any deposit account, commodity account or securities account; provided that, the Excluded Property referred to in this clause shall not include proceeds of Collateral;

(m)            Securitization Assets securing a Securitization Financing, including assets that may be temporarily held by a Loan Party (whether or not on a commingled basis) for the benefit of, or in trust for, a special purpose entity, a Securitization Subsidiary or a finance party in respect of a securitization whether pursuant to a servicing arrangement or otherwise;

(n)            segregated cash to secure letter of credit reimbursement obligations to the extent such letters of credit are not prohibited by this Agreement; and

(o)            any Excluded Accounts.

In addition, the Equity Interests and assets of any Subsidiary will constitute Collateral only to the extent that such Equity Interests or assets can secure the Obligations and any Permanent Financing not prohibited hereunder in the form of senior secured notes without Rule 3-16 of Regulation S-X (or any other law, rule or regulation) requiring separate financial statements or other financial information of such Subsidiary to be filed with the SEC (or any other governmental agency). In the event that Rule 3-16 of Regulation S-X requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements or other financial information of any such Subsidiary due to the fact that such Subsidiary’s Equity Interests or indebtedness secures the Obligations and any Permanent Financing not prohibited hereunder in the form of senior secured notes, then such Equity Interests or indebtedness shall automatically be deemed not to be part of the Collateral. In such event, the Collateral Documents may be amended or modified, without the consent of any Lender, to the extent necessary to release the security interests on the Equity Interests or indebtedness that are so deemed to no longer constitute part of the Collateral.

Notwithstanding anything herein to the contrary, Excluded Property shall not include (i) any Proceeds (as defined in the UCC), substitutions or replacements of any Excluded Property (unless such Proceeds, substitutions or replacements would otherwise constitute Excluded Property referred to above) or (ii) any assets that secure the Acquisition Bridge Facility, any other Permanent Financing or the Existing LC Facility Agreement or any Permitted Refinancing thereof.

“Excluded Real Property” shall have the meaning assigned to such term in the definition of “Excluded Property”.

“Excluded Subsidiary” shall mean:

(a)            any Subsidiary that is not a Wholly Owned Subsidiary of a Loan Party;

(b)            any Foreign Subsidiary of the Parent Borrower or of any direct or indirect Domestic Subsidiary or Foreign Subsidiary of the Parent Borrower;

(c)            any FSHCO;

(d)            any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary or a FSHCO;

(e)            any Subsidiary that is prohibited or restricted by Applicable Law from providing a guaranty or by a binding contractual obligation existing on the Closing Date or at the time of the acquisition of such subsidiary (and not incurred in contemplation of such acquisition) from providing a guaranty or if such guaranty would require governmental (including regulatory) or third party (other than the Parent Borrower or a subsidiary) consent, approval, license or authorization, unless such consent, approval, license or authorization has been obtained;

(f)             any special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary created pursuant to a transaction permitted under this Agreement;

(g)            any Subsidiary that is a not-for-profit organization;

(h)            any Captive Insurance Subsidiary;

(i)             any other Subsidiary with respect to which, as reasonably determined by the Parent Borrower in good faith and in consultation with the Administrative Agent, the cost or other consequences (including any adverse tax consequences) of providing a guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom;

(j)             any other Subsidiary to the extent the provision of a guaranty by such Subsidiary could reasonably be expected to result in a material adverse tax consequence as reasonably determined by the Parent Borrower in good faith;

(k)            any Unrestricted Subsidiary;

(l)              any Immaterial Subsidiary; and

(m)            any Subsidiary that is an “investment company” (or would be an “investment company” if it were a guarantor) under the Investment Company Act of 1940, as amended, whether or not registered or exempt from registration.

provided that the Parent Borrower, in its sole discretion, may cause any Subsidiary that qualifies as an Excluded Subsidiary under clauses (a) through (m) above to become a Guarantor in accordance with the definition thereof, subject to completion of any requested “know your customer” and similar requirements of the Administrative Agent (any such Subsidiary, a “Borrower Designated Guarantor”) and thereafter such Subsidiary shall not constitute an “Excluded Subsidiary”; provided further that prior to the Investment Grade Fall-Away Date, no Subsidiary shall be released from its Guarantee solely as a result of such Subsidiary becoming a non-Wholly Owned Subsidiary pursuant to a transfer of its Equity Interests to any Affiliate of the Parent Borrower unless (x) such transfer is in connection with a bona fide transaction the primary purpose of which (as determined in good faith by the Parent Borrower) was not to cause such entity to be released from its Guarantee hereunder or (y) such Subsidiary otherwise qualifies as an Excluded Subsidiary (the “Non-Wholly Owned Subsidiary Provision”).

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Existing Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of January 23, 2020 (as amended pursuant to Amendment No. 1 dated as of December 9, 2021, Amendment No. 2 dated as of February 14, 2022, Amendment No. 3 dated as of March 3, 2023, Amendment No. 4 dated as of August 1, 2024, Amendment No. 5 dated as of May 12, 2025, Amendment No. 6 dated as of December 18, 2025 and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date), by and among the Parent Borrower, the subsidiary borrowers from time to time party thereto, JPMorgan Chase Bank, N.A., as the administrative agent, and the lenders from time to time party thereto.

“Existing Liens” shall have the meaning assigned to such term in 9.8(b)(ix)(A).

“Existing LC Facility Agreement” shall mean that certain Standby Letter of Credit Facility Agreement, dated May 17, 2023 (as amended pursuant to Amendment No. 1 dated as of August 1, 2024, Amendment No. 2 dated as of May 12, 2025, Amendment No. 3 dated as of December 19, 2025 and as further amended, restated, amended and restated, supplemented or otherwise modified on or prior to the Closing Date, among the Parent Borrower, Deutsche Bank AG New York Branch, as the letter of credit agent, and the letter of credit issuing banks from time to time party thereto.

“Extending Lender” shall have the meaning assigned to such term in Section 2.27(a).

“Extension Deadline” shall have the meaning assigned to such term in Section 2.27(a).

“Extension Effective Date” shall have the meaning assigned to such term in Section 2.27(b).

“Extension Request” shall have the meaning assigned to such term in Section 2.27(a).

“Facilities” shall mean the Revolving Credit Facility, the Term A-1 Loans, the Term A-2 Loans, any Incremental Revolving Facility, any Incremental Term A Facility, any Incremental Term B Facility, any Refinancing Term Commitments, Refinancing Revolving Commitments, Refinancing Term Loans or Refinancing Revolving Loans, as the context may require.

“Fair Market Value” shall mean, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Parent Borrower, whose determination will be conclusive for all purposes under the Loan Documents).

“Family Member” shall mean, with respect to any natural person, the spouse, domestic partner or spousal equivalent, parents, grandparents, lineal descendants, siblings, and lineal descendants of siblings of such natural person. Lineal descendants shall include adopted persons, but only so long as they are adopted while a minor. Family member shall further include any of such natural person’s family members as defined in Rule 701 of the Securities Act of 1933, as amended.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreement, treaty or convention among Governmental Authorities (and any related fiscal or regulatory legislation, rules or official administrative guidance) implementing the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Fees” shall mean the Commitment Fees, the Administrative Agent’s Fees, the Issuing Lender Fees and the LC Fees.

“Financial Covenant Cross Default” shall have the meaning assigned to such term in Section 6.1(c).

“Financial Covenant Event of Default” shall have the meaning assigned to such term in Section 6.1(c).

“Financial Covenants” shall mean each of the Consolidated Total Net Leverage Covenant and the First Lien Net Leverage Covenant, but only to the extent in effect at such time.

“Financial Letter of Credit” shall mean any Letter of Credit that, as determined by the Administrative Agent acting in good faith, (a) supports a financial obligation and (b) qualifies for the 100% credit conversion factor under the applicable Bank for International Settlements guidelines.

“Financial Officer” of any corporation shall mean its Chief Financial Officer, its Treasurer, or its Chief Accounting Officer or, in each case, any comparable officer or any Person designated by any such officer.

“First Lien Net Leverage Covenant” shall have the meaning assigned to such term in Section 5.14(a)(ii).

“First Lien Net Leverage Ratio” shall mean, as of the last day of each fiscal quarter, the ratio of (a) (i) Consolidated Indebtedness of the Parent Borrower and its Restricted Subsidiaries on such date that is secured by liens on all or any portion of the Collateral that are pari passu in priority with the liens on Collateral that secure the Pro Rata Facilities minus (ii) the aggregate amount of Unrestricted Cash as of such date to (b) TTM Consolidated Adjusted EBITDA.

“Fitch” shall mean Fitch Ratings Inc. or any successor thereto.

“Fixed Incremental Amount” shall mean, the sum of,

(a)            (A) the greater of (1) $5,000 million and (2) a Closing Date Metric percentage of TTM Consolidated Adjusted EBITDA, plus

(b)            the aggregate principal amount of any prepayments, redemptions and repurchases (including amounts paid pursuant to “yank-a-bank” provisions with credit given to the amount actually paid in cash, if acquired below par) of the Pro Rata Facilities and other Pari Passu Lien Debt, in each case except to the extent such prepayments were funded with the proceeds of long-term indebtedness of a Loan Party (and in the case of any revolving commitments, as long as there is a permanent reduction in such commitments); plus

(c)            amounts that refinance the amount of the Acquisition Bridge Facility drawn on the Closing Date, if any, and the amount of Incremental Facilities incurred hereunder on the Closing Date;

(d)            less, the outstanding amount of Incremental Facilities and Incremental Equivalent Debt incurred and then outstanding in reliance on the Fixed Incremental Amount (after giving effect to any reallocation).

“Foreign Currency” shall mean any currency (including, without limitation, any Multi-Currency, but excluding Dollars) which is readily transferable and readily convertible by the relevant Lender or Issuing Lender, as the case may be, into Dollars in the London interbank market.

“Foreign Exchange Rate” shall mean, with respect to any Foreign Currency on a particular date, the rate at which such Foreign Currency may be exchanged into Dollars last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Thomas Reuters Corp. (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters as may be agreed upon by the Administrative Agent and the Parent Borrower, or in the absence of such agreement, such “Foreign Exchange Rate” with respect to such Foreign Currency shall be determined by reference to an established third party source reasonably selected by the Administrative Agent.

“Foreign Subsidiary” shall mean any direct or indirect Subsidiary that is not a Domestic Subsidiary.

“FSHCO” shall mean any Subsidiary substantially all of the assets of which consist of Equity Interests (or, if applicable, Equity Interests and Indebtedness (including any debt instrument treated as equity for U.S. federal income tax purposes), in each case, and/or cash and Cash Equivalents held temporarily pending prompt distribution to its owners or contributions to its subsidiaries) of one or more Controlled Foreign Subsidiaries or other FSHCOs.

“GAAP” shall mean generally accepted accounting principles.

“General Asset Sale Basket” shall have the meaning assigned to such term in Section 5.13(b).

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Grant Event” shall mean the occurrence of any of the following: (a) the formation or acquisition by a Loan Party of a new Wholly Owned Subsidiary (other than an Excluded Subsidiary); (b) the designation in accordance with Section 5.7 of a Wholly Owned Subsidiary (other than an Excluded Subsidiary) of any Loan Party as a Restricted Subsidiary; (c) any Person (other than an Excluded Subsidiary) becoming a Wholly Owned Subsidiary of a Loan Party; (d) any Wholly Owned Subsidiary of a Loan Party ceasing to be an Excluded Subsidiary; or (e) the designation of any Subsidiary that is not already a Loan Party as a Subsidiary Borrower.

“Granting Bank” shall have the meaning specified in Section 9.4(i).

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or entered into with the purpose of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase Property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Consolidated Indebtedness or (c) to maintain working capital, equity capital or other financial condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Guarantors” shall mean the Parent Borrower (solely with respect to (i) the Obligations of the other Borrowers and (ii) the Obligations in respect of any Cash Management Obligations or Secured Hedge Agreement entered into by any other Loan Party or Restricted Subsidiary and not with respect to its direct Obligations as a primary obligor under the Loan Documents) and each Subsidiary Guarantor, and, in each case, their respective successors and assigns.

“Guaranty” shall mean the guaranty of each Guarantor set forth in Section 8.1.

“Guaranty Release Event” shall have the meaning assigned to such term in Section 9.27(a)(iii).

“Hedge Agreement” shall mean any agreement with respect to (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” shall mean any Person:

(a)            listed on Schedule 1.2(b);

(b)            that is (or becomes) an Agent, a Lender or a Joint Lead Arranger or an Affiliate of any of the foregoing, either (i) on the Closing Date, (ii) at the time it enters into a Hedge Agreement, (iii) within 90 days after the date it enters into a Hedge Agreement, or (iv) at the time that a Person with a Hedge Agreement is merged with the Parent Borrower or becomes or is merged with a Restricted Subsidiary (in the case of this clause (iv) with respect to any Hedge Agreements entered into prior to the date of such merger or such Person becoming a Restricted Subsidiary), in each case in this clause (b) whether or not such Person subsequently ceases to be an Agent, a Lender or a Joint Lead Arranger or an Affiliate of any of the foregoing; or

(c)            (i) whose long-term senior unsecured debt rating is A/A2 by S&P or Moody’s (or their equivalent) or higher at the time it enters into a Hedge Agreement or (ii) that has been approved in writing by the Administrative Agent and, in the case of this clause (c), (A) such Person shall have been designated by the Parent Borrower in writing to the Administrative Agent as a “Hedge Bank” for purposes of this Agreement and the other Loan Documents and (B) such Person shall have appointed the Administrative Agent and the Collateral Agent as its agents under the applicable Loan Documents and agreed to be bound by the provisions of Article VII as a Hedge Bank pursuant to a writing reasonably satisfactory to the Parent Borrower and the Administrative Agent.

“Identified Transaction” shall have the meaning assigned to such term in Section 9.27(b).

“Immaterial Subsidiary” shall mean any Subsidiary of the Parent Borrower that for the most recently ended four fiscal quarter period for which financial statements have been delivered or are required to have been delivered pursuant to Section 5.1(a) or (b) did not account for more than 10% of the Consolidated Tangible Assets of the Parent Borrower and its Restricted Subsidiaries or more than 10% of Consolidated Revenue of the Parent Borrower and its Restricted Subsidiaries; provided that if at any time Subsidiaries that are Excluded Subsidiaries solely because they are Immaterial Subsidiaries account for more than 20% of the Consolidated Tangible Assets of the Parent Borrower and its Restricted Subsidiaries or more than 20% of Consolidated Revenue of the Parent Borrower and its Restricted Subsidiaries for the most recently ended four fiscal quarter period for which financial statements have been delivered or are required to have been delivered pursuant to Section 5.1(a) or (b), the Parent Borrower shall within thirty (30) days after the date by which financial statements for such period were required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its sole discretion) notify the Administrative Agent thereof and shall designate such Subsidiaries as it may select in its sole discretion to not be “Immaterial Subsidiaries” to the extent necessary to cause such aggregate thresholds to not be exceeded.

“Incremental Amount” shall have the meaning assigned to such term in Section 2.14.

“Incremental Equivalent Debt” shall mean Indebtedness incurred by the Parent Borrower or any Restricted Subsidiary in the form of (a) Pari Passu Lien Debt, (b) Junior Lien Debt, (c) notes, bonds, debentures or loans that are not secured by a Lien on any portion of the Collateral (this clause (c), “Unsecured Debt”) and/or (d) commitments in respect of any of the foregoing incurred or implemented in lieu of loans under an Incremental Facility; provided that:

(i)            at the time of incurrence of such Indebtedness, the aggregate principal amount of such Indebtedness to be so incurred does not, together with any Incremental Facilities then outstanding, exceed the Incremental Amount at such time,

(ii)            (A) the scheduled final maturity date of any Incremental Equivalent Debt (other than the Permanent Financings incurred on or prior to the Closing Date or a revolving facility) will be no earlier than the Latest Term A-2 Loan Maturity Date and (B) the Weighted Average Life to Maturity of any Incremental Equivalent Debt (other than a revolving facility) will be no shorter than the remaining Weighted Average Life to Maturity of the Term A-2 Loans; provided that this clause (ii) shall not apply to the incurrence of any Incremental Equivalent Debt pursuant to the Inside Maturity Exception;

(iii)          the scheduled final maturity date of any Incremental Equivalent Debt taking the form of a revolving facility will be no earlier than the Revolving Credit Maturity Date;

(iv)          any mandatory prepayment of Incremental Equivalent Debt may participate on a pro rata basis or a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory repayments of the Closing Date Term A Loans, other than (A) any repayment of such Incremental Equivalent Debt at maturity and (B) any greater than pro rata repayment of such Incremental Equivalent Debt with the proceeds of a Permitted Refinancing thereof;

(v)           (A) to the extent secured by a Lien on assets of the Parent Borrower or any of its Restricted Subsidiaries, any Incremental Equivalent Debt shall not be secured by any Lien on any asset of such Person that does not also secure the Pro Rata Facilities, (except (1) customary cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender, (2) Liens on assets applicable only to periods after the Term A-2 Loan Maturity Date, and (3) any Liens on assets to the extent that a Lien on such asset is also added for the benefit of the Lenders under the Pro Rata Facilities, as applicable for so long as such Liens secure such Incremental Equivalent Debt); and (B) to the extent guaranteed by the Parent Borrower or any of its Restricted Subsidiaries, any such Incremental Equivalent Debt shall not be guaranteed by any such Person that is not (or is not required to be) a Loan Party (except (1) for guarantees by other Persons that are applicable only to periods after Term A-2 Loan Maturity Date and (2) any such Person guaranteeing such Incremental Equivalent Debt that also guarantees the Pro Rata Facilities, as applicable, for so long as such Person guarantees such Incremental Equivalent Debt); and

(vi)          any Incremental Equivalent Debt constituting Pari Passu Lien Debt shall be subject to an Equal Priority Intercreditor Agreement, and any Incremental Equivalent Debt constituting Junior Lien Debt shall be subject to a Junior Lien Intercreditor Agreement.

“Incremental Facility” shall have the meaning specified in Section 2.14(a).

“Incremental Revolving Commitment” shall mean the commitment of a Lender to make or otherwise fund an Incremental Revolving Loan and “Incremental Revolving Commitments” shall mean such commitments of all Lenders in the aggregate.

“Incremental Revolving Facilities” shall have the meaning specified in Section 2.14(a).

“Incremental Revolving Loans” shall have the meaning specified in Section 2.14(a).

“Incremental Term A Facility” shall have the meaning specified in Section 2.14(a).

“Incremental Term A Loan” shall have the meaning specified in Section 2.14(a).

“Incremental Term B Facility” shall have the meaning specified in Section 2.14(a).

“Incremental Term B Loan” shall have the meaning specified in Section 2.14(a).

“Incremental Term Facility” and “Incremental Term Facilities” shall have the meaning specified in Section 2.14(a).

“Incremental Term Loan” and “Incremental Term Loans” shall have the meaning specified in Section 2.14(a).

“Incremental Term Loan Commitment” shall mean the commitment of a Lender to make or otherwise fund an Incremental Term Loan and “Incremental Term Loan Commitments” shall mean such commitments of all Lenders in the aggregate.

“Indebtedness” of any Person shall mean at any date, without duplication,

(a)            (i) any indebtedness of such Person in respect of borrowed money; (ii) any indebtedness evidenced by bonds, notes, debentures, loan agreements or similar instruments; (iii) obligations of such Person as issuer, customer or account party under letters of credit or bankers’ acceptances to the extent drawn; (iv) obligations of such Person as a lessee under Capital Lease Obligations; (v) the balance deferred and unpaid of the purchase price of any property to the extent the same would be required to be shown as a long-term liability on the balance sheet of such Person prepared in accordance with GAAP; and (vi) any obligations of such Person in respect of Disqualified Equity Interests; and

(b) (i) to the extent not otherwise included, any Guarantee by such Person of the obligations of the type referred to in clause (a) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business and (ii) to the extent not otherwise included, the obligations of the type referred to in clause (a) of another Person secured by a Lien (other than a Permitted Lien) on any property owned by such Person, whether or not such obligations are assumed by such Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness for purposes of this clause (ii) will be the lesser of the fair market value of such property at such date of determination and the amount of Indebtedness so secured;

provided that, notwithstanding the foregoing, Indebtedness will be deemed not to include indebtedness, guarantees or obligations that are (1) contingent obligations incurred in the ordinary course of business unless and until such obligations are non-contingent, (2) trade payables and commercial guarantees or arrangements related or incidental to the business of the Loan Parties and the Restricted Subsidiaries, (3) earn outs, purchase price holdbacks or similar obligations, (4) intercompany liabilities arising in the ordinary course of business, (5) Permitted Liens, (6) loans and advances made by Loan Parties having a term not exceeding 364 days (inclusive of any roll over or extension of terms) (such loans and advances, “Short Term Advances”), (7) Indebtedness of any direct or indirect Parent Entity appearing on the balance sheet of such Person solely by reason of push down accounting under GAAP, (8) with respect to the production, distribution and acquisition of motion pictures or other programming rights, talent or publishing rights, (9) the net change in the carrying value of Indebtedness relating to fair value hedges in accordance with ASC 815 or (10) financings by way of sales or transfers of receivables or inventory, which will be accounted for as indebtedness in accordance with ASC 860 and ASC 810.

“Indemnified Person” shall have the meaning assigned to such term in Section 9.5(c).

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Parent Borrower, qualified to perform the task for which it has been engaged and that is independent of the Parent Borrower and its Affiliates.

“Inside Maturity Exception” shall mean any Indebtedness consisting of (a) Indebtedness incurred in reliance on the Fixed Incremental Amount and/or (b) Customary Bridge Loans if the long-term Indebtedness that such Customary Bridge Loans are to be converted into satisfies the maturity restrictions otherwise applicable to Incremental Term Facilities as set forth in Section 2.25.

“Intellectual Property” shall mean the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications of registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Intellectual Property Security Agreement” shall mean, collectively, each intellectual property security agreement delivered pursuant to the Security Agreement on the Closing Date, together with each Intellectual Property Security Agreement Supplement executed and delivered pursuant to Section 5.4, Section 5.5 or Section 5.15, as applicable.

“Intellectual Property Security Agreement Supplement” shall mean, collectively, any intellectual property security agreement supplement entered into in connection with, and pursuant to the terms of, any Intellectual Property Security Agreement.

“Intercreditor Agreements” shall mean any Junior Lien Intercreditor Agreement, any Equal Priority Intercreditor Agreement and any other Customary Intercreditor Agreement, in each case that may be executed by the Collateral Agent from time to time.

“Interest Coverage Ratio” shall mean, as of any date, the ratio of (a) TTM Consolidated Adjusted EBITDA to (b) Consolidated Interest Expense, in each case for the Test Period as of such date.

“Interest Payment Date” shall mean (a) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable thereto and, in the case of a Term Benchmark Loan with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of three months’ duration been applicable to such Loan and, in addition, the date of any conversion of any Term Benchmark Loan to an ABR Loan, the date of repayment or prepayment of any Term Benchmark Loan and the applicable Maturity Date, (b) with respect to any ABR Loan (other than a Swingline Loan which is not an Unrefunded Swingline Loan), the last day of each March, June, September and December and the applicable Maturity Date, (c) with respect to any Swingline Loan (other than an Unrefunded Swingline Loan), the earlier of (i) the day that is five Business Days after such Loan is made and (ii) the applicable Revolving Credit Maturity Date and (d) with respect to any RFR Loan, (i) each date that is on the numerically corresponding day in each calendar month that is one month after the borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (ii) the applicable Revolving Credit Maturity Date.

“Interest Period” shall mean as to any Term Benchmark Loan, the period commencing on the borrowing date or conversion date of such Loan, or on the last day of the immediately preceding Interest Period applicable to such Loan, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 3 or 6 months thereafter, as the relevant Borrower may elect, ; provided, however, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Term Benchmark Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) notwithstanding anything to the contrary herein, no Borrower may select an Interest Period which would end after the Maturity Date applicable to the relevant Loan. Interest shall accrue from and including that first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment Grade Event” shall mean when the Parent Borrower has achieved a Corporate Family Rating equal to or higher than the following from at least two of the following three Ratings Agencies: (i) at least Baa3 from Moody’s, (ii) at least BBB- from S&P, and (iii) at least BBB- from Fitch.

“Investment Grade Fall-Away Event” shall mean such time on the Business Day following the Closing Date (the “Investment Grade Fall-Away Date”) on which:

(a)            an Investment Grade Event occurs;

(b)            no Event of Default shall have occurred and be continuing;

(c)            the Parent Borrower shall have no term “B” loans (including Term B Loans) outstanding;

(d)            the Parent Borrower and its Restricted Subsidiaries would be in compliance with Sections 5.9 and 5.10 of this Agreement calculated on a Pro Forma Basis assuming all Indebtedness and Liens of the Parent Borrower and its Restricted Subsidiaries was incurred on the Investment Grade Fall-Away Date;

(e)            the Parent Borrower and its Restricted Subsidiaries would be in compliance with Section 5.7(b)(y) of this Agreement calculated on a Pro Forma Basis; and

(f)             the Parent Borrower shall have delivered to the Administrative Agent a certificate from a Responsible Officer of the Parent Borrower certifying as to the satisfaction (or concurrent satisfaction) of the foregoing clauses (a) through (e).

“ISDA CDS Definitions” shall have the meaning assigned to such term in the definition of “Net Short Position”.

“Issuing Lender” shall mean any Revolving Credit Lender designated as an Issuing Lender in an Issuing Lender Agreement executed by such Revolving Credit Lender, Parent Borrower and the Administrative Agent (it being understood that no Revolving Credit Lender shall be obligated to act as an Issuing Lender) ; provided, that the Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by any of its Lender Affiliates (in which case the term “Issuing Lender” shall include such Lender Affiliate with respect to Letters of Credit issued by such Lender Affiliate); provided further, with respect to any Designated Letter of Credit, the term “Issuing Lender” shall include the Revolving Credit Lender or Lender Affiliate of such Revolving Credit Lender which issued such Designated Letter of Credit.

“Issuing Lender Agreement” shall mean an agreement, substantially in the form of Exhibit E hereto, executed by a Revolving Credit Lender, Parent Borrower and the Administrative Agent pursuant to which such Revolving Credit Lender agrees to become an Issuing Lender hereunder.

“Issuing Lender Fees” shall mean, as to any Issuing Lender, the fees set forth in the applicable Issuing Lender Agreement.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F or such other form as may be approved by the Administrative Agent, in either case, executed and delivered in accordance with the provisions of Section 4.2(a) or Section 5.4(a), as applicable.

“Joint Bookrunners” shall mean BofA Securities, Inc., Citibank, N.A., Apollo Global Funding, LLC, Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC.

“Joint Lead Arrangers” shall mean BofA Securities, Inc., Citibank, N.A., Apollo Global Funding, LLC, Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC.

“Joint Venture” shall mean (a) any Person which would constitute an “equity method investee” of the Parent Borrower or any of the Restricted Subsidiaries and (b) any Person in whom the Parent Borrower or any of the Restricted Subsidiaries beneficially owns any Equity Interest that is not a Restricted Subsidiary.

“Junior Financing” shall mean any Material Indebtedness that is contractually subordinated in right of payment to the Obligations expressly by its terms.

“Junior Lien Debt” shall mean any note or loan that is (or will be) secured by Liens on all or any portion of the Collateral that are contractually (or otherwise) junior in priority to the Liens on all or any portion of the Collateral that secure the Obligations that secure the Pro Rata Facilities. For the avoidance of doubt, “Junior Lien Debt” excludes the Term Loans, the Revolving Credit Loans (if any) and the Revolving Credit Commitments, in each case, as of the Closing Date and includes Obligations that are secured (or intended to be secured) by a Lien that is junior in priority to Liens securing Pari Passu Lien Debt. A Debt Representative acting on behalf of the holders of Junior Lien Debt shall become party to, or otherwise subject to the provisions of a Junior Lien Intercreditor Agreement.

“Junior Lien Intercreditor Agreement” shall mean (a) if requested by the Parent Borrower or any provider of Junior Lien Debt, an intercreditor agreement that effects lien subordination on customary (including a Customary Intercreditor Agreement) terms or containing terms that are reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Parent Borrower, or (b) if requested by the Parent Borrower or any provider of Junior Lien Debt, any other Customary Intercreditor Agreement that effects lien subordination of Liens securing any Junior Lien Debt to the Liens securing the Obligations. Upon the request of the Parent Borrower, the Administrative Agent and the Collateral Agent will execute and deliver such intercreditor agreement with one or more Debt Representatives for Junior Lien Debt not prohibited hereunder.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Loan, any Refinancing Term Loan, any Refinancing Revolving Loan, or any Maturity Date as extended pursuant to Section 2.27, in each case as extended in accordance with this Agreement from time to time.

“Latest Term A Loan Maturity Date” shall mean, as of any date of determination, the latest maturity or expiration date applicable to any Term A-1 Loan or Term A-2 Loan hereunder at such time.

“Latest Term A-2 Loan Maturity Date” shall mean, as of any date of determination, the latest maturity or expiration date applicable to the Term A-2 Loan hereunder at such time.

“Law” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the binding interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LC Disbursement” shall mean any payment or disbursement made by an Issuing Lender under or pursuant to a Letter of Credit.

“LC Exposure” shall mean, as to each Lender, such Lender’s Revolving Credit Percentage of the Aggregate LC Exposure.

“LC Fee” shall have the meaning assigned to such term in Section 2.9(c).

“LCT Election” shall have the meaning assigned to such term in Section 1.4.

“LCT Test Date” shall have the meaning assigned to such term in Section 1.4.

“Lender Affiliate” shall mean, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lender-Related Person” shall have the meaning assigned to such term in Section 9.5(b).

“Lenders” shall have the meaning assigned to such term in the preamble to this Agreement.

“Letter of Credit Obligations” shall mean, at any time, the aggregate of all liabilities at such time of any Loan Party to each Issuing Lender with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding.

“Letter of Credit Sublimit” shall mean the greater of (a) $1,000,000,000 and (b) such higher amount as the Parent Borrower, the Required Revolving Credit Lenders and the applicable Issuing Lender(s) may from time to time agree.

“Letter of Credit Usage” shall mean, as of any date of determination, the sum of (a) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding and (b) the aggregate amount of all Reimbursement Obligations outstanding at such time.

“Letters of Credit” shall mean letters of credit or bank guarantees issued by an Issuing Lender for the account of the Parent Borrower or any Restricted Subsidiary pursuant to Section 2.7 (including any Designated Letters of Credit).

“Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement.

“Lien Release Event” shall have the meaning assigned to such term in Section 9.27(a)(i).

“Limited Condition Transaction” shall mean any transaction or action in connection with any acquisition (including by way of merger), investment (including the assumption or incurrence of Indebtedness), Disposition, Restricted Payment, or repayment, repurchase, defeasance or refinancing of Indebtedness.

“LLC” shall mean any limited liability company organized or formed under the laws of any state of the United States.

“LLC Division” shall mean the statutory division of any LLC into two or more LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any comparable provision of the limited liability company law of any other state of the United States.

“Loan” shall mean any loan made by a Lender hereunder.

“Loan Documents” shall mean, collectively, this Agreement, each Note, the Issuing Lender Agreements, the Administrative Agent Fee Letter, the Guaranty, the Collateral Documents, the Intercreditor Agreements, and any Joinder Agreement.

“Loan Parties” shall mean the Parent Borrower and each Guarantor, including each Subsidiary Borrower.

“Management Stockholders” shall mean (a) any Company Person who is an investor in a Parent Entity, (b) family members of any of the individuals identified in the foregoing clause (a), (c) trusts, partnerships or limited liability companies for the benefit of any of the individuals identified in the foregoing clause (a) or (b), and (d) heirs, executors, estates, successors and legal representatives of the individuals identified in the foregoing clause (a) or (b).

“Margin Stock” shall have the meaning set forth in Regulation U of the Board, or any successor thereto.

“Material Acquisition” shall mean any acquisition of Property or series of related acquisitions of Property (including by way of merger) which (a) constitutes assets comprising all or substantially all the assets of, or the assets constituting a division or an operating unit of a business of, or constitutes a majority of the outstanding common stock of, a Person and (b) involves the payment of consideration by Parent Borrower and its Restricted Subsidiaries (valued at the initial principal amount thereof in the case of non-cash consideration consisting of notes or other debt securities and valued at fair market value in the case of other non-cash consideration) in excess of $1,000,000,000.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, results of operations or financial condition of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, or (b) the ability of the Loan Parties (taken as a whole) to perform their material payment obligations under this Agreement, excluding any effects which may result from non-cash charges arising from ASC 350, ASC 360 and/or ASC 718, as applicable, issued by the Financial Accounting Standards Board.

“Material Disposition” shall mean any Disposition of Property or series of related Dispositions of Property which yields gross proceeds to Parent Borrower or any of its Restricted Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000,000.

“Material Indebtedness” shall mean, as of any date, Indebtedness of the type set forth in clause (a)(i), (ii) and (vi) of the definition thereof on such date of any Loan Party in an aggregate principal amount exceeding the Threshold Amount; provided that in no event shall any of the following be Material Indebtedness (a) Indebtedness under a Loan Document, (b) obligations relating to any Securitization Financing or receivables financing, (c) Capital Lease Obligations, (d) obligations under Heding Agreements and (e) Indebtedness held by a Loan Party or any Indebtedness held by an Affiliate of a Loan Party.

“Material Intellectual Property Collateral” shall mean all Intellectual Property of the Loan Parties that is material to the business of the Loan Parties, taken as a whole, as determined in good faith by the Parent Borrower (which determination shall be conclusive absent manifest error) determined on a Pro Forma Basis for any applicable transaction; provided that “Material Intellectual Property Collateral” shall exclude (a) non-exclusive licenses of Intellectual Property, (b) any software (including shrink-wrap software), technology infrastructure, data, databases, or system (whether owned, licensed or leased) that is used by any Borrower, any of the other Loan Parties or any Restricted Subsidiary primarily for accounting, tax, treasury management, inventory management, logistics management, procurement management, customer relations management, KPI measurement, human resources, legal, employee benefits, scheduling, communications, content delivery, streaming technology, digital distribution, or other day-to-day operations of its business, (c) any Intellectual Property that is not registered or required to be registered under Applicable Law and (d) any Intellectual Property relating to content that is in development, pre-production, or production and has not yet been commercially released or exploited.

“Material Restricted Subsidiary” shall mean any Material Subsidiary that is a Restricted Subsidiary.

“Material Subsidiary” shall mean any “significant subsidiary” of Parent Borrower as defined in Regulation S-X of the SEC; provided, that each Subsidiary Borrower shall in any event constitute a Material Subsidiary.

“Maturity Date” shall mean (a) in the case of (i) the Term A-1 Loans, the Term A-1 Loan Maturity Date and (ii) the Term A-2 Loans, the Term A-2 Loan Maturity Date, as applicable, (b) in the case of the Revolving Credit Loans and the Swingline Loans, the applicable Revolving Credit Maturity Date and (c) with respect to any Incremental Term Loans and Incremental Revolving Commitments, the final maturity date as specified in the applicable Incremental Amendment.

“Merger Sub” shall have the meaning assigned to such term in the preamble hereto.

“Minority Investment” shall mean any Person other than a Subsidiary in which the Parent Borrower or any Restricted Subsidiary owns any Equity Interests.

“MNPI” shall mean material information concerning any Borrower and its Subsidiaries and their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Multi-Currency” shall mean Euros, Sterling and Yen.

“Multi-Currency Revolving Loans” shall mean each Revolving Credit Loan denominated in any Multi-Currency.

“Multi-Currency Sublimit” shall mean with respect to (a) Euros, the Dollar equivalent of $500,000,000, (b) Sterling, the Dollar equivalent of $500,000,000, and (c) Yen, the Dollar equivalent of $300,000,000, as the sublimit may be decreased from time to time in accordance with Section 2.13.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 3(37) of ERISA to which contributions have been made by Parent Borrower or any ERISA Affiliate of Parent Borrower in the past six years and which is covered by Title IV of ERISA.

“Net Cash Proceeds” shall mean, with respect to:

(a)            the Disposition of any asset by the Parent Borrower or any Restricted Subsidiary, the excess, if any, of:

(i)            the sum of Unrestricted Cash received in connection with such Disposition (including any Unrestricted Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), over

(ii)           the sum of,

(A)            the principal amount, premium or penalty, if any, interest, breakage costs and other amounts on any (1) Indebtedness that is secured by the asset subject to such Disposition and required to be repaid in connection with such Disposition (other than Indebtedness under the Loan Documents, Pari Passu Lien Debt or Junior Lien Debt), (2) Indebtedness of Restricted Subsidiaries that are not Loan Parties that is, or will be, repaid in connection with such Disposition and (3) Indebtedness that is secured by Permitted Priority Assets that is, or will be, repaid in connection with such Disposition,

(B)            the out-of-pocket fees and expenses (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and re-cording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Parent Borrower or such Restricted Subsidiary in connection with such Disposition,

(C)            taxes or distributions made pursuant to Section 5.12(h) or Section 5.12(i) paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Cash Proceeds),

(D)            in the case of any Disposition by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Parent Borrower or a wholly owned Restricted Subsidiary as a result thereof,

(E)            any reserve for adjustment in respect of (1) the sale price of such asset or assets established in accordance with GAAP and (2) any liabilities associated with such asset or assets and retained by the Parent Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E);

(F)            any costs associated with unwinding any related Hedge Agreements in connection with such transaction; and

(b)            the sale, incurrence or issuance of any Indebtedness by the Parent Borrower or any Restricted Subsidiary, the excess, if any, of:

(i)            the sum of Unrestricted Cash received in connection with such incurrence or issuance over

(ii)            taxes paid or reasonably estimated to be payable as a result thereof, fees (including investment banking fees, attorneys’ fees, accountants’ fees, underwriting fees and discounts), commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Parent Borrower or such Restricted Subsidiary in connection with such sale, incurrence or issuance.

“Net Short Lender” shall mean at any date of determination, each Lender (other than an Unrestricted Lender) that has a Net Short Position as of such date.

“Net Short Position” shall mean, with respect to a Lender (other than an Unrestricted Lender), as of a date of determination, the net positive position, if any, held by such Lender that is remaining after deducting any long position that the Lender holds (i.e., a position (whether as an investor, lender or holder of Loans, debt obligations and/or Derivative Instruments) where the Lender is exposed to the credit risk of the Loan Parties) from any short positions (i.e., a position as described above, but where the Lender has a negative exposure to the credit risk described above). For purposes of determining whether a Lender (other than an Unrestricted Lender) has a Net Short Position on any date of determination:

(a)            Derivative Instruments shall be counted at the notional amount (in Dollars) of such Derivative Instrument; provided that, subject to clause (e) below, the notional amount of Derivative Instruments referencing an index that includes any of the Loan Parties or any bond or loan obligation issued or guaranteed by any Loan Party shall be determined in proportionate amount and by reference to the percentage weighting of the component which references any Loan Party or any bond or loan obligation issued or guaranteed by any Loan Party that would be a “Deliverable Obligation” or an “Obligation” (as defined in the ISDA CDS Definitions) of the Loan Parties;

(b)            notional amounts of Derivative Instruments in other currencies shall be converted to the Dollar equivalent thereof by such Lender in accordance with the terms of such Derivative Instruments, as applicable; provided that if not otherwise provided in such Derivative Instrument, such conversion shall be made in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate determined (on a mid-market basis) by such Lender, acting in a commercially reasonable manner, on the date of determination;

(c)            Derivative Instruments that incorporate either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions, in each case as supplemented (or any successor definitions thereto, collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans if such Lender is a protection buyer or the equivalent thereof for such Derivative Instrument and (A) the Loans are a ‘Reference Obligation’ under the terms of such Derivative Instrument (whether specified by name in the related documentation, included as a ‘Standard Reference Obligation’ on the most recent list published by Markit, if ‘Standard Reference Obligation’ is specified as applicable in the relevant documentation or in any other manner) or (B) the Loans would be a ‘Deliverable Obligation’ or an ‘Obligation’ (as defined in the ISDA CDS Definitions) of the Loan Parties under the terms of such Derivative Instrument;

(d)            credit derivative transactions or other Derivative Instruments which do not incorporate the ISDA CDS Definitions shall be counted for purposes of the Net Short Position determination if, with respect to the Loans, such transactions are functionally equivalent to a transaction that offers such Lender protection in respect of the Loans; and

(e)            Derivative Instruments in respect of an index that includes any of the Loan Parties or any instrument issued or guaranteed by any of the Loan Parties shall not be deemed to create a short position, so long as (A) such index is not created, designed, administered or requested by such Lender and (B) the Loan Parties, and any Deliverable Obligation of the Loan Parties, collectively, shall represent less than 5.0% of the components of such index.

“Net Short Representation” shall mean, with respect to any Lender (other than an Unrestricted Lender) at any time, a representation (including any deemed representation, as the case may be) from such Lender to the Parent Borrower that it is not (x) a Net Short Lender at such time or (y) knowingly and intentionally acting in concert with any of its Affiliates for the express purpose of creating (and in fact creating) the same economic effect with respect to the Loan Parties as though such Lender were a Net Short Lender at such time.

“NewCo” shall have the meaning assigned to such term in Section 5.8(b).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.22(b).

“Non-Extending Lender” shall have the meaning assigned to such term in Section 2.27(a).

“Non-Financial Letter of Credit” shall mean any Letter of Credit that is not a Financial Letter of Credit.

“Non-Lender Fees” shall have the meaning assigned to such term in Section 2.14(g)(v).

“Non-U.S. Person” shall have the meaning assigned to such term in Section 2.21(f)(ii).

“Non-Wholly Owned Subsidiary Provision” shall have the meaning assigned to such term in the definition of “Excluded Subsidiary”.

“Note” shall mean a promissory note made by any Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit G-1 or Exhibit G-2, as applicable.

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such date and (b) the Overnight Bank Funding Rate in effect on such date (or, if such day is not a Business Day, the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing reasonably selected by it; provided further that if the NYFRB Rate, determined as set forth above, shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“NYFRB’s Website” shall mean the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” shall mean (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding; (b) obligations of any Loan Party or Restricted Subsidiary under any Secured Hedge Agreement; and (c) Cash Management Obligations; provided that “Obligations” shall exclude any Excluded Swap Obligations; provided further, (i) obligations of any Loan Party under any Cash Management Agreement or Secured Hedge Agreement shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other obligations under the Loan Documents are so secured and guaranteed, (ii) the Obligations shall cease to include obligations of the Loan Parties under Cash Management Agreements and Secured Hedge Agreements on and following occurrence of an Investment Grade Fall-Away Event, and (iii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Hedge Agreements or Cash Management Agreements.

“OID” shall mean original issue discount.

“Organization Documents” shall mean:

(a)            with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);

(b)            with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and

(c)            with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” shall mean taxes imposed as a result of a present or former connection between the Administrative Agent or a Lender (or Transferee) with the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender (or Transferee) having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced, this Agreement or any other Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22(b)).

“Outstanding Revolving Extensions of Credit” shall mean, as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender’s LC Exposure at such time and (c) such Lender’s Swingline Exposure at such time.

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate); provided that if the Overnight Bank Funding Rate, determined as set forth above, shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Paramount Global” shall mean Paramount Global, a Delaware corporation.

“Paramount Global Indentures” shall mean, collectively,

(a)            the indenture, dated as of May 15, 1995, among Paramount Global, a Delaware corporation (and (i) with regard to the 1995 Indenture and the 2008 A&R Indenture, formerly known as CBS Corporation, formerly known as Viacom Inc., (ii) with regard to the 2006 Indenture, as successor to Viacom Inc., (iii) with regard to the 2017 Indenture, formerly known as CBS Corporation, and (iv) with regard to the 2020 Indenture, formerly known as ViacomCBS Inc., in each case, the “Issuer”), the guarantor party thereto, and Deutsche Bank Trust Company Americas, as trustee (successor trustee to Citibank, N.A., successor to State Street Bank and Trust Company and successor to The First National Bank of Boston) (the “DB Trustee”) (as supplemented, amended or otherwise modified to the date hereof, the “1995 Indenture”);

(b)            the indenture, dated as of April 12, 2006 (as supplemented, amended or otherwise modified to the date hereof, the “2006 Indenture”), between the Issuer and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “BNY Trustee”);

(c)            the indenture, dated as of June 22, 2001, among the Issuer, the guarantor party thereto, and the BNY Trustee, as the original trustee, as amended and restated by that certain amended and restated indenture, dated as of November 3, 2008, among the Issuer, the guarantor party thereto, and the BNY Trustee (as supplemented, amended or otherwise modified to the date hereof, the “2008 A&R Indenture”);

(d)            the indenture, dated as of November 16, 2017, among the Issuer, the guarantor party thereto, and the DB Trustee (as supplemented, amended or otherwise modified to the date hereof, the “2017 Indenture”);

(e)            the indenture, dated as of March 27, 2020, between the Issuer and the DB Trustee (as supplemented, amended or otherwise modified to the date hereof, the “2020 Indenture”); and

(f)             any indenture or other agreement governing a Permitted Refinancing of Indebtedness under any of the foregoing.

“Paramount Global Property Cap” shall mean, with respect to any asset and property of Paramount Global that is subject or purported to be subject to any Lien securing any Permitted Secured Debt, at any time for so long as any Paramount Global Indenture is in effect and includes limitations on liens substantially the same as set forth therein in effect as of the Signing Date, 15% of the consolidated total assets of Paramount Global at the end of the most recent accounting period preceding the creation or assumption of such Lien (as provided in each Paramount Global Indenture) of Paramount Global (reduced by any Attributable Debt (as defined in each such Paramount Global Indenture) with respect to any Sale and Leaseback Transaction (as defined in each such Paramount Global Indenture) permitted under each Paramount Global Indenture); provided that, (i) if any of the Paramount Global Indentures have been amended after the date hereof, the Paramount Global Property Cap shall be changed to the largest amount such that the creation or assumption of liens on assets and property of Paramount Global in such amount would not require that the notes issued under any Paramount Global Indenture to be equally and ratably secured with the Obligations pursuant to the Paramount Global Indentures then in effect, and (ii) if all of the notes issued under the Paramount Global Indentures are equally and ratably secured with the Obligations on the assets and property of Paramount Global, the Paramount Global Property Cap shall not be applicable.

“Parent Borrower” shall mean Paramount Skydance Corporation; provided that in the event that any newly-formed domestic entity that does or will, directly or indirectly, control Paramount Skydance Corporation and which will, directly or indirectly, wholly own Paramount Skydance Corporation after giving effect to the Transactions (“New Pilot”) is formed, the Parent Borrower shall instead be New Pilot and Paramount Skydance Corporation shall be a Subsidiary Guarantor.

“Pari Passu Lien Debt” shall mean any notes, bonds, debentures or loans secured (or will be secured) by Liens on all or any portion of the Collateral that are pari passu in priority with the Liens on all or any portion of the Collateral that secure the Obligations incurred on the Closing Date. For the avoidance of doubt, “Pari Passu Lien Debt” includes the Term A Loans, the Revolving Credit Loans (if any) and the Revolving Credit Commitments, in each case, as of the Closing Date, and excludes Obligations that are unsecured or secured (or intended to be secured) by a Lien that is junior in priority to Liens securing Pari Passu Lien Debt. A Debt Representative acting on behalf of the holders of Pari Passu Lien Debt shall become party to, or otherwise subject to the provisions of, an Equal Priority Intercreditor Agreement.

“Participant Register” shall have the meaning assigned to such term in Section 9.4(f).

“Patriot Act” shall have the meaning assigned to such term in Section 9.17.

“Payment Recipient” shall have the meaning assigned to such term in Article VII.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“Permanent Financing” shall mean the issuance by the Parent Borrower of senior secured debt securities and/or senior unsecured debt securities through a public offering or in a private placement or the borrowing by the Parent Borrower of senior secured term loans (including the Term A Loans) and/or senior unsecured term loans, or a combination of the foregoing in an amount necessary to finance the Acquisition in lieu of the Acquisition Bridge Facility or to refinance the Acquisition Bridge Facility.

“Permanent Financing Cap” shall mean an amount available to be incurred on or prior to the Closing Date equal to (a) $49,000,000,000 minus (b) the sum of (i) the amount of the Acquisition Bridge Facility drawn on the Closing Date, if any, plus (ii) the aggregate principal amount of other Permanent Financing outstanding on the Closing Date.

“Permitted Entity” shall mean, with respect to a Person: (a) a Permitted Trust solely for the benefit of (i) such Person, (ii) one or more Family Members of such Person, and/or (iii) any other Permitted Entity of such Person; (b) any Affiliate of, or general partnership, limited partnership, limited liability company, corporation, or other entity that (i) directly or indirectly controls, is controlled by, or is under common control with such Person, and/or (ii) is directly or indirectly exclusively owned by one or more Family Members of such Person; (c) a revocable living trust, which revocable living trust is itself both a Permitted Trust and a Sponsor, (i) during the lifetime of the natural person grantor of such trust, or (ii) following the death of the natural person grantor of such trust, solely to the extent that such shares are held in such trust pending distribution to the beneficiaries designated in such trust; and (d) the personal representative of the estate of such Person upon the death of such Person solely to the extent the executor is acting in the capacity as a personal representative of such estate.

“Permitted Holders” shall mean any of the following:

(a)            any Sponsor; and

(b)            any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which the Persons described in clause (a) above are members; provided that (i) without giving effect to the existence of such group or any other group, the Persons described in clause (a) above, collectively, beneficially own at least 50% of Parent Borrower’s Voting Capital Stock and (ii) to the extent that beneficial ownership of Voting Capital Stock of any member of such group is attributed to one or more other members of such group, each such member of the group that is by attribution deemed to be the Beneficial Owner of such additional Voting Capital Stock shall also be deemed to be a Permitted Holder.

“Permitted Investors” means (a) a Sponsor, (b) each of the Affiliates and investment managers of a Sponsor, (c) any fund or account managed by any of the persons described in clause (a) or (b) of this definition, (d) any employee benefit plan of Parent Borrower or any of its Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (e) investment vehicles of members of management of the Parent Borrower and their respective Subsidiaries.

“Permitted Junior Secured Refinancing Debt” shall mean any Credit Agreement Refinancing Indebtedness that is Junior Lien Debt.

“Permitted Lien” shall mean any lien not prohibited by Section 5.9.

“Permitted Pari Passu Secured Refinancing Debt” shall mean any Credit Agreement Refinancing Indebtedness that is Pari Passu Lien Debt.

“Permitted Priority Assets” shall mean property or assets described in, or that secured by a Lien permitted by, Sections 5.9(d)(iii), 5.9(d)(vi), 5.9(d)(vii), 5.9(d)(viii), 5.9(d)(ix), 5.9(d)(x), 5.9(d)(xvi) or 5.9(d)(xxii), in each case, as each such section is in effect on the Closing Date.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, replacement, renewal or extension of any Indebtedness of such Person; provided that

(a)            the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, replaced, renewed or extended except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon, plus OID and upfront fees plus other fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, replacement, renewal or extension and by an amount equal to any existing commitments unutilized thereunder,

(b)            other than with respect to a Permitted Refinancing in respect of Indebtedness permitted and incurred pursuant to Section 5.10(h), such modification, refinancing, refunding, replacement, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Consolidated Indebtedness being modified, refinanced, refunded, replaced, renewed or extended; provided that this clause (b) shall not apply to the incurrence of any Permitted Refinancing pursuant to the Inside Maturity Exception,

(c)            such Indebtedness shall not be incurred or guaranteed by any Loan Party or Restricted Subsidiary other than a Loan Party or Restricted Subsidiary that was an obligor of the Indebtedness being exchanged, extended, renewed, replaced or refinanced and no additional Loan Parties or Restricted Subsidiaries shall become liable for such Indebtedness;

(d)            if such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is Junior Financing or Junior Lien Debt,

(i)            to the extent such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, replacement, renewal, or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended,

(ii)           to the extent such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is unsecured, such modification, refinancing, refunding, replacement, renewal or extension is either (A) unsecured or (B) secured only by Permitted Liens (provided that such incurrence will thereafter count in the calculation of any remaining basket capacity thereunder, while such Indebtedness remains outstanding);

(iii)           to the extent such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is secured by Liens, (A) such modification, refinancing, refunding, replacement, renewal or extension is either (1) unsecured or (2) secured only by Permitted Liens, provided that if such Indebtedness is Pari Passu Lien Debt or Junior Lien Debt, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to, or is otherwise subject to the provisions of (1) if such Indebtedness is Pari Passu Lien Debt, an Equal Priority Intercreditor Agreement or (2) if such Indebtedness is Junior Lien Debt, a Junior Lien Intercreditor Agreement and (B) to the extent that such Liens are subordinated to the Liens securing the Obligations, such modification, refinancing, refunding, replacement, renewal or extension is secured by Liens that are subordinated to the Liens securing the Obligations on terms at least as favorable to the Lenders as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, replaced, renewed or extended; and

(iv)          such modification, refinancing, refunding, replacement, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended and no additional obligors become liable for such Indebtedness;

(e)            if such Indebtedness is secured by assets of the Parent Borrower or any Restricted Subsidiary:

(i)            such Indebtedness shall not be secured by Liens on any assets of the Parent Borrower or any Restricted Subsidiary that are not also subject to, or would be required to be subject to pursuant to the Loan Documents, a Lien securing the Obligations (except (1) Liens on property or assets applicable only to periods after the Latest Maturity Date at the time of incurrence and (2) any Liens on property or assets to the extent that a Lien on such property or asset is also added for the benefit of the Lenders); and

(ii)           if such Indebtedness is Pari Passu Lien Debt or Junior Lien Debt, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to, or is otherwise subject to the provisions of (A) if such Indebtedness is Pari Passu Lien Debt, an Equal Priority Intercreditor Agreement or (B) if such Indebtedness is Junior Lien Debt, a Junior Lien Intercreditor Agreement; and

(f)            in the case of any Permitted Refinancing in respect of any Permitted Pari Passu Secured Refinancing Debt or any Permitted Junior Secured Refinancing Debt, in each case, such Permitted Refinancing is secured by Liens on assets of Loan Parties that are subject to an Equal Priority Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable.

Permitted Refinancing will be deemed to include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Reorganization” shall mean any transaction,

(a)            undertaken to effect a corporate reorganization (or similar transaction or event) for operational or efficiency purposes, or

(b)            related to tax planning or tax reorganization,

in each case, as determined in good faith by the Parent Borrower and entered into after the Closing Date; provided that, (i) no Event of Default is continuing immediately prior to such transaction and immediately after giving effect thereto and (ii) the Parent Borrower has determined in good faith that, after giving effect to such transaction, the security interests of the Lenders in the Collateral (taken as a whole) and the Guarantees of the Obligations (taken as a whole), in each case would not be materially impaired as a result thereof, and such transaction would not otherwise be materially adverse to the Lenders.

“Permitted Secured Debt” shall mean, collectively, Junior Lien Debt and Pari Passu Lien Debt.

“Permitted Securitization Financing” shall mean any Securitization Financing that meets the following conditions:

(a)            such Permitted Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Parent Borrower and any applicable Securitization Subsidiary, as determined by the Parent Borrower in good faith;

(b)            all sales, transfers and/or contributions of Securitization Assets and related assets are made at fair market value; and

(c)            the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms, as determined by the Parent Borrower in good faith.

“Permitted Trust” shall mean a bona fide trust where each trustee is a Sponsor or a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, and bank trust departments.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or other entity, or any government or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and which is maintained for employees of Parent Borrower or any ERISA Affiliate.

“Platform” shall have the meaning assigned to such term in Section 9.19(b).

“Pledged Debt” shall mean any promissory notes required to be pledged by the Loan Parties for the benefit of the Collateral Agent and the other Secured Parties pursuant to the terms of the Security Agreement.

“Pledged Equity” shall mean any Equity Interests required to be pledged by the Loan Parties for the benefit of the Collateral Agent and the other Secured Parties pursuant to the terms of the Security Agreement.

“Prepayment Notice” shall mean the prepayment notice with respect to a Loan, which shall be substantially in the form of Exhibit H or such or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Parent Borrower.

“Pricing Grid” shall have the meaning assigned to such term in the definition of “Applicable Margin”.

“Pricing Level” shall mean any applicable pricing level in the table set forth in the Pricing Grid, as determined by the Corporate Family Rating.

“Prime Rate” shall have the meaning assigned to such term in the definition of “Alternate Base Rate”.

“Pro Forma Basis” and “Pro Forma Effect” shall mean, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including the First Lien Net Leverage Ratio and the Consolidated Total Net Leverage Ratio and the calculation of Consolidated Total Assets, Consolidated Tangible Assets, Consolidated Adjusted EBITDA and TTM Consolidated Adjusted EBITDA, of any Person and its Restricted Subsidiaries, as of any date, that pro forma effect will be given to the Transactions, any acquisition, merger, consolidation, investment, any issuance, incurrence, assumption or repayment (mandatory or voluntary) or redemption of Indebtedness (including Indebtedness issued, incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated) (but excluding the identifiable proceeds of any Indebtedness being incurred substantially simultaneously therewith or as part of the same transaction or series of related transactions for purposes of netting cash to calculate the applicable ratio), any issuance or redemption of preferred stock or disqualified stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit or any designation of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the Test Period of such Person being used to calculate such test, financial ratio, basket or covenant, or subsequent to the end of the Test Period but prior to such date of calculation or prior to or in connection with the event for which a determination under this definition is made, as if each such event occurred on the first day of the Test Period.

For purposes of making any computation referred to above:

(a)      if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Hedge Agreement or Cash Management Agreements applicable to such Indebtedness if such Hedge Agreement or Cash Management Agreements have a remaining term of the lesser of (i) 12 months or more and (ii) the remaining time to the scheduled maturity date of such underlying Indebtedness);

(b)      interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Parent Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP;

(c)      interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Parent Borrower may designate;

(d)      interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; and

(e)      to the extent not already covered above, any such calculation may include adjustments calculated in accordance with Regulation S-X under the Securities Act.

“Pro Rata Facilities” shall mean the Revolving Credit Facility, the Term A-1 Loan Facility and the Term A-2 Loan Facility.

“Pro Rata Facilities Lenders” shall mean the Revolving Credit Lenders, Term A-1 Lenders and the Term A-2 Lenders.

“Prohibited Proceeding” shall have the meaning assigned to such term in Section 9.27(c)(i)(C).

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Equity Interests.

“Qualifying Acquisition” shall mean any acquisition of Property or series of related acquisitions of Property (including by way of merger) which involves the payment of consideration by the Parent Borrower and its Restricted Subsidiaries (valued at the initial principal amount thereof in the case of non-cash consideration consisting of notes or other debt securities and valued at fair market value in the case of other non-cash consideration) in excess of $5,000,000,000.

“Rating Agencies” shall mean S&P, Moody’s and Fitch.

“Ratio Incremental Amount” shall mean such amount as would not result in:

(a)      with respect to Incremental Facilities secured by a Lien on Collateral that is pari passu with the Liens on such Collateral securing the Pro Rata Facilities, the Parent Borrower’s First Lien Net Leverage Ratio exceeding 0.50x above the Closing Date First Lien Net Leverage Ratio or, in each case in connection with an investment, such ratio prior to such incurrence, as of the last day of the most recently ended four fiscal quarter period for which financial statements have been delivered or (at the Parent Borrower’s election) are internally available;

(b)      with respect to Incremental Facilities secured by a Lien on all or a portion of the Collateral that is junior in priority to the Liens on such Collateral securing the Pro Rata Facilities, the Parent Borrower not being in compliance on a Pro Forma Basis with the Financial Covenants; or

(c)      with respect to Incremental Facilities not secured by a Lien on any portion of the Collateral, either (A) the Parent Borrower not being in compliance on a Pro Forma Basis with the Financial Covenants or (B) the Parent Borrower’s Interest Coverage Ratio for the applicable Test Period being less than 2.00 to 1.00 or, in connection with an investment, the Interest Coverage Ratio prior to such incurrence as of the last day of the most recently ended four fiscal quarter period for which financial statements have been delivered or (at the Parent Borrower’s election) are internally available, in each case of clauses (a), (b) and (c), calculated on a Pro Forma Basis and excluding the cash proceeds to the Parent Borrower of any then proposed Incremental Facility for netting purposes and excluding the effect of any substantially concurrent incurrence under the Fixed Incremental Amount, and with respect to any revolving or delayed draw Incremental Facility, at the Parent Borrower’s option either assuming that such facility is fully drawn on the date that the commitments therefor are established or, in lieu thereof, testing at the time of incurrence thereof.

“RedBird” shall mean, collectively, (a) RB Tentpole LP (so long as RB Tentpole LP is managed or controlled by Affiliates of RedBird Capital Partners Management LLC), (b) RedBird Capital Partners Fund IV (Master), L.P., (c) any Affiliates of RedBird Capital Partners Management LLC (including any investment vehicle managed and controlled by RedBird Capital Partners Management LLC) and (d) any Permitted Entity of a Person identified in clause (a), (b) or (c).

“Refinanced Debt” shall have the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing Amendment” shall mean an amendment to this Agreement executed by each of (a) the Parent Borrower and any applicable Subsidiary Borrower, (b) the Administrative Agent, and (c) each Lender and Eligible Assignees who will become Lenders that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.28.

“Refinancing Commitments” shall mean any Refinancing Term Commitments or Refinancing Revolving Commitments.

“Refinancing Loans” shall mean any Refinancing Term Loans or Refinancing Revolving Loans.

“Refinancing Revolving Commitments” shall mean one or more Classes of Revolving Credit Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Loans” shall mean one or more Classes of Revolving Loans that result from a Refinancing Amendment.

“Refinancing Term Commitments” shall mean one or more Classes of Term Loan commitments hereunder that result from a Refinancing Amendment.

“Refinancing Term Loans” shall mean one or more Classes of Term Loans that result from a Refinancing Amendment.

“Register” shall have the meaning assigned to such term in Section 9.4(d).

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulated Entity” shall mean (a) any swap dealer registered with the U.S. Commodity Futures Trading Commission or security-based swap dealer registered with the U.S. Securities and Exchange Commission, as applicable; or (b) any commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 C.F.R. part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” has the meaning specified in Section 2.7(g).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release Actions” shall have the meaning assigned to such term in Section 9.27(b).

“Release Certificate” shall have the meaning assigned to such term in Section 9.27(b).

“Release Date” shall have the meaning assigned to such term in Section 9.27(b).

“Release/Subordination Event” shall have the meaning assigned to such term in Section 9.27(a)(ii).

“Remaining Non-Loan Party Debt” shall have the meaning set forth in Section 5.10(k).

“Remaining Secured Debt” shall have the meaning set forth in Section 5.9(d)(xxiii).

“Removal Effective Date” shall have the meaning assigned to such term in Article VII.

“Required Class Lenders” shall mean, at any time, with respect to any Class of Loans or Commitments, Lenders holding more than 50% of the sum of (a) the aggregate unused Commitments of all Lenders such Class of at such time, plus (b) the outstanding aggregate principal amount of the Loans of such Class at such time, subject to the provisions of Section 2.25 with respect to any Defaulting Lender.

“Required Facility Lenders” shall mean, at any time, with respect to any Facility, Lenders holding in the aggregate more than 50% of the sum of (a) the Total Credit Exposures of all Lenders under such Facility at such time, plus (b) the aggregate unfunded Commitments in respect of such Facility at such time, in each case, subject to the provisions of Section 2.25 with respect to any Defaulting Lender.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the Total Credit Exposures of all Lenders, subject to the provisions of Section 2.25 with respect to any Defaulting Lender.

“Required Pro Rata Facilities Lenders” shall mean, at any time, Lenders holding in the aggregate more than 50% of the sum of (a) the aggregate Revolving Credit Commitments of all the Lenders at such time, plus (b) the outstanding aggregate principal amount of the Term A Loans, plus (c) any unfunded Commitments in respect of an Incremental Facility consisting of Term A Loans at such time, in each case, subject to the provisions of Section 2.25 with respect to any Defaulting Lender.

“Required Revolving Credit Lenders” shall mean, at any time, Revolving Credit Lenders whose respective Total Revolving Facility Percentages aggregate more than 50%, subject to the provisions of Section 2.25 with respect to any Defaulting Lender.

“Resignation Effective Date” shall have the meaning assigned to such term in Article VII.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement (or, in the case of matters relating to ERISA, any officer responsible for the administration of the pension funds of such corporation).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock or other Equity Interest of the Parent Borrower (in each case, solely to a holder of Equity Interests in such Person’s capacity as a holder of such Equity Interests other than dividends or distributions payable solely in Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or other Equity Interest, or on account of any return of capital to the Parent Borrower’s stockholders, partners or members (or the equivalent Person thereof), including any normal-course issuer bids by the Parent Borrower.

“Restricted Subsidiary” shall mean each Subsidiary of the Parent Borrower other than any Unrestricted Subsidiary. The Subsidiary Borrowers shall at all time constitute Restricted Subsidiaries for so long as they remain Subsidiary Borrowers.

“Reuters” shall mean, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revolving Commitment Utilization Percentage” shall mean on any day the percentage equivalent to a fraction (a) the numerator of which is the aggregate outstanding principal amount of Revolving Credit Loans, Letters of Credit and Swingline Loans, and (b) the denominator of which is the Total Revolving Commitment (or, on any day after termination of the Commitments, the Total Revolving Commitment in effect immediately preceding such termination).

“Revolving Credit Commitments” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Credit Loans pursuant to Section 2.1(b), to make, refund or acquire participations in Swingline Loans pursuant to Section 2.6 and to issue or participate in Letters of Credit pursuant to Section 2.7, as set forth on Schedule 1.1, as such Lender’s Commitment may be permanently terminated, reduced or increased from time to time pursuant to Section 2.13 and Section 2.14, as applicable, changed pursuant to Section 9.4 or extended pursuant to Section 2.27. The aggregate principal amount of the Revolving Credit Commitments of all of the Lenders as in effect on the Signing Date and the Closing Date is $5,000,000,000.

“Revolving Credit Facility” shall mean the Revolving Credit Commitments, including any Incremental Revolving Facilities, and the extensions of credit made thereunder.

“Revolving Credit Lender” shall mean, at any time, a Lender that has a Revolving Credit Commitment, outstanding Revolving Credit Loans or participation interests in outstanding Letters of Credit and Swingline Loans at such time.

“Revolving Credit Loans” shall mean the revolving loans made by the Lenders to any Borrower pursuant to Section 2.4. Each Revolving Credit Loan shall be a Term Benchmark Loan, a RFR Loan or an ABR Loan.

“Revolving Credit Maturity Date” shall mean, the date that is the five-year anniversary of the Closing Date, as such date may be extended pursuant to Section 2.27.

“Revolving Credit Percentage” of any Lender at any time shall mean the percentage of the aggregate Commitments (or, following any termination of all the Commitments, the Commitments most recently in effect) represented by such Lender’s Commitment (or, following any such termination, the Commitment of such Lender most recently in effect); provided that, for the purposes of calculating the Revolving Credit Percentages only, the term “Commitment” shall not include any commitment of a Lender to make Swingline Loans or to issue Letters of Credit.

“Revolving Facility Exposure” shall mean, with respect to any Lender, the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender’s LC Exposure at such time and (c) such Lender’s Revolving Credit Percentage of the aggregate Swingline Loans outstanding at such time.

“RFR” shall mean, for any RFR Loan denominated in Sterling, SONIA.

“RFR Business Day” shall mean, for any RFR Loan denominated in Sterling, any day except for (a) a Saturday, (b) a Sunday or (c) a day on which banks are closed for general business in London.

“RFR Interest Day” shall have the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” shall mean any Loan bearing interest at a rate determined by reference to Daily Simple RFR.

“RFR Revolving Credit Loan” shall mean any Revolving Credit Loan which is a RFR Loan. A RFR Revolving Credit Loan shall be a Multi-Currency Revolving Loan.

“S&P” shall mean Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, or any successor thereto.

“Same Day Funds” shall mean disbursements and payments in immediately available funds.

“Sanctioned Person” shall mean for any period during the term of this Agreement, any Person named and existing during such period on (a) OFAC’s List of Specially Designated Nationals and Blocked Persons or any entity that is 50% or more owned by such Person or Persons or (b) any similar list maintained by any applicable European Union, United Nations Security Council or United Kingdom sanctions authority.

“Sanctions” shall mean economic sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or similar economic sanctions imposed, administered or enforced by (a) the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union or (d) His Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission.

“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between any Loan Party or Restricted Subsidiary, on the one hand, and any Hedge Bank, on the other hand, and (other than in respect of any Hedge Agreement with the Administrative Agent or its Affiliates) designated in a writing by the Hedge Bank and the Parent Borrower to the Administrative Agent as a “Secured Hedge Agreement.” Such designation shall be irrevocable and a single designation shall be effective for any Hedge Agreement or other transaction entered into pursuant to a single Master Agreement.

“Secured Hedge Obligations” shall mean obligations under any Secured Hedge Agreement.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Issuing Lender, each Swingline Lender, each Hedge Bank under each Secured Hedge Agreement, each Cash Management Bank owed Cash Management Obligations and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Article VII.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Securitization Assets” shall mean any Securitization Receivable Assets and any Securitization Operating Assets.

“Securitization Financing” shall mean any transaction or series of transactions that may be entered into by the Parent Borrower or any of its Subsidiaries pursuant to which the Parent Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Parent Borrower or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary or a transfer by a Loan Party in the context of a receivables financing), or may grant a security interest or Lien in, any Securitization Assets of the Parent Borrower or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets as determined by the Parent Borrower in good faith.

“Securitization Operating Assets” shall mean intellectual property assets, contract rights, physical assets (including vehicles or real estate and other assets identified by the Parent Borrower) and the proceeds thereof and any Securitization Receivable Assets that may be related thereto which the Parent Borrower has determined in good faith are of the type customarily transferred or that are required to be transferred, or in respect of which security interests are customarily granted or are required to be granted, in connection with securitizations of operating assets or revenue streams relating thereto.

“Securitization Receivable Assets” shall mean, any accounts receivable, royalty or other revenue streams, other rights to payment (including with respect to rights of payment pursuant to the terms of any Joint Venture), all collateral securing such accounts receivable, royalty or other revenue streams or rights to payment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, royalty or other revenue streams or rights to payment, all proceeds of such accounts receivable, royalty or other revenue streams or rights to payment and other assets (including contract rights) which the Parent Borrower has determined are of the type customarily transferred (or that are required to be transferred) or in respect of which security interests are customarily granted or are required to be granted in connection with securitizations of accounts receivable, royalty or other revenue streams or rights to payment and which are sold, transferred or otherwise conveyed by the Parent Borrower or a Restricted Subsidiary to a Securitization Subsidiary or to a financing institution, in each case, in connection with a Permitted Securitization Financing.

“Securitization Subsidiary” shall mean a Wholly Owned Subsidiary of the Parent Borrower (or another Person formed for the purposes of engaging in a Permitted Securitization Financing in which the Parent Borrower or any Subsidiary of the Parent Borrower makes an investment and to which the Parent Borrower or any Subsidiary of the Parent Borrower transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Parent Borrower or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Parent Borrower or such other Person (as provided below) as a Securitization Subsidiary, and

(a)      no portion of the Indebtedness or any other obligation (contingent or otherwise) of which (i) is guaranteed by the Parent Borrower or any other Subsidiary of the Parent Borrower, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings) or (ii) is recourse to the Parent Borrower or any other Subsidiary of the Parent Borrower or any of their respective assets, other than another Securitization Subsidiary or its assets, other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Parent Borrower or any other Subsidiary of the Parent Borrower, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)      with which none of the Parent Borrower or any other Subsidiary of the Parent Borrower, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Parent Borrower reasonably believes to be no less favorable to the Parent Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent Borrower; and

(c)      to which none of the Parent Borrower or any other Subsidiary of the Parent Borrower, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results;

it being agreed that a Securitization Asset consisting of an obligation of or to any Affiliate of a Loan Party shall not result in non-compliance with any of the foregoing provisions.

“Security Agreement” shall mean, that certain Security Agreement, to be dated as of the Closing Date, executed in favor of the Collateral Agent, for the benefit of the Secured Parties, by the Parent Borrower and each other Loan Party, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, together with each other Security Agreement Supplement, guaranty and guaranty supplement delivered pursuant to Section 5.4.

“Security Agreement Supplement” shall mean, collectively, any security agreement supplement entered into in connection with, and pursuant to the terms of, the Security Agreement.

“Signing Date” shall mean the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 9.8(b)), which date is April 7, 2026.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person, on a consolidated basis with its Subsidiaries, exceeds its debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, (b) the present fair saleable value of the property of such Person, on a consolidated basis with its Subsidiaries, is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured, (c) such Person, on a consolidated basis with its Subsidiaries, is able to pay its debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured and (d) such Person, on a consolidated basis with its Subsidiaries, is not engaged in, and is not about to engage in, business for which it has unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SONIA” shall mean, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” shall mean the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” shall mean the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SPC” shall have the meaning specified in Section 9.4(i).

“Specified Currency Availability” shall mean the Multi-Currency Sublimit with respect to the relevant Multi-Currency less the Dollar equivalent of the aggregate principal amount of all Multi-Currency Revolving Loans denominated in such Multi-Currency outstanding on the date of borrowing.

“Specified Equity Contribution” shall have the meaning assigned to such term in Section 5.14(c).

“Specified Event of Default” shall mean an Event of Default resulting under Section 6.1(a), (f), (g) or (h).

“Specified Loan Party” means any Loan Party that is not a Qualified ECP Guarantor.

“Specified Representations” shall mean the representations and warranties of the Parent Borrower and the Guarantors set forth in Section 3.1(a), Section 3.2(c), Section 3.4 (with respect to the charter documents of the Parent Borrower or any Guarantor, as applicable, as in effect upon consummation of, or immediately after consummation of, the Acquisition), Section 3.5 (only as to execution, delivery and performance of this Agreement and the extensions of credit hereunder), Section 3.9, Section 3.12 (only as to the portions thereof that relate to the USA PATRIOT Act and the last sentence thereof), Section 3.13 (subject to Permitted Liens and the Certain Funds Provisions) and Section 3.14.

“Sponsors” shall mean, collectively, (a) Ellison, (b) RedBird and (c) any direct and indirect investors of the Persons identified in clauses (a) or (b) through any permitted equity syndication process consummated prior to the Closing Date.

“Spot Rate” shall mean, at any date, the Administrative Agent’s or applicable Lender’s, as the case may be (or, for purposes of determinations in respect of the Aggregate LC Exposure related to Letters of Credit issued in a Foreign Currency, the Issuing Lender’s or Issuing Lenders’, as the case may be), spot buying rate for the relevant Foreign Currency against Dollars as of approximately 11:00 a.m. (London time) on such date for settlement on the second Business Day.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants (including repurchase obligations) and indemnities entered into by the Parent Borrower or any Subsidiary that the Parent Borrower or such Subsidiary, as applicable, has determined in good faith are customary for “non-recourse” accounts receivables financings or factoring or securitization financings.

“Stated Amount” shall mean, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

“Sterling” or “£” shall mean British Pounds Sterling, the lawful currency of the United Kingdom on the Signing Date.

“Subsequent Transaction” shall have the meaning assigned to such term in Section 1.4.

“Subsidiary” shall mean, for any Person (the “Parent”), any corporation, partnership or other entity of which shares of Voting Capital Stock sufficient to elect a majority of the board of directors or other Persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) are at the time directly or indirectly owned or controlled by the Parent or one or more of its Subsidiaries or by the Parent and one or more of its Subsidiaries. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Borrower” shall mean any Subsidiary of Parent Borrower (a) which is designated as a Subsidiary Borrower by Parent Borrower in accordance with Section 2.26, (b) which has delivered to the Administrative Agent a Subsidiary Borrower Request and (c) whose designation as a Subsidiary Borrower has not been terminated pursuant to Section 9.16.

“Subsidiary Borrower Designation” shall mean a designation, substantially in the form of Exhibit C-4, which may be delivered by Parent Borrower and approved by Parent Borrower and shall be accompanied by a Subsidiary Borrower Request.

“Subsidiary Borrower Obligations” shall mean, with respect to each Subsidiary Borrower, the unpaid principal of and interest on the Loans made to such Subsidiary Borrower (including, without limitation, interest, fees and expenses accruing after the maturity of the Loans made to such Subsidiary Borrower and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Subsidiary Borrower, whether or not a claim for post-filing or post-petition interest, fees and expenses is allowed in such proceeding) and all other obligations and liabilities of such Subsidiary Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement (but not in its capacity as a Subsidiary Guarantor).

“Subsidiary Borrower Request” shall mean a request, substantially in the form of Exhibit C-5, which is received by the Administrative Agent in connection with a Subsidiary Borrower Designation.

“Subsidiary Guarantor” shall mean each Domestic Subsidiary of the Parent Borrower (other than an Excluded Subsidiary), including each Subsidiary Borrower.

“Swap Obligations” shall mean, with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Borrower” shall mean, collectively, the Parent Borrower, Paramount Global and any other Subsidiary Borrower designated as a “Swingline Borrower” by the Parent Borrower in a written notice to the Administrative Agent; provided, that, unless otherwise agreed by the Administrative Agent, no more than one Subsidiary Borrower may be a Swingline Borrower at any one time. Only a Subsidiary Borrower which is a U.S. Person may be a Swingline Borrower.

“Swingline Commitment” shall mean, (a) with respect to any Swingline Lender, the Commitment of such Lender to make Swingline Loans pursuant to Section 2.6, as designated in accordance with Section 2.6(g) and as set forth on Schedule 1.1 or in the agreement pursuant to which such Lender is designated as, and agrees to become, a Swingline Lender, and (b) in the aggregate, $300,000,000.

“Swingline Exposures” shall mean at any time the aggregate principal amount at such time of the outstanding Swingline Loans. The Swingline Exposure of any Lender at any time shall mean the sum of (a) its Revolving Credit Percentage of the aggregate Swingline Loans outstanding at such time (excluding, in the case of any Lender that is a Swingline Lender, Swingline Loans made by it and outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.25 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Lender that is a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender and outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans.

“Swingline Lender” shall mean (a) Citibank, N.A. and (b) any other Revolving Credit Lender designated from time to time by the Parent Borrower, and approved by such Revolving Credit Lender, as a “Swingline Lender” pursuant to Section 2.6(g).

“Swingline Loan” shall have the meaning assigned to such term in Section 2.6(a).

“Swingline Percentage” of any Swingline Lender at any time shall mean the percentage of the aggregate Swingline Commitments represented by such Swingline Lender’s Swingline Commitment.

“Syndication Agent” shall mean Bank of America, N.A.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“Target” shall have the meaning assigned to such term in the preamble hereto.

“Target Bridge Credit Agreement” shall mean that certain Non-Investment Grade Leveraged Bridge Loan Agreement, dated as of June 26, 2025 by and among Warner Bros. Discovery, Inc., WarnerMedia Holdings, Inc., the lenders party thereto, the other parties party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.

“TARGET Day” shall mean any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent, after consultation with the Parent Borrower, to be a suitable replacement) is open for the settlement of payments in Euro.

“Target Debt Payment/LM Transactions” shall mean the following transactions:

(a)      the Target shall have (i) either (A) eliminated the obligation to commence an Exchange Offer (as defined in the Acquired Business’s Offer to Purchase and Consent Solicitation Statement, dated as of June 9, 2025) with respect to each series of the Acquired Business’s Amended Notes (as defined in the Acquired Business’s Offer to Purchase and Consent Solicitation Statement, dated as of June 9, 2025) (as amended, restated, amended and restated, supplemented, or otherwise modified prior to the Closing Date, the “Target Notes”) as a result of the repayment or repurchase of such Target Notes and/or the payment of the $100 per $1,000/€100 per €1,000 premium contemplated by the Acquired Business’s Offer to Purchase and Consent Solicitation Statement, dated as of June 9, 2025, or (B) entered into transactions with respect to the Target Notes as necessary to permit the incurrence of the Acquisition Bridge Facility, the Pro Rata Facilities and the other Permanent Financing on the terms contemplated hereunder; provided that such transactions shall not result in the Target Notes being (x) secured on a pari passu basis with the Acquisition Bridge Facility, the Pro Rata Facilities and/or any other Permanent Financing that is secured on a first lien basis, (y) secured by any assets not constituting Collateral or (z) guaranteed by any entities that are not Loan Parties; and(b) the Target shall have either (i) repaid in full of all indebtedness and terminated all commitments under the Target Bridge Credit Agreement or (ii) entered into such transactions with respect to the Target Bridge Credit Agreement as may be necessary to permit the incurrence of the Acquisition Bridge Facility, the Pro Rata Facilities and the other Permanent Financing on the terms contemplated hereunder (it being understood that such transactions may result in the indebtedness under the Target Bridge Credit Agreement and indebtedness that refinances such indebtedness being secured on a pari passu basis with the Acquisition Bridge Facility, the Pro Rata Facilities and/or any Permanent Financing that is secured on a first lien basis).

“Target Loan Parties” shall mean the Acquired Business and each Subsidiary of the Acquired Business.

“Tax Group” shall have the meaning assigned to such term in Section 5.12(i).

“Taxes” shall have the meaning assigned to such term in Section 2.21(a).

“Term A Loan Facility” shall mean, at any time, the aggregate principal amount of the Term A Loans of all Lenders outstanding at such time.

“Term A Loans” shall mean the Term A-1 Loans, the Term A-2 Loans and any Incremental Term Loans in the form of term “A” loans. Each Term A Loan shall be a Term Benchmark Loan or an ABR Loan.

“Term A-1 Lender” shall mean (a) on the Signing Date, the Lenders set forth as Term A-1 Lenders on Schedule 1.1 and (b) at any time after the Signing Date, any Lender that holds Term A-1 Loans or Term A-1 Loan Commitments at such time.

“Term A-1 Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make its portion of the Term A-1 Loans to the relevant Borrower (a) on the Closing Date pursuant to Section 2.1(a)(i), in the principal amount set forth opposite such Lender’s name on Schedule 1.1 as in effect on the Signing Date and (b) any time thereafter pursuant to any Incremental Facility. The aggregate principal amount of the Term A-1 Loan Commitments of all of the Lenders as in effect on the Signing Date and the Closing Date (prior to funding) is $2,500,000,000.

“Term A-1 Loan Facility” shall mean, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term A-1 Loan Commitments and (b) thereafter, the aggregate principal amount of the Term A-1 Loans of all Lenders outstanding at such time.

“Term A-1 Loan Maturity Date” shall mean the date that is the three-year anniversary of the Closing Date, as such date may be extended pursuant to Section 2.27.

“Term A-1 Loans” shall have the meaning assigned to such term in Section 2.1(a)(i). Each Term A-1 Loan shall be a Term Benchmark Loan or an ABR Loan.

“Term A-2 Lender” shall mean (a) on the Signing Date, the Lenders set forth as Term A-2 Lenders on Schedule 1.1 and (b) at any time after the Signing Date, any Lender that holds Term A-2 Loans or Term A-2 Loan Commitments at such time.

“Term A-2 Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make its portion of the Term A-2 Loans to the relevant Borrower (a) on the Closing Date pursuant to Section 2.1(a)(ii), in the principal amount set forth opposite such Lender’s name on Schedule 1.1 as in effect on the Signing Date and (b) any time thereafter pursuant to any Incremental Facility. The aggregate principal amount of the Term A-2 Loan Commitments of all of the Lenders as in effect on the Signing Date and the Closing Date (prior to funding) is $2,500,000,000.

“Term A-2 Loan Facility” shall mean, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term A-2 Loan Commitments and (b) thereafter, the aggregate principal amount of the Term A-2 Loans of all Lenders outstanding at such time.

“Term A-2 Loan Maturity Date” shall mean the date that is the five-year anniversary of the Closing Date, as such date may be extended pursuant to Section 2.27.

“Term A-2 Loans” shall have the meaning assigned to such term in Section 2.1(a)(ii). Each Term A-2 Loan shall be a Term Benchmark Loan or an ABR Loan.

“Term B Loans” shall mean any Incremental Term Loans in the form of term “B” loans.

“Term Benchmark Loan” shall mean (a) any Revolving Credit Loan bearing interest at a rate determined by reference to the Term SOFR Rate, the EURIBOR Rate or the TIBOR Rate or (b) any Term Loan bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term Benchmark Revolving Credit Loan” shall mean any Revolving Credit Loan which is a Term Benchmark Loan. Subject to the limitations contained herein, a Term Benchmark Revolving Credit Loan may be a Multi-Currency Revolving Loan.

“Term Benchmark Term Loan” shall mean any Term Loan which is a Term Benchmark Loan.

“Term Benchmark Tranche” shall mean the collective reference to Term Benchmark Loans denominated in the same currency made by the Lenders, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Term Benchmark Loans shall originally have been made on the same day).

“Term Facility” shall mean the Term A-1 Loans, the Term A-2 Loans and any Incremental Term Facilities.

“Term Loans” shall mean the Term A-1 Loans, the Term A-2 Loans and any Incremental Term Loans.

“Term SOFR Determination Day” shall have the meaning assigned to such term under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” shall mean, with respect to any Term Benchmark Loan denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.

“Term SOFR Reference Rate” shall mean, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Loan denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 11:00 am (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Transition Event with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Termination Date” shall have the meaning assigned to such term in Section 9.27.

“Test Period” shall mean, at any time, the most recent period of four consecutive fiscal quarters of the Parent Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements have been or are required to be delivered pursuant to Sections 5.1(a) or (b).

“Threshold Amount” shall mean the greater of (a) $1,000,000,000 and (b) a Closing Date Metric percentage of TTM Consolidated Adjusted EBITDA.

“TIBOR Interpolated Rate” shall mean, at any time, with respect to any Term Benchmark Loan denominated in Yen and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the TIBOR Screen Rate) which results from interpolating on a linear basis between: (a) the TIBOR Screen Rate for the longest period (for which the TIBOR Screen Rate is available for Yen) that is shorter than the Impacted TIBOR Rate Interest Period; and (b) the TIBOR Screen Rate for the shortest period (for which the TIBOR Screen Rate is available for Yen) that exceeds the Impacted TIBOR Rate Interest Period, in each case, at such time; provided that, if any TIBOR Interpolated Rate shall be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.

“TIBOR Rate” shall mean, with respect to any Term Benchmark Loan denominated in Yen and for any Interest Period, the TIBOR Screen Rate at approximately 11:00 a.m., Japan time, two Business Days prior to the commencement of such Interest Period; provided that, if the TIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted TIBOR Rate Interest Period”) with respect to Yen then the TIBOR Rate shall be the TIBOR Interpolated Rate.

“TIBOR Screen Rate” shall mean the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on page DTIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent after consultation with the Parent Borrower) as of 11:00 a.m. Japan time two Business Days prior to the commencement of such Interest Period. If the TIBOR Screen Rate shall be less than 0.00%, the TIBOR Screen Rate shall be deemed to be 0.00% for purposes of this Agreement.

“Total Credit Exposure” shall mean, as to any Lender at any time, the unused Commitments of such Lender at such time, the outstanding Loans of such Lender at such time and such Lender’s LC Exposure and participations in Swingline Loans at such time.

“Total Multi-Currency Sublimit” shall mean $1,000,000,000, as such sublimit may be decreased from time to time in accordance with Section 2.13.

“Total Revolving Commitment” shall mean at any time the aggregate amount of the Revolving Credit Commitments in effect at such time.

“Total Revolving Facility Exposure” shall mean at any time the aggregate amount of the Revolving Facility Exposures at such time.

“Total Revolving Facility Percentage” shall mean, as to any Lender at any time, the quotient (expressed as a percentage) of (a) such Lender’s Commitment (or (i) for the purposes of acceleration of the Loans pursuant to Section 6.1 or (ii) if the Commitments have terminated, such Lender’s Revolving Facility Exposure) and (b) the aggregate of all Lenders’ Commitments (or (i) for the purposes of acceleration of the Loans pursuant to Section 6.1 or (ii) if the Commitments have terminated, the Total Revolving Facility Exposure).

“Total Specified Currency Availability” shall mean with respect to Multi-Currency Revolving Loans, the Dollar equivalent of $1,000,000,000 (as decreased from time to time pursuant to Section 2.13) less the Dollar equivalent of the aggregate principal amount of all Multi-Currency Revolving Loans then outstanding.

“Transactions” shall mean, collectively, (a) the Acquisition, the other related transactions contemplated by the Acquisition Agreement and the financing thereof, (b) the Equity Contributions, (c) the Closing Date Refinancings, (d) the Target Debt Payment/LM Transactions, and (e) the payment of fees, commissions and expenses in connection with the foregoing.

“Transferee” shall mean any assignee or participant described in Section 9.4(b) or (f).

“TTM Consolidated Adjusted EBITDA” shall mean, as of any date of determination, the Consolidated Adjusted EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended four fiscal quarter period for which financial statements have been delivered or are required to have been delivered pursuant to Section 5.1(a) or (b).

“Type” when used in respect of any Loan, shall refer to the Rate by reference to which interest on such Loan is determined. For purposes hereof, “Rate” shall mean the Term SOFR Rate, the EURIBOR Rate or the TIBOR Rate, the Alternate Base Rate and the RFR Rate.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” shall mean the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrefunded Swingline Loans” shall have the meaning assigned to such term in Section 2.6(d).

“Unrestricted Cash” shall mean unrestricted cash and Cash Equivalents held or owned by, credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Parent Borrower and its Subsidiaries.

“Unrestricted Lender” shall mean any Regulated Entity, any Revolving Credit Lender as of the Closing Date, any Joint Lead Arranger or any of their respective Affiliates (other than, for the avoidance of doubt, any participants of any such Persons unless such participants constitute an Unrestricted Lender).

“Unrestricted Subsidiary” shall mean (a) on the Closing Date, each Subsidiary of the Parent Borrower listed on Schedule 1.3, except to the extent redesignated as a Restricted Subsidiary in accordance with Section 5.7, (b) any other Subsidiary of the Parent Borrower designated by the board of directors of the Parent Borrower as an Unrestricted Subsidiary pursuant to Section 5.7 subsequent to the Closing Date, except to the extent redesignated as a Restricted Subsidiary in accordance with such Section 5.7 and (c) any Subsidiary of an Unrestricted Subsidiary pursuant to the foregoing clause (a) or (b); provided that no Borrower shall be designated as an Unrestricted Subsidiary unless released from its obligations as a Borrower in accordance with this Agreement concurrently with or after satisfaction of all applicable conditions to such designation in accordance with Section 5.7.

“Unsecured Debt” shall have the meaning assigned to such term in the definition of “Incremental Equivalent Debt”.

“Upfront Fees” shall have the meaning assigned to such term in Section 2.9(b).

“U.S.” or “United States” shall mean the United States of America, its fifty states and the District of Columbia.

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean a Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Voting Capital Stock” shall mean securities or other ownership interests of a corporation, partnership or other entity having by the terms thereof ordinary voting power to vote in the election of the board of directors or other Persons performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency).

“Warrior Outside Date” shall mean the date that is the “End Date” as defined in the Acquisition Agreement as in effect on the date executed and as such date may be extended in accordance with the terms of the Acquisition Agreement as in effect on the date executed.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)      the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(b)      the then outstanding principal amount of such Indebtedness;

provided that for purposes of determining the Weighted Average Life to Maturity of (A) any Refinanced Debt, (B) any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, or (C) any Term Loans for purposes of incurring any other Indebtedness (in any such case, the “Applicable Indebtedness”), the effects of any amortization payments or other prepayments made on such Applicable Indebtedness (including the effect of any prepayment on remaining scheduled amortization) prior to the date of the applicable modification, refinancing, refunding, renewal, replacement, extension or incurrence shall be disregarded.

“Wholly Owned Subsidiary” shall mean any Subsidiary of which all shares of Voting Capital Stock (other than, in the case of a corporation, directors’ qualifying shares) are owned directly or indirectly by the Parent (as defined in the definition of “Subsidiary”).

“Works” means motion pictures, video, television, interactive or multi-media programming, audio-visual works, sound recordings, books and other literary or written material, any software, copyright or other intellectual property related thereto, acquired directly or indirectly by purchase, business combination, production, creation or otherwise, any component of the foregoing or rights therein or with respect thereto, of every kind and character, and all improvements thereon, products and proceeds thereof and revenues derived therefrom.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” or “¥” shall mean the lawful currency of Japan.

Section 1.2     Terms Generally.

(a)      The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall, except where the context otherwise requires, be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

(b)      Except as otherwise expressly provided herein, all terms of an accounting nature shall be construed in accordance with GAAP in effect from time to time. The parties hereto agree, however, that in the event that any change in accounting principles from those used in the preparation of Parent Borrower’s financial statements referred to in Section 3.2 is, after the Signing Date, occasioned by the promulgation of rules, regulations, pronouncements, opinions and statements by or required by the Financial Accounting Standards Board or Accounting Principles Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and such change materially affects the calculation of a Financial Covenant or any standard or term contained in this Agreement, the Administrative Agent and Parent Borrower shall negotiate in good faith to amend such Financial Covenant, standards or terms found in this Agreement (other than in respect of financial statements to be delivered hereunder) so that, upon adoption of such changes, the criteria for evaluation of Parent Borrower’s and its Subsidiaries’ financial condition shall be substantially the same after such change as if such change had not been made; provided, however, that, notwithstanding anything to the contrary in Section 9.8, (i) any such amendments shall not become effective for purposes of this Agreement unless approved by the Required Lenders (or, with respect to a Financial Covenant, the Required Pro Rata Facilities Lenders) and (ii) if Parent Borrower and the Required Lenders (or, with respect to a Financial Covenant, the Required Pro Rata Facilities Lenders) cannot agree on such an amendment, then the calculations under such Financial Covenant, standards or terms shall continue to be computed without giving effect to such change in accounting principles. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under ASC 825, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification) to value any Indebtedness or other liabilities of the Parent Borrower or any Restricted Subsidiary at “fair value”, as defined therein, (ii) any net change in the carrying value of Indebtedness relating to fair value hedges in accordance with ASC 815 and (iii) any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accountings Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842).

(c)      For the purposes of calculating Consolidated Adjusted EBITDA for any Test Period, (i) if during such Test Period the Parent Borrower or any Restricted Subsidiary shall have made any Material Disposition, the Consolidated Adjusted EBITDA for such Test Period shall be reduced by an amount equal to the Consolidated Adjusted EBITDA (if positive) attributable to the Property which is the subject of such Material Disposition for such Test Period or increased by an amount equal to the Consolidated Adjusted EBITDA (if negative) attributable thereto for such Test Period; (ii) if during such Test Period the Parent Borrower or any Restricted Subsidiary shall have made a Material Acquisition, Consolidated Adjusted EBITDA for such Test Period shall be calculated after giving Pro Forma Effect thereto (including to give effect to any adjustments to Consolidated Adjusted EBITDA as set forth in the definition thereto as a result of the incurrence or assumption of any Indebtedness in connection therewith) as if such Material Acquisition (and the incurrence or assumption of any such Indebtedness) occurred on the first day of such Test Period; and (iii) if during such Test Period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent Borrower or any Restricted Subsidiary since the beginning of such Test Period shall have entered into any Disposition or acquisition that would have required an adjustment pursuant to clause (i) or (ii) above if made by the Parent Borrower or a Restricted Subsidiary during such Test Period, Consolidated Adjusted EBITDA for such Test Period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such Test Period. For the purposes of this paragraph, whenever pro forma effect is to be given to a Material Disposition or Material Acquisition, the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a Financial Officer of the Parent Borrower. If any Indebtedness bears a floating rate of interest and the incurrence or assumption thereof is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the last day of the relevant Test Period had been the applicable rate for the entire relevant Test Period (taking into account any interest rate protection agreement applicable to such Indebtedness if such interest rate protection agreement has a remaining term in excess of 12 months).

(d)      Notwithstanding anything to the contrary in this Section 1.2 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as Discontinued Operations, no Pro Forma Effect shall be given to any Discontinued Operations (and the Consolidated Adjusted EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.

(e)      For all purposes of this Agreement and the other Loan Documents, references to “assets” shall be deemed to refer to “Property,” and references to “Property” shall be deemed to include assets, in each case unless the context otherwise requires.

(f)      Notwithstanding anything in this Agreement or any other Loan Document to the contrary (including any provision stating that a notice is irrevocable), any notice, certificate, election, request or other communication delivered pursuant to this Agreement or any other Loan Document may be made conditional upon the satisfaction (or waiver) of any condition specified therein.

(g)      The phrase “permitted by” and the phrase “not prohibited by” shall be synonymous, and any transaction not specifically prohibited by the terms of the Loan Documents shall be deemed to be permitted by the Loan Documents.

(h)      The phrases “ordinary course of business” and “consistent with past practice” shall each mean an action that is taken by the Parent Borrower or a Restricted Subsidiary (or an officer, director or employee of such Person) that is not inconsistent with the manner in which the businesses of the Parent Borrower or a Restricted Subsidiary has previously been operated or the manner in which the directors or officers of the Parent Borrower or a Restricted Subsidiary have previously exercised their business judgment or would expect to exercise their business judgment, including in connection with events that are unusual or infrequent in nature, in each case, as determined by the Parent Borrower in good faith.

Section 1.3     Currency Equivalents. For purposes of determining the Revolving Facility Exposures and the Outstanding Revolving Extensions of Credit, amounts of Loans and Letters of Credit denominated in currencies other than Dollars will be converted to Dollar amounts as provided in Section 2.23.

Section 1.4     Limited Condition Transaction. Notwithstanding anything to the contrary in any Loan Document, in connection with any action being taken in connection with a Limited Condition Transaction (other than the making of any Revolving Credit Loan or issuance of any Letter of Credit by any Lender unless otherwise agreed by such Lender), for purposes of:

(a)      determining compliance with any provision of any Loan Document that requires the calculation of any financial ratio or test, including the First Lien Net Leverage Ratio, Interest Coverage Ratio and Consolidated Total Net Leverage Ratio (and, for the avoidance of doubt, any financial ratio set forth in Section 2.14); or

(b)      testing availability under baskets set forth in any Loan Document (including baskets determined by reference to Consolidated Adjusted EBITDA, TTM Consolidated Adjusted EBITDA or Consolidated Tangible Assets, as applicable); or

(c)      determining other compliance with any Loan Document (including the determination that representations and warranties are true and correct (other than the Specified Representations) and that no Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom);

in each case, at the option of the Parent Borrower (the Parent Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be made in the case of any Limited Condition Transaction, at the time of (or, in the case of any calculation or any financial ratio or test, with respect to, or as of the last day of, the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such Limited Condition Transaction or, if applicable, the date with respect which the Parent Borrower or a Restricted Subsidiary otherwise becomes obligated to consummate such Limited Condition Transaction, (y) the public announcement of an intention to make an offer in respect of the target of such Limited Condition Transaction or (z) the consummation of such Limited Condition Transaction (the “LCT Test Date”), and if, for the Limited Condition Transaction (and the other transactions to be entered into in connection therewith), the Parent Borrower or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date (on a Pro Forma Basis after giving effect to such action) in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Parent Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated Adjusted EBITDA, TTM Consolidated Adjusted EBITDA or Consolidated Tangible Assets of the Parent Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations; provided, that, notwithstanding anything to the contrary herein, if financial statements for one or more subsequent Test Periods shall have become available, the Parent Borrower may elect, in its sole discretion, to re-determine all such financial ratios or tests, with respect to, or as of the last day of, the most recently ended Test Period on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the LCT Test Date for purposes of such baskets, ratios and financial metrics. If the Parent Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Consolidated Indebtedness or Liens, the making of any Restricted Payments, mergers or the conveyance, lease or other transfer of all or substantially all of the assets of the Parent Borrower (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement, public announcement or irrevocable notice for such Limited Condition Transaction is terminated, revoked or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under any Loan Document, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Consolidated Indebtedness and the use of proceeds thereof) have been consummated.

Section 1.5     Interest Rates; Benchmark Notification. The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.12(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate and/or any relevant adjustments thereto, in each case, in a manner adverse to Parent Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to Parent Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.6     Classification and Reclassification. It is understood and agreed that any Lien, Disposition, Restricted Payment, Consolidated Indebtedness or transactions with Affiliates need not be permitted solely by reference to one category of Permitted Lien, Disposition, Restricted Payment, Consolidated Indebtedness or transactions with Affiliates under Sections 5.9, 5.10, 5.11, 5.12 and 5.13, respectively, but may instead be permitted in part under any combination thereof (it being understood that the Parent Borrower may utilize amounts under any category that is subject to any financial ratio or test (and such amounts, the “Incurrence-Based Amounts”), including the First Lien Net Leverage Ratio or Consolidated Total Net Leverage Ratio, prior to amounts under any other category (amounts under such other categories, the “Fixed Amounts”)). For purposes of determining compliance at any time with Sections 5.9, 5.10, 5.11, 5.12 and 5.13, in the event that any Lien, Disposition, Restricted Payment, Consolidated Indebtedness or transactions with Affiliates meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 5.9, 5.10, 5.11, 5.12 and 5.13, the Parent Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category; provided that (a) reclassifications of any utilization of the Incremental Amount shall occur automatically to the extent set forth in the definition thereof and (b) reclassifications of any utilization of any Fixed Amount in respect of any Lien, Disposition, Restricted Payment, Consolidated Indebtedness or transactions with Affiliates incurred, made or consummated shall automatically be deemed incurred, made or consummated pursuant to an applicable Incurrence-Based Amount from and after the first date on which such Lien, Disposition, Restricted Payment, Consolidated Indebtedness or transactions with Affiliates could be incurred, made or consummated pursuant to such Incurrence-Based Amount.

Article II

THE CREDITS

Section 2.1     Commitments.

(a)      Term Loan Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth,

(i)     each Term A-1 Lender severally agrees to make its portion of a term loan (collectively, the “Term A-1 Loans”) to the relevant Borrower in Dollars on the Closing Date in an amount not to exceed such Lender’s Term A-1 Loan Commitment. Amounts repaid on the Term A-1 Loans may not be reborrowed. The Term A-1 Loans may consist of ABR Loans or Term Benchmark Loans, or a combination thereof, as further provided herein. Notwithstanding the foregoing, if the Closing Date has not occurred prior to the Closing Date Deadline, then all Term A-1 Loan Commitments hereunder shall immediately and automatically terminate at the Closing Date Deadline, and

(ii)     each Term A-2 Lender severally agrees to make its portion of a term loan (collectively, the “Term A-2 Loans”) to the relevant Borrower in Dollars on the Closing Date in an amount not to exceed such Lender’s Term A-2 Loan Commitment. Amounts repaid on the Term A-2 Loans may not be reborrowed. The Term A-2 Loans may consist of ABR Loans or Term Benchmark Loans, or a combination thereof, as further provided herein. Notwithstanding the foregoing, if the Closing Date has not occurred prior to the Closing Date Deadline, then all Term A-2 Loan Commitments hereunder shall immediately and automatically terminate at the Closing Date Deadline.

(b)      Revolving Loan Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Revolving Credit Lender agrees, severally and not jointly, to make Revolving Credit Loans in Dollars or in any Multi-Currency to the relevant Borrower, at any time and from time to time on and after the Closing Date and until the earlier of (a) the Business Day immediately preceding the Revolving Credit Maturity Date and (b) the termination of the Commitment of such Revolving Credit Lender, in an aggregate principal amount at any time outstanding not to exceed such Revolving Credit Lender’s Revolving Credit Commitment. Each Borrower may borrow, prepay and reborrow Revolving Credit Loans on and after the Closing Date and prior to the Revolving Credit Maturity Date, subject to the terms, conditions and limitations set forth herein. Notwithstanding the foregoing, if the Closing Date has not occurred prior to the Closing Date Deadline, then all Revolving Credit Commitments hereunder shall immediately and automatically terminate at the Closing Date Deadline.

Section 2.2     Revolving Credit Loans; Term Loans.

(a)      Each Revolving Credit Loan shall be made to the relevant Borrower by the Lenders ratably in accordance with their respective Revolving Credit Commitments, in accordance with the procedures set forth in Section 2.4. Each Term A-1 Loan shall be made to the relevant Borrower by the Term A-1 Lenders ratably in accordance with their respective Term A-1 Loan Commitments, in accordance with the procedures set forth in Section 2.4. Each Term A-2 Loan shall be made to the relevant Borrower by the Term A-2 Lenders ratably in accordance with their respective Term A-2 Loan Commitments, in accordance with the procedures set forth in Section 2.4. The Revolving Credit Loans, Term A-1 Loans or Term A-2 Loans shall be made in amounts equal to (i) in the case of Term Benchmark Loans and RFR Revolving Credit Loans, the applicable Borrowing Minimum or an integral multiple of the applicable Borrowing Multiple in excess thereof and (ii) in the case of ABR Loans, $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or (A) in the case of Revolving Credit Loans, an aggregate principal amount equal to the remaining balance of the available Total Revolving Commitment or, if less, (B) with respect to Multi-Currency Revolving Loans, the lesser of (1) the Specified Currency Availability with respect to such currency and (2) the Total Specified Currency Availability).

(b)      Each Lender shall make each Loan (other than a Swingline Loan, as to which this Section 2.2 shall not apply, and a Multi-Currency Revolving Loan) to be made by it on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 12:00 noon, New York City time (or, in connection with an ABR Loan to be made on the same day on which a notice is submitted, 12:30 p.m., New York City time) and the Administrative Agent shall promptly but in no event later than 3:00 p.m., New York City time, credit the amounts so received to the general deposit account of the relevant Borrower with the Administrative Agent. Each Lender shall make each Multi-Currency Revolving Loan to be made by it on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent at the Administrative Agent’s Office, not later than in the case of any Multi-Currency Revolving Loan denominated in Euros, Sterling or Yen, 12:00 noon, New York City time, and the Administrative Agent shall promptly but in no event later than 3:00 p.m., New York City time, credit the amounts so received to the general deposit account of the relevant Borrower with the Administrative Agent.

Section 2.3     [Reserved].

Section 2.4     Loan Borrowing Procedure.

(a)      Borrowing Mechanics for Term A Loan.

(i)     In order to request a Term A Loan, the relevant Borrower shall hand deliver, facsimile or electronically mail to the Administrative Agent a Borrowing Request not later than 1:00 p.m., New York City time, three U.S. Government Securities Business Days before a proposed borrowing. Such notice shall be irrevocable and shall specify (A) that the Term A Loan then being requested is to be a Term Benchmark Term A Loan or an ABR Term A Loan, (B) the date of such Term A Loan (which shall be a Business Day) and the amount thereof and (C) in the case of a Term Benchmark Term A Loan, the Interest Period with respect thereto.

(ii)     Following receipt of a Borrowing Request, the Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.4(a) and of each Lender’s pro rata share of the applicable Term A Loans. In the case of each Borrowing, each Appropriate Lender shall make the amount of its Term A Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing Request. Upon satisfaction of the applicable conditions set forth in Section 4.1, Section 4.2 or Section 4.3, as applicable, the Administrative Agent shall make all funds so received available to the relevant Borrower in like funds as received by the Administrative Agent either by (A) crediting the account of such Borrower on the books of the Administrative Agent with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower.

(iii)    The failure of any Lender to make the Term A Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Term A Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Term A Loan to be made by such other Lender on the date of any Borrowing.

(b)      Borrowing Mechanics for Revolving Credit Loans.

(i)     In order to request a Revolving Credit Loan, the relevant Borrower shall hand deliver, facsimile or electronically mail to the Administrative Agent a Borrowing Request (a) in the case of a Term Benchmark Revolving Credit Loan denominated in Dollars, not later than 1:00 p.m., New York City time, three U.S. Government Securities Business Days before a proposed borrowing, (b) in the case of a Multi-Currency Revolving Loan, 1:00 p.m., New York City time, four Business Days before a proposed borrowing (or, in the case of a Multi-Currency Revolving Loan denominated in Sterling, five Business Days) and (c) in the case of an ABR Revolving Credit Loan, not later than 1:00 p.m., New York City time, on the day of a proposed borrowing. Such notice shall be irrevocable and shall in each case specify (i) whether the Revolving Credit Loan then being requested is to be a Term Benchmark Revolving Credit Loan, a RFR Revolving Credit Loan or an ABR Revolving Credit Loan, (ii) the date of such Revolving Credit Loan (which shall be a Business Day) and the amount thereof; (iii) in the case of a Term Benchmark Revolving Credit Loan, the Interest Period with respect thereto; and (iv) in the case of a Multi-Currency Revolving Loan, the currency in which such Loan shall be denominated.

(ii)    Following receipt of a Borrowing Request, the Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.4 and of each Lender’s pro rata share of the applicable Revolving Credit Loans. In the case of each Borrowing, each Appropriate Lender shall make the amount of its Revolving Credit Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. (or, in the case of a Borrowing of ABR Revolving Credit Loans, 3:00 p.m.) on the Business Day specified in the applicable Borrowing Request. Upon satisfaction of the applicable conditions set forth in Section 4.1, Section 4.2, Section 4.3 or Section 2.14, as applicable, the Administrative Agent shall make all funds so received available to the relevant Borrower in like funds as received by the Administrative Agent either by (A) crediting the account of such Borrower on the books of the Administrative Agent with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower; provided however, that if, on the date the Borrowing Request with respect to such Borrowing is given by such Borrower, there are Swingline Loans outstanding or Reimbursement Obligations outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Reimbursement Obligations, second, to the payment in full of any such Swingline Loans and third, to the relevant Borrower as provided above.

(iii)    The failure of any Lender to make the Revolving Credit Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender on the date of any Borrowing.

Section 2.5     Repayment of Loans.

(a)      The Borrowers shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders:

(i)     on the last Business Day of each fiscal quarter (commencing with the thirteenth fiscal quarter ending after the Closing Date) an aggregate principal amount of the Term A-2 Loans equal to 1.25% of the original principal amount of the Term A-2 Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments or assignments, including prepayments in accordance with the order of priority set forth in Section 2.15), and

(ii)    on the Maturity Date for each Class of Term Loans, including the Term A-1 Loans and the Term A-2 Loans, the aggregate principal amount of all such Term Loans outstanding on such date.

(b)      Each Borrower shall repay all outstanding Revolving Credit Loans and Swingline Loans made to it, in each case on the applicable Revolving Credit Maturity Date (or such earlier date on which the Revolving Credit Commitments shall terminate in accordance herewith). Each Loan shall bear interest from and including the date thereof on the outstanding principal balance thereof as set forth in Section 2.10. For the avoidance of doubt, subject to Article VIII, each Borrower’s obligations hereunder are and shall be the several obligations of such Borrower and shall not be the joint and several obligations of the other Borrowers.

Section 2.6     Swingline Loans.

(a)      Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Swingline Lender agrees, severally and not jointly, at any time and from time to time on and after the Closing Date and until the earlier of the Business Day immediately preceding the Revolving Credit Maturity Date and the termination of the Swingline Commitment of such Swingline Lender, to make loans (“Swingline Loans”) in Dollars to any Swingline Borrower bearing interest at a rate equal to the Alternate Base Rate plus the Applicable Margin in an aggregate principal amount (in the case of this clause (ii)) not to exceed such Swingline Lender’s Swingline Commitment; provided, that after giving effect to each Swingline Loan, (A) the Total Revolving Facility Exposure shall not exceed the Total Revolving Commitment then in effect and (B) the Outstanding Revolving Extensions of Credit of any Revolving Credit Lender shall not exceed such Revolving Credit Lender’s Commitment unless, in the case of a Swingline Lender, such Swingline Lender shall otherwise consent. The aggregate outstanding principal amount of the Swingline Loans of any Swingline Lender shall not exceed such Swingline Lender’s Swingline Commitment and in no event shall the aggregate outstanding principal amount of the Swingline Loans exceed the aggregate Swingline Commitments then in effect. Each Swingline Loan shall be made by the Swingline Lenders ratably in accordance with their respective Swingline Percentages. The Swingline Loans shall be made in a minimum aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or an aggregate principal amount equal to the remaining balance of the available Swingline Commitments). Each Swingline Lender shall make the portion of each Swingline Loan to be made by it available to any Swingline Borrower by means of a credit to the general deposit account of such Swingline Borrower with the Administrative Agent or a wire transfer, at the expense of such Swingline Borrower, to an account designated in writing by such Swingline Borrower, in each case by 3:30 p.m., New York City time, on the date such Swingline Loan is requested to be made pursuant to paragraph (b) below, in immediately available funds. Each Swingline Borrower may borrow, prepay and reborrow Swingline Loans on or after the Closing Date and prior to the Revolving Credit Maturity Date (or such earlier date on which all of the Revolving Credit Commitments shall terminate in accordance herewith) on the terms and subject to the conditions and limitations set forth herein.

(b)      The relevant Swingline Borrower shall give the Administrative Agent written, facsimile or electronic mail notice substantially in the form of Exhibit C-2 no later than 2:30 p.m., New York City time, on the day of a proposed Swingline Loan. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan. The Administrative Agent shall promptly advise the Swingline Lenders of any notice received from any Swingline Borrower pursuant to this paragraph (b).

(c)      In the event that any Swingline Loan shall be outstanding for more than five Business Days, the Administrative Agent shall, on behalf of the relevant Swingline Borrower (which hereby irrevocably directs and authorizes the Administrative Agent to act on its behalf), request each Revolving Credit Lender, including the Swingline Lenders, to make an ABR Revolving Credit Loan in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage of the principal amount of such Swingline Loan. Unless an event described in Article VI, paragraph (f), (g) or (h)  has occurred and is continuing, each Lender will make the proceeds of its Revolving Credit Loan available to the Administrative Agent for the account of the Swingline Lenders at the office of the Administrative Agent prior to 12:00 noon, New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Swingline Loans.

(d)      A Swingline Lender that has made an Swingline Loan to a Borrower may at any time and for any reason, so long as Revolving Credit Loans have not been made pursuant to Section 2.6(c) to repay such Swingline Loan as required by said Section, by written notice given to the Administrative Agent not later than 12:00 noon New York City time on any Business Day, require the Lenders to acquire participations on such Business Day in all or a portion of such unrefunded Swingline Loans (the “Unrefunded Swingline Loans”), and each Lender severally, unconditionally and irrevocably agrees that it shall purchase an undivided participating interest in such Swingline Loan in an amount equal to the amount of the Revolving Credit Loan which otherwise would have been made by such Revolving Credit Lender pursuant to Section 2.6(c), which purchase shall be funded by the time such Revolving Credit Loan would have been required to be made pursuant to Section 2.6(c). In the event that the Lenders purchase undivided participating interests pursuant to the first sentence of this paragraph (d), each Lender shall immediately transfer to the Administrative Agent, for the account of such Swingline Lender, in immediately available funds, the amount of its participation. Any Lender holding a participation in an Unrefunded Swingline Loan may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the relevant Swingline Borrower to such Revolving Credit Lender by reason thereof as fully as if such Revolving Credit Lender had made a Loan directly to such Swingline Borrower in the amount of such participation.

(e)      Whenever, at any time after any Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in an Swingline Loan, such Swingline Lender receives any payment on account thereof, such Swingline Lender will promptly distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by such Swingline Lender is required to be returned, such Revolving Credit Lender will return to such Swingline Lender any portion thereof previously distributed by such Swingline Lender to it.

(f)      Notwithstanding anything to the contrary in this Agreement, each Lender’s obligation to make the Revolving Credit Loans referred to in Section 2.6(c) and to purchase and fund participating interests pursuant to Section 2.6(d) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or any Swingline Borrower may have against any Swingline Lender, any Swingline Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default (other than an Event of Default described in Article VI, paragraph (f), (g) or (h), in the case of each Lender’s obligation to make Revolving Credit Loans pursuant to Section 2.6(c)) or the failure to satisfy any of the conditions specified in Article IV; (iii) any adverse change in the condition (financial or otherwise) of Parent Borrower or any of its Subsidiaries; (iv) any breach of this Agreement by any Borrower or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(g)      Upon written, facsimile or electronic mail notice to the Swingline Lenders and to the Administrative Agent, Parent Borrower may at any time terminate, from time to time in part reduce, or from time to time (with the approval of the relevant Swingline Lender) increase, the Swingline Commitment of any Swingline Lender. At any time when there shall be fewer than ten Swingline Lenders, Parent Borrower may appoint from among the Lenders a new Swingline Lender, subject to the prior consent of such new Swingline Lender and prior notice to the Administrative Agent, so long as at no time shall there be more than ten Swingline Lenders. Notwithstanding anything to the contrary in this Agreement, (i) if any Swingline Loans shall be outstanding at the time of any termination, reduction, increase or appointment pursuant to the preceding two sentences, the Swingline Borrowers shall on the date thereof prepay or borrow Swingline Loans to the extent necessary to ensure that at all times the outstanding Swingline Loans held by the Swingline Lenders shall be pro rata according to the respective Swingline Commitments of the Swingline Lenders and (ii) in no event may the aggregate Swingline Commitments exceed $300,000,000. On the date of any termination or reduction of the Swingline Commitments pursuant to this paragraph (g), the Swingline Borrowers shall pay or prepay so much of the Swingline Loans as shall be necessary in order that, after giving effect to such termination or reduction, (i) the aggregate outstanding principal amount of the Swingline Loans of any Swingline Lender will not exceed the Swingline Commitment of such Swingline Lender and (ii) the aggregate outstanding principal amount of all Swingline Loans will not exceed the aggregate Swingline Commitments.

(h)      Each Swingline Borrower may prepay any Swingline Loan in whole or in part at any time without premium or penalty; provided, that such Swingline Borrower shall have given the Administrative Agent written, facsimile or electronic mail notice (or telephone notice promptly confirmed in writing or by facsimile or electronic mail) of such prepayment not later than 10:30 a.m., New York City time, on the Business Day designated by such Swingline Borrower for such prepayment; and provided further, that each partial payment shall be in an amount that is an integral multiple of $1,000,000. Each notice of prepayment under this paragraph (h) shall specify the prepayment date and the principal amount of each Swingline Loan (or portion thereof) to be prepaid, shall be irrevocable and shall commit such Swingline Borrower to prepay such Swingline Loan (or portion thereof) in the amount stated therein on the date stated therein. All prepayments under this paragraph (h) shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment. Each payment of principal of or interest on Swingline Loans shall be allocated, as between the Swingline Lenders, pro rata in accordance with their respective Swingline Percentages.

Section 2.7     Letters of Credit.

(a)      Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Issuing Lender agrees, at any time and from time to time on or after the Closing Date until the earlier of (i) the fifth Business Day preceding the Revolving Credit Maturity Date or the Revolving Credit Maturity Date for the Commitments of such Issuing Lender hereunder (as applicable) and (ii) the termination of the Commitments in accordance with the terms hereof, to issue and deliver or to extend the expiry of Letters of Credit for the account of any Borrower in an aggregate outstanding undrawn amount which does not exceed the maximum amount specified in the applicable Issuing Lender Agreement; provided, that (A) in no event shall the Aggregate LC Exposure exceed the Letter of Credit Sublimit at any time; provided that the Letter of Credit Sublimit may be increased from time to time as agreed between the Parent Borrower and the Administrative Agent, and (B) after giving effect to each issuance of a Letter of Credit, (1) the Total Revolving Facility Exposure shall not exceed the Total Revolving Commitment then in effect and (2) the Outstanding Revolving Extensions of Credit of any Lender shall not exceed such Revolving Credit Lender’s Commitment unless, in the case of a Swingline Lender, such Swingline Lender shall otherwise consent. Each Letter of Credit (i) shall be in a form approved in writing by the applicable Borrower and the applicable Issuing Lender and (ii) shall permit drawings upon the presentation of such documents as shall be specified by such Borrower in the applicable notice delivered pursuant to paragraph (c) below. The Lenders agree that, subject to compliance with the conditions precedent set forth in Section 4.3, any letter of credit issued by an Issuing Lender may be designated as a Letter of Credit hereunder from time to time on or after the Closing Date pursuant to the procedures specified in the definition of “Designated Letters of Credit”.

(b)      Unless Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Lender, each Letter of Credit shall by its terms expire not later than the fifth Business Day preceding the Revolving Credit Maturity Date for the Commitments of the applicable Issuing Lender hereunder (as applicable). Any Letter of Credit may provide for the renewal thereof for additional periods (which shall in no event extend beyond the date referred to in the preceding sentence). Each Letter of Credit shall by its terms provide for payment of drawings in Dollars or in a Foreign Currency; provided, that a Letter of Credit denominated in a Foreign Currency may not be issued if, after giving effect thereto, the Dollar equivalent (calculated on the basis of the applicable Foreign Exchange Rate) of the aggregate face amount of all Letters of Credit denominated in Foreign Currencies then outstanding would exceed the Dollar equivalent of $200,000,000, as determined by the Administrative Agent acting in good faith.

(c)      The applicable Borrower may submit requests for the issuance of Letters of Credit in a form reasonably acceptable to the applicable Issuing Lender and shall give the applicable Issuing Lender and the Administrative Agent written, facsimile or electronic mail notice not later than 1:00 p.m., New York City time, three Business Days (or such shorter period as shall be acceptable to such Issuing Lender) prior to any proposed issuance of a Letter of Credit. Each such notice shall refer to this Agreement and shall specify (i) the date on which such Letter of Credit is to be issued (which shall be a Business Day) and the face amount of such Letter of Credit, (ii) the name and address of the beneficiary, (iii) whether such Letter of Credit is a Financial Letter of Credit or a Non-Financial Letter of Credit (subject to confirmation of such status by the Administrative Agent), (iv) whether such Letter of Credit shall permit a single drawing or multiple drawings, (v) the form of the documents required to be presented at the time of any drawing (together with the exact wording of such documents or copies thereof), (vi) the expiry date of such Letter of Credit (which shall conform to the provisions of paragraph (b) above) and (vii) if such Letter of Credit is to be in a Foreign Currency, the relevant Foreign Currency. The Administrative Agent shall give to each Lender prompt written, facsimile or electronic mail advice of the issuance of any Letter of Credit. Each determination by the Administrative Agent as to whether or not a Letter of Credit constitutes a Financial Letter of Credit shall be conclusive and binding upon the applicable Borrower and the Lenders. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, the applicable Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(d)      By the issuance of a Letter of Credit and without any further action on the part of the applicable Issuing Lender or the Lenders in respect thereof, the applicable Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Revolving Credit Percentage at the time of any drawing thereunder of the stated amount of such Letter of Credit, effective upon the issuance of such Letter of Credit. In addition, the applicable Issuing Lender hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Lender, a participation in each Designated Letter of Credit equal to such Revolving Credit Lender’s Revolving Credit Percentage at the time of any drawing thereunder of the stated amount of such Designated Letter of Credit, effective on the date such Designated Letter of Credit is designated as a Letter of Credit hereunder. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Issuing Lender, in accordance with paragraph (f) below, such Revolving Credit Lender’s Revolving Credit Percentage of each unreimbursed LC Disbursement made by such Issuing Lender.

(e)      Each Lender acknowledges and agrees that its acquisition of participations pursuant to paragraph (d) above in respect of Letters of Credit shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the applicable Borrower may have against any Issuing Lender, any Borrower or any other Person, for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the conditions specified in Article IV; (iii) any adverse change in the condition (financial or otherwise) of the applicable Borrower; (iv) any breach of this Agreement by any Borrower or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f)      On the date on which it shall have ascertained that any documents presented under a Letter of Credit appear to be in conformity with the terms and conditions of such Letter of Credit, the applicable Issuing Lender shall give written, facsimile or electronic mail notice to the applicable Borrower and the Administrative Agent of the amount of the drawing and the date on which payment thereon has been or will be made. If the applicable Issuing Lender shall not have received from the applicable Borrower the payment required pursuant to paragraph (g) below by 12:00 noon, New York City time, two Business Days after the date on which payment of a draft presented under any Letter of Credit has been made, such Issuing Lender shall so notify the Administrative Agent, which shall in turn promptly notify each Lender, specifying in the notice to each Lender such Revolving Credit Lender’s Revolving Credit Percentage of such LC Disbursement. Each Lender shall pay to the Administrative Agent, not later than 2:00 p.m., New York City time, on such second Business Day, such Revolving Credit Lender’s Revolving Credit Percentage of such LC Disbursement (which obligation shall be expressed in Dollars only), which the Administrative Agent shall promptly pay to the applicable Issuing Lender. The Administrative Agent will promptly remit to each Lender such Revolving Credit Lender’s Revolving Credit Percentage of any amounts subsequently received by the Administrative Agent from the applicable Borrower in respect of such LC Disbursement; provided, that (i) amounts so received for the account of any Lender prior to payment by such Revolving Credit Lender of amounts required to be paid by it hereunder in respect of any LC Disbursement and (ii) amounts representing interest at the rate provided in paragraph (g) below on any LC Disbursement for the period prior to the payment by such Revolving Credit Lender of such amounts shall in each case be remitted to the applicable Issuing Lender.

(g)      If an Issuing Lender shall pay any draft presented under a Letter of Credit, the applicable Borrower shall pay to such Issuing Lender an amount equal to the amount of such draft (the “Reimbursement Obligations”) before 12:00 noon, New York City time, on the second Business Day immediately following the date of payment of such draft, together with interest (if any) on such amount at a rate per annum equal to the interest rate in effect for ABR Loans (or, in the case of Foreign Currency denominated Letters of Credit, the rate which would reasonably and customarily be charged by such Issuing Lender on outstanding loans denominated in the relevant Foreign Currency) from (and including) the date of payment of such draft to (but excluding) the date on which such Borrower shall have repaid, or the Lenders shall have refunded, such draft in full (which interest shall be payable on such second Business Day and from time to time thereafter on demand until such Borrower shall have repaid, or the Lenders shall have refunded, such draft in full). In the event that such drawing shall be refunded by the Lenders as provided in Section 2.7(f), the applicable Borrower shall pay to the Administrative Agent, for the account of the Lenders, quarterly on the last day of each March, June, September and December, interest on the amount so refunded at a rate per annum equal to the interest rate in effect for ABR Loans from (and including) the date of such refunding to (but excluding) the date on which the amount so refunded by the Lenders shall have been paid in full in Dollars by such Borrower. Each payment made to an Issuing Lender by the applicable Borrower pursuant to this paragraph shall be made at such Issuing Lender’s address for notices specified herein in lawful money of (x) the United States of America (in the case of payments made on Dollar-denominated Letters of Credit) or (y) the applicable foreign jurisdiction (in the case of payments on Foreign Currency-denominated Letters of Credit) and in immediately available funds. The obligation of the applicable Borrower to pay the amounts referred to above in this paragraph (g) (and the obligations of the Lenders under paragraphs (d) and (f) above) shall be absolute, unconditional and irrevocable and shall be satisfied strictly in accordance with their terms irrespective of:

(i)     any lack of validity or enforceability of any Letter of Credit or any Issuing Lender Agreement or of the obligations of any Borrower under this Agreement or any Issuing Lender Agreement;

(ii)     the existence of any claim, setoff, defense or other right which any Borrower or any other Person may at any time have against the beneficiary under any Letter of Credit, the Agents, any Issuing Lender or any Lender (other than the defense of payment in accordance with the terms of this Agreement or, as it pertains to the Borrowers only, a defense based on the gross negligence, willful misconduct or bad faith of the applicable Issuing Lender) or any other Person in connection with this Agreement or any other transaction;

(iii)    any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; provided, as it pertains to the Borrowers only, that payment by the applicable Issuing Lender under such Letter of Credit against presentation of such draft or document shall not have constituted gross negligence, willful misconduct or bad faith by the applicable Issuing Lender;

(iv)    payment by the applicable Issuing Lender under a Letter of Credit against presentation of a draft or other document which does not comply in any immaterial respect with the terms of such Letter of Credit; provided, as it pertains to the Borrowers only, that such payment shall not have constituted gross negligence, willful misconduct or bad faith by the applicable Issuing Lender; or

(v)    any other circumstance or event whatsoever, whether or not similar to any of the foregoing; provided, as it pertains to the Borrowers only, that such other circumstance or event shall not have been the result of gross negligence, willful misconduct or bad faith of the applicable Issuing Lender.

It is understood that in making any payment under a Letter of Credit (x) such Issuing Lender’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereof equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be forged, fraudulent or invalid in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (y) any noncompliance in any immaterial respect of the documents presented under a Letter of Credit with the terms thereof shall, in either case, not, in and of itself, be deemed gross negligence, willful misconduct or bad faith of such Issuing Lender.

(h)      (i) Notwithstanding anything to the contrary contained in this Agreement, for purposes of calculating any LC Fee payable in respect of any Business Day, the Administrative Agent shall convert the amount available to be drawn under any Letter of Credit denominated in a Foreign Currency into an amount of Dollars based upon the relevant Foreign Exchange Rate in effect for such day. If on any date the Administrative Agent shall notify the applicable Borrower that, by virtue of any change in the Foreign Exchange Rate of any Foreign Currency in which a Letter of Credit is denominated, the Total Revolving Facility Exposure shall exceed the Total Revolving Commitment then in effect, then, within three Business Days after the date of such notice, such Borrower shall prepay the Revolving Credit Loans and/or the Swingline Loans to the extent necessary to eliminate such excess. Each Issuing Lender which has issued a Letter of Credit denominated in a Foreign Currency agrees to notify the Administrative Agent of the average daily outstanding amount thereof for any period in respect of which LC Fees are payable and, upon request by the Administrative Agent, for any other date or period. For all purposes of this Agreement (except as otherwise set forth in Section 2.23), determinations by the Administrative Agent of the Dollar equivalent of any amount expressed in a Foreign Currency shall be made on the basis of Foreign Exchange Rates reset monthly (or on such other periodic basis as shall be selected by the Administrative Agent in its sole discretion) and shall in each case be conclusive absent manifest error.

(ii)     Notwithstanding anything to the contrary contained in this Section 2.7, prior to demanding any reimbursement from the Lenders pursuant to Section 2.7(f) in respect of any Letter of Credit denominated in a Foreign Currency, the relevant Issuing Lender shall convert the obligation of the applicable Borrower under Section 2.7(g) to reimburse such Issuing Lender in such Foreign Currency into an obligation to reimburse such Issuing Lender (and, in turn, the Lenders) in Dollars. The amount of any such converted obligation shall be computed based upon the relevant Foreign Exchange Rate (as quoted by the Administrative Agent to such Issuing Lender) in effect for the day on which such conversion occurs.

(iii)    From and after the Closing Date, each Letter of Credit issued under the Existing Credit Agreement shall be deemed to have been issued under this Agreement.

(i)      Cash Collateral Account. At any time and from time to time (i) after the occurrence and during the continuance of an Event of Default, the Administrative Agent, at the direction or with the consent of the Required Lenders, may require Parent Borrower, to deliver to the Administrative Agent such Dollar Amount of cash as is equal to 102% of the aggregate Stated Amount of all Letters of Credit at any time outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) and (ii) to the extent any amount of a required prepayment under Section 2.15(b)(i) remains after prepayment of all outstanding Loans and Letter of Credit Obligations and termination of the Commitments, as contemplated by Section 2.15(d), the Administrative Agent will retain such amount as may then be required to be retained, such amounts in each case under clauses (i) and (ii) above to be held by the Administrative Agent in a Cash Collateral Account. The Parent Borrower hereby grants (or, if registration thereof is required in any applicable jurisdiction, shall grant) to the Administrative Agent, for the benefit of the Issuing Lenders and the Revolving Credit Lenders, a Lien upon and security interest in the Cash Collateral Account and all amounts held therein from time to time as security for Letter of Credit Usage, and for application to the Parent Borrower’s Letter of Credit Obligations as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest on the investment of such amounts in Unrestricted Cash, which investments shall be made at the direction of the Parent Borrower (unless an Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the Administrative Agent), amounts in the Cash Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. In the event of a drawing, and subsequent payment by the applicable Issuing Lender, under any Letter of Credit at any time during which any amounts are held in the Cash Collateral Account, the Administrative Agent will deliver to such Issuing Lender an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse such Issuing Lender therefor. Any amounts remaining in the Cash Collateral Account after the expiration of all Letters of Credit and reimbursement in full of each Issuing Lender for all of its obligations thereunder shall be held by the Administrative Agent, for the benefit of the Borrowers, to be applied against the Obligations in such order and manner as the Administrative Agent may direct. If the Parent Borrower is required to provide Cash Collateral pursuant to this Section 2.7(i), such amount (to the extent not applied as aforesaid) shall be returned to the Parent Borrower on demand, provided that after giving effect to such return (A) the sum of (1) the aggregate principal dollar amount of all Revolving Credit Loans outstanding at such time and (2) the aggregate Letter of Credit Usage at such time would not exceed the aggregate Revolving Credit Commitments at such time and (B) no Event of Default shall have occurred and be continuing at such time. If any Borrower is required to provide Cash Collateral as contemplated by Section 2.15(d), such amount shall be returned to the relevant Borrower on demand; provided that, after giving effect to such return, all outstanding Letters of Credit shall have expired and each Issuing Lender shall have been reimbursed in full for all of its obligations thereunder. If the Parent Borrower is required to provide Cash Collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Parent Borrower within three Business Days after all Events of Default have been cured or waived.

Section 2.8     Conversion and Continuation Options.

(a)      The Parent Borrower may elect from time to time to convert Term Benchmark Revolving Credit Loans or Term Loans that are Term Benchmark Loans denominated in Dollars (or, subject to Section 2.10(f), a portion thereof) to ABR Loans on the last day of an Interest Period with respect thereto by giving the Administrative Agent prior irrevocable notice of such election. The Parent Borrower may elect from time to time to convert ABR Revolving Credit Loans or Term Loans that are ABR Loans (subject to Section 2.10(f)) to Term Benchmark Loans denominated in Dollars by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election. Any such notice of conversion to Term Benchmark Loans shall specify the length of the initial Interest Period therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Term Benchmark Revolving Credit Loans, Term Loans that are Term Benchmark Loans and ABR Loans may be converted as provided herein; provided, that no Revolving Credit Loan or Term Loan may be converted into a Term Benchmark Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such a conversion.

(b)      Any Term Benchmark Revolving Credit Loans or Term Loans that are Term Benchmark Loans (or, subject to Section 2.10(f), a portion thereof) may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Parent Borrower giving irrevocable notice to the Administrative Agent, not less than three Business Days prior to the last day of the then current Interest Period with respect thereto, of the length of the next Interest Period to be applicable to such Loans; provided, that no Term Benchmark Revolving Credit Loans or Term Loans that are Term Benchmark Loans may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such a continuation; and provided further, that if the Parent Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Term Benchmark Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period (in the case of Multi-Currency Revolving Loans, such Loans shall be converted to Dollars at the Foreign Exchange Rate on such date before being converted to ABR Revolving Credit Loans). Upon receipt of any notice from a Borrower pursuant to this Section 2.8(b), the Administrative Agent shall promptly notify each Lender thereof. The Administrative Agent shall promptly notify the applicable Borrower upon the determination in accordance with this Section 2.8(b), by it or the Required Lenders, not to permit such a continuation.

Section 2.9     Fees.

(a)      Commitment Fees.

(i)     Pre-Closing Commitment Fees. Prior to the Closing Date, the Parent Borrower will pay, or cause to be paid, commitment fees to the Administrative Agent for the ratable account of (subject to the provisions of Section 2.25 with respect to any Defaulting Lenders) (A) each Lender under each Term A Loan Facility calculated at a rate per annum equal to the Applicable Commitment Fee Rate on the daily average undrawn commitments of such Lender under such Term A Loan Facility, accruing during the period commencing on August 5, 2026 to (but excluding), and shall be due and payable on, the earlier to occur of (x) the Closing Date and (y) the date of termination of the commitments with respect to such Term A Loan Facility, and (B) each Lender under the Revolving Credit Facility calculated at a rate per annum equal to the Applicable Commitment Fee Rate on the daily average undrawn commitments of such Lender under the Revolving Credit Facility, accruing during the period commencing on December 31, 2026 to (but excluding), and shall be due and payable on, the earlier to occur of (x) Closing Date and (y) the termination of the commitments with respect to the Revolving Credit Facility.

(ii)    On and after the Closing Date, the Parent Borrower shall pay commitment fees on the average daily unused portion of the Revolving Credit Facility calculated at the Applicable Commitment Fee Rate, calculated based upon the actual number of days elapsed over a 360-day year payable quarterly in arrears.

(b)      As consideration for each Lender’s agreement to provide Commitments in respect of the Pro Rata Facilities on the Signing Date, the Parent Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Lender under the Pro Rata Facilities as of the Signing Date, upfront fees (the “Upfront Fees”) in an amount equal to (i) with respect to the Revolving Credit Commitments, 0.20% of the aggregate principal amount of such Lender’s Revolving Credit Commitments on the Signing Date, (ii) with respect to the Term A-1 Loan Commitments, 0.30% of the aggregate principal amount of such Lender’s Term A-1 Loan Commitments on the Signing Date, and (iii) with respect to the Term A-2 Loan Commitments, 0.30% of the aggregate principal amount of such Lender’s Term A-2 Loan Commitments on the Signing Date; provided that (A) the Upfront Fees payable to each Lender shall be reduced on a dollar-for-dollar basis by the aggregate amount of any fees, credits or fee allocations that such Lender (or any of its Affiliates) has agreed, whether pursuant to a fee letter, allocation arrangement or otherwise, to credit, allocate or apply against such Upfront Fees in favor of the Parent Borrower on or prior to the Signing Date, (B) the Parent Borrower shall only be required to pay the net amount, if any, after giving effect to such reduction, and (C) the Parent Borrower shall not be required to make any separate cash payment in respect of any portion of the Upfront Fees that has been satisfied through such reduction. The Upfront Fee will be earned on the Signing Date and due and payable in full on the earlier of (i) the Closing Date and (ii) the Closing Date Deadline.

(c)      The Parent Borrower will pay (i) each Issuing Lender a fronting fee to be agreed between the Parent Borrower and such Issuing Lender and (ii) the applicable Revolving Credit Lenders a letter of credit participation fee (the “LC Fee”) equal to the Applicable LC Fee Rate, in each case, on the undrawn amount of all outstanding Letters of Credit.

(d)      The Parent Borrower agrees to pay to the Administrative Agent, for its own account, the administrative agent’s fees (“Administrative Agent’s Fees”) provided for in the Administrative Agent Fee Letter at the times provided therein.

(e)      Except as otherwise provided in Section 2.25 hereof with respect to any Defaulting Lender, each Borrower agrees to pay to each Issuing Lender, through the Administrative Agent, for its own account, the applicable Issuing Lender Fees, including, without limitation, a fronting fee at a rate to be determined by the relevant Borrower and the relevant Issuing Lender with respect to each Letter of Credit issued by such Issuing Lender payable on the 15th day of each April, July, October and January to such Issuing Lender for the period from and including the date of issuance of such Letter of Credit to, but not including, the termination date of such Letter of Credit.

(f)      All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the relevant Lenders or to the Issuing Lenders. Once paid, none of the Fees shall be refundable under any circumstances (other than to correct errors in payment).

Section 2.10     Interest on Loans; Term Benchmark Tranches; RFR Tranches; Etc.

(a)      Subject to the provisions of Section 2.11, (i) Term Benchmark Loans shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days or, in the case of Term Benchmark Loans denominated in Yen, a year of 365 days) at a rate per annum equal to (x) in the case of each Term Benchmark Term Loan, the Term SOFR Rate for the Interest Period in effect for such Loan plus the Applicable Margin and (y) in the case of each Term Benchmark Revolving Credit Loan, the Term SOFR Rate, the EURIBOR Rate or the TIBOR Rate, as applicable, for the Interest Period in effect for such Loan plus the Applicable Margin and (ii) RFR Loans shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days) at a rate per annum equal to Daily Simple RFR plus the Applicable Margin. The Term SOFR Rate, the EURIBOR Rate or the TIBOR Rate, as applicable, for each Interest Period or the Daily Simple RFR, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall promptly advise the relevant Borrower and each Lender of such determination and, in the case of RFR Loans, the Administrative Agent shall advise the relevant Borrower and each Lender of the applicable rate no less than one Business Days before the relevant Interest Payment Date on which such interest shall be paid.

(b)      Subject to the provisions of Section 2.11, ABR Loans shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin. The Alternate Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(c)      Interest on each Loan shall be payable on each applicable Interest Payment Date.

(d)      Notwithstanding anything to the contrary in this Agreement, each borrowing, conversion, continuation, repayment and prepayment of Term Benchmark Revolving Credit Loans and Term Benchmark Term Loans hereunder and each selection of an Interest Period hereunder in respect of Term Benchmark Revolving Credit Loans and Term Benchmark Term Loans shall be in an aggregate amount that is an integral multiple of the applicable Borrowing Multiple and not less than the applicable Borrowing Minimum. Unless otherwise agreed by the Administrative Agent, in no event shall there be more than 25 Term Benchmark Tranches outstanding at any time.

(e)      If no election as to the Type of Revolving Credit Loan or Term Benchmark Term Loans, as applicable, is specified in any notice of borrowing with respect thereto, then the requested Loan shall be an ABR Loan, unless such request is for a Revolving Credit Loan denominated in a Multi-Currency. If no Interest Period with respect to a Term Benchmark Revolving Credit Loan or Term Benchmark Term Loans, as applicable, is specified in any notice of borrowing, conversion or continuation, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Section 2.11     Default Interest. (a) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue Loans shall bear interest at a rate per annum which is equal to the rate that would otherwise be applicable thereto pursuant to the provisions of Section 2.10 plus 2%, (b) if any amount (other than principal of any Loan) payable by any Loan Party under any Loan Document shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), then upon the request of the Required Lenders (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Parent Borrower under the Bankruptcy Code, automatically and without further action by the Administrative Agent or any Lender) such amount shall thereafter bear interest at an interest rate per annum equal to the Alternate Base Rate plus the Applicable Margin plus 2% and (c)  if all or a portion of any LC Disbursement, any interest payable on any Loan or LC Disbursement or any Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate otherwise applicable to ABR Loans pursuant to Section 2.10(b) plus 2%, in each case, with respect to clauses (a), (b) and (c) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

Section 2.12     Alternate Rate of Interest.

(a)      If (i) the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Loan denominated in any currency, that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Term SOFR Rate, the EURIBOR Rate or the TIBOR Rate, as applicable, for such Interest Period (including because the applicable screen rate is not available or published on a current basis) or (B) at any time, that adequate and reasonable means do not exist for ascertaining the Daily Simple RFR with respect to any RFR Loan denominated in Sterling, or (ii) the Required Lenders shall have determined and shall have notified the Administrative Agent that (A) prior to the commencement of any Interest Period for a Term Benchmark Loan denominated in any currency, that the Term SOFR Rate, the EURIBOR Rate or the TIBOR Rate, as applicable, determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining Term Benchmark Loans during such Interest Period or (B) at any time, that the Daily Simple RFR with respect to any RFR Loan denominated in Sterling will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such borrowing, the Administrative Agent shall, as soon as practicable thereafter, give written, facsimile or electronic mail notice of such determination to the Borrowers and the Lenders. In the event of any such determination, until the Administrative Agent or the Required Lenders, as applicable, shall have advised other relevant parties hereto that the circumstances giving rise to such notice no longer exist, (i) any request by a Borrower for a Term Benchmark Revolving Credit Loan or Term Benchmark Term Loan, in each case, denominated in Dollars pursuant to Section 2.4 to be made after such determination shall be deemed to be a request for an ABR Loan, (ii) any request by a Borrower for a Multi-Currency Revolving Loan to be made after such determination shall be deemed to be a request for an ABR Loan in an aggregate principal amount equal to the Dollar equivalent (as determined by the Foreign Exchange Rate on such date) of the relevant Multi-Currency, (iii) any request by a Borrower for conversion into or a continuation of a Term Benchmark Revolving Credit Loan or Term Benchmark Term Loan pursuant to Section 2.8 to be made after such determination shall have no force and effect (in the case of a requested conversion) or shall be deemed to be a request for a conversion into an ABR Loan (in the case of a requested continuation); provided, that any request for a conversion of a Multi-Currency Revolving Loan shall be deemed to be a request for a conversion into an ABR Loan in an aggregate principal amount equal to the Dollar equivalent (as determined by the Foreign Exchange Rate on such date) of the relevant Multi-Currency and (iv) any outstanding affected RFR Loans denominated in any Foreign Currency shall, at the relevant Borrower’s election, (A) bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that the Central Bank Rate for the applicable Foreign Currency can be determined by the Administrative Agent, (B) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar equivalent of such Foreign Currency) immediately or (C) be repaid in full on the next Business Day. Each determination by the Administrative Agent or the Required Lenders hereunder shall be conclusive absent manifest error.

(b)      If at any time the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error), or the Parent Borrower or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Parent Borrower) that the Parent Borrower or the Required Lenders (as applicable) have determined that (i) the circumstances set forth in paragraph (a) of this Section 2.12 have arisen and such circumstances are unlikely to be temporary, (ii) the circumstances set forth in paragraph (a) of this Section 2.12 have not arisen but the supervisor for the administrator of the relevant rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which such rate shall no longer be used for determining interest rates for loans or (iii) syndicated loans currently being executed, or that include language similar to that contained in this Section 2.12, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace such rate (each, a “Benchmark Transition Event”), then the Administrative Agent and Parent Borrower shall endeavor to establish an alternate rate of interest to the applicable rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans denominated in Dollars in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but, for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Commitment Fee Rate or Applicable Margin); provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.8, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within 10 Business Days of the date a copy of such amendment is provided to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

Section 2.13     Termination and Reduction of Commitments.

(a)      Upon at least three Business Days’ prior irrevocable written, facsimile or electronic mail notice to the Administrative Agent, Parent Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that (i) each partial reduction of the Commitments shall be in a minimum principal amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof and (ii) no such termination or reduction of Revolving Credit Commitments shall be made if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, (x) the Outstanding Revolving Extensions of Credit of any Lender would exceed such Lender’s Revolving Credit Commitment then in effect unless, in the case of a Swingline Lender, such Swingline Lender shall otherwise consent or (y) the Total Revolving Facility Exposure would exceed the Total Revolving Commitment then in effect. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.13(a).

(b)      Except as otherwise provided in Section 2.22, each reduction in the Commitments hereunder shall be made ratably among the Lenders holding such Class of Commitments in accordance with their respective Commitments. Parent Borrower agrees to pay to the Administrative Agent for the account of the Lenders, on the date of termination or reduction of the Commitments, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued through the date of such termination or reduction.

(c)      Upon a decrease, pursuant to Section 2.13(a) or Section 2.13(b), in the Revolving Credit Commitments, Parent Borrower may decrease the Total Multi-Currency Sublimit and/or the Multi-Currency Sublimit with respect to any or all Multi-Currencies, in each case in a minimum principal amount of the Dollar equivalent of $5,000,000 and in integral multiples of the Dollar equivalent of $1,000,000 in excess thereof. No such termination or reduction shall be made if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, (i) the Multi-Currency Sublimit with respect to each applicable Multi-Currency would be less than the Multi-Currency Revolving Loans outstanding in such Multi-Currency at such time or (ii) the Total Multi-Currency Sublimit would be less than the outstanding principal amount of Multi-Currency Revolving Loans at such time.

(d)      Unless previously terminated, the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date; provided that the foregoing will not release any Revolving Credit Lender from any such obligation to make Revolving Credit Loans to the Borrowers, or acquire or fund participations in Letters of Credit or Swingline Loans, in each case that was required to be performed on or prior to the Revolving Credit Maturity Date. Unless previously terminated, the Term A-1 Loan Commitments shall terminate on the earlier of the Closing Date and the Termination Date. Unless previously terminated, the Term A-2 Loan Commitments shall terminate on the earlier of the Closing Date and the Termination Date. Notwithstanding the foregoing, if the Closing Date has not occurred prior to the Closing Date Deadline, then all Term A-1 Loan Commitments, Term A-2 Loan Commitments and Revolving Credit Commitments hereunder shall immediately and automatically terminate at the Closing Date Deadline.

Section 2.14     Incremental Borrowings.

(a)      The Parent Borrower (or, subject to the satisfaction of customary know-your-customer requirements of the Administrative Agent and the relevant lenders under the applicable Incremental Facility and/or any Subsidiary Borrower) shall have the right at any time and from time to time, on one or more occasions, by notice to the Administrative Agent, (i) at any time on or prior to the Closing Date, add one or more additional tranches of Term Loans constituting Permanent Financing subject to the Permanent Financing Cap (the “Permanent Financing Incremental Facilities”) and (ii) after the Closing Date, (A) increase the aggregate principal amount of any outstanding tranche of Term A Loans or Term B Loans (such increase, an “Incremental Increase”) or add one or more additional tranches of Term A Loans or Term B Loans (including in the form of a delayed draw term facility) under the Loan Documents (such tranches, an “Incremental Term A Facility” or “Incremental Term B Facility”, respectively, and together, the “Incremental Term Facilities”; and the term loans made thereunder, the “Incremental Term A Loan” or “Incremental Term B Loan”, respectively, and together, the “Incremental Term Loans”) or (B) increase the aggregate principal amount of Revolving Credit Commitments or add one or more additional revolving loan facilities (including letter of credit and swingline facilities) under the Loan Documents (the “Incremental Revolving Facilities” and the revolving loans and other extensions of credit made thereunder, the “Incremental Revolving Loans”; each such increase or tranche pursuant to clauses (i) and (ii), an “Incremental Facility” and the loans or other extensions of credit made thereunder, the “Incremental Loans”).

(b)      Ranking. Incremental Facilities (i) may rank either pari passu or junior in right of payment with the Pro Rata Facilities, and (ii) may either be unsecured or secured by a Permitted Lien (including by Liens on the Collateral that are pari passu with or junior in priority to Liens that secure any of the Facilities).

(c)      Size and Currency. The aggregate principal amount of Incremental Facilities on any date that Indebtedness thereunder is first incurred (or at the election of the relevant Borrower, the date that commitments with respect thereto are received in the case of a revolving or delayed draw facility), together with the aggregate principal amount of Incremental Equivalent Debt and other Incremental Facilities outstanding on such date, will not exceed, an amount equal to,

(i)     the Permanent Financing Cap, plus

(ii)    the Fixed Incremental Amount, plus

(iii)    the Ratio Incremental Amount,

as of any date of measurement, the sum of the Permanent Financing Cap, the Fixed Incremental Amount and the Ratio Incremental Amount on such date, (the “Incremental Amount”). Calculation of the Incremental Amount shall be made on Pro Forma Basis and evidenced by a certificate from a Responsible Officer of the relevant Borrower demonstrating such calculation in reasonable detail. Each Incremental Facility will be in an integral multiple of $1,000,000 and in an aggregate principal amount that is not less than $10,000,000 (or such lesser minimum amount approved by the Administrative Agent in its reasonable discretion); provided that such amount may be less than such minimum amount or integral multiple amount if such amount represents all the remaining availability under the Incremental Amount at such time. Any Incremental Facility may be denominated in Dollars or in any Foreign Currency (and in the case of any Foreign Currency, the Dollar Amount thereof as of the date of incurrence (or, in the case of an LCT Election, as of the applicable LCT Test Date) shall be controlling for purposes of determining compliance with the Incremental Amount, and the minimum amount and integral multiples shall be a Dollar Amount of $10,000,000 or $1,000,000, respectively (or, in each case, such lesser minimum amount approved by the Administrative Agent in its reasonable discretion)).

(d)      Incremental Lenders. Incremental Facilities may be provided by any existing Lender (it being understood that no existing Lender shall have an obligation to make, or provide commitments with respect to, an Incremental Loan) or by any Eligible Assignees who will become Lenders. While existing Lenders may (but are not obligated to unless invited to and so elect) participate in any syndication of an Incremental Facility and may (but are not obligated to unless invited to and so elect) become lenders with respect thereto, the existing Lenders will not have any right to participate in any syndication of, and will not have any right of first refusal or other right to provide all or any portion of, any Incremental Facility or Incremental Loan except to the extent the Parent Borrower and the arrangers thereof, if any, in their discretion, chose to invite or include any such existing Lender (which may or may not apply to all existing Lenders and may or may not be pro rata among existing Lenders). Final allocations in respect of Incremental Facilities will be made by the Parent Borrower together with the arrangers thereof, if any, in their discretion, on the terms permitted by this Section 2.14; provided that the lenders providing the Incremental Facilities will be reasonably acceptable to (i) the Parent Borrower, (ii) the Administrative Agent and (iii) solely with respect to any Incremental Revolving Facility, each Issuing Lender and each Swingline Lender (but, in the case of clauses (ii) and (iii), only to the extent such Person otherwise would have a consent right to an assignment of such loans or commitments to such lender, such consent not to be unreasonably withheld, conditioned or delayed).

(e)      Incremental Facility Amendments; Use of Proceeds. Each Incremental Facility will become effective pursuant to an amendment (each, an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by any Borrower under such Incremental Facility, Parent Borrower and each Person providing such Incremental Facility. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Incremental Amendment. Incremental Amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, advisable or appropriate, in the reasonable opinion of the Parent Borrower in consultation with the Administrative Agent, to effect the provisions of this Section 2.14 and, to the extent practicable, as may be necessary or advisable to make an Incremental Loan fungible (including for U.S. federal income tax purposes) with other Loans (subject to the limitations under sub-clause (g) of this Section 2.14). Without limiting the foregoing, an Incremental Amendment may (i) extend or add “call protection” to any existing tranche of Term Loans and (ii) amend the schedule of amortization payments relating to any existing tranche of Term Loans, including amendments to Section 2.5(a) (provided that any such amendment shall not decrease any amortization payment to any Lender that would have otherwise been payable to such Lender prior to the effectiveness of the applicable Incremental Amendment), in the case of each clause (i) and (ii), so that such Incremental Term Loans and the applicable existing Term Loans form the same Class of Term Loans. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Amendment, this Agreement and the other Loan Documents, as applicable, will be amended to the extent necessary to reflect the existence and terms of the Incremental Facility and the Incremental Term Loans evidenced thereby. Incremental Amendments may be amended with the consent of only the Parent Borrower and each Person providing such Incremental Facility to include terms that could have originally been included in such Incremental Amendment. This Section 2.14 shall supersede any provisions in Section 9.8 to the contrary. The Borrowers may use the proceeds of the Incremental Loans for any purpose not prohibited by this Agreement.

(f)      Conditions. The availability of

(i)     Incremental Facilities pursuant to this Section 2.14 shall be subject solely to the following conditions, subject to Section 1.4, measured on the date of the initial borrowing under such Incremental Facility:

(A)      no Event of Default shall have occurred and be continuing, provided that the condition set forth in this clause (A) may be waived or not required (other than with respect to Specified Events of Default) by the Persons providing such Incremental Facilities if the initial borrowing thereunder will be incurred in connection with any acquisition (including by way of merger), investment (including the assumption or incurrence of Indebtedness), Disposition, or repayment, repurchase, defeasance or refinancing of Indebtedness; and

(B)      each of the representations and warranties made by each Borrower in Article III shall be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties shall be true and correct in all respects) immediately prior to, and after giving effect to, the incurrence of such Incremental Facility, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, provided that the condition set forth in this clause (B) may be waived or not required by the Persons providing such Incremental Facilities if the initial borrowing thereunder will be incurred in connection with an investment.

(ii)    Permanent Financing Incremental Facilities shall be subject solely to conditions, subject to Section 1.4, measured on the Closing Date substantially the same as, and no more onerous from the perspective of the Parent Borrower than, those conditions set forth in Section 4.1 and Section 4.2, but which shall be updated to reflect the Permanent Financing Incremental Facilities.

(g)      Terms. Each Incremental Amendment will set forth the amount and terms of the relevant Incremental Facility. The terms of each Incremental Facility will be as agreed between any Borrower under such Incremental Facility, Parent Borrower and the Persons providing such Incremental Facility; provided that:

(i)     the scheduled final maturity date of (A) any Incremental Term Facility will be no earlier than the scheduled final maturity date for the Term A-2 Loan Maturity Date; provided that this clause (i) shall not apply to the incurrence of any Incremental Term Loans pursuant to the Inside Maturity Exception and (B) any Incremental Revolving Facility will be no earlier than the Revolving Credit Maturity Date;

(ii)    the Weighted Average Life to Maturity of any Incremental Term Facility will be no shorter than the remaining Weighted Average Life to Maturity of the Term A-2 Loans; provided that this clause (ii) shall not apply to the incurrence of any Incremental Term Loans pursuant to the Inside Maturity Exception;

(iii)    any mandatory prepayment of Incremental Term Loans may participate on a pro rata basis or a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory repayments of the Closing Date Term A Loans, other than (A) any repayment of such Incremental Term Loans at maturity and (B) any greater than pro rata repayment of such Incremental Term Loans with the proceeds of a Permitted Refinancing thereof;

(iv)    (A) to the extent secured by a Lien on assets of the Parent Borrower or any of its Restricted Subsidiary, any such Incremental Facility shall not be secured by any Lien on any asset of such Person that does not also secure the Pro Rata Facilities, as applicable, (except (1) customary cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender, (2) Liens on assets applicable only to periods after the Term A-2 Loan Maturity Date and (3) any Liens on assets to the extent that a Lien on such asset is also added for the benefit of the Lenders under the Pro Rata Facilities, as applicable for so long as such Liens secure such Incremental Facility) and (B) to the extent guaranteed by the Parent Borrower or any of its Restricted Subsidiaries, any such Incremental Facility shall not be guaranteed by any such Person that is not (or is not required to be) a Guarantor (except (1) for guarantees by other Persons that are applicable only to periods after the Term A-2 Loan Maturity Date and (2) any such Person guaranteeing such Incremental Term Facilities or Incremental Revolving Facilities, as applicable, that also guarantees the Pro Rata Facilities, as applicable for so long as such Person guarantees such Incremental Facility);

(v)    the all-in yield (excluding any fees payable to any lead arranger, bookrunner, manager or similar person (or its affiliates) in connection with the commitment or syndication thereof, ticking fees, unused line fees, fees of the type not paid or payable generally by or on behalf of any Borrower under such Incremental Facility to lenders in the syndication thereof, fees not paid or payable by or on behalf of such Borrower to all lenders and any structuring, amendment, consent, commitment, arrangement and underwriting fees and other similar fees, collectively, the “Non-Lender Fees”) applicable to any Incremental Term Facility, or any Incremental Revolving Facility, will be determined by the relevant Borrower and the lenders providing such Incremental Facility;

(vi)    each Incremental Increase shall be on the same terms (other than OID and upfront fees and Non-Lender Fees) and pursuant to the same documentation applicable to the facility which is being increased; and

(vii)   except as otherwise set forth herein, all other terms of any Incremental Facility shall be on terms and pursuant to documentation to be determined by the Parent Borrower and the providers of such Incremental Facility (it being understood that to the extent that any financial maintenance covenant is added for the benefit of any Incremental Facility, such financial maintenance covenant shall also be added for the benefit of any corresponding existing Pro Rata Facility and no consent shall be required therefor from the Administrative Agent or any Lender); provided that the operational and agency provisions applicable to each Incremental Facility shall be reasonably satisfactory to the Administrative Agent.

(h)      Adjustments to Revolving Credit Loans. Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.14,

(i)     each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each lender providing a portion of such increase (each an “Incremental Revolving Facility Lender”), and each such Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and outstanding Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit and participations hereunder in Swingline Loans held by each Revolving Credit Lender will equal the percentage of the aggregate Revolving Credit Commitments of all Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitments; and

(ii)    if, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Incremental Revolving Facility be prepaid from the proceeds of Incremental Revolving Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Revolving Credit Lender in accordance with Section 2.10.

(i)      Notwithstanding anything herein to the contrary, the parties to this Agreement hereby agree and acknowledge that (i) the terms of any Permanent Financing Incremental Facility shall be as determined solely by the Parent Borrower, the Joint Lead Arrangers and the lenders thereunder and the Incremental Amendment with respect to such Permanent Financing Incremental Facilities shall only require the consent of the lenders providing such Permanent Financing Incremental Facility (and not the consent of any other Lender) and (ii) this Agreement and the other Loan Documents may be amended to incorporate all terms of any such Permanent Financing Incremental Facility in a manner that is not adverse to the Pro Rata Facilities Lenders (which, for the avoidance of doubt, may include, without limitation, changes to the covenants, the addition of mandatory prepayments and modifications to the assignment provisions as relate to such Permanent Financing Incremental Facility) solely with the consent of the Parent Borrower, the Joint Lead Arrangers and the lenders providing such Permanent Financing Incremental Facility.

The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this Section 2.14.

Section 2.15    Prepayments.

(a)      Optional.

(i)     On and after the Closing Date, the relevant Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon giving irrevocable written, facsimile or electronic mail notice (or telephone notice promptly confirmed by written, facsimile or electronic mail notice) to the Administrative Agent: (i) before 3:00 p.m., New York City time, two Business Days prior to prepayment, in the case of Term Benchmark Loans and RFR Loans, and (ii) before 2:00 p.m., New York City time, on to the date of such prepayment, in the case of ABR Loans. Such notice shall specify the date and amount of prepayment and whether the prepayment is of Term Benchmark Loans, RFR Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of ABR Loans) accrued interest to such date on the amount prepaid. Each partial prepayment of Revolving Credit Loans shall be in an aggregate principal amount equal to a whole multiple of the Borrowing Multiple applicable to the currency in which such Revolving Credit Loans are denominated. Notwithstanding anything to the contrary contained in this Agreement, the relevant Borrower may rescind, in whole or in part, any notice of prepayment delivered pursuant to this Section 2.15(a)(i), if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility which refinancing shall not be consummated or shall otherwise be delayed.

(ii)     The amount of any voluntary prepayment of Term Loans of any Class shall be applied to scheduled principal payments due with respect to such Term Loans following such prepayment (including any amortization payments) in a manner determined by the Parent Borrower and notified to the Administrative Agent, and absent notice of such determination being given to the Administrative Agent, in direct order of maturity of such principal payments.

(iii)    Notwithstanding anything in any Loan Document to the contrary (including Section 2.19) as an alternative to any ability to make an assignment that may be permitted by the Loan Documents, any Borrower may voluntarily prepay the outstanding Loans of a Defaulting Lender or a Disqualified Lender on a non-pro rata basis.

(b)      Mandatory.

(i)     Asset Sales. On and after the Closing Date, if the Parent Borrower or any Loan Party Disposes of any property or assets constituting Collateral pursuant to the General Asset Sale Basket (other than Dispositions in the ordinary course of business), which results in the receipt by the Parent Borrower or any Loan Party of Net Cash Proceeds, the Parent Borrower shall prepay on or prior to the date which is ten Business Days after the date of the receipt of such Net Cash Proceeds in excess of the greater of (x) $5,000,000,000 and (y) a Closing Date Metric percentage of TTM Consolidated Adjusted EBITDA for any transaction or series of related transactions, subject to Section 2.15(b)(iii) and Section 2.15(b)(iv), an aggregate principal amount of Closing Date Term A Loans and any other Term Loans (unless such prepayment is not required pursuant to the terms of such other Term Loans) equal to the Asset Sale Prepayment Percentage of such Net Cash Proceeds realized or received; provided that if at the time that any such prepayment would be required, the Parent Borrower is required to repay or repurchase or to offer to repurchase or repay other Pari Passu Lien Debt pursuant to the terms of the documentation governing such Indebtedness with the proceeds of such Disposition (such Pari Passu Lien Debt required to be repaid or repurchased or to be offered to be so repaid or repurchased, “Other Applicable Indebtedness”), then the Parent Borrower may apply such Net Cash Proceeds on a pro rata basis (or less than pro rata basis) to the prepayment of the Term Loans and to the repayment or repurchase of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.15(b)(i) shall be reduced accordingly (for purposes of this proviso pro rata basis shall be determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time, with it being agreed that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof); provided further that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof; provided further that no prepayment shall be required pursuant to this Section 2.15(b)(i) with respect to such portion of such Net Cash Proceeds that the Parent Borrower intends to or may reinvest in accordance with this Section 2.15(b)(i).

If any Net Cash Proceeds realized or received in any Disposition are subject to the application of the foregoing provisions of this Section 2.15(b)(i), at the option of the Parent Borrower or any Loan Party, the Parent Borrower or any Loan Party may (in lieu of making a prepayment pursuant to the foregoing provisions) elect,

(A)      to reinvest an amount equal to all or any portion of such Net Cash Proceeds in the business of the Parent Borrower or any of its Subsidiaries, including in any assets (including, without limitation, content assets and related rights) used or useful for the business of the Parent Borrower and its Subsidiaries (which shall be include, without limitation, Capital Expenditures and related transactions expenses) within 540 days following receipt of such Net Cash Proceeds or if the Parent Borrower or any of the Restricted Subsidiaries enters into a legally binding commitment to reinvest such Net Cash Proceeds within 540 days following receipt of such Net Cash Proceeds, no later than 180 days after the end of such 540-day period; provided that if any portion of such amount is not so reinvested by such dates, subject to Section 2.15(b)(ii) and Section 2.15(b)(iv) an amount equal to the Asset Sale Prepayment Percentage of such portion of such Net Cash Proceeds shall be applied within five Business Days after such dates to the prepayment of the Term Loans and Other Applicable Indebtedness as set forth above, or

(B)      to apply such Net Cash Proceeds to repay Indebtedness of non-Loan Parties or make optional repayments of Term A Loans open to all Lenders on a pro rata basis at not less than par within 540 days following receipts of such Net Cash Proceeds;

provided further, that the Parent Borrower may elect to deem expenditures that otherwise would be permissible as a reinvestment of such Net Cash Proceeds under clause (A) above or any such prepayment described in clause (B) above that occurred prior to the receipt of such Net Cash Proceeds to have been reinvested in accordance with this paragraph if such expenditures or prepayment were made no earlier than the earlier of the execution of a definitive agreement or letter of intent for the Disposition giving rise to such Net Cash Proceeds. Without limiting the obligation of the Parent Borrower set forth in this Section 2.15(b)(i) with respect to a potential mandatory prepayment of Loans, Net Cash Proceeds received by the Parent Borrower or any Loan Party as a result of a Disposition described in this Section 2.15(b)(i) may be applied to any transaction not prohibited by the Loan Documents during the 540-day period following their receipt.

(ii)     Application of Payments. (A) Except as may otherwise be set forth in any Refinancing Amendment or any Incremental Amendment, each prepayment of Term Loans pursuant to Section 2.15(b)(i) shall be applied ratably to each Class of Term Loans then outstanding, (B) with respect to each Class of Loans (other than Revolving Credit Loans or Swingline Loans), each prepayment pursuant to clause (i) of this Section 2.15(b) shall be applied to remaining scheduled installments of principal thereof following the date of prepayment as directed by the Parent Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity of the remaining installments under the applicable Class of Loans), and (C) each such prepayment shall be paid to the Lenders in accordance with their respective pro rata shares of such prepayment.

(iii)    Foreign and Tax Considerations. Notwithstanding any other provisions of this Section 2.15(b),

(A)      to the extent that any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary (or a Domestic Subsidiary of a Foreign Subsidiary) giving rise to a prepayment event pursuant to Section 2.15(b)(i) (a “Foreign Disposition”) are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.15(b) but may be retained by the applicable Foreign Subsidiary so long as the applicable local law will not permit repatriation to the United States, and

(B)      to the extent that the Parent Borrower has determined in good faith that repatriation to the United States of any or all of the Net Cash Proceeds of any Foreign Disposition of a Foreign Subsidiary would have material adverse tax consequences (relative to the relevant Foreign Disposition and taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided herein and may instead be retained by the applicable Foreign Subsidiary.

(iv)    Mandatory Prepayment Procedures; Declining Lenders. The Parent Borrower shall give notice to the Administrative Agent of any mandatory prepayment of the Loans pursuant to Section 2.15(b) by 11:00 a.m. at least three Business Days (or such shorter period as reasonably agreed by the Administrative Agent) prior to the date on which such payment is due. Such notice shall state that the Parent Borrower is offering to make or will make such mandatory prepayment on or before the date specified in Section 2.15(b), as the case may be (each, a “Prepayment Date”). Once given, such notice shall be irrevocable (provided that the Parent Borrower may rescind any notice of prepayment if such prepayment would have resulted from a refinancing of all or any portion of the applicable Facility or been made in connection with a Disposition, which refinancing or Disposition shall not be consummated or shall otherwise be delayed) and all amounts subject to such notice shall be due and payable on the Prepayment Date (except as otherwise provided in Section 2.15(b)(iii) and in the last sentence of this Section 2.15(b)(iv)). Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately give notice to each Lender of the prepayment, the Prepayment Date and of such Lender’s pro rata share of the prepayment. Each Lender may elect (in its sole discretion) to decline all (but not less than all) of its pro rata share of any mandatory prepayment by giving notice of such election in writing to the Administrative Agent by 11:00 a.m., on the date that is one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a notice of election declining receipt of its pro rata share of such mandatory prepayment to the Administrative Agent within the time frame specified above, any such failure will be deemed to constitute an acceptance of such Lender’s pro rata share of the total amount of such mandatory prepayment of Term Loans. Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately notify the Parent Borrower of such election. Any amount so declined by any Lender shall be retained by the Parent Borrower and the Restricted Subsidiaries and/or applied by the Parent Borrower or any of the Restricted Subsidiaries in any manner not inconsistent with the terms of this Agreement.

(c)      Application of Prepayment Amounts. In the event that the obligation of the Parent Borrower to prepay the Loans shall arise pursuant to Section 2.15(b), the Parent Borrower shall prepay the outstanding principal amount of the Closing Date Term A Loans and other Term Loans in the amount of such prepayment obligation within the applicable time periods specified in Section 2.15(b), with such prepayment to be applied in the manner set forth in Section 2.15(b)(ii). Each payment or prepayment pursuant to the provisions of Section 2.15(b) shall be applied ratably among the Lenders of each Class holding the Loans being prepaid, in proportion to the principal amount held by each, and shall be applied as among the Closing Date Term A Loans and other Term Loans being prepaid, (A) first, to prepay all ABR Loans and (B) second, to the extent of any excess remaining after application as provided in clause (A) above, to prepay all Term Benchmark Loans (and as among Term Benchmark Loans, (1) first to prepay those Term Benchmark Loans, if any, having Interest Periods ending on the date of such prepayment, and (2) thereafter, to the extent of any excess remaining after application as provided in clause (1) above, to prepay any Term Benchmark Loans in the order of the expiration dates of the Interest Periods applicable thereto).

(d)      Interest Period Deferrals. Notwithstanding any of the other provisions of this Section 2.15, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Term Benchmark Loans is required to be made under this Section 2.15 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.15 in respect of any such Term Benchmark Loan, prior to the last day of the Interest Period therefor, the Parent Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Parent Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.15. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Parent Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.15.

Section 2.16     Reserve Requirements; Change in Circumstances.

(a)      Notwithstanding any other provision herein, if after the Signing Date any change in Applicable Law or regulation (including any change in the reserve percentages provided for in Regulation D) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof shall subject any Lender to any taxes on its loans, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (i) Taxes as defined in Section 2.21(a), (ii) Taxes described in clauses (ii), (iii) and (iv) of the definition of Taxes in Section 2.21 and (iii) Connection Income Taxes), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender, or shall impose on such Lender or the London interbank market any other condition (other than taxes) affecting this Agreement or any Term Benchmark Loan or RFR Loan made by such Lender (including any assessment or charge on or with respect to the Commitments, Loans, deposits or liabilities incurred to fund Loans, assets consisting of Loans (but not unrelated assets) or capital attributable to the foregoing), and the result of any of the foregoing shall be to increase the cost to such Lender of maintaining its Commitment or making or maintaining any Term Benchmark Loan or RFR Loan or Letter of Credit or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) in respect of any Term Benchmark Loan or RFR Loan or Letter of Credit by an amount deemed by such Lender to be material, then the relevant Borrower agrees to pay to such Lender as provided in paragraph (c) below such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)      If any Lender or any Issuing Lender shall have determined that the adoption after the Signing Date of any law, rule, regulation or guideline regarding capital adequacy or liquidity, or any change in any law, rule, regulation or guideline regarding capital adequacy or liquidity, or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or Issuing Lender or any Lender’s or Issuing Lender’s holding company with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender or the LC Exposure of such Lender or Letters of Credit issued by such Issuing Lender pursuant hereto to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy and liquidity) by an amount deemed by such Lender or Issuing Lender to be material, then from time to time the relevant Borrower agrees to pay to such Lender or Issuing Lender as provided in paragraph (c) below such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c)      A certificate of each Lender or Issuing Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or Issuing Lender as specified in paragraph (a) or (b) above, as the case may be, and the basis therefor in reasonable detail shall be delivered to the relevant Borrower and shall be conclusive absent manifest error. The relevant Borrower shall pay each Lender or Issuing Lender the amount shown as due on any such certificate within 30 days after its receipt of the same.

(d)      Except as provided in this paragraph, failure on the part of any Lender or Issuing Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand compensation with respect to any other period. The protection of this Section 2.16 shall be available to each Lender and Issuing Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed so long as it shall be customary for Lenders or Issuing Lenders affected thereby to comply therewith. No Lender or Issuing Lender shall be entitled to compensation under this Section 2.16 for any costs incurred or reductions suffered with respect to any date unless it shall have notified the relevant Borrower that it will demand compensation for such costs or reductions under paragraph (c) above not more than 90 days after the later of (i) such date and (ii) the date on which it shall have become aware of such costs or reductions. Notwithstanding any other provision of this Section 2.16, no Lender or Issuing Lender shall demand compensation for any increased cost or reduction referred to above if it shall not at the time be the general policy or practice of such Lender or Issuing Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any. In the event any Borrower shall reimburse any Lender or Issuing Lender pursuant to this Section 2.16 for any cost and such Lender or Issuing Lender (as the case may be) shall subsequently receive a refund in respect thereof, such Lender or Issuing Lender (as the case may be) shall so notify such Borrower and, upon its request, will pay to such Borrower the portion of such refund which such Lender or Issuing Lender (as the case may be) shall determine in good faith to be allocable to the cost so reimbursed. The covenants contained in this Section 2.16 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e)      For purposes hereof, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy or liquidity promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be changes in law or regulation referred to in paragraphs (i) and (ii) of this Section 2.16(e) after the Signing Date, regardless of the date enacted, adopted, promulgated or issued.

Section 2.17     Indemnity. Each Borrower agrees to indemnify upon written demand (with a copy to the Administrative Agent) each Lender against such Lender’s ratable share of any reasonable and documented out-of-pocket loss or expense (excluding loss of anticipated profits or margin) described below, actually incurred by any such Lender as a result of (a) any failure by such Borrower to borrow, continue or convert any Loan hereunder after irrevocable notice of such borrowing, continuation or conversion has been given pursuant to Article II, (b) any payment, prepayment or conversion of a Term Benchmark Loan or RFR Loan, as applicable, made to such Borrower required by any other provision of this Agreement or otherwise made, whatever the circumstances may be that give rise to such payment, prepayment or conversion, or any transfer of any such Loan pursuant to Section 2.22 or 9.4(b), on a date other than the last day of the Interest Period applicable thereto or, in the case of RFR Loans, the Interest Payment Date applicable thereto, or (c) if any breakage is incurred, any failure by a Borrower to prepay a Term Benchmark Loan or RFR Loan on the date specified in a notice of prepayment; provided, that any such written demand for indemnification made by any Lender to any Borrower pursuant hereto shall be accompanied by such Lender’s reasonably detailed calculation of such amount to be indemnified (provided that such calculation will not in an way require disclosure of confidential or price-sensitive information or any other information the disclosure of which is prohibited by law). The reasonable and documented out-of-pocket loss or expense for which such Lender shall be indemnified under the foregoing provisions of this Section 2.17 shall be equal to the excess, if any, as set forth in such notice by such Lender, of (i) its reasonable and documented cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed, continued, prepaid or converted (assumed to be the relevant rate in the case of Term Benchmark Loans) for the period from the date of such payment, prepayment, conversion or failure to borrow, continue, prepay or convert to (x) in the case of Term Benchmark Loans, the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, continue, prepay or convert, the Interest Period for such Loan which would have commenced on the date of such failure) and (y) in the case of RFR Loans, the next succeeding Interest Payment Date over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted or not borrowed, continued, prepaid or converted for such period or Interest Period, as the case may be; provided, however, that such amount shall not include any loss of a Lender’s anticipated profits or margin or spread over its cost of obtaining funds as described above. Any such written notice delivered to relevant Borrower pursuant to this Section 2.17 shall be accompanied by a duly executed certificate of such Lender setting forth such amount or amounts actually incurred by such Lender (with calculations in reasonable detail setting forth the basis for such amount or amounts). Notwithstanding any of the foregoing, no Lender may make any demand under this Section 2.17 (i) with respect to the “floor” applicable to a Term Benchmark Loan or (ii) in connection with any prepayment of interest on Term Loans. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.18     Pro Rata Treatment; Funding Matters; Evidence of Debt.

(a)      Except as required under Section 2.22, each payment or prepayment of principal of any Revolving Credit Loan or any Term Loan, each payment of interest on any Revolving Credit Loan or any Term Loan, each payment of LC Fees, each payment of Commitment Fees on any Commitments and each reduction of the Commitments, shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Revolving Credit Loans or Term Loans, as applicable). Each Lender agrees that in computing such Lender’s portion of any Loan to be made hereunder, the Administrative Agent may, in its discretion, round such Lender’s percentage of such Loan to the next higher or lower whole Dollar amount.

(b)      Unless the Administrative Agent shall have received notice from a Lender prior to the relevant borrowing date that such Lender will not make available to the Administrative Agent such Lender’s portion of a borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such borrowing in accordance with this Agreement and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the relevant Borrower agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of such Borrower, the interest rate applicable at the time to the relevant Loan and (ii) in the case of such Lender, the Federal Funds Effective Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such borrowing for the purposes of this Agreement; provided, that such repayment shall not release such Lender from any liability it may have to such Borrower for the failure to make such Loan at the time required herein.

(c)      The failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

(d)      Each Lender may at its option make any Term Benchmark Loan or RFR Loan by causing any domestic or foreign branch or Lender Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

(e)      Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by it from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Borrower with respect to each Loan, the Type of each Loan and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from any Borrower and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph (e) shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of any Borrower to repay the Loans in accordance with their terms.

(f)       In order to expedite the transactions contemplated by this Agreement, each Subsidiary Borrower shall be deemed, by its execution and delivery of a Subsidiary Borrower Request, to have appointed Parent Borrower to act as agent on behalf of such Subsidiary Borrower for the purpose of (i) giving any notices contemplated to be given by such Subsidiary Borrower pursuant to this Agreement, including, without limitation, borrowing notices, prepayment notices, continuation notices and conversion notices and (ii) paying on behalf of such Subsidiary Borrower any Subsidiary Borrower Obligations owing by such Subsidiary Borrower; provided, that each Subsidiary Borrower shall retain the right, in its discretion, to directly give any or all of such notices or make any or all of such payments.

(g)      The Administrative Agent shall promptly notify the Lenders upon receipt of any Subsidiary Borrower Designation and Subsidiary Borrower Request. The Administrative Agent shall promptly notify the Swingline Lenders upon receipt of any designation of a Subsidiary Borrower as a Swingline Borrower.

(h)      Upon the request of any Lender made through the Administrative Agent, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns), which shall evidence such Lender’s Loans of a particular Class in addition to such records.

Section 2.19     Sharing of Setoffs. Except to the extent that this Agreement provides for payments to be allocated to Revolving Credit Loans or Swingline Loans, as the case may be, each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Borrower, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any Debtor Relief Laws, or by any other means (other than pursuant to any provision of this Agreement), obtain payment (voluntary or involuntary) in respect of any category of its Loans or such Lender’s Revolving Credit Percentage of any LC Disbursement as a result of which the unpaid principal portion of such Loans or the unpaid portion of such Lender’s Revolving Credit Percentage of the LC Disbursements shall be proportionately less than the unpaid principal portion of such Loans or the unpaid portion of the Revolving Credit Percentage of the LC Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in such Loans or the Revolving Credit Percentage of the LC Disbursements of such other Lender, so that the aggregate unpaid principal amount of such Loans and participations in such Loans held by each Lender or the Revolving Credit Percentage of LC Disbursements and participations in LC Disbursements held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all such Loans or LC Disbursements then outstanding as the principal amount of such Loans or the Revolving Credit Percentage of LC Disbursements of each Lender prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all such Loans or LC Disbursements outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.19 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, unless the Lender from which such payment is recovered is required to pay interest thereon, in which case each Lender returning funds to such Lender shall pay its pro rata share of such interest. Any Lender holding a participation in a Loan or LC Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by any Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to such Borrower or issued a Letter of Credit for the account of such Borrower in the amount of such participation. For purposes of clause (ii)(A) of the definition of Taxes in Section 2.21, a participation acquired by an existing Lender pursuant to this Section 2.19 shall be treated as having been acquired on the earlier date(s) on which such Lender acquired the applicable interest in the Commitment(s) or Loan(s) to which such participation relates.

Section 2.20     Payments.

(a)      Except as otherwise expressly provided herein, each Borrower shall make each payment (including principal of or interest on any Loan or any Fees or other amounts) hereunder without setoff or counterclaim and shall make each such payment not later than 12:00 noon, New York City time, on the date when due in Dollars to the Administrative Agent at the Administrative Agent’s Office, in immediately available funds. Notwithstanding the foregoing, each Borrower shall make each payment with respect to any Loan denominated in any Foreign Currency (including principal of or interest on any such Loan or other amounts) hereunder without setoff or counterclaim and shall make each such payment not later than 12:00 noon, New York City time, on the date when due in the relevant Foreign Currency to the Administrative Agent at the Administrative Agent’s Office, in immediately available funds.

(b)      Whenever any payment (including principal of or interest on any Loan or any Fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day (it being understood that such extension of time shall not be included in the computation of interest or Fees in any case).

Section 2.21     Taxes.

(a)      Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made, in accordance with Section 2.20, free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, assessments, charges, fees, deductions or withholdings (including backup withholding), and all liabilities with respect thereto, in each case in the nature of a tax, imposed by or on behalf of any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, excluding (i) net income taxes, branch profits taxes and franchise taxes, in each case imposed on the Administrative Agent or any Lender (or Transferee) (A) as a result of such Administrative Agent or any Lender (or Transferee) being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such tax or, (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the applicable Commitment or, if such Lender did not fund an applicable Loan pursuant to a prior Commitment, on the date such Lender acquires the applicable interest in such Loan (other than pursuant to an assignment request by any Borrower under Section 2.22(b)) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.21, amounts with respect to such taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in the applicable Loan or Commitment or to such Lender immediately before it changed its lending office, (iii) any taxes imposed by reason of the Administrative Agent’s or such Lender’s (or such Transferee’s) failure to comply with Section 2.21(f), and (iv) any withholding taxes that are imposed by reason of FATCA (all such nonexcluded taxes, levies, imposts, duties, assessments, charges, fees, deductions, withholdings (including backup withholding) and liabilities being hereinafter referred to as “Taxes”). If any Loan Party or the Administrative Agent shall be required by Applicable Law to deduct any Taxes or Other Taxes from or in respect of any sum payable to any Agent or any Lender (or Transferee) hereunder or under any other Loan Document, (i) the sum payable shall be increased by the amount necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 2.21) such Agent and such Lender (or Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) Loan Party or the Administrative Agent shall make such deductions and (iii) such Loan Party or the Administrative Agent shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with Applicable Law.

(b)      The Parent Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)      The Loan Parties shall indemnify each Lender (or Transferee) and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by the applicable jurisdiction on amounts payable under this Section 2.21) paid by such Lender (or Transferee) or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority. Such indemnification shall be made within 30 days after the date such Lender (or Transferee) or the Administrative Agent, as the case may be, makes written demand therefor.

(d)      Whenever any Taxes or Other Taxes are payable by any Loan Party, within 30 days thereafter the Parent Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an official receipt received by such Loan Party showing payment thereof (or other evidence of such payment reasonably satisfactory to the Administrative Agent).

(e)      Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.21 shall survive the resignation and/or replacement of the Agent, any assignment of rights by, or the replacement of, a Lender and the termination of this Agreement and the payment in full of the principal of and interest on all Loans made hereunder and of all other amounts payable hereunder.

(f)

(i)     Each Lender (or Transferee) that is a U.S. Person shall deliver to Parent Borrower and the Administrative Agent (or, in the case of a participant, to the Lender from which the related participation shall have been purchased) two properly completed and duly executed copies of U.S. Internal Revenue Service Form W-9 certifying that such Lender (or Transferee) is exempt from U.S. federal backup withholding tax, or any subsequent versions thereof or successors thereto. Such form shall be delivered by each such Lender (or Transferee) promptly after it becomes a party to this Agreement (or, in the case of any participant, promptly after the date such participant purchases the related participation). In addition, each such Lender (or Transferee) shall deliver such form promptly upon the obsolescence or invalidity of any form previously delivered by such Lender (or Transferee).

(ii)    Each Lender (or Transferee) that is not a U.S. Person (such Lender (or Transferee), a “Non-U.S. Person”) shall deliver to Parent Borrower and the Administrative Agent (or, in the case of a participant, to the Lender from which the related participation shall have been purchased) two properly completed and duly executed copies of (1) U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, (2) U.S. Internal Revenue Service Form W-8ECI, (3) in the case of a Non-U.S. Person claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, U.S. Internal Revenue Service Form W-8BEN or Form W-8BEN-E and a certificate substantially in the form attached hereto as Exhibit K (a “Non-Bank Certificate”) representing that such Non-U.S. Person is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of such Borrower, is not a controlled foreign corporation related to such Borrower (within the meaning of Section 881(c)(3)(C) of the Code) and no payments under any Loan Documents are effectively connected with such Non-U.S. Person’s conduct of a trade or business in the United States), (4) if a Non-U.S. Person is not the beneficial owner, U.S. Internal Revenue Service Form W-8IMY, together with a withholding statement, Non-Bank Certificate and the applicable underlying U.S. Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI or W-9 (or other applicable successor forms) for each of its beneficial owners, as applicable (provided that, if the Non-U.S. Person is a partnership for U.S. federal income tax purposes (and not a participating Lender), and one or more direct or indirect partners are claiming the portfolio interest exemption, the Non-Bank Certificate may be provided by such Non-U.S. Person on behalf of such direct or indirect partner(s)), or (5) any other documentation prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law or, in each case, any subsequent versions thereof or successors thereto. Such documentation shall be delivered by each Non-U.S. Person promptly after it becomes a party to this Agreement (or, in the case of any participant, promptly after the date such participant purchases the related participation). In addition, each Non-U.S. Person shall deliver such documentation promptly upon the obsolescence or invalidity of any documentation previously delivered by such Non-U.S. Person.

(iii)    If a payment made to a Lender (or Transferee) under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender (or Transferee) were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender (or Transferee) shall deliver to Parent Borrower and the Administrative Agent (or, in the case of a participant, to the Lender from which the related participation shall have been purchased), at the time or times prescribed by Applicable Law and at such time or times reasonably requested by Parent Borrower and the Administrative Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Parent Borrower and the Administrative Agent as may be necessary for Parent Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender (or Transferee) has complied with such Lender’s (or Transferee’s) obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.21(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv)    The Administrative Agent (including any successor Administrative Agent) shall deliver to Parent Borrower on or before the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of Parent Borrower) (i) if it is a U.S. Person, two duly completed and executed copies of IRS Form W-9 (or any successor form) or (ii) if it is not a U.S. Person, (x) two duly completed and executed copies of IRS Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account and (y) two duly completed and executed copies of IRS Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of Lenders, certifying that it is a “U.S. branch,” and that it is using such form as evidence of its agreement with Parent Borrower to be treated as a U.S. Person with respect to such payments. The Administrative Agent agrees that if any form or certification it previously delivered pursuant to this Section 2.21(f)(iv) expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify Parent Borrower in writing of its legal ineligibility to do so.

(g)      A Lender (or Transferee) that is entitled to an exemption from or reduction of any withholding tax with respect to payments under any Loan Document shall deliver to the Parent Borrower and the Administrative Agent (or, in the case of a participant, to the Lender from which the related participation shall have been purchased), at the time or times reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender (or Transferee), if reasonably requested by the Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent to determine whether or not such Lender (or Transferee) is subject to backup withholding or information reporting requirements. Each Lender (or Transferee) shall promptly deliver such documentation upon the obsolescence or invalidity of any documentation previously delivered by such Lender (or Transferee), or promptly notify Parent Borrower and the Administrative Agent (or, in the case of a participant, to the Lender from which the related participation shall have been purchased) in writing at any time it determines that it is not legally eligible to provide any previously delivered documentation. Notwithstanding anything to the contrary in this Section 2.21(g), the completion, execution and submission of such documentation (for the avoidance of doubt, other than such documentation set forth in Section 2.21(f)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender (or Transferee) hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender (or Transferee) to the Administrative Agent pursuant to this Section 2.21.

(h)      [Reserved].

(i)       If the Administrative Agent or any Lender (or Transferee) determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party pursuant to this Section 2.21 (including by the payment of additional amounts pursuant to this Section 2.21), it shall pay to the Parent Borrower an amount equal to such refund (but only to the extent of indemnity payments made by such Loan Party under this Section 2.21 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including taxes) of the Administrative Agent or such Lender (or Transferee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Parent Borrower, upon the request of the Administrative Agent or such Lender (or Transferee), shall repay to the Administrative Agent or such Lender (or Transferee) the amount paid over pursuant to this Section 2.21(i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Administrative Agent or such Lender (or Transferee) is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.21(i), in no event will the Administrative Agent or any Lender (or Transferee) be required to pay any amount to the Parent Borrower pursuant to this Section 2.21(i) the payment of which would place the Administrative Agent or such Lender (or Transferee) in a less favorable net after-tax position than the Administrative Agent or such Lender (or Transferee) would have been in if the Tax or Other Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax or Other Tax had never been paid. This Section 2.21(i) shall not be construed to require the Administrative Agent or any Lender (or Transferee) to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

(j)       Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.21(a) with respect to such Lender, it will, if requested by the relevant Loan Party in writing, use reasonable efforts to mitigate the effect of any such event, including by designating another applicable lending office for any Loan affected by such event and by completing and delivering or filing any tax-related forms that such Lender is legally eligible to deliver and that would reduce or eliminate any amount of Taxes required to be deducted or withheld or paid by the Loan Party; provided that (i) any such designation or completion, delivery or filing would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect and (ii) nothing in this Section 2.21(j) shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.21(a).

(k)       For the avoidance of doubt, for purposes of this Section 2.21, the term “Lender” includes any Issuing Lender or Swingline Lender.

Section 2.22     Termination or Assignment of Commitments Under Certain Circumstances.

(a)      Any Lender (or Transferee) claiming any additional amounts payable pursuant to Section 2.16 or Section 2.21 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by any Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole good faith determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).

(b)      In the event that (i) any Lender shall have delivered a notice or certificate pursuant to Section 2.16, (ii) any Borrower shall be required to make additional payments to any Lender under Section 2.21, (iii) any Lender (a “Non-Consenting Lender”) shall withhold its consent to any amendment described in clause (i) or (ii) of Section 9.8(b) as to which consents have been obtained from the Required Lenders, Required Facility Lenders, or Required Class Lenders, as applicable, (iv) any Lender shall be or become a Defaulting Lender or (v) any Lender delivers a Notice of Objection pursuant to Section 2.26, Parent Borrower shall have the right, at its own expense, upon notice to such Lender (or Lenders) and the Administrative Agent, (i) to terminate the Commitments of such Lender (except in the case of clause (iii) above) or (ii) to require such Lender (or, in the case of clause (iii) above, each Non-Consenting Lender) to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.4) all its interests, rights and obligations under this Agreement to one or more other financial institutions acceptable to Parent Borrower (unless an Event of Default has occurred and is continuing) and the Administrative Agent, which approval in each case shall not be unreasonably withheld, which shall assume such obligations; provided, that (A) in the case of any replacement of Non-Consenting Lenders, each assignee shall have consented to the relevant amendment, (B) no such termination or assignment shall conflict with any law, rule or regulation or order of any Governmental Authority, and (C) the Borrowers or the assignee (or assignees), as the case may be, shall pay to each affected Lender in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder.

Section 2.23     Currency Equivalents.

(a)      The Administrative Agent shall determine the Dollar equivalent of each Multi-Currency Revolving Loan as of the first day of each Interest Period applicable thereto and, in the case of any such Interest Period of more than three months, at three-month intervals after the first day thereof. The Administrative Agent shall promptly notify the applicable Borrowers and the Lenders of the Dollar equivalent so determined by it. Each such determination shall be based on the Spot Rate (i) on the date of the related Borrowing Request, for purposes of the initial determination of such Multi-Currency Revolving Loan, and (ii) on the fourth Business Day prior to the date on which such Dollar equivalent is to be determined, for purposes of subsequent determinations.

(b)      The Administrative Agent shall determine the Dollar equivalent of the Aggregate LC Exposure related to each Letter of Credit issued in a Foreign Currency as of the date of the issuance thereof, at three-month intervals after the date of issuance thereof and as of the date of each drawing thereunder. Each such determination shall be based on the Spot Rate (i) on the date of the related notice of any proposed issuance of a Letter of Credit pursuant to Section 2.7(c), in the case of the initial determination of such Letter of Credit, (ii) on the second Business Day prior to the date as of which such Dollar equivalent is to be determined, in the case of any subsequent determination with respect to an outstanding Letter of Credit and (iii) on the second Business Day prior to the related drawing thereunder, in the case of any determination as to a drawing thereunder.

(c)      If after giving effect to any such determination of a Dollar equivalent with respect to Letters of Credit, the Dollar equivalent thereof exceeds $200,000,000, Parent Borrower shall, or shall cause the applicable Subsidiary Borrowers to, within five Business Days, (i) cause to be reduced (or, at the relevant Borrower’s option, Cash Collateralized) outstanding Letters of Credit in Foreign Currencies to eliminate such excess, or (ii) in each case, take such other action to the extent necessary to eliminate any such excess. If after giving effect to any such determination of a Dollar equivalent with respect to Multi-Currency Revolving Loans, the Dollar equivalent thereof exceeds (A) the Multi-Currency Sublimit for any currency or (B) the Total Multi-Currency Sublimit, Parent Borrower shall, or shall cause the relevant Subsidiary Borrowers to, within five Business Days, prepay outstanding Multi-Currency Revolving Loans so that the Specified Currency Availability for each currency is greater than or equal to zero and so that the Total Specified Currency Availability is greater than or equal to zero or take such other action to the extent necessary to eliminate any such excess.

(d)      Notwithstanding the foregoing, if at any time (i) the Revolving Commitment Utilization Percentage is greater than 110%, Parent Borrower shall, or shall cause the relevant Subsidiary Borrowers to, within five Business Days prepay outstanding Multi-Currency Revolving Loans, cause to be reduced (or, at the relevant Borrower’s option, cash collateralize) outstanding Letters of Credit in Foreign Currencies or take such other action to the extent necessary to eliminate any such excess, or (ii) the Dollar equivalent of the outstanding Multi-Currency Revolving Loans is greater than 110% of (A) the Multi-Currency Sublimit for any currency or (B) the Total Multi-Currency Sublimit, Parent Borrower shall, or shall cause the relevant Subsidiary Borrowers to, within five Business Days, prepay outstanding Multi-Currency Revolving Loans so that the Specified Currency Availability for each currency is greater than or equal to zero and so that the Total Specified Currency Availability is greater than or equal to zero or take such other action to the extent necessary to eliminate any such excess.

(e)      If any prepayment of a Multi-Currency Revolving Loan occurs pursuant to this Section 2.23 on a day which is not the last day of the then current Interest Period with respect thereto, Parent Borrower shall, or shall cause the applicable Subsidiary Borrowers to, pay to the Lenders such amounts, if any, as may be required pursuant to Section 2.17.

Section 2.24    Judgment Currency.

(a)      (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the Administrative Agent could purchase the specified currency with such other currency on the Business Day immediately preceding the day on which the final judgment is given.

(b)      The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent (the “Applicable Creditor”) hereunder shall, notwithstanding any judgment in a currency other than the specified currency in which such sum is stated to be due hereunder, be discharged only to the extent that on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in such other currency the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Applicable Creditor in the specified currency, the applicable Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, and if the amount of the specified currency so purchased exceeds (i) the sum originally due to the Applicable Creditor in the specified currency and (ii) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender as compared to such Lender’s Total Revolving Facility Percentage the Applicable Creditor agrees to remit such excess to the applicable Borrower.

Section 2.25     Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, if any Lender becomes a Defaulting Lender then, upon notice to such effect by the Administrative Agent (which notice shall be given promptly after the Administrative Agent determines that any Lender shall have become a Defaulting Lender, including as a result of being advised thereof by Parent Borrower), until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law, the following provisions shall apply:

(a)      Commitment Fees shall cease to accrue, and shall cease to be payable, on the unused portion of such Defaulting Lender’s Commitment while such Defaulting Lender remains a Defaulting Lender.

(b)      The Commitment and outstanding extensions of credit of such Defaulting Lender shall not be included in determining whether the Required Lenders or other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender shall require the consent of such Defaulting Lender (in such case, to the extent such Defaulting Lender is an affected Lender).

(c)      All or any part of such Defaulting Lender’s Swingline Exposure at such time (other than the portion thereof attributable to Swingline Loans made by such Defaulting Lender in its capacity as a Swingline Lender) and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their pro rata shares (calculated without regard to such Defaulting Lender’s Commitment) of the Total Revolving Commitment, but only to the extent such reallocation would not result in the Outstanding Revolving Extensions of Credit of any non-Defaulting Lender (including the portion of the Swingline Exposure of such Defaulting Lender to be reallocated to such non-Defaulting Lender) exceeding such non-Defaulting Lender’s Commitment (unless, in the case of a non-Defaulting Lender that is a Swingline Lender, such non-Defaulting Lender shall otherwise consent). Subject to Section 9.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(d)      If the LC Exposure of such Defaulting Lender is reallocated pursuant to subparagraph (c) above, then the LC Fee payable to the Lenders shall be adjusted in accordance with such reallocation.

(e)      If the reallocation described in clause (c) above cannot, or can only partially, be effected, then one or more Borrowers shall within three Business Days following written notice by the Administrative Agent, do one or both (at such Borrower’s election) of the following in an amount necessary to allow the reallocation described in clause (c) above to be fully effected within the limit of the non-Defaulting Lenders’ Commitments: (x) prepay the portion of the aggregate principal amount of outstanding Swingline Loans allocated to such Defaulting Lender at such time and/or (y) Cash Collateralize, without prejudice to any right or remedy available to it hereunder or under Applicable Law, for the benefit of the Issuing Lenders one or more Borrower’s obligations corresponding to the portion of such Defaulting Lender’s LC Exposure (in each case, as determined after giving effect to any partial reallocation pursuant to clause (c) above) for so long as such LC Exposure is outstanding or such Defaulting Lender remains a Defaulting Lender.

(f)      If a Borrower Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (e) above, such Borrower shall not be required to pay any fees to such Defaulting Lender with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized.

(g)      The Administrative Agent may adjust the allocation of payments hereunder to ensure that a Defaulting Lender does not receive payment in respect of any Loan or LC Disbursement that it did not fund or to reflect any of the actions or adjustments referred to herein.

In the event that the Administrative Agent, each Borrower, the Swingline Lender and each Issuing Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender (it being agreed that the furnishing of a back-up standby letter of credit an amount equal to 102% of the face amount of such outstanding Letters of Credit in form and substance, and issued by an issuer reasonably satisfactory to such Issuing Bank, or the depositing of Cash Collateral into a cash collateral account in an amount equal to 102% of the face amount of such outstanding Letters of Credit issued by such Issuing Lender shall be deemed to be an adequate remedy to such Issuing Lender), then (A) the aggregate principal amount of all Swingline Loans outstanding at such time and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans (other than Swingline Loans) and participations in unreimbursed Letter of Credit disbursements of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its pro rata share and (B) any Cash Collateral provided by any Borrowers under clause (e) above with respect to such Lender’s LC Exposure shall be released by the Issuing Lenders and returned to such Borrowers. The rights and remedies against a Defaulting Lender set forth in this Section 2.25 are in addition to other rights and remedies that each Borrower, the Administrative Agent or any Lender that is not a Defaulting Lender may have against such Defaulting Lender.

Section 2.26    Designation of Subsidiary Borrowers. Parent Borrower may at any time and from time to time designate any Subsidiary as a Subsidiary Borrower by delivery to the Administrative Agent of a Subsidiary Borrower Designation executed by such Subsidiary and Parent Borrower. As soon as practicable upon receipt thereof, the Administrative Agent will post a copy of such Subsidiary Borrower Designation to the Lenders on IntraLinks, SyndTrak, DebtDomain or another website accessible to all Lenders. Each Subsidiary Borrower Designation shall become effective on the date ten Business Days after it has been posted by the Administrative Agent (subject to the receipt by any Lender of any information under the Patriot Act, the Beneficial Ownership Regulation (in the case of a non-U.S. Subsidiary Borrower only) and other “know-your-customer” laws reasonably requested by it not later than the third Business Day after the posting date of such Subsidiary Borrower Designation), unless prior thereto, in the case of a Subsidiary that is organized in a non-U.S. jurisdiction, the Administrative Agent shall have received written notice from any Lender that it is unlawful under Federal or applicable state or foreign law for such Lender to make Loans or otherwise extend credit to or do business with such Subsidiary, directly or through a Lender Affiliate, as provided herein (a “Notice of Objection”), in which case such Subsidiary Borrower Designation shall not become effective until such time as such Lender withdraws such Notice of Objection or ceases to be a Lender hereunder. Notwithstanding anything to the contrary in Section 9.8 or elsewhere in this Agreement, upon the effectiveness of a Subsidiary Borrower Designation as provided in the preceding sentence and the applicable Subsidiary complying with the requirements of Section 5.4 hereof, the applicable Subsidiary shall for all purposes of this Agreement be a Subsidiary Borrower and a party to this Agreement.

Section 2.27    Extension of Maturity Dates.

(a)      Extension Requests. Parent Borrower may, upon notice to the Administrative Agent (which shall promptly notify the applicable Lenders), request an extension of any Maturity Date then in effect (an “Extension Request”). Within ten (10) Business Days after the receipt of such Extension Request (or such later date as Parent Borrower and the Administrative Agent shall agree) (the “Extension Deadline”), each Lender under the relevant Class shall notify the Administrative Agent and Parent Borrower promptly (but in any event no later than the Extension Deadline) in writing whether or not it consents to such Extension Request (which consent may be given or withheld in such Lender’s sole and absolute discretion) (each Lender agreeing to an Extension Request, an “Extending Lender” and each Lender declining to agree to an Extension Request, a “Non-Extending Lender”). Any Lender with a then-effective Commitment or outstanding Loan, as applicable, may consent to an Extension Request irrespective of whether such Lender previously had not been an Extending Lender with respect to a previous Extension Request. Any Lender not responding within the above specified time period shall be deemed not to have consented to such Extension Request. The Administrative Agent shall promptly notify Parent Borrower and the Lenders of the Lenders’ responses.

(b)      For each Extension Request, if so consented to, (i) the applicable Maturity Date, as to Extending Lenders (irrespective of whether such Lender previously had been a Non-Extending Lender), shall be extended to the maturity date set forth in the Extension Request (such existing applicable Maturity Date being the “Extension Effective Date”) and (ii) the applicable Maturity Date, as to any Non-Extending Lender (provided that the Commitment or outstanding Loans, as applicable, of such Non-Extending Lender is not assumed in accordance with Section 2.27(f) on or prior to the applicable Extension Effective Date), shall remain the Maturity Date in effect for such Non-Extending Lender prior to the Extension Effective Date.

(c)      In the event of any such extension, the Commitment of each Non-Extending Lender that has not been replaced as provided in Section 2.27(f) shall terminate on the applicable Maturity Date in effect prior to any such extension, and the outstanding principal balance of all Loans, accrued and unpaid interest and other fees payable hereunder to such Non-Extending Lender shall become due and payable on such Maturity Date. Thereafter, the aggregate Commitments effective as of such Maturity Date shall be deemed equal to the Commitments of the Extending Lenders and the Assuming Lenders in respect of such extension.

(d)      Notwithstanding the foregoing, the extension of any Maturity Date pursuant to this Section 2.27 shall not be effective with respect to any Lender unless (i) no Event of Default has occurred and is continuing on the Extension Effective Date and immediately after giving effect to such extension and (ii) the representations and warranties set forth in Article III are true and correct in all material respects on and as of the Extension Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.27(d), the representations and warranties contained in Section 3.2, Section 3.3 and Section 3.11 shall be deemed to refer to the most recent statements furnished pursuant to Section 5.1; provided that the representations and warranties contained in Section 3.13 shall be excluded on and following the Investment Grade Fall-Away Date. As a condition precedent to each such extension, Parent Borrower shall deliver to the Administrative Agent a certificate of Parent Borrower dated as of the Extension Effective Date signed by a Responsible Officer of Parent Borrower certifying as to compliance with this Section 2.27(d).

(e)      Notwithstanding anything to the contrary in this Section 2.27, no Revolving Credit Maturity Date may be extended with respect to any Issuing Lender without the prior written consent of such Issuing Lender (it being understood and agreed that, in the event any Issuing Lender shall not have consented to any such extension, (i) such Issuing Lender shall continue to have all the rights and obligations of an Issuing Lender hereunder through the applicable existing Revolving Credit Maturity Date and thereafter shall have no obligation to issue, amend, extend or renew any Letter of Credit (but shall continue to be entitled to the benefits hereunder as to Letters of Credit issued prior to such time) and (ii) Parent Borrower shall cause the Aggregate LC Exposure attributable to Letters of Credit issued by such Issuing Lender to be zero no later than the day on which such Aggregate LC Exposure would have been required to have been reduced to zero in accordance with the terms hereof without giving effect to the effectiveness of the extension of the applicable existing Revolving Credit Maturity Date pursuant to this Section 2.27 (and, in any event, no later than such existing Revolving Credit Maturity Date) together with any accrued interest thereon, on the existing Revolving Credit Maturity Date).

(f)      If there are any Non-Extending Lenders, Parent Borrower shall have the right to arrange for one or more Extending Lenders or new Lenders that will agree to an extension of the applicable Maturity Date (each new Lender an “Assuming Lender”) to assume, effective as of the Extension Effective Date, any Non-Extending Lender’s entire Commitment or outstanding Loans, as applicable, and all of the obligations of such Non-Extending Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Extending Lender; provided however that:

(i)     all additional cost reimbursements, expense reimbursements and indemnities payable to such Non-Extending Lender, and all other accrued and unpaid amounts owing to such Non-Extending Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Extending Lender; and

(ii)    with respect to any such Assuming Lender, any applicable processing and recordation fee required under Section 9.4(b) for such assignment shall have been paid,

provided further that such Non-Extending Lender’s rights under Sections 2.16, 2.17, 2.21 and 9.5, and its indemnification obligations under Article VII, shall survive such assignment as to matters occurring prior to the date of assignment. At least one Business Day prior to the applicable Extension Effective Date, (x) each such Assuming Lender, if any, shall have delivered to Parent Borrower and the Administrative Agent an Assignment and Acceptance, duly executed by such Assuming Lender, such Non-Extending Lender, Parent Borrower and the Administrative Agent and (y) each such Extending Lender shall have delivered confirmation in writing satisfactory to Parent Borrower and the Administrative Agent as to the increase in the amount of its Commitment or Loan, as applicable. Upon the payment or prepayment of all amounts referred to in clauses (i) and (ii) above, each such Assuming Lender, as of the Extension Effective Date, will be substituted for such Non-Extending Lender under this Agreement and shall become a Lender for all purposes of this Agreement with the rights and obligations of a Lender hereunder, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Extending Lender hereunder shall, by the provisions hereof, be released and discharged.

(g)      In connection with any extension of any Maturity Date under this Section 2.27, the Administrative Agent and Parent Borrower may, without the consent of any Lender or Issuing Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary, advisable or appropriate, in the opinion of the Administrative Agent and Parent Borrower, to give effect to the provisions of this Section 2.27. This Section 2.27 supersedes any provisions in Section 9.8 to the contrary.

Section 2.28     Refinancing Amendments.

(a)      Refinancing Loans. The Borrowers may obtain, from any Lender or any Eligible Assignees who will become Lenders, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans or Revolving Credit Loans, in the form of Refinancing Loans or Refinancing Commitments made pursuant to a Refinancing Amendment; provided that, Liens securing Refinancing Loans must be permitted by Section 5.9.

(b)      Refinancing Amendments. The effectiveness of any Refinancing Amendment will be subject only to the satisfaction on the date thereof of such conditions as may be requested by the providers of applicable Refinancing Loans. The Borrowers will promptly notify the Administrative Agent (which will promptly notify each Lender) as to the effectiveness of each Refinancing Amendment. Upon effectiveness of any Refinancing Amendment, this Agreement will be deemed amended to the extent (but only to the extent) necessary, advisable or appropriate to reflect the existence and terms of the Refinancing Loans incurred pursuant thereto (including any amendments necessary, advisable or appropriate to treat the Term Loans or Revolving Credit Loans subject thereto as Refinancing Term Loans or Refinancing Revolving Loans, respectively).

(c)      Required Consents. Any Refinancing Amendment may, without the consent of any Person other than the Administrative Agent, the Borrowers and the Persons providing the applicable Refinancing Loans, effect such amendments to this Agreement and the other Loan Documents as may be necessary, advisable or appropriate, in the reasonable opinion of the Administrative Agent and such Borrowers, to effect the provisions of this Section 2.28; provided that the operational and agency provisions contained in any Refinancing Amendment shall be reasonably satisfactory to the Administrative Agent and such Borrowers. This Section 2.28 supersedes any provisions in Section 2.19 or Section 9.8 to the contrary; provided further, however, that any Refinancing Loans or Refinancing Commitments shall be applied to refinance, on a pro rata basis, the applicable Class(es) of Term Loans or Revolving Credit Loans at par.

(d)      Providers of Refinancing Loans. Refinancing Loans may be provided by any existing Lender (it being understood that no existing Lender shall have an obligation to make all or any portion of any Refinancing Loan) or by any Eligible Assignees who will become Lenders. The lenders providing the Refinancing Loans will be reasonably acceptable to the (i) Borrowers and (ii) the Administrative Agent, only to the extent such Person otherwise would have a consent right to an assignment of such loans or commitments to such lender, such consent not to be unreasonably withheld, conditioned or delayed.

Article III

REPRESENTATIONS AND WARRANTIES

Each Loan Party, to the extent applicable to it, jointly and severally, represents and warrants to the Administrative Agent and the Lenders as of the Closing Date, and as of the time of each subsequent Credit Event solely to the extent expressly required by Article IV, that:

Section 3.1     Corporate Existence. (a) Each Borrower and each Guarantor is a corporation, partnership or other entity duly organized and validly existing under the laws of the jurisdiction of its organization; and (b) each Borrower and each Material Restricted Subsidiary (i) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business in all material respects as now being conducted, except where the failure to have any of the foregoing would not reasonably be expected to result in a Material Adverse Effect; and (ii) is qualified to do business in all material jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not reasonably be expected to result in a Material Adverse Effect.

Section 3.2      Financial Condition.

(a)            As of the Closing Date, to the knowledge of the Parent Borrower, the consolidated balance sheet of the Parent Borrower and its Consolidated Subsidiaries as at the end of the fiscal year for which financial statements have last been delivered prior to the Closing Date, and the related consolidated statements of operations and comprehensive (loss) income for the fiscal year ended on such date, heretofore furnished to each of the Lenders (or made available to the Lenders through access to a web site, including, without limitation, www.sec.gov), fairly present in all material respects the financial condition of the Parent Borrower and its Consolidated Subsidiaries as at such date and the results of operations for the period covered thereby in accordance with GAAP (as in effect on the Closing Date (or the date of preparation)), except as otherwise expressly noted therein.

(b)            Except as disclosed in any Exchange Act Report filed prior to the Closing Date or otherwise disclosed in writing to the Administrative Agent prior to the Closing Date, no Material Adverse Effect has occurred since the end of the fiscal year for which financial statements have last been delivered prior to the Closing Date.

(c)            The Parent Borrower, together with its Subsidiaries on a combined basis, is Solvent as of the Closing Date.

Section 3.3      Litigation. Except as disclosed in any Exchange Act Report filed prior to the Closing Date or otherwise disclosed in writing to the Administrative Agent prior to the Closing Date, there are no legal or arbitral proceedings, or any proceedings by or before any Governmental Authority, pending or (to the knowledge of the Parent Borrower) overtly threatened in writing against the Parent Borrower or any of its Material Restricted Subsidiaries which have resulted in a Material Adverse Effect (it being agreed that any legal or arbitral proceedings which have been disclosed in any Exchange Act Report, whether overtly threatened in writing, pending, resulting in a judgment or otherwise, shall not, in and of itself, be deemed to result in a Material Adverse Effect unless and until a final, non-appealable judgment for the payment of money shall have been recorded against the Parent Borrower or any Material Restricted Subsidiary by any Governmental Authority having jurisdiction, and all stays of execution have expired or been lifted).

Section 3.4      No Breach, Etc. None of the execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms and provisions hereof will conflict with or result in a breach of any organizational documents of any Borrower or any Guarantor, or any Applicable Law, or any order, writ, injunction or decree of any Governmental Authority, or any material agreement or instrument relating to Material Indebtedness to which the Parent Borrower or any Guarantor is a party or by which any of them is bound, or result in the creation or imposition of any Lien upon any of the assets of the Parent Borrower or any Guarantor pursuant to the terms of any such agreement or instrument relating to Material Indebtedness, except where any such conflict, breach or default would not reasonably be expected to result in a Material Adverse Effect. Neither the Parent Borrower nor any of its Material Restricted Subsidiaries is in default under any of its material contractual obligations, except where such default would not reasonably be expected to result in a Material Adverse Effect.

Section 3.5      Corporate Action. Each Borrower and each Guarantor has all necessary corporate or other organizational power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents; the execution and delivery by each Borrower and each Guarantor of this Agreement and the other Loan Documents, and the performance by each Borrower and each Guarantor of this Agreement and the other Loan Documents, have been (or will, by the time required to be) duly authorized by all necessary corporate or other organizational action on such Borrower’s and Guarantor’s part; this Agreement and the other Loan Documents have been duly and validly executed and delivered by each Borrower and each Guarantor; and this Agreement and the other Loan Documents constitute legal, valid and binding obligations of each Borrower and each Guarantor, enforceable in accordance with its terms except as such enforceability may be limited by (a) Debtor Relief Laws or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.6      Approvals.(a)      No material authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are required for the execution, delivery or performance by each Borrower and each Guarantor of this Agreement and the other Loan Documents, except for,

(a)            on and after the Closing Date, filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties;

(b)            the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral Documents); and

(c)            those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make is not reasonably expected to result in a Material Adverse Effect.

Section 3.7      ERISA. The Parent Borrower and, to its knowledge, its ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the currently applicable provisions of ERISA and the Code, except where any failure or non-compliance would not reasonably be expected to result in a Material Adverse Effect.

Section 3.8      Taxes. The Parent Borrower and its Material Restricted Subsidiaries, to the knowledge of the Loan Parties, have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by or in respect of them and have paid or caused to be paid (including any such taxes in the capacity of a withholding agent) all taxes shown as due on such returns (taking into account valid extensions), except (a) those being contested in good faith in appropriate proceedings and for which reserves have been provided in accordance with GAAP or Section 5.2 or (b) to the extent that the failure to do so has not resulted in, or would not reasonably be expected to result in a Material Adverse Effect.

Section 3.9        Investment Company Act. No Borrower or Guarantor is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.10      Environmental. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, neither the Parent Borrower nor any of its Material Restricted Subsidiaries has received any written notice of violation of Environmental Laws with regard to any of its or its Material Restricted Subsidiaries’ Properties or business.

Section 3.11      Material Subsidiaries. The list of Subsidiaries set forth in the annual report of the Parent Borrower on Form 10-K most recently filed with the SEC prior to the Closing Date was complete and correct in all material respects with respect to Material Subsidiaries as of the date such Form 10-K was filed.

Section 3.12      Anti-Corruption Laws, Patriot Act and Sanctions Since April 24, 2019, the Parent Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers and employees with applicable Anti-Corruption Laws, the PATRIOT Act, and applicable Sanctions, as amended, and the regulations thereunder. The Parent Borrower and its Subsidiaries have, since April 24, 2019, conducted their businesses in compliance in all material respects with applicable Anti-Corruption Laws, the PATRIOT Act, and applicable Sanctions, as amended, and the regulations thereunder. None of the Parent Borrower, any Restricted Subsidiary thereof or, to the knowledge of the Loan Parties, any director, officer or employee of the Parent Borrower or any Restricted Subsidiary that will act in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan will be borrowed or Letter of Credit issued (A) for the purpose of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in violation of applicable Anti-Corruption Laws or the PATRIOT Act or (B) for the purpose of funding, financing or facilitating unauthorized transactions with any Sanctioned Person in violation of applicable Sanctions. No transactions undertaken by the Parent Borrower or any of the other Loan Parties hereunder will be undertaken in violation of applicable Anti-Corruption Laws and applicable Sanctions.

Section 3.13      Collateral Documents. Prior to the Investment Grade Fall-Away Date, except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents or contemplated by the Collateral Documents (including the delivery to Collateral Agent of any Pledged Debt and any Pledged Equity required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable perfected Lien (subject to Permitted Liens) on all right, title and interest of the Parent Borrower and the applicable Subsidiary Guarantors, respectively, in the Collateral described therein.

Section 3.14      Margin Stock. None of the Transactions will result in a violation by a Loan Party of Regulations U or X of the Federal Reserve, and no part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation by a Loan Party of Regulations U or X of the Federal Reserve.

Article IV

CONDITIONS OF EFFECTIVENESS AND LENDING

Section 4.1      Signing Date. The effectiveness of this Agreement is subject to the satisfaction (or waiver in accordance with Section 9.8) of the following conditions:

(a)            Credit Agreement. The Administrative Agent shall have received this Agreement (including Schedule 1.1, but excluding all other schedules hereto, which shall be received as of the Closing Date), executed and delivered by a duly authorized officer of the Parent Borrower, the Administrative Agent, the Collateral Agent and each Lender listed on Schedule 1.1.

(b)            Officer’s Certificate. The Administrative Agent shall have received an officer’s certificate of the Parent Borrower executed on the Signing Date containing:

(i)              copies of the organizational documents of the Parent Borrower (with respect to the articles or certificate of incorporation or organization (or other similar document)), certified by the Secretary of State of its jurisdiction of incorporation or organization, together with a good standing certificate or like certificate from the Secretary of State of its jurisdiction of incorporation or organization, each dated a recent date prior to the Signing Date,

(ii)             resolutions or other applicable action of the Parent Borrower, and

(iii)            an incumbency certificate and/or other certificate of Responsible Officers of the Parent Borrower, evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement.

(c)            KYC. The Administrative Agent shall have received, no later than three (3) Business Days prior to the Signing Date, all documentation and other information reasonably requested by any Joint Lead Arranger through the Administrative Agent in writing at least ten (10) Business Days prior to the Signing Date to satisfy the requirements of bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and, to the extent the Parent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary FinCEN beneficial ownership certificate.

Upon satisfaction (or waiver in accordance with Section 9.8) of each of the conditions set forth in this Section 4.1, the Administrative Agent shall deliver a certificate of effectiveness in the form attached hereto as Exhibit I to the Parent Borrower confirming such satisfaction (or waiver in accordance with Section 9.8) and confirming the Signing Date and, thereafter, the Administrative Agent shall promptly notify the Lenders in writing of the Signing Date, and such notice shall be conclusive and binding.

Section 4.2      Conditions to Closing Date. The commitments of the Lenders and the availability and initial funding of the Pro Rata Facilities on the Closing Date are, in each case, subject solely to the satisfaction (or waiver by the Acquisition Bridge Facility Joint Lead Arrangers) of the following conditions precedent (subject in all respects to the Certain Funds Provisions):

(a)            Credit Agreement. The Administrative Agent shall have received a Joinder Agreement with respect to each Subsidiary of the Parent Borrower on the Closing Date prior to giving effect to the Transactions that (x) is not an Excluded Subsidiary and (y) is not already a party to this Agreement as a Guarantor, executed and delivered by a duly authorized officer of each such Subsidiary.

(b)            Officer’s Certificate. Confirmation from the Parent Borrower (in the form of an officer’s certificate) to the Administrative Agent that:

(i)              the Acquisition shall have either (x) been consummated or (y) will be consummated in accordance with the terms of the Acquisition Agreement substantially concurrently with the initial borrowing under (or provision of commitments under) the Pro Rata Facilities; and

(ii)            since its execution, the Acquisition Agreement has not been amended, supplemented, waived or modified pursuant to its terms in a manner that in the aggregate (when taken as a whole) is materially adverse to the Lenders, in their respective capacities as such, without the consent of the Acquisition Bridge Facility Joint Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed); provided that each Acquisition Bridge Facility Joint Lead Arranger shall be deemed to have consented to such amendment, supplement, waiver or modification unless it shall object in writing thereto within three (3) Business Days of being notified of such amendment, supplement, waiver or modification; provided, further, that an amendment, supplement, waiver or modification of the Acquisition Agreement (solely to the extent that such amendment, supplement, waiver or modification relates to the purchase price) that does not increase the cash purchase price thereunder to be paid on the Closing Date (unless any such increase is funded by an increase to the Equity Contribution) or that has the effect of reducing the purchase price thereunder, will, in each case, be deemed not to be materially adverse to the interests of the Lenders and any such reduction will reduce the commitments in respect of the senior secured bridge loan credit facility contemplated in connection with the Acquisition on a dollar-for-dollar basis.

(c)            Concurrent Transactions. Confirmation from the Parent Borrower (in the form of an officer’s certificate) to the Administrative Agent that the Equity Contribution, the Closing Date Refinancings and the Target Debt Payment/LM Transactions shall have been made, consummated or occurred, as applicable, prior to, or shall be made or consummated substantially concurrently with or promptly following, the initial availability and borrowing under the Pro Rata Facilities; provided that the Closing Date Refinancings and/or the Target Debt Payment/LM Transactions may be consummated with the proceeds of the initial funding of the Term A-1 Loan Facility and/or the Term A-2 Loan Facility.

(d)            No Company Material Adverse Effect. A Company Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date originally executed) shall not have occurred on or after the date of the Acquisition Agreement that would result in the failure of a condition precedent to the Parent Borrower’s obligation to consummate the Acquisition under the Acquisition Agreement or that would give the Parent Borrower the right (taking into account any notice and cure provisions) to terminate the Parent Borrower’s obligations pursuant to the terms of the Acquisition Agreement.

(e)            Financial Statements. The Administrative Agent shall have received (i) audited consolidated balance sheets and related consolidated statements of operations and comprehensive income (in the case of the Parent Borrower), operations and comprehensive (loss) income (in the case of the Target), statement of equity of each of the Parent Borrower and the Target, and cash flows of each of the Parent Borrower and the Target for the last three full fiscal years ended at least 60 days prior to the Closing Date and (ii) unaudited consolidated balance sheets and related condensed statements of comprehensive income, stockholders’ equity and cash flows (in the case of the Parent Borrower) and related consolidated statements of operations and comprehensive (loss) income, equity and cash flows (in the case of Target) of each of the Parent Borrower and the Target for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date (other than the fourth fiscal quarter of any fiscal year), which are prepared in accordance with GAAP; it being understood that, with respect to such financial information for each such fiscal year and fiscal quarter, such condition shall be deemed satisfied through the filing by the Parent Borrower or the Target of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to such fiscal year or fiscal quarter; it being agreed that a late filing of any such report shall not affect the satisfaction of the condition in this clause (e).

(f)            Security Agreement. The Administrative Agent shall have received the Security Agreement, executed and delivered by a duly authorized officer of the Parent Borrower and each Guarantor, pursuant to which a lien is granted on the Collateral securing the Obligations in favor of the Collateral Agent for the ratable benefit of the Secured Parties, and pursuant to which such Collateral Agent thereunder is authorized to file customary “all asset” UCC-1 financing statements with respect thereto.

(g)            Collateral. Subject to the Intercreditor Agreements, the Administrative Agent shall have received the Collateral consisting of certificates, if any, representing the Pledged Equity required to be delivered on the Closing Date pursuant to this Agreement and the Security Agreement.

(h)            Opinion of Counsel. The Administrative Agent shall have received an opinion of each of (A) Latham & Watkins LLP, counsel to the Loan Parties, and (B) such local or special counsel to the Loan Parties in each material jurisdiction as may be reasonably requested by the Administrative Agent and agreed by Parent Borrower.

(i)            Secretary’s Certificate. The Administrative Agent shall have received an officer’s certificate of each Loan Party other than the Parent Borrower executed on the Closing Date containing (i) certification of organizational documents and appropriate authorizing resolutions, (ii) customary good standing certificates for each of the Loan Parties and (iii) a customary incumbency certificate from officers of each of the Loan Parties executing this Agreement or a Joinder Agreement hereto.

(j)            Borrowing Request. The Administrative Agent shall have received a Borrowing Request, executed and delivered by a duly authorized officer of the Parent Borrower, in accordance with Section 2.4.

(k)            Solvency Certificate. The Administrative Agent shall have received a certificate signed by the Chief Financial Officer (or other officer with reasonably equivalent responsibilities) of the Parent Borrower in form of Exhibit J hereto certifying that the Parent Borrower and its Subsidiaries on a consolidated basis are Solvent after giving effect to the Transactions.

(l)            Representations and Warranties. The Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (without duplication of any materiality qualification included in the terms of any such representation or warranty) on and as of the Closing Date; provided that to the extent that the Acquisition Agreement Representations and the Specified Representations specifically refer to an earlier date, they shall be accurate in all material respects (without duplication of any materiality qualification included in the terms of any such representation or warranty) as of such earlier date; provided further that no breach of the Acquisition Agreement Representations shall constitute a failure to satisfy this condition (l) unless such breach is materially adverse to the interests of the Lenders (in their capacities as such).

(m)            Section 6.1(g). No event of the type described in Section 6.1(g) shall have occurred and be continuing.

(n)            Payment of Fees and Expenses.  Payment of fees and expenses due to the Administrative Agent, the Lenders and the Joint Lead Arrangers, and in the case of expenses and legal fees, to the extent invoiced in reasonable detail at least two (2) business days prior to the Closing Date and required to be paid on the Closing Date; it being agreed that such fees and expenses may be paid with the proceeds of the initial funding of one or more Facilities.

Without limiting the generality of the provisions set forth in Article VII of this Agreement, for purposes of determining compliance with the conditions specified in this Section 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.3      All Subsequent Credit Events. After the Closing Date, the obligation of each Lender to make each Loan, and the obligation of each Issuing Lender to issue each Letter of Credit, are subject to the satisfaction of the following conditions:

(a)            The Administrative Agent shall have received a Borrowing Request for, or notice of, such Credit Event if and as required by Article II;

(b)            Subject to Sections 1.4 and 2.14(f), each of the representations and warranties made by the Loan Parties in this Agreement and the other Loan Documents (other than those in Sections 3.2(a) and 3.2(c) and on and following the Investment Grade Fall-Away Date, Sections 3.2(b), 3.3 and 3.13) shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; provided that any representation that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on and as of such respective date.

(c)            Subject to Sections 1.4 and 2.14(f), at the time of and immediately after giving effect to such Credit Event, no Default or Event of Default shall have occurred and be continuing; and

(d)            After giving effect to such Credit Event, (i) with respect to Revolving Credit Loans, (A) the Outstanding Revolving Extensions of Credit of each Lender shall not exceed such Lender’s Commitment then in effect unless, in the case of a Swingline Lender, such Swingline Lender shall otherwise consent and (B) the Total Revolving Facility Exposure shall not exceed the Total Revolving Commitment then in effect, and (ii) with respect to Multi-Currency Revolving Loans, (A) the outstanding Multi-Currency Revolving Loans in a particular Multi-Currency shall not exceed the Multi-Currency Sublimit for such currency and (B) the aggregate outstanding Multi-Currency Revolving Loans shall not exceed the Total Multi-Currency Sublimit.

Each Credit Event shall be deemed to constitute a representation and warranty by the Parent Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.3.

Article V

COVENANTS

The Parent Borrower and each of the Guarantors covenants and agrees with each Lender that, from and after the Closing Date and as long as the Commitments shall be in effect or the principal of or interest on any Loan shall be unpaid, or there shall be any Aggregate LC Exposure, unless the Required Lenders shall otherwise consent in writing:

Section 5.1      Financial Statements. The Parent Borrower shall deliver to Administrative Agent for prompt further distribution by the Administrative Agent to each of the Lenders (other than a Disqualified Lender):

(a)            within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Parent Borrower, consolidated statements of operations and cash flows of the Parent Borrower and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of a Financial Officer of the Parent Borrower which certificate shall state that such financial statements fairly present the consolidated financial condition and results of operations of the Parent Borrower and its Consolidated Subsidiaries in accordance with GAAP as at the end of, and for, such period, subject to customary year-end audit adjustments and the absence of footnotes;

(b)            within 120 days after the end of each fiscal year of the Parent Borrower, consolidated statements of operations and cash flows of the Parent Borrower and its Consolidated Subsidiaries for such year and the related consolidated balance sheet as at the end of such year, setting forth in comparative form the corresponding consolidated figures for the preceding fiscal year, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall (x) state that such consolidated financial statements fairly present the consolidated financial condition and results of operations of the Parent Borrower and its Consolidated Subsidiaries as at the end of, and for, such fiscal year and (y) not be subject to any “going concern” or like qualification or exception (other than a “going concern” qualification, explanatory paragraph or emphasis that is solely with respect to, or resulting solely from, (i) an upcoming maturity date under the Facilities or any other Material Indebtedness occurring within one (1) year from the time such report is delivered, (ii) any actual or prospective default of any financial covenant or (iii) activities, operations, financial results or liabilities of any Person other than the Loan Parties and the Restricted Subsidiaries;

(c)            promptly after a Responsible Officer of the Parent Borrower knows that any Default or Event of Default has occurred, a notice of such Default or Event of Default describing it in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Parent Borrower has taken and proposes to take with respect thereto;

(d)            within 30 days after a Responsible Officer of the Parent Borrower knows that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan have occurred or exist which would reasonably be expected to result in a Material Adverse Effect, a statement signed by a senior financial officer of the Parent Borrower setting forth details respecting such event or condition and the action, if any, which the Parent Borrower or, to the extent such information is reasonably available to Parent Borrower, its ERISA Affiliate proposes to take with respect thereto (and copy of any report or notice required to be filed with or given to the PBGC by the Parent Borrower or, to the extent such report or notice is reasonably available to Parent Borrower, an ERISA Affiliate with respect to such event or condition):

(i) any reportable event, as defined in Section 4043(c) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, that a failure to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 of ERISA shall be a reportable event regardless of the issuance of any waiver in accordance with Section 412(c) of the Code or Section 302(c) of ERISA;

(ii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan;

(iii) the institution by the PBGC of proceedings under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee under Section 4042(b) of ERISA to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iv) the complete or partial withdrawal by the Borrower or any ERISA Affiliate under Section 4203 or 4205 of ERISA from a Multiemployer Plan, or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(vi) a failure to make a required installment or other contribution payment with respect to a Plan (within the meaning of Section 430(k) of the Code), in which case the notice required hereunder shall be provided within 10 days after the due date for filing notice of such failure with the PBGC;

(e)            promptly after a Responsible Officer of the Parent Borrower knows that any change has occurred in the Corporate Family Rating by any Rating Agency, a notice describing such change;

(f)            simultaneously with the delivery of each set of financial delivered pursuant to clause (a) or (b) above, such supplemental financial information (which need not be audited) as is necessary to eliminate the accounts of any Unrestricted Subsidiaries, subject to the Consolidating Financial Statement Exception, subject to the Consolidating Financial Statement Exception; and

(g)            no more than five (5) Business Days after the delivery of each set of financial statements delivered pursuant to clause (a) or (b) above, a certificate of a Financial Officer of the Parent Borrower (a “Compliance Certificate”) (i) to the effect that no Event of Default has occurred and is continuing (or, if any Event of Default has occurred and is continuing, describing it in reasonable detail and describing the action that the Parent Borrower has taken and proposes to take with respect thereto), and (ii) setting forth in reasonable detail the computations (including any pro forma calculations as described in Section 1.2(c)) necessary to determine whether the Parent Borrower is in compliance with the Financial Covenants as of the end of the respective quarterly fiscal period or fiscal year. In addition, on the Closing Date, the Parent Borrower will furnish to the Administrative Agent for prompt further distribution by the Administrative Agent to each of the Lenders (other than a Disqualified Lender) a Compliance Certificate setting forth in reasonable detail the Parent Borrower’s good faith computations of TTM Consolidated Adjusted EBITDA, the Closing Date First Lien Net Leverage Ratio and the Closing Date Consolidated Total Net Leverage Ratio, in each case, on a Pro Forma Basis for the Transactions.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.1 may be satisfied with respect to financial information of the Parent Borrower and its Consolidated Subsidiaries (i) by furnishing the applicable financial statements of any Person of which the Parent Borrower is a Subsidiary (such Person, a “Parent Entity”) or (ii) by filing the Parent Borrower’s or a Parent Entity’s Form 10-K or 10-Q, as applicable, with the SEC by the deadlines applicable to such filings (after giving effect to any extension thereof permitted by the SEC) (if later than the deadlines set forth in paragraphs (a) and (b) of this Section 5.1); provided that with respect to each of clauses (i) and (ii), (A) to the extent such information relates to a Parent Entity, such information is accompanied by such supplemental financial information (which need not be audited) as is necessary to eliminate the accounts of such Parent Entity and each of its Subsidiaries, other than the Parent Borrower and its Subsidiaries, subject to the Consolidating Financial Statement Exception. Any financial statements required to be delivered pursuant to this Section 5.1 shall not be required to contain purchase accounting adjustments to the extent it is not practicable to include any such adjustments in such financial statements.

Notwithstanding anything to the contrary therein, nothing in any Loan Document (including Section 5.2(e) below) shall require any Borrower any of its Subsidiaries to provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by Applicable Law, (iii) that is subject to attorney client or similar or other legal privilege or constitutes attorney work product, (iv) the disclosure of which is restricted by any contractual obligation not entered into primarily and specifically for the purpose of qualifying for the exclusion in this clause (iv), (v) to the extent disclosure would reasonably be expected to result in violation or other breach of any third-party confidentiality agreements or (vi) that relates to an investigation by an Governmental Authority to the extent either (A) such information is identifiable to a particular individual or (B) the information is not factual in nature (the limitations set forth in this paragraph, the “Disclosure Limitations”).

Section 5.2      Legal Existence, Etc.

(a)            The Parent Borrower will, and will cause each of its Material Restricted Subsidiaries to, preserve and maintain its legal existence; provided that

(i)             nothing in this Section 5.2 shall prohibit any transaction expressly permitted under Section 5.4 or Section 5.11,

(ii)            the legal existence of any Restricted Subsidiary may be terminated if, in the good faith judgment of the board of directors or the Chief Financial Officer of the Parent Borrower, such termination would not result reasonably be expected to result in a Material Adverse Effect,

(iii)            nothing in this Section 5.2 shall apply with respect to any Immaterial Subsidiary, and

(b)            The Parent Borrower will, and will cause each of its Material Restricted Subsidiaries to, comply with the requirements of all Applicable Laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all Environmental Laws) if failure to comply with such requirements or obligations would reasonably be expected to result in a Material Adverse Effect;

(c)            The Parent Borrower will, and will cause each of its Material Restricted Subsidiaries to pay and discharge all taxes, assessments, governmental charges, levies or other obligations of whatever nature imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except (i) for any such tax, assessment, charge, levy or other obligation the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP or (ii) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect;

(d)            The Parent Borrower will, and will cause each of its Material Restricted Subsidiaries to maintain all its Property used or useful in its business in good working order and condition, ordinary wear and tear and casualty or condemnation excepted, all as in the judgment of the Parent Borrower or such Material Restricted Subsidiary may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (provided that the Parent Borrower or such Material Restricted Subsidiary shall not be required to maintain any such Property if either (i) the failure to maintain any such Property is, in the judgment of the Parent Borrower or such Material Restricted Subsidiary, desirable in the conduct of the business of the Parent Borrower or such Material Restricted Subsidiary or (ii) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect); and

(e)            The Parent Borrower will, and will cause each of its Material Restricted Subsidiaries to (i) maintain appropriate books of records in which entries are made of all dealings and transactions material to the Parent Borrower and its Material Restricted Subsidiaries, taken as a whole, in relation to its business and activities and (ii) subject to applicable law, permit representatives of the Administrative Agent or, if an Event of Default has occurred and is continuing, any Lender (in each case, which representatives shall be reasonably acceptable to the Parent Borrower), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and (unless an Event of Default has occurred and is continuing) no more than once per fiscal year of the Parent Borrower; provided that such designated representatives agree to any reasonable confidentiality obligations proposed by the Parent Borrower, including, but not limited to, confidentiality obligations agreed to by the Lenders under or in connection with this Agreement; provided further that (A) the rights of the Administrative Agent and Lenders shall be subject to the Disclosure Limitations, (B) the Administrative Agent and Lenders shall cause their representatives to use their commercially reasonable efforts to avoid any interruption of the normal business operations of the Parent Borrower or its Subsidiaries, (C) the Administrative Agent shall give the Parent Borrower the opportunity to participate in any discussions with the Parent Borrower's independent public accountants, and (D) such obligations shall in all events be subject to the rights of lessees or sublessees and to any restrictions or limitations in any applicable lease, sublease, contractual obligation or other written occupancy arrangement to which any Loan Party or Restricted Subsidiary is bound.

Section 5.3      Insurance. The Parent Borrower will, and will cause each of its Material Restricted Subsidiaries to, keep insured by insurers that the Parent Borrower believes are financially sound and reputable at the time the relevant coverage is placed or renewed or with a Captive Insurance Subsidiary property of a character usually insured by corporations engaged in the same or similar business and similarly situated against loss or damage of the kinds and in the amounts consistent with prudent business practice and carry such other insurance as is consistent with prudent business practice (it being understood that self-insurance shall be permitted to the extent consistent with prudent business practice). Prior to the Investment Grade Fall-Away Date, subject to Section 5.15, the Parent Borrower shall use commercially reasonable efforts to ensure that at all times the Collateral Agent, for the benefit of the Secured Parties, shall be named as an additional insured with respect to any general liability policies having a policy cap in excess of the Threshold Amount maintained by the Parent Borrower and each Guarantor and the Collateral Agent, for the benefit of the Secured Parties, and shall be named as loss payee with respect to the property insurance in excess of the Threshold Amount maintained by the Parent Borrower and each Guarantor to the extent covering Collateral; provided (a) that, unless an Event of Default shall have occurred and be continuing, (i) all proceeds from insurance policies shall be paid to the Parent Borrower or the applicable Guarantor, (ii) to the extent the Collateral Agent receives any proceeds, the Collateral Agent shall turn over to the Parent Borrower any amounts received by it as an additional insured or loss payee under any property insurance maintained by the Parent Borrower and its Material Restricted Subsidiaries, and (iii) the Collateral Agent agrees that the Parent Borrower and/or its applicable Material Restricted Subsidiaries shall have the sole right to adjust or settle any claims under such insurance and (b) this Section 5.3 shall not be applicable to (i) business interruption insurance, workers’ compensation policies, employee liability policies or directors and officers policies, (ii) policies to the extent the Collateral Agent cannot have an insurable interest therein or is unable to be named as an additional insured or loss payee thereunder or (iii) the extent unavailable from the relevant insurer after the Parent Borrower’s use of its commercially reasonable efforts.

Section 5.4      Guarantee Obligations and Security Obligations for Personal Property. Prior to an Investment Grade Fall-Away Event, subject to any applicable limitation in any Loan Document (including Section 5.5), the Parent Borrower will take the following actions within 90 days of the occurrence of any Grant Event (or such longer period as the Collateral Agent may agree in its reasonable discretion):

(a)            cause the Restricted Subsidiary subject of the Grant Event to join this Agreement as a Guarantor, which may be accomplished by executing a Joinder Agreement;

(b)            cause the Restricted Subsidiary subject of the Grant Event to execute and deliver the Security Agreement (or a supplement thereto), which may be accomplished by executing a Security Agreement Supplement;

(c)            cause the Restricted Subsidiary subject of the Grant Event to execute and deliver any applicable Intellectual Property Security Agreements with respect to registered intellectual property that it owns and that constitutes Collateral;

(d)            cause the Restricted Subsidiary subject of the Grant Event (and any Loan Party of which such Restricted Subsidiary is a direct Subsidiary) to (A) deliver any and all certificates representing its Equity Interests (to the extent certificated and, with respect to any such Person that is not a corporation if such Person has “opted into” Article 8 of the Uniform Commercial Code) that constitute Collateral and are required to be delivered pursuant to the Security Agreement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law), and (B) deliver all instruments evidencing Indebtedness held by such Restricted Subsidiary that constitute Collateral and are required to be delivered pursuant to the Security Agreement, endorsed in blank, to the Collateral Agent (or such other Person as may be contemplated by any applicable Intercreditor Agreement); and

(e)            upon the reasonable request of the Administrative Agent, take and cause the Restricted Subsidiary the subject of the Grant Event and each direct or indirect parent of such Restricted Subsidiary that is required to become a Subsidiary Guarantor pursuant to this Agreement that directly holds Equity Interests in such Restricted Subsidiary to take such customary actions as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) perfected Liens (subject to Permitted Liens) in the Equity Interests of such Restricted Subsidiary and the personal property and fixtures of such Restricted Subsidiary to the extent required by the Loan Documents, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by the Debtor Relief Laws or any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

provided that, (A) without limiting the obligations set forth above, the Administrative Agent and the Collateral Agent will consult in good faith with the Parent Borrower to reduce any stamp, filing or similar taxes imposed as a result of the actions described in the foregoing provisions and (B) notwithstanding the foregoing, the documentation required by this Section 5.4 in respect of one or more Restricted Subsidiaries that become the subject of a Grant Event during any fiscal quarter or fiscal year of the Parent Borrower may be delivered on an “omnibus” basis for multiple new Restricted Subsidiaries at one time, and may, at the election of the Parent Borrower, be executed and delivered on the date on which financial statements are next required to be delivered pursuant to Section 5.1(a) or Section 5.1(b).

Section 5.5      Further Assurances. Prior to an Investment Grade Fall-Away Event, subject to Section 5.4 and any applicable limitations in any Collateral Document, promptly upon the reasonable request by the Administrative Agent or Collateral Agent, the Parent Borrower will, and will cause each of its Material Subsidiaries that are Restricted Subsidiaries to (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

Notwithstanding anything to the contrary in any Loan Document, neither the Parent Borrower, nor any other Loan Party will be required, nor shall the Administrative Agent or the Collateral Agent be authorized,

(a)            to perfect security interests in the Collateral other than by,

(i)            “all asset” filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant state(s);

(ii)            filings in (A) after the occurrence and during continuation of an Event of Default and upon written request by the Administrative Agent (at the direction of Required Lenders), the United States Patent and Trademark Office with respect to any U.S. registered and applied-for patents and trademarks and (B) the United States Copyright Office of the Library of Congress with respect to copyright registrations and applications, in each case of each of (A) and (B), constituting Material Intellectual Property Collateral; and

(iii)            delivery to the Collateral Agent (or a bailee or other agent of the Collateral Agent) to be held in its possession of all Collateral consisting of (A) certificates representing certificated equity securities and (B) material promissory notes and other material instruments, in each case constituting Collateral in the manner provided in the Collateral Documents;

(b)            to enter into any control agreement, lockbox or similar arrangement with respect to any deposit account, securities account, commodities account or other bank account, or otherwise take or perfect a security interest with control other than as contemplated in clause (a)(iii) above;

(c)            to enter into or deliver any mortgages with respect to any real property;

(d)            to take any action with respect to perfecting a Lien with respect to letters of credit, letter of credit rights, commercial tort claims, chattel paper or assets subject to a certificate of title or similar statute (in each case, other than the filing of customary “all asset” UCC-1 financing statements) or to deliver landlord lien waivers, estoppels, bailee letters, collateral access letters or similar documents;

(e)            no notice to or consent of any Governmental Authority under the Federal Assignment of Claims Act (or any similar Law) shall be required; and

(f)            (i) to take any action (A) in any non-U.S. jurisdiction or (B) required by the laws of any non-U.S. jurisdiction to create, perfect or maintain any security interest or otherwise, including any intellectual property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction or any requirement to make any filings in any foreign jurisdiction, including with respect to foreign intellectual property) and (ii) to enter into any source code escrow agreements or obligation to apply for the registration of any Intellectual Property.

Section 5.6      Use of Proceeds. On and after the Closing Date, each Borrower:

(a)            will use the proceeds of the Closing Date Term A Loans to finance the Transactions and the payment of fees, costs and expenses related thereto; and

(b)            will use the proceeds of the Revolving Credit Loans and will use the Letters of Credit for general corporate purposes, including supporting transactions not prohibited hereunder, including to refinance the Existing Credit Agreement;

provided, that neither any Agent nor any Lender shall have any responsibility as to the use of any of such proceeds.

Section 5.7      Designation of Subsidiaries; Transfer of Property to an Unrestricted Subsidiary.

(a)            Notwithstanding anything to the contrary in Section 9.8 or elsewhere in this Agreement, the Parent Borrower may at any time and from time to time on or after the Closing Date designate any Restricted Subsidiary of the Parent Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Administrative Agent; provided that:

(i)            prior to the Investment Grade Fall-Away Date,

(A)            immediately after such designation, no Event of Default shall have occurred and be continuing;

(B)            no Restricted Subsidiary may be a Subsidiary of an Unrestricted Subsidiary (and any Subsidiary of an Unrestricted Subsidiary that is acquired or formed after the date of designation shall automatically be designated as an Unrestricted Subsidiary); and

(C)            immediately after such designation, the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of such date, would not exceed 0.25 to 1.00 greater than the Closing Date Consolidated Total Net Leverage Ratio; and

(ii)            on or following the Investment Grade Fall-Away Date, immediately after such designation, all Unrestricted Subsidiaries shall not, in the aggregate, account for more than either (x) 15% of the Consolidated Tangible Assets of the Parent Borrower and its Subsidiaries or (y) 15% of Consolidated Revenue of the Parent Borrower and its Subsidiaries for the most recently ended four fiscal quarter period for which financial statements have been delivered or are required to have been delivered pursuant to Section 5.1(a) or (b), in each case, on a Pro Forma Basis.

The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary and its Subsidiaries existing at such time.

(b)            In addition, the transfer (or exclusive license) of any Property from the Parent Borrower or any of its Restricted Subsidiaries to any Unrestricted Subsidiary shall require that immediately after such transfer,

(x) prior to the Investment Grade Fall-Away Date, the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of such date, would not exceed 0.25 to 1.00 greater than the Closing Date Consolidated Total Net Leverage Ratio; and

(y) on or following the Investment Grade Fall-Away Date, all Unrestricted Subsidiaries shall not, in the aggregate, account for more than either (i) 15% of the Consolidated Tangible Assets of the Parent Borrower and its Subsidiaries or (ii) 15% of Consolidated Revenue of the Parent Borrower and its Subsidiaries for the most recently ended four fiscal quarter period for which financial statements have been delivered or are required to have been delivered pursuant to Section 5.1(a) or (b), in each case, on a Pro Forma Basis.

Section 5.8      Prohibition of Fundamental Changes. The Parent Borrower will not, and will not permit any of its Restricted Subsidiaries to, merge or consolidate with any Person, or effect an LLC Division. Notwithstanding the foregoing provisions of this Section 5.8:

(a)            any Restricted Subsidiary of the Parent Borrower may be merged or consolidated with or into: (i) the Parent Borrower, if the Parent Borrower shall be the continuing or surviving corporation or (ii) any other such Restricted Subsidiary or person who will become a Restricted Subsidiary;

(b)            the Parent Borrower may merge or consolidate with or into any other Person if (i) either (A) the Parent Borrower is the continuing or surviving corporation or (B) the corporation formed by such consolidation or into which or under which the Parent Borrower is merged (such person, a “NewCo”) shall be a corporation organized under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume the obligations of the Parent Borrower, as applicable, hereunder pursuant to a written agreement and shall have delivered to the Administrative Agent such agreement and a certificate of a Responsible Officer and an opinion of counsel to the effect that such merger or consolidation complies with this Section 5.8(b), and (ii) after giving effect thereto and to any repayment of Loans to be made upon consummation thereof (it being expressly understood that no repayment of Loans is required solely by virtue thereof), no Default or Event of Default shall have occurred and be continuing;

(c)            nothing in this Section 5.8 shall prohibit any Disposition permitted pursuant to Section 5.13;

(d)            nothing in this Section 5.8 shall prohibit the granting of Liens permitted pursuant to Section 5.9;

(e)            nothing in this Section 5.8 shall prohibit the making Restricted Payments permitted pursuant to Section 5.12;

(f)            any merger or consolidation the purpose of which is to reincorporate or reorganize a Restricted Subsidiary in another jurisdiction shall be permitted;

(g)            any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an investment or other transaction not prohibited by the Loan Document;

(h)            the Transactions shall be permitted; and

(i)            any Subsidiary of the Parent Borrower may consummate an LLC Division; provided that if any such LLC Division is of a Subsidiary Borrower either (i) the Loans made to such Subsidiary Borrower shall be repaid or (ii) a resulting LLC of such LLC Division shall comply with Section 2.26 with respect to becoming a Subsidiary Borrower.

Section 5.9      Limitation on Liens.

(a)            The Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create any Lien upon any of its Properties to secure the payment of any Consolidated Indebtedness (each such Lien, a “Subject Lien”), unless:

(i)            prior to the Investment Grade Fall-Away Date, (A) (x) in the case of a Subject Lien on any Collateral, if the obligations secured by such Subject Lien are expressly junior to the Lien securing the Obligations and subject to a Junior Lien Intercreditor Agreement and (y) in the case of a Subject Lien on assets of a Loan Party that are not Collateral, the Obligations are equally and ratably secured with (or on a senior basis to) the obligations secured by such Subject Lien or (B) in the case of a Subject Lien on any Collateral or any assets of a Loan Party that are not Collateral, such Subject Lien is a Permitted Lien; or

(ii)            on and following the Investment Grade Fall-Away Date, either (A) the Obligations are equally and ratably secured with (or on a senior basis to) the obligations secured by such Subject Lien or (B) such Subject Lien is a Permitted Lien.

(b)            Any Lien created for the benefit of the Secured Parties pursuant to clause (a)(ii) above shall be automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Obligations; and

(c)            With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness; provided that such Increased Amount shall not require utilization of any additional basket capacity relating to such Lien. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Consolidated Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

(d)            Each of the following shall be a “Permitted Lien”:

(i)            (A) prior to the Investment Grade Fall-Away Date, Liens pursuant to any Loan Document and (B) on and after the Investment Grade Fall-Away Date, Liens pursuant to any Loan Document to the extent all Obligations under the Loan Documents are secured by such Liens;

(ii)            prior to the Investment Grade Fall-Away Date, (A) Liens existing on the Closing Date and, to the extent securing Indebtedness in excess of $150,000,000, listed on Schedule 5.5 delivered by the Parent Borrower on the Closing Date and (B) any Lien securing the renewal, extension or refunding of any Indebtedness secured by any Lien permitted by clause (A) above that does not extend to Indebtedness other than that which is being renewed, extended or refunded;

(iii)            (A) purchase money Liens or purchase money security interests upon or in any Property acquired or held by the Parent Borrower or any Restricted Subsidiary of the Parent Borrower to secure the purchase price of such Property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such Property and (B) any Lien securing the renewal, extension or refunding of any Indebtedness secured by any Lien permitted by clause (A) above that does not extend to Indebtedness other than that which is being renewed, extended or refunded;

(iv)            (A) Liens existing on Property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition) and (B) any Lien securing the renewal, extension or refunding of any Indebtedness secured by any Lien permitted by clause (A) above that does not extend to Indebtedness other than that which is being renewed, extended or refunded;

(v)            (A) Liens on Property of Persons which become or became Restricted Subsidiaries securing Indebtedness existing, with respect to any such Person, on the date such Person becomes or became a Restricted Subsidiary (other than any such Lien created in contemplation of such Person becoming a Restricted Subsidiary) and (B) any Lien securing the renewal, extension or refunding of any Indebtedness secured by any Lien permitted by clause (A) above that does not extend to Indebtedness other than that which is being renewed, extended or refunded;

(vi)            Liens on Securitization Assets securing or transferred pursuant to any Permitted Securitization Financing;

(vii)            Prior to the Investment Grade Fall-Away Date, Liens on assets of non-Loan Parties;

(viii)            Statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, or other customary Liens (other than in respect of Indebtedness) in favor of landlords, so long as, in each case, such Liens arise in the ordinary course of business and secure amounts not overdue for a period of more than ninety (90) days or, if more than ninety (90) days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(ix)            Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 6.1(i);

(x)            (A) Liens for taxes, assessments or governmental charges that are not overdue for a period of more than ninety (90) days or that are being contested in good faith and by appropriate actions diligently conducted and for which appropriate reserves have been established in accordance with GAAP or that are not expected to result in a Material Adverse Effect and (B) Liens for property taxes on property the Parent Borrower or its Restricted Subsidiaries has decided to abandon if the sole recourse for such tax, assessment or charge is to such property;

(xi)            easements, rights-of-way, restrictions (including zoning and building code restrictions and plan agreements, development agreements and contract zoning agreements), encroachments, survey exceptions, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, reservations of rights, servitudes, protrusions and other similar encumbrances and title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Parent Borrower and the Restricted Subsidiaries taken as a whole or the use of the property for its intended purpose;

(xii)            leases, licenses, subleases or sublicenses (including Works) granted to others in the ordinary course of business (including any other agreement under which the Parent Borrower or any Restricted Subsidiary has granted rights to end users to access and use the Parent Borrower’s or any Restricted Subsidiary’s products, technologies, facilities or services) which do not interfere in any material respect with the business of the Parent Borrower and the Restricted Subsidiaries, taken as a whole;

(xiii)            (A) pledges or deposits in the ordinary course of business in connection with workers’ compensation, health, disability or employee benefits, unemployment insurance and other social security laws or similar legislation or regulation or other insurance-related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) and (B) pledges, deposits and Liens on cash in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent Borrower or any Restricted Subsidiaries;

(xiv)            Liens and subrogation rights arising from the performance of bids, trade contracts, governmental contracts and operating leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(xv)            purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar public filings;

(xvi)            Liens (A) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on the items in the course of collection, (B) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (C) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry;

(xvii)            Liens (A) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (B) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(xviii)            prior to the Investment Grade Fall-Away Date, (A) Liens securing Pari Passu Lien Debt, so long as the First Lien Net Leverage Ratio, determined on a Pro Forma Basis as of the date of the incurrence of such Pari Passu Lien Debt, would not exceed either (x) 0.50 to 1.00 greater than the Closing Date First Lien Net Leverage Ratio or (y) if such Pari Passu Lien Debt is incurred in connection with an investment, the First Lien Net Leverage Ratio in effect immediately prior to the consummation of such transaction calculated on a Pro Forma Basis as of the most recently ended Test Period or, at the Parent Borrower’s election, as of the last day of the most recently ended four fiscal quarter period for which financial statements are internally available, provided that such Indebtedness shall be subject to an Equal Priority Intercreditor Agreement, and (B) any Lien securing a Permitted Refinancing of the Pari Passu Lien Debt secured pursuant to clause (A) above that does not extend to Indebtedness other than that which is being renewed, extended or refunded;

(xix)            prior to the Investment Grade Fall-Away Date, (A) Liens securing Indebtedness incurred pursuant to the Acquisition Bridge Facility and any Permanent Financing incurred pursuant to Section 5.10(b) and (B) any Lien securing a Permitted Refinancing of the Acquisition Bridge Facility and/or Permanent Financing secured pursuant to clause (A) above that does not extend to Indebtedness other than that which is being renewed, extended or refunded, provided that in each case, such Indebtedness shall be subject to an Equal Priority Intercreditor Agreement or Junior Lien Intercreditor Agreement to the extent secured by Liens on the Collateral ranking pari passu or junior to the Liens securing the Obligations;

(xx)            Liens on assets of Restricted Subsidiaries that are not Loan Parties securing Indebtedness of Restricted Subsidiaries that are not Loan Parties, including Liens on the Equity Interests of such Restricted Subsidiaries (except those Equity Interests held by Loan Parties), in each case securing Indebtedness otherwise permitted under this Agreement;

(xxi)            Liens incurred in connection with the cash collateralization of letters of credit or Hedge Agreements designed to hedge against the Parent Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred not for speculative purposes;

(xxii)            Liens securing Indebtedness permitted under Section 5.10(h); provided that such Liens do not at any time encumber any property other than the property whose acquisition, construction or improvement was financed by such Indebtedness and the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(xxiii)            Liens (A) on cash earnest money deposits made by the Parent Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement relating to an Investment not prohibited hereunder or (B) incurred in connection with escrow arrangements or other agreements relating to any acquisition or Investment not prohibited hereunder;

(xxiv)            on and following the Investment Grade Fall-Away Date, Liens securing Indebtedness incurred by any Restricted Subsidiary of the Parent Borrower in an aggregate principal amount, when taken together (without duplication) with the aggregate principal amount of Remaining Non-Loan Party Debt then outstanding, not to exceed, on a Pro Forma Basis, the greater of (A) an amount equal to 5% of Consolidated Tangible Assets and (B) a dollar amount calculated based upon the Closing Date Metric equal to 5% of Consolidated Tangible Assets (the amount of Indebtedness secured pursuant to this clause (xxiv), the “Remaining Secured Debt”);

(xxv)            Liens created in favor of a producer or supplier of television programming or films over distribution revenues and/or distribution rights which are allocable to such producer or supplier under related distribution agreements;

(xxvi)            Liens consisting of or related to the sale, transfer, distribution, or financing of Works or intellectual property or other rights with respect thereto or with groups who may receive tax benefits or other third-party investors in connection with the financing and/or distribution of Works in the ordinary course of business and the granting to Parent Borrower or any of its Subsidiaries of rights to distribute such Works; provided, however, that no such Lien shall attach to any asset or right of the Parent Borrower or any of its Subsidiaries (other than (1) the Works which were sold, transferred to or financed by groups who may receive tax benefits or third-party investors in question or the proceeds arising therefrom and (2) the stock or equity interests of a Subsidiary substantially all of the assets of which consist of such Works and related proceeds); Liens on satellite transponders and all property rights therein and the products, revenues and proceeds therefrom which secure obligations incurred in connection with the acquisition, utilization or operation of such satellite transponders or the refinancing of any such obligations; and

(xxvii)            Liens over any bank account used in the ordinary course of business and granted by any Restricted Subsidiary organized, incorporated or formed under the laws of the Netherlands as part of a bank's standard terms and conditions, including the terms and conditions of the Dutch Banks’ Association (Nederlandse vereniging voor banken) or similar terms and conditions.

provided that notwithstanding the foregoing, prior to the Investment Grade Fall-Away Date, the aggregate principal amount of Indebtedness secured by a Lien on any Excluded Real Property pursuant to this Section 5.9 hereof shall not exceed $2,000,000,000 at any time outstanding.

Section 5.10      Limitation on Indebtedness. (x) Prior to the Investment Grade Fall-Away Date, the Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries, to incur any Indebtedness and (y) on and following the Investment Grade Fall-Away Date, the Parent Borrower shall not permit any of its Restricted Subsidiaries that are not Loan Parties, to incur any Consolidated Indebtedness, in each case except:

(a)            prior to the Investment Grade Fall-Away Date, (i) Indebtedness under the Loan Documents (including, for the avoidance of doubt, any Incremental Facility and Indebtedness of any Subsidiary Borrower under this Agreement (including backed-up commercial paper)), (ii) Cash Management Agreements and (iii) Secured Hedge Agreements, in each case, and any Permitted Refinancing thereof;

(b)            prior to the Investment Grade Fall-Away Date, (i) Indebtedness incurred pursuant to the Acquisition Bridge Facility on the Closing Date, (ii) Indebtedness incurred pursuant to the Permanent Financings (other than pursuant to Incremental Facilities under this Agreement) on or prior to the Closing Date; and (iii) any Permitted Refinancing thereof;

(c)            (i) Indebtedness of any Person that becomes a Restricted Subsidiary after the Closing Date or that is acquired by the Parent Borrower or any Restricted Subsidiary after the Closing Date to the extent such Indebtedness was outstanding immediately prior to such acquisition and was not incurred in anticipation thereof and (ii) any Permitted Refinancing thereof;

(d)            any Indebtedness owing by Parent Borrower or any of its Restricted Subsidiaries to Parent Borrower or any of its Restricted Subsidiaries (including any intercompany Indebtedness created by the declaration of any dividend (including a note payable dividend) by any Restricted Subsidiary to Parent Borrower or any of its other Restricted Subsidiaries);

(e)            prior to the Investment Grade Fall-Away Date, Indebtedness; provided that the Parent Borrower shall be in compliance with the Financial Covenants on a Pro Forma Basis immediately following the incurrence of such Indebtedness, and any Permitted Refinancing thereof;

(f)            prior to the Investment Grade Fall-Away Date, (i) Indebtedness outstanding on the Closing Date and, to the extent in excess of $150,000,000, set forth on Schedule 5.10 and (ii) any Permitted Refinancing thereof ;

(g)            prior to the Investment Grade Fall-Away Date, Incremental Equivalent Debt and any Permitted Refinancing thereof;

(h)            (i) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (ii) any Permitted Refinancing thereof;

(i)            Permitted Securitization Financing and any Permitted Refinancing thereof;

(j)            Indebtedness consisting of (i) the financing of insurance premiums and (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(k)            on and following the Investment Grade Fall-Away Date, Indebtedness incurred by any Restricted Subsidiary of the Parent Borrower (other than any Restricted Subsidiary is a Loan Party) in an aggregate principal amount, when taken together (without duplication) with the aggregate principal amount of Remaining Secured Debt then outstanding, not to exceed, on a Pro Forma Basis, the greater of (i) an amount equal to 5% of Consolidated Tangible Assets and (ii) a dollar amount calculated based upon the Closing Date Metric equal to 5% of Consolidated Tangible Assets (the amount of Indebtedness incurred pursuant to this clause (k), the “Remaining Non-Loan Party Debt”);

(l)            Indebtedness consisting of or relating to the sale, transfer, distribution, or financing of motion pictures, video and television programs, sound recordings, books or rights with respect thereto or with groups who may receive tax benefits or other third-party investors in connection with the financing and/or distribution of such motion pictures, video and television programing, sound recordings or books in the ordinary course of business and the granting to Parent Borrower or any of its Subsidiaries of rights to distribute such motion pictures, video and television programming, sound recordings or books; and

(m)            Indebtedness arising between Parent Borrower or any of its Restricted Subsidiaries pursuant to a declaration of joint and several liability used for purposes of Section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to Section 2:404(2) of the Dutch Civil Code) or any equivalent arrangement in any other relevant jurisdiction.

Section 5.11      Transactions with Affiliates. Except for transactions contemplated by any agreement entered into on or prior to the Closing Date, the Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any transaction with any Affiliate involving aggregate payments or consideration in excess of greater of (a) $100,000,000 and (b) a Closing Date Metric percentage of TTM Consolidated Adjusted EBITDA in any fiscal year, unless such transaction is not materially less favorable to the Parent Borrower or such Restricted Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate (or in the event there are no comparable transactions involving persons who are not Affiliates of the Borrower or the relevant Subsidiary to apply for comparative purposes, on terms that, taken as a whole, the Parent Borrower has determined to be fair to the Parent Borrower or the relevant Restricted Subsidiary); provided that the foregoing shall not prohibit:

(a)            transactions among the Parent Borrower and its Restricted Subsidiaries;

(b)            transactions with Unrestricted Subsidiaries in the ordinary course of business and otherwise in compliance with the terms of this Agreement, so long as such transactions are fair to the Parent Borrower and its Restricted Subsidiaries, in the good faith determination of senior management or the Board of Directors of the Parent Borrower;

(c)            transactions pursuant to or in connection with any Permitted Securitization Financing (including servicing arrangements and intercompany arrangements related thereto);

(d)            the payment of reasonable and customary management, consulting, monitoring, advisory, transaction, director, indemnification and similar fees and expenses to Sponsors, Management Stockholders or their respective Affiliates, in each case to the extent permitted under Section 5.12;

(e)            transactions involving the issuance of Equity Interests, contributions to equity or other customary equity related transactions;

(f)            employment, severance, retention, compensation, benefits and equity-based arrangements with officers, directors, employees or consultants of the Parent Borrower or its Restricted Subsidiaries, in each case entered into in the ordinary course of business or approved by the Board of Directors (or a committee thereof);

(g)            licenses, content distribution arrangements and other Intellectual Property or content related transactions entered into in the ordinary course of business;

(h)            transactions in which the Parent Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Parent Borrower or such Restricted Subsidiary from a financial point of view; and

(i)            transactions otherwise not prohibited under this Agreement.

Section 5.12      Restricted Payments. Prior to the Investment Grade Fall-Away Date, the Parent Borrower will not make any Restricted Payment with respect to the Parent Borrower’s Equity Interests; provided that the foregoing restrictions shall not apply to:

(a)            Restricted Payments so long as immediately following such Restricted Payment the Parent Borrower shall be in compliance on a Pro Forma Basis with the Financial Covenants;

(b)            declaration and payment of dividends by the Parent Borrower on its Capital Stock in an amount not to exceed an annualized amount equal to $0.20 per share per fiscal year, so long as no Specified Event of Default shall have occurred and be continuing at the time of the declaration of such dividend;

(c)            declaration and payment of Restricted Payments payable in the form of Equity Interests of such Person, or with the proceeds received after the Closing Date of any offering or sale of Equity Interests (other than Disqualified Equity Interests) of, or capital contribution to, such Person, in each case, excluding proceeds of Specified Equity Contributions;

(d)            (i) Restricted Payments made in connection with, or with proceeds received in connection with, the Transactions, including pursuant to any working capital or other purchase price adjustment included in the Acquisition Agreement and (ii) Restricted Payments made pursuant to legally binding written contracts or signed letters of intent in existence on the Closing Date;

(e)            to the extent constituting Restricted Payments, the entry into and consummation of transactions expressly permitted by any provision of Section 5.8 (other than a merger or consolidation involving the Parent Borrower and other than clause (e) thereof) or Section 5.11 (other than clauses (a), (b), (d) or (h) thereof);

(f)            [reserved];

(g)            Restricted Payments consisting of Equity Interests in, Indebtedness of, or other securities of, or investments in, any Unrestricted Subsidiary (other than any Unrestricted Subsidiary the assets of which consist solely of cash or Cash Equivalents contributed by the Parent Borrower and/or any Restricted Subsidiary);

(h)            Restricted Payments the proceeds of which will be used to pay franchise taxes, and other fees and expenses, required to maintain any Parent Entity’s corporate or legal existence;

(i)            with respect to any taxable period for which the Parent Borrower and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar tax group for U.S. federal and/or applicable state, local or foreign income tax purposes (a “Tax Group”) of which a Parent Entity is the common parent, Restricted Payments to permit any such Parent Entity to pay any such U.S. federal and/or applicable state, local or foreign income taxes of such Tax Group for such taxable period that are attributable to the taxable income of the Parent Borrower and/or the applicable Subsidiaries; provided that, (1) the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount of any such U.S. federal, state, local and/or foreign income taxes that the Parent Borrower and/or its applicable Subsidiaries would have paid for such taxable period had the Parent Borrower and/or such Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate Tax Group for all applicable taxable periods and (2) the amount of such payments made in respect of an Unrestricted Subsidiary will be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Parent Borrower or any Loan Party for such purpose;

(j)            the Parent Borrower may pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of any Parent Entity held by any Management Stockholder, including pursuant to any employee or director equity plan, employee or director stock option or profits interest plan or any other employee or director benefit plan or any agreement (including any separation, stock subscription, shareholder or partnership agreement) with any current or former employee, director, consultant or distributor of the Parent Borrower or any of its Subsidiaries; provided, the aggregate among of Restricted Payments made pursuant to this Section 5.12(j) after the Closing Date shall not exceed:

(i)            an amount not to exceed the cash proceeds of key man life insurance policies received by the Parent Borrower or the Restricted Subsidiaries after the Closing Date; plus

(ii)            to the extent contributed in cash to the common Equity Interests of the Parent Borrower, the proceeds from the sale of Equity Interests of any Parent Entity, in each case to a Person that is or becomes a Management Stockholder that occurs after the Closing Date; plus

(iii)            the amount of any cash bonuses or other compensation otherwise payable to any future, present or former Company Person that are foregone in return for the receipt of Equity Interests of Parent Borrower or any Restricted Subsidiary; plus

(iv)            payments made in respect of withholding or other similar taxes payable upon repurchase, retirement or other acquisition or retirement of Equity Interests of Parent Borrower or its Subsidiaries pursuant to any employee or director equity plan, employee or director stock option or profits interest plan or any other employee or director benefit plan or any agreement;

(k)            Restricted Payments (i) made in connection with the payment cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any investment or other transaction not prohibited by the Loan Documents or (ii) to honor or in connection with any conversion request by a holder of convertible Indebtedness and to make cash payments in lieu of fractional shares in connection therewith;

(l)            Restricted Payments made in connection with repurchases of Equity Interests of the Parent Borrower (i) deemed to occur on the exercise, vesting or settlement of options or warrants or similar rights by the delivery of Equity Interests in satisfaction of the exercise price of such options or (ii) in consideration of withholding or similar taxes payable by any future, present or former employee, director or officer (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing), including deemed repurchases in connection with the exercise of stock options or the vesting of any equity awards;

(m)            payments or distributions to satisfy dissenters rights (including in connection with or as a result of the exercise of appraisal rights and the settlement of any claims or actions, whether actual, contingent or potential) pursuant to or in connection with a merger, amalgamation, consolidation, transfer of assets or other transaction not prohibited by the Loan Documents;

(n)            payments or distributions of a Restricted Payment within 60 days after the date of declaration thereof if at the date of declaration such Restricted Payment would not have been prohibited hereunder;

(o)            Restricted Payments (not consisting of cash or Cash Equivalents) made in lieu of fees or expenses (including by way of discount), in each case in connection with any Permitted Securitization Financing or receivables financing permitted under Section 5.10;

(p)            the Parent Borrower may (i) redeem, repurchase, retire or otherwise acquire in whole or in part any Equity Interests of the Parent Borrower (“Treasury Equity Interests”), in exchange for, or with the proceeds (to the extent contributed to the Parent Borrower substantially concurrently) of the sale or issuance (other than to the Parent Borrower) of, other Equity Interests or rights to acquire its Equity Interests (“Refunding Equity Interests”) and (ii) declare and pay dividends on any Treasury Equity Interests out of any such proceeds; and

(q)            Restricted Payments constituting or otherwise made in connection with or relating to any Permitted Reorganization; provided that if immediately following such Permitted Reorganization and the transactions to be consummated in connection therewith, any distributed asset ceases to be owned by the Parent Borrower on a Pro Forma Basis, the applicable portion of such Restricted Payment must be otherwise permitted under another provision of this Section 5.12 (and constitute utilization of such other Restricted Payment exception or capacity).

Section 5.13      Dispositions. Prior to the occurrence of the Investment Grade Fall-Away Date, the Parent Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make any Disposition of assets having an aggregate Fair Market Value (measured at the time of the applicable Disposition or entry into a binding agreement with respect to such Disposition) in excess of the greater of (x) $2,000,000,000 and (y) a Closing Date Metric percentage of TTM Consolidated Adjusted EBITDA for the most recently ended Test Period, unless, the Parent Borrower would be in compliance with the Financial Covenants immediately following such Disposition, on a Pro Forma Basis; provided that the foregoing shall not prohibit:

(a)            Dispositions of obsolete, depreciated, worn out, damaged or surplus property (including equipment, inventory or Intellectual Property) in the ordinary course of business or that is no longer useful or economically viable in the conduct of the business of the Parent Borrower and its Restricted Subsidiaries, in each case as determined in good faith by management;

(b)            the Parent Borrower and its Restricted Subsidiaries from making any Disposition so long as (i) such Disposition is consummated for Fair Market Value and (ii) at least 75% of the consideration received therefor consists of cash or Cash Equivalents; provided further that, for purposes of this clause (b):

(i)            the assumption by the transferee of Indebtedness or other liabilities (contingent or otherwise) of the Parent Borrower or any Restricted Subsidiary (other than Indebtedness that is expressly subordinated in right of payment to the Obligations), or the release of the Parent Borrower or such Restricted Subsidiary from liability with respect thereto in connection with such Disposition,

(ii)            securities, notes or other obligations received by the Parent Borrower or any Restricted Subsidiary from the transferee that are converted into cash or Cash Equivalents, or that by their terms are required to be satisfied for cash or Cash Equivalents (in each case, to the extent of the cash or Cash Equivalents actually received), within 180 days following the closing of such Disposition, and

(iii)            Designated Non-Cash Consideration received in connection with such Disposition having an aggregate Fair Market Value (when taken together with all other Designated Non-Cash Consideration then outstanding pursuant to this clause (iii)) not to exceed the greater of (x) $750,000,000 and (y) a Closing Date Metric percentage of TTM Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), shall, in each case, be deemed to constitute Cash Equivalents for purposes of this clause (b) (this clause (b), the “General Asset Sale Basket”);

(c)            licenses, sublicenses, cross-licenses or other grants of rights in Intellectual Property (including content distribution, exhibition, streaming, syndication, co-production and similar arrangements), in each case entered into in the ordinary course of business;

(d)            Dispositions of inventory, accounts receivable or other current assets in the ordinary course of business, including pursuant to any Permitted Securitization Financing;

(e)            Dispositions of cash and Cash Equivalents (including in connection with Restricted Payments permitted under Section 5.12);

(f)            Dispositions of assets among the Parent Borrower and its Restricted Subsidiaries;

(g)            Dispositions required by or made pursuant to any contractual obligation in existence on the Closing Date (or any renewal, extension or replacement thereof on terms not materially less favorable to the Parent Borrower or such Restricted Subsidiary);

(h)            Dispositions required by Applicable Law or pursuant to any order or judgment of a Governmental Authority;

(i)            Dispositions of Equity Interests in Unrestricted Subsidiaries, Joint Ventures or Minority Investments;

(j)            Dispositions in connection with any Permitted Reorganization, merger, consolidation or other transaction expressly permitted under this Agreement;

(k)            Dispositions of property by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, so long as such Disposition is made to the owners of Equity Interests of such Restricted Subsidiary ratably in accordance with their ownership interests (or as otherwise required by such Restricted Subsidiary’s Organization Documents);

(l)            Dispositions of assets as a result of a casualty event, condemnation, eminent domain or similar proceeding;

(m)           Dispositions to the extent of any exchange of like property for use in any business conducted by the Parent Borrower or any of the Restricted Subsidiaries to the extent allowable under Section 1031 of the Code; and

(n)           Dispositions of property to an Unrestricted Subsidiary so long as, immediately after such Disposition the Consolidated Total Net Leverage Ratio would not exceed the Closing Date Consolidated Total Net Leverage Ratio by more than 0.25 to 1.00 on a Pro Forma Basis.

Section 5.14      Financial Covenants.

(a)            Without the consent of the Required Pro Rata Facilities Lenders, the Parent Borrower, will not permit:

(i)            the Consolidated Total Net Leverage Ratio, as of the last day of any fiscal quarter of the Parent Borrower beginning with the first full fiscal quarter ended after the Closing Date, to be greater than (A) prior to the Investment Grade Fall-Away Date, 5.50 to 1.00 and (B) on and following the Investment Grade Fall-Away Date, 4.50 to 1.00 (the “Consolidated Total Net Leverage Covenant”), or

(ii)            prior to the Investment Grade Fall-Away Date, the First Lien Net Leverage Ratio, as of the last day of any fiscal quarter of the Parent Borrower beginning with the first full fiscal quarter ended after the Closing Date, to be greater than 3.25 to 1.00 (the “First Lien Net Leverage Covenant”).

To the extent required to be tested with respect to any fiscal quarter pursuant to the preceding sentence, compliance with this Section 5.14(a) shall be tested on the date that the Compliance Certificate for the applicable fiscal quarter is required to be delivered pursuant to Section 5.1(a) and not prior to such date.

(b)            Financial Covenants Adjustments for Qualifying Acquisitions. Following the consummation of a Qualifying Acquisition occurring no earlier than the end of the eighth full fiscal quarter after the Closing Date, if the Parent Borrower shall so elect by a notice delivered to the Administrative Agent within 60 days after the end of the fiscal period in which the consummation of such Qualifying Acquisition occurs or in connection with the delivery of a Compliance Certificate, whichever is sooner (provided, however that no Default or Event of Default may be declared under this Section 5.14 nor shall be deemed to have occurred for the period commencing at the end of such fiscal quarter and until such election is made),

(i)            the Consolidated Total Net Leverage Covenant shall be increased to (A) prior to the Investment Grade Fall-Away Date, 6.00 to 1.00 and (B) on and following an Investment Grade Fall-Away Date, 5.00 to 1.00, and

(ii)            prior to the Investment Grade Fall-Away Date, the First Lien Net Leverage Covenant shall be increased to 3.75 to 1.00,

in each case, at the end of and for the fiscal quarter during which such Qualifying Acquisition shall have been consummated and at the end of and for each of the following three consecutive fiscal quarters.

Following any election under this Section 5.14(b), the Parent Borrower may not make a subsequent election until after (A) the required Consolidated Total Net Leverage Ratio level has returned to (x) prior to the Investment Grade Fall-Away Date, 5.50 to 1.00 or (y) on and following the Investment Grade Fall-Away Date, 4.50 to 1.00; and (B) if prior to the Investment Grade Fall-Away Date, the required First Lien Net Leverage Ratio level has returned to 3.25 to 1.00, in each case, for at least two consecutive fiscal quarters following such election.

(c)            Cure Rights. Notwithstanding anything to the contrary contained in this Section 5.14, in the event that the Consolidated Total Net Leverage Ratio or First Lien Net Leverage Ratio is greater than the amount set forth in this Section 5.14 on the last day of any applicable fiscal quarter, the proceeds of any equity contribution made to the Parent Borrower (other than an equity contribution made in exchange for the receipt of Disqualified Equity Interests), in each case, received after the last day of the applicable period for which TTM Consolidated Adjusted EBITDA is being measured and on or prior to the day that is fifteen (15) Business Days after the day on which the Compliance Certificate is required to be delivered for such period (such date, the “Cure Expiration Date”) will, at the request of the Parent Borrower, be included in the calculation of TTM Consolidated Adjusted EBITDA solely for the purposes of determining compliance with the Financial Covenants set forth in this Section 5.14 at the end of such period and any subsequent period that includes a fiscal quarter in such period (any such equity contribution, a “Specified Equity Contribution”); provided that,

(i)            no Revolving Credit Lender shall be required to make any new extension of credit under a Loan Document, and no Issuing Lender shall be required to issue, increase the face amount of, or extend any Letter of Credit, during the fifteen Business Day period referred to above if the Parent Borrower has not received the proceeds of such Specified Equity Contribution prior to or concurrently with such extension, issuance or increase;

(ii)            the Parent Borrower shall not be permitted to so request that a Specified Equity Contribution be included in the calculation of TTM Consolidated Adjusted EBITDA with respect to any fiscal quarter unless, after giving effect to such requested Specified Equity Contribution, there would be at least two fiscal quarters in the previous four fiscal quarter period in which no Specified Equity Contribution has been made;

(iii)            no more than five Specified Equity Contributions will be made in the aggregate;

(iv)            the amount of any Specified Equity Contribution will be no greater than the minimum amount required to cause the Parent Borrower to be in compliance with the Financial Covenants; and

(v)            any proceeds of Specified Equity Contributions will be disregarded for all other purposes under the Loan Documents (including calculating TTM Consolidated Adjusted EBITDA for purposes of determining leverage-based basket levels, pricing and other items governed by reference to TTM Consolidated Adjusted EBITDA);

there shall be no reduction in Indebtedness pursuant to a cash netting provision with the proceeds of any Specified Equity Contribution for purposes of determining compliance with the Financial Covenants set forth in this Section 5.14 for the fiscal quarter for which such Specified Equity Contribution was made.

Section 5.15      Post Closing Obligations. Within the time periods (as each may be extended by the Administrative Agent in its reasonable discretion) specified on a Schedule 5.15 delivered on the Closing Date, provide such Collateral Documents and complete such undertakings as are set forth on Schedule 5.15 hereto.

Article VI

EVENTS OF DEFAULT

Section 6.1      Events of Default. From and after the Closing Date, in case of the happening of any of the following events (“Events of Default”);

(a)            (i) any Borrower shall default in the payment when due of any principal of any Loan, (ii) any Borrower shall default in the payment when due of any interest on any Loan, or (iii) any Borrower shall default in the payment when due of any reimbursement obligation in respect of any LC Disbursement or any Fee and, in the case of the above clauses (ii) or (iii), such default shall continue unremedied for a period of five (5) Business Days;

(b)            (i) any Specified Representation made or deemed made on the Closing Date shall prove to have been false or misleading in any material respect as of the time made or deemed made; or (ii) after the Closing Date, (A) any representation, warranty or certification made or deemed made herein (or in any modification or supplement hereto), in each case, by any Borrower or any of its Restricted Subsidiaries, or (B) any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof, shall (in the case of clauses (ii)(A) or (ii)(B)) prove to have been false or misleading in any material respect as of the time made, deemed made or furnished, and such representation or warranty (in the case of clauses (ii)(A) or (ii)(B)) shall remain untrue for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Parent Borrower;

(c)            (i) The Parent Borrower shall default in the performance of a Financial Covenant (a “Financial Covenant Event of Default”); provided that a Financial Covenant Event of Default shall not constitute a Default or an Event of Default (A) prior to the Cure Expiration Date and (B) with respect to any Facility (including any Incremental Term B Facility) other than a Pro Rata Facility unless (1) such Financial Covenant is, by its terms, applicable to any such other Facility, in which case, it shall constitute a Default or an Event of Default only to the extent set forth by such terms, or (2) the applicable Pro Rata Facility Lenders have terminated all Revolving Credit Commitments , declared all Pro Rata Facility Loans to be immediately due and payable in accordance with the terms hereof, and have commenced the exercise of remedies under the Loan Documents with respect thereto, and such termination and declaration has not been rescinded (a “Financial Covenant Cross Default”) or (ii) any Borrower shall default in the performance of any of its obligations under Section 5.6;

(d)            Any Loan Party shall default in the performance of any of its other obligations under this Agreement and, in each case, such default shall continue unremedied for a period of thirty (30) days after written notice thereof to the Parent Borrower by the Administrative Agent or the Required Lenders (through the Administrative Agent);

(e)            The Parent Borrower or any other Loan Party shall,

(i)            fail to pay at final maturity any Material Indebtedness, or

(ii)            fail to make any payment (whether of principal, interest or otherwise) regardless of amount, due in respect of, or fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing, any Material Indebtedness if the effect of any failure referred to in this clause (ii) has caused such Indebtedness to become due prior to its stated maturity;

it being agreed that this clause (e) shall not apply to (A) any failure if it has been remedied, cured or waived, or if any such any such acceleration has been rescinded prior to the exercise of any further remedies by holders thereof, in each case, pursuant to the terms of such Material Indebtedness; (B) to any secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of property or assets securing such Indebtedness; (C) any failure to observe or perform any covenant that requires compliance with any measurement of financial or operational performance (including any Financial Covenant) that may give rise to an event described in this Section 6.1(e)(ii) until a Financial Covenant Cross Default occurs as a result of such breach with respect to such Indebtedness; or (D) to a “change of control” put right;

(f)            the Parent Borrower or any other Loan Party shall admit in writing its inability, or be generally unable, to pay its debts as such debts become due;

(g)            The Parent Borrower or any other Loan Party shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, trustee or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Debtor Relief Laws (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or other applicable Debtor Relief Law, or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(h)            a proceeding or a case shall be commenced in respect of the Parent Borrower or any other Loan Parties, without the application or consent of the Parent Borrower or any other Loan Party, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Parent Borrower or Loan Party or of all or any substantial part of its assets or (iii) similar relief in respect of the Parent Borrower or such Loan Party under the Debtor Relief Laws, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of ninety (90) or more days; or an order for relief against the Parent Borrower or such Loan Party shall be entered in an involuntary case under the Bankruptcy Code or other applicable Debtor Relief Law;

(i)            subject to Schedule 6.1(i), a final, enforceable, and non-appealable judgment or judgments for the payment of money in excess of the Threshold Amount (to the extent not covered by independent third-party insurance or another indemnity obligation) shall be rendered by one or more courts, administrative tribunals, or other bodies having jurisdiction against the Parent Borrower and/or any of the other Loan Parties and the same shall not be satisfied, bonded, vacated, paid or discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within ninety (90) days from the date of entry thereof and the Parent Borrower or the relevant Loan Party shall not, within said period of ninety (90) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(j)            an event or condition specified in Section 5.1(e) shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Parent Borrower or any ERISA Affiliate shall incur or shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or the PBGC (or any combination of the foregoing) which would constitute a Material Adverse Effect;

(k)            prior to the Investment Grade Fall-Away Date, the guarantee by the Guarantors contained in Section 8.1 shall cease, for any reason, to be in full force and effect, except (i) as otherwise permitted by, or as a result of a transaction not prohibited by, the Loan Documents or (ii) upon the release of such Guarantor as provided for under the Loan Document or in accordance with its terms;

(l)            prior to the Investment Grade Fall-Away Date, any Lien purported to be created under any Collateral Document shall cease to be a valid and perfected Lien, except (i) as permitted by, or as a result of a transaction not prohibited by, the Loan Documents, (ii) as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under this Agreement or (iii) as a result of the failure to maintain possession of any Collateral delivered to the Collateral Agent under the Collateral Documents, (iv) as a result of the failure by the Collateral Agent to make a filing under the Uniform Commercial Code, including as a result of UCC continuation statements not being filed by the Collateral Agent, or (v) as a result of acts or omissions of a Secured Party; or

(m)            a Change of Control shall have occurred;

(i)            then, and only in every such event occurring after the Closing Date (other than an event with respect to the Parent Borrower described in paragraphs (f), (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent and/or the Collateral Agent may, and at the request of the Required Lenders (or the Required Pro Rata Facilities Lenders, with respect to any Event of Default above resulting from any Loan Party’s failure to perform or observe Section 5.14) shall, by written notice to the Parent Borrower, take any or all of the following actions, at the same or different times:

(A)            only to the extent an Event of Default is outstanding and continuing at such time, terminate forthwith the Commitments,

(B)            only to the extent an Event of Default is outstanding and continuing at such time, declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of each Borrower accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein to the contrary notwithstanding,

(C)            require that the Parent Borrower deposit cash with the Administrative Agent, in an amount equal to the Aggregate LC Exposure, as collateral security for the repayment of any future LC Disbursements, and

(D)            exercise other rights and remedies available under the Loan Documents or Applicable Law;

(ii)            and in any event upon the occurrence of a proceeding under any applicable Debtor Relief Law and an Event of Default with respect to any Borrower described in paragraph (f), (g) or (h) above,

(A)            if such Borrower is the Parent Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of each Borrower accrued hereunder, shall automatically become due and payable and the Parent Borrower shall be required to deposit cash with the Administrative Agent, in an amount equal to the Aggregate LC Exposure, as collateral security for the repayment of any future drawings under the Letters of Credit; and

(B)            if such Borrower is a Subsidiary Borrower, the principal of the Loans made to such Subsidiary Borrower then outstanding, together with accrued interest thereon and all other liabilities of such Subsidiary Borrower accrued hereunder, shall automatically become due and payable and such Subsidiary Borrower shall be required to deposit cash with the Administrative Agent, in an amount equal to the outstanding Letters of Credit issued to such Subsidiary Borrower, as collateral security for the repayment of any future drawings under the Letters of Credit, in each case without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein to the contrary notwithstanding.

Section 6.2      Limitations on Remedies; Cures; Qualifications.

(a)            Financial Covenants. Notwithstanding anything to the contrary in any Loan Document, if the Parent Borrower fails to comply with a Financial Covenant:

(i)            such failure shall not result in a Default or an Event of Default until the Cure Expiration Date and then only to the extent not cured pursuant to Section 5.14(c); and

(ii)            the Pro Rata Facilities Lenders and the Administrative Agent, as applicable, may not take any of the actions set forth in the Loan Documents until after the Cure Expiration Date and then only to the extent a cure has not been effected pursuant to Section 5.14(c).

(b)            Net Short Representations. Any notice of Default, Event of Default or acceleration provided to the Parent Borrower by the Administrative Agent on behalf of, or at the request or direction of, one or more Lenders that have expressly requested that such notice be given to the Parent Borrower must be accompanied by a written Net Short Representation from each such Lender (other than an Unrestricted Lender) delivered to the Parent Borrower (with a copy to the Administrative Agent); provided that (A) in the absence of any such written Net Short Representation, each such Lender shall be deemed to have represented and warranted to the Parent Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Parent Borrower and the Administrative Agent shall be entitled to rely conclusively on each such representation and deemed representation) and (B) no Net Short Representation shall be required to be delivered during the pendency of a Default or Event of Default caused by a bankruptcy or similar insolvency proceeding.

(c)            Staleness. The Agents and the Lenders may not, and each agrees not to, take any of the actions set forth in a Loan Document on any date in respect of a Default or Event of Default (or an alleged Default or Event of Default) if such Default or Event of Default (or alleged Default or Event of Default) relates to actions taken, actions that have not been taken, or other circumstances, in each case, that first arose more than 24 months prior to initial the disclosure of such actions or circumstances as contemplated by clause (A) below; provided that (A) that any such actions or circumstances have been disclosed to the Administrative Agent and the Lenders in reasonable detail and (B) any such Default or Event of Default (or alleged Default or Event of Default) shall be deemed cured for all purposes under the Loan Documents as of such date.

(d)            Continuing Defaults. With respect to any Default or Event of Default, the words “exists,” “continuing” and similar expressions with respect thereto shall mean that such Default or Event of Default has occurred and has not yet been cured or waived. If any Default or Event of Default occurs due to,

(i)            the failure by any Loan Party or Restricted Subsidiary to take any action by a specified time, such Default or Event of Default shall be deemed to have been cured at the time, if any, that the applicable Loan Party or Restricted Subsidiary subsequently takes such action, or

(ii)            the taking of any action by any Loan Party or Restricted Subsidiary that is not then permitted by the terms of this Agreement or any other Loan Document, such Default or Event of Default shall be deemed to be cured on the earlier to occur of (1) the date on which such action would have been permitted under this Agreement and the other Loan Documents if such action had been taken at such time or (2) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to not have been prohibited by this Agreement and the other Loan Documents;

provided that, with respect to a Default or Event of Default for a failure to comply with Section 5.1(c), the foregoing shall not apply if the Parent Borrower knowingly failed to provide notice required pursuant to Section 5.1(c).

(e)            Administrative Agent Notice. Upon, or prior to, taking any of the actions set forth in a Loan Document with respect to any Default or Event of Default, whether or not at the request or at the direction of any group of Lenders, the Administrative Agent shall deliver a notice of Default, Event of Default or acceleration, as applicable, to the Parent Borrower, which notice shall indicate whether such action is being taken at the request or direction of any Lender or group of Lenders and the identity of each such Lender or member of such group.

(f)            Related Defaults and Events of Default. If any Default or Event of Default occurs and is subsequently cured or waived (a “Cured or Waived Default”), any other Default or Event of Default resulting from or relating to the Cured or Waived Default (including any Default or Event of Default arising in connection with the making or deemed making of any representation or warranty, a failure to provide notice, the taking of any action (or the failure to take any action) by any Loan Party or any Restricted Subsidiary, or the circumstances giving rise to the Cured or Waived Default), in each case, which subsequent Default or Event of Default would not have arisen had the Cured or Waived Default or such circumstances not occurred, shall be deemed to be cured automatically upon, and simultaneous with, the cure or waiver of the Cured or Waived Default with the same effect as if such subsequent Default or Event of Default had never occurred, so long as at the time of such representation, warranty or action, no Responsible Officer of the Parent Borrower had actual knowledge of the events underlying such Cured or Waived Default and did not at such time, in its good faith judgment, believe such events would constitute a Default or Event of Default.

(g)            Billing; Administrative Errors and Delays. The Administrative Agent shall provide, or shall cause to be provided, to the relevant Borrower invoices in reasonable detail for principal, interest, premium (if any), fees, and other amounts payable under the Loan Documents prior to the dates such amounts are due. The failure by a Loan Party or a Restricted Subsidiary to pay, when and as required to be paid pursuant to the terms of the Loan Documents, any amount of principal, interest, fee, or other amount will not result in a Default or Event of Default if such failure to pay is the result of or relates to an administrative or billing error by an Agent or delivery of an incorrect invoice by an Agent and, in each case, such payment is made within five Business Days of the later of (as applicable) the discovery of, and a Responsible Officer of the relevant Borrower becoming aware of, such administrative or billing error or the delivery of a corrected invoice. Any such failure to pay shall not be treated as a “Default” or an “Event of Default” for any purposes under any Loan Document until the expiration of such five Business Days.

(h)            Extensions and Stays. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (i) any court of competent jurisdiction may (A) extend or stay any grace period set forth in this Agreement or any other Loan Document prior to an actual or alleged Default becoming an actual or alleged Event of Default or (B) stay the exercise of remedies by any Agent, any Affiliate of Agent and the officers, directors, shareholders, employees, agents, attorney-in-fact, partners, trustees, advisors and other representatives of the Agent and of the Agent Affiliates or other Person (if any) contemplated by this Agreement and the other Loan Documents or otherwise upon the occurrence of an actual or alleged Event of Default, and (ii) the ability to terminate commitments, declare an Obligation to be immediately due and payable or pursue any other remedies in connection with an alleged Default or Event of Default shall be stayed during pendency of any litigation proceedings concerning such alleged Default or Event of Default.

Section 6.3      Clean-Up Period. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, during the period commencing on the Closing Date and ending on the date that is ninety (90) days after the Closing Date (the “Clean-Up Period”):

(a)            any breach or default of any representation or warranty under Article III or any other Loan Document relating to the Acquired Business made by the Parent Borrower or any of its Restricted Subsidiaries in connection with a funding of any Loans or issuance of Letter of Credit hereunder after the Closing Date by reason of any matter or circumstance relating to the Acquired Business; or

(b)            any Default or Event of Default arising by reason of any matter or circumstance related to the Acquired Business, will be deemed not to be a breach of representation or warranty or Default or Event of Default (as the case may be) if the circumstances giving rise thereto:

(i)            are capable of remedy and reasonable steps are being taken to remedy such breach, inaccuracy or Default by the Parent Borrower or any of its Restricted Subsidiaries;

(ii)            have not been procured by or approved by the Parent Borrower; and

(iii)            would not reasonably be expected to result in a Material Adverse Effect.

If the relevant circumstances are continuing on or after the date immediately following the end of the Clean-Up Period, there shall be a breach of representation or warranty or Default or Event of Default, as the case may be, notwithstanding the above (and without prejudice to the rights and remedies of the Lenders as set forth herein).

Section 6.4      Application of Funds. After the exercise of remedies provided for in Section 6.1 upon the occurrence and during the continuance of an Event of Default (or after the Loans have automatically become immediately due and payable as set forth in Section 6.1), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.25 and in accordance with Sections 2.15 and 2.19, as applicable, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 2.20 and amounts owing in respect of (x) the preservation of Collateral or the Collateral Agent’s security interest in the Collateral or (y) with respect to enforcing the rights of the Secured Parties under the Loan Documents) payable to the Administrative Agent and the Collateral Agent in their respective capacities as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender)) under the Loan Documents and amounts payable under Section 2.20, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations (provided that, with respect to Obligations under any Secured Hedge Agreement, to the extent of any fees, premiums and scheduled periodic payments due thereunder), ratably among the Lenders, the Issuing Lenders, the Cash Management Banks and the Hedge Banks in proportion to the respective amounts described in this clause Third payable to them; provided that following the occurrence of an Investment Grade Fall-Away Event, no amounts pursuant this provision shall be payable to the Cash Management Banks or Hedge Banks;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and constituting any unwind or breakage payment, termination payment or any other payments (other than fees, premiums and scheduled periodic payments) under Secured Hedge Agreements and obligations of the Loan Parties then owing under Cash Management Agreements and to Cash Collateralize that portion of the Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Section 2.7, in each case, ratably among the Lenders, the Issuing Lenders, the Cash Management Banks and the Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them; provided that following the occurrence of an Investment Grade Fall-Away Event, no amounts pursuant this provision shall be payable to the Cash Management Banks or Hedge Banks; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Parent Borrower or as otherwise required by Law.

Notwithstanding the foregoing, (A) Obligations arising under Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application of payments described above (i) if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be and (ii) following the occurrence of an Investment Grade Fall-Away Event. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VII for itself and its Affiliates as if a “Lender” party hereto and (B) amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.

It is understood and agreed by each Loan Party and each Secured Party that the Administrative Agent and Collateral Agent shall have no liability for any determinations made by it in this Section 6.4, in each case except to the extent resulting from the gross negligence, bad faith or willful misconduct of the Administrative Agent or the Collateral Agent, as applicable (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Loan Party and each Secured Party also agrees that the Administrative Agent and the Collateral Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof, and the Administrative Agent and the Collateral Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

Article VII

THE AGENTS

In order to expedite the transactions contemplated by this Agreement, each Agent is hereby appointed to act as Agent on behalf of the Lenders. Each of the Lenders and the Issuing Lenders hereby irrevocably authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are specifically delegated to the Administrative Agent and Collateral Agent by the terms and provisions hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly and irrevocably authorized by the Lenders and the Issuing Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and Issuing Lenders all payments of principal of and interest on the Loans and the LC Disbursements and all other amounts due to the Lenders and the Issuing Lenders hereunder, and promptly to distribute to each Lender and Issuing Lender its proper share of each payment so received, (b) to give notice on behalf of each of the Lenders to the Borrowers of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder and (c) to distribute to each Lender and Issuing Lender copies of all notices, financial statements and other materials delivered by any Borrower pursuant to this Agreement as received by the Administrative Agent. Each reference to the “Administrative Agent” in this Article VII shall be deemed to include the Collateral Agent where applicable.

Neither any Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or their own gross negligence, willful misconduct or bad faith, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by any Borrower of any of the terms, conditions, covenants or agreements contained in this Agreement or the creation, perfection or priority of Liens on the Collateral. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or other instruments or agreements. None of the Agents or the Borrowers shall be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, and no provision in the Loan Documents and no course of dealing between the parties hereto shall be deemed to create any fiduciary duty owing to any Agent, any Lender, any Borrower or any Subsidiary, or any of their respective Affiliates, by any party hereto. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders (or, when expressly required hereby, all the Lenders) and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders and the Issuing Lenders. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons. Neither the Agents nor any of their directors, officers, employees or agents shall have any responsibility to any Borrower on account of the failure of or delay in performance or breach by any Lender or Issuing Lender of any of its obligations hereunder or to any Lender or Issuing Lender on account of the failure of or delay in performance or breach by any other Agent, any other Lender or Issuing Lender or any Borrower of any of their respective obligations hereunder or in connection herewith. The Administrative Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacities as a Lender, Issuing Lender (if applicable) and a potential Cash Management Bank party to a Cash Management Agreement and/or a potential Hedge Bank party to a Secured Hedge Agreement) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or in trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent as Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article VII for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article VII (including as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) and Section 9.5 as if set forth in full herein with respect thereto and all references to Administrative Agent in this Article VII shall, where applicable, be read as including a reference to the Collateral Agent. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent as Collateral Agent to execute any and all documents (including releases, payoff letters and similar documents, including, for the avoidance of doubt, with respect to the Lien Release Event and Guaranty Release Event on the Investment Grade Fall-Away Date) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including any intercreditor agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders (including in its capacities as a Lender, Issuing Lender (if applicable) and a potential Cash Management Bank party to a Cash Management Agreement and/or a potential Hedge Bank party to a Secured Hedge Agreement).

Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to inspect the properties or books of any Borrower or any of their Subsidiaries or to ascertain or inquire into (i) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents or (ii) the value or the sufficiency of any Collateral.

The Lenders and the Issuing Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers and subject to consent of the Parent Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders and the Parent Borrower) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Parent Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Parent Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders and the Parent Borrower) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lenders directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VII and Section 9.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (A) while the retiring or removed Administrative Agent was acting as Administrative Agent and (B) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including, without limitation, (1) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties and (2) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

Any resignation by or removal of Citibank, N.A. as Administrative Agent pursuant to the preceding paragraph shall also constitute its resignation as Swingline Lender. If Citibank, N.A. resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swingline Loans. Upon the appointment by the Borrowers of a successor Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender and (ii) the retiring Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents

With respect to the Loans made by them and their LC Exposure hereunder, the Agents in their individual capacity and not as Agents shall have the same rights and powers as any other Lender and may exercise the same as though they were not Agents, and the Agents and their affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any of their respective Subsidiaries or any Affiliate thereof as if they were not Agents.

Each Lender and Issuing Lender agrees (i) to reimburse the Administrative Agent in the amount of its pro rata share (based on its Total Revolving Facility Percentage or, after the date on which the Loans shall have been paid in full, based on its Total Revolving Facility Percentage immediately prior to such date) of any reasonable, out-of-pocket expenses incurred for the benefit of the Lenders or the Issuing Lenders by the Administrative Agent, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders or the Issuing Lenders, which shall not have been reimbursed by or on behalf of any Borrower and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by it under this Agreement, to the extent the same shall not have been reimbursed by or on behalf of Parent Borrower; provided, that no Lender or Issuing Lender shall be liable to the Administrative Agent or any such director, officer, employee or agent for any portion of such liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence, willful misconduct or bad faith of the Administrative Agent or any of its directors, officers, employees or agents.

To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the U.S. Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate documentation was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Parent Borrower (solely to the extent required by this Agreement) and without limiting the obligation of the Parent Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Loan Document or otherwise against any amount due to the Administrative Agent under this paragraph. For the avoidance of doubt, for purposes of this paragraph, the term “Lender” includes any Issuing Lender and Swingline Lender.

Each Lender and Issuing Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender or Issuing Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or Issuing Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

None of the Documentation Agents, the Syndication Agent, the Joint Lead Arrangers, the Joint Bookrunners or any managing agent shall have any duties, liabilities or responsibilities hereunder in its capacity as such.

If the Administrative Agent notifies a Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party (any such Lender, Issuing Lender, Secured Party or other recipient (other than a Loan Party), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this paragraph shall be conclusive, absent manifest error. If a Payment Recipient receives any payment, prepayment or repayment of principal, interest, fees, distribution or otherwise and does not receive a corresponding payment notice or payment advice, such payment, prepayment or repayment shall be presumed to be in error absent written confirmation from the Administrative Agent to the contrary.

Each Lender, Issuing Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding paragraph or under the indemnification provisions of this Agreement.

The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party, to the rights and interests of such Lender, Issuing Bank or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Parent Borrower or any other Loan Party; provided that this paragraph shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of any Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from any Borrower for the purpose of making such Erroneous Payment.

The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from any Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under the preceding five paragraphs shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Article VIII

GUARANTY

Section 8.1      Guaranty. The Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent, for the ratable benefit of the Secured Parties, the due and punctual payment in full of all Obligations now existing or hereafter arising when the same will become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or other applicable Debtor Relief Law).

Section 8.2      Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and will not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)            the Guaranty is a guaranty of payment when due and not of collectability;

(b)            the Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(c)            the obligations of each Guarantor hereunder are independent of the obligations of the Borrowers and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrowers, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrowers or any of such other guarantors and whether or not the Borrowers are joined in any such action or actions;

(d)            payment by any Guarantor of a portion, but not all, of the Obligations will in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Obligations which has not been paid. Without limiting the generality of the foregoing, when the Secured Parties are pursuing its rights and remedies under this Article VIII against any Guarantor, the Secured Parties may, but shall be under no obligation to, pursue such rights and remedies as it may have against any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Secured Parties to pursue such other rights or remedies or to collect any payments from any other Guarantor or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Guarantor or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve any other Guarantor of any liability under this Article VIII, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Secured Parties against any Guarantor; and

(e)            any Secured Party, upon such terms as it deems appropriate (subject to the provisions of the Loan Documents), without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Obligations and take and hold security for the payment hereof or the Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Obligations, any other guaranties of the Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or the Obligations, or exercise any right or remedy that such Secured Party may have against any such security, in each case as consistent with this Agreement and consistent with the Collateral Documents.

To the fullest extent permitted by applicable Law and except for the termination or release of a Guarantor’s obligations hereunder in accordance with the terms of this Agreement, including pursuant to Section 9.27 (but without prejudice to Section 8.4), each Guarantor waives any defense based on or arising out of any defense of the Parent Borrower, any Subsidiary Borrower or any other Guarantor or the unenforceability of the Obligations or any part thereof, or the cessation from any cause of the liability of the Parent Borrower, any Subsidiary Borrower or any other Guarantor, in each case, other than the satisfaction of the conditions to the Termination Date or the defense of payment in full of the Obligations. To the fullest extent permitted by applicable Law, each Guarantor waives any defense arising out of any such election by any Secured Party with respect to the Obligations even though such election operates, pursuant to applicable Law, to impair or postpone the exercise of any right of reimbursement, contribution or subrogation or other right or remedy of such Guarantor against the Parent Borrower, any Subsidiary Borrower or any other Guarantor, as the case may be, or again any security; provided that any such rights may be exercised following the satisfaction of the conditions to the Termination Date. To the fullest extent permitted by applicable Law, each Guarantor waives any and all suretyship defenses; provided, however, that nothing herein shall be deemed to waive any defense arising from the gross negligence, bad faith or willful misconduct of a Secured Party, or to create any independent primary obligation of any Guarantor other than as expressly set forth in this Article VIII.

Section 8.3      Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Secured Parties upon the Guaranty or acceptance of the Guaranty; the Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the Guaranty; and all dealings between any Guarantor, on the one hand, and the Secured Parties, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guaranty. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Guarantor or any other Guarantor with respect to the Obligations. The Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement, the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Secured Parties, (b) the legality under applicable requirements of law of repayment by the relevant Borrower of the Obligations or the adoption of any requirement of law purporting to render any Obligations null and void, (c) any defense, setoff or counterclaim (other than a defense of payment or performance by the applicable Borrower) which may at any time be available to or be asserted by any Guarantor against the Secured Parties, or (d) any other circumstance whatsoever (with or without notice to or knowledge of any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Guarantor for any of the Obligations, or of any Guarantor under the Guaranty, in bankruptcy or in any other instance.

Section 8.4      Reinstatement. The Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations are rescinded, avoided or must otherwise be restored or returned by the Secured Parties upon or in connection with the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Guarantor or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 8.5      Discharge of Guaranty. Notwithstanding anything to the contrary herein, if, in compliance with the terms and provisions of the Loan Documents (including Section 9.27), (a) all of the Equity Interests of any Subsidiary Guarantor or any of its successors in interest hereunder is sold, disposed of or otherwise transferred to any Person (other than any other Loan Party) or (b) upon a Guaranty Release Event of the Subsidiary Guarantor, such Guarantor will, upon the consummation of such sale, disposition or other transfer (including by merger or consolidation) or upon a Guaranty Release Event with respect to such Subsidiary Guarantor, automatically be discharged and released, without any further action by any Secured Party or any other Person, effective as of the time of such sale, disposition or other transfer or such Guaranty Release Event, from its obligations under the Guaranty and the other Loan Documents, including its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of the sale of all of the Equity Interests of such Guarantor to any Person (other than any other Loan Party), the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents will be released, and the Collateral Agent will take, and the Secured Parties hereby irrevocably authorize the Collateral Agent to take, such actions as are necessary or desirable to effect each discharge and release described in this Section 8.5 in accordance with the relevant provisions of this Agreement and the Collateral Documents.

Section 8.6      Payments. Each Guarantor hereby agrees that any payments in respect of the Obligations pursuant to this Article VIII will be paid to the Administrative Agent without setoff or counterclaim in Dollars at the office of the Administrative Agent specified in Section 9.1. Notwithstanding the foregoing, any payments in respect of the Obligations pursuant to this Article VIII with respect to any Loan denominated in any Foreign Currency (including principal of or interest on any such Loan or other amounts) hereunder shall be made without setoff or counterclaim to the Administrative Agent at the Administrative Agent’s Office, in the relevant Foreign Currency and in immediately available funds.

Section 8.7      General Limitation on Guarantee Obligations. Notwithstanding anything to the contrary herein, in any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable Debtor Relief Law or other Applicable Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 8.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Article VIII, then, notwithstanding any other provision to the contrary, the amount of such liability will, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable, not void or voidable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 8.8      No Subrogation, etc. Upon payment or payments made by any Guarantor of any Obligations, or any setoff or application of funds of any Guarantor by the Administrative Agent or any Lender, all rights of such Guarantor against the Parent Borrower or any Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the payments owing to the Administrative Agent and the Lenders by the Guarantors on account of the Obligations until the conditions to the Termination Date have been satisfied. If any amount shall be paid to the Parent Borrower or any Guarantor in violation of the foregoing restrictions on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such indebtedness of the Parent Borrower or any Guarantor, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents.

Section 8.9      Keepwell. Each Qualified ECP Guarantor at the time the Guaranty in this Article VIII by such Qualified ECP Guarantor becomes effective with respect to any Swap Obligation, hereby severally, and not jointly, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Loan Party to honor all of its Obligations under this Agreement in respect of Swap Obligations (other than Excluded Swap Obligations), but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 8.9 or otherwise under this Agreement, as it relates to such Specified Loan Party, voidable under applicable law (including Debtor Relief Laws), and not for any greater amount. The obligations and undertakings of each Qualified ECP Guarantor under this Section 8.9 shall remain in full force and effect until the earlier of (i) the date on which the Obligations have been indefeasibly paid and performed in full and (ii) the date on which no Swap Obligations remain outstanding. Each Qualified ECP Guarantor intends that this Section 8.9 constitute, and this Section 8.9 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Article IX

MISCELLANEOUS

Section 9.1      Notices. Notices and other communications provided for herein shall be in writing (or, where permitted to be made by telephone, shall be confirmed promptly in writing) and shall be delivered by hand or overnight courier service, mailed, electronically mailed or sent by facsimile as follows:

(a)            if to the Parent Borrower, to it at 1515 Broadway, New York, NY 10036, Attention: General Counsel (Email: ParamountGlobalLegalNotices@paramount.com, Website: https://ir.paramount.com/);

(b)            if to the Administrative Agent or the Collateral Agent, to it at Citibank, N.A., One Penns Way, New Castle, DE 19720, Attention Lending Agency (Facsimile No.: (646) 291-5066, Email: USAgencyServicing@citi.com);

(c)            if to any Issuing Lender, to it at the address for notices specified in the applicable Issuing Lender Agreement;

(d)            if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto; and

(e)            if to a Subsidiary Borrower, to it at its address set forth in the relevant Subsidiary Borrower Request.

Notwithstanding the foregoing, each of Parent Borrower, any other Borrower, the Administrative Agent, any Issuing Lender and any Lender may, in its discretion, provide any notice, report or other information to be provided under this Agreement to a Lender (i) by electronic mail to the electronic mail address provided by such Lender in its Administrative Questionnaire and/or (ii) through access to a web site (including any Internet or intranet website). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on (A) the date of receipt if delivered by hand or overnight courier service or sent by facsimile or electronic mail (except that, if not received during normal business hours for the recipient, the next Business Day for the recipient), (B) the date of posting if given by web site access, (C) the date of such telephone call, if permitted by the terms hereof and if promptly confirmed in writing, or (D) on the date five Business Days after dispatch by registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.1 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.1. Any party hereto may change its address, electronic mail address or facsimile number for notices and other communications hereunder by written notice to the Borrowers and the Administrative Agent.

Section 9.2      Survival of Agreement. All representations and warranties made hereunder and in any certificate delivered pursuant hereto or in connection herewith shall be considered to have been relied upon by the Agents and the Lenders and shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder, regardless of any investigation made by the Agents or the Lenders or on their behalf.

Section 9.3      Binding Effect. This Agreement shall be binding upon and inure to the benefit of each Borrower, each Agent and each Lender and their respective successors and assigns, except that Parent Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior consent of all the Lenders.

Section 9.4      Successors and Assigns.

(a)            Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of each Borrower, each Guarantor, any Agent or any Lender that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)            Prior the initial funding of the Loans on the Closing Date, each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment) subject to (x) the consent of the Parent Borrower, (y) except in the case of an assignment of Commitments in respect of the Pro Rata Facilities to a Pro Rata Facilities Lender or a Lender Affiliate of a Pro Rata Facilities Lender, the consent of the Administrative Agent and (z) satisfaction of the conditions set forth in clauses (ii), (iii) and (iv) of the proviso to the succeeding sentence. Following the initial funding of the Loans on the Closing Date, each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment or the Loans at the time owing to it); provided, however, that such assignment meets the below conditions:

(i)            except in the case of an assignment of the Pro Rata Facilities to a Pro Rata Facilities Lender or a Lender Affiliate of a Pro Rata Facilities Lender or assignments of any other Facility to a Lender or a Lender Affiliate, the consent of the Parent Borrower shall be required (which consent shall not be unreasonably withheld or delayed), unless if a Specified Event of Default has occurred and is continuing at the time of such assignment; provided that the Parent Borrower shall be deemed to have consented to any assignment of Term A Loans if the Parent Borrower does not respond within ten (10) Business Days of a written request for its consent with respect to such assignment,

(A)            except in the case of an assignment to a Lender or a Lender Affiliate, the consent of the Administrative Agent shall be required (which consent shall not be unreasonably withheld or delayed); and

(B)            except in the case of an assignment to a Lender or a Lender Affiliate, with respect to assignments of Revolving Credit Loans and/or Revolving Credit Commitments, the consent of each Issuing Lender and each Swingline Lender will be required (which consent shall not be unreasonably withheld or delayed).

(ii)            (A) except in the case of assignments to any Person that is a Lender prior to giving effect to such assignment, the amount of the aggregate Commitments and/or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 (or, if applicable, the Dollar equivalent thereof) (or such lesser amount as may be agreed by the Administrative Agent) and (B) the amount of the aggregate Commitments and/or Loans retained by any assigning Lender (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 (or, if applicable, the Dollar equivalent thereof) (or such lesser amount as may be agreed by the Administrative Agent), unless (in the case of clause (A) or (B) above) the assigning Lender’s Commitment and Loans are being reduced to $0 pursuant to such assignment,

(iii)            the assignor and assignee shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent, in its sole discretion), and

(iv)            the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to Section 9.4(e), from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof (or any lesser period to which the Administrative Agent and Parent Borrower may agree), (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.21 and 9.5, as well as to any Fees accrued for its account hereunder and not yet paid)).

Each partial assignment of Term Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans assigned, and each partial assignment of Revolving Credit Commitments and/or Revolving Credit Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Commitments and/or Revolving Credit Loans being assigned, except that this paragraph shall not (A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis. Notwithstanding the foregoing, any Lender or Issuing Lender assigning its rights and obligations under this Agreement may maintain any Letters of Credit made or issued by it outstanding at such time, and in such case shall retain its rights hereunder in respect of any Loans or Letters of Credit so maintained until such Loans or Letters of Credit have been repaid or terminated in accordance with this Agreement. Notwithstanding anything to the contrary contained herein, no such assignment shall be made to a Disqualified Lender or any of its Subsidiaries, or a natural person or, in the case of the Term A-1 Loans, the Term A-2 Loans, the Revolving Credit Loans and the Revolving Credit Commitments, the Parent Borrower or any of its Affiliates or Subsidiaries.

(c)            By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim created by such assigning Lender, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other instrument or document furnished pursuant hereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or the financial condition of Parent Borrower or any of its Subsidiaries or the performance or observance by Parent Borrower or any of its Subsidiaries of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 3.2 and 5.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Agent or Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)            The Administrative Agent, acting for this purpose as a non-fiduciary agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error and each Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and any Lender (only with respect to its own interest) at any reasonable time and from time to time upon reasonable prior notice.

(e)            Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of Parent Borrower, the Administrative Agent and each Issuing Lender to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Parent Borrower.

(f)            Each Lender may without the consent of any Borrower, the Agents, any Issuing Lender or any Swingline Lender sell participations to one or more banks, other financial institutions or other entities, in each case, that is not a Disqualified Lender, in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks, financial institutions or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.16, 2.17 and 2.21 to the same extent as if they were Lenders (provided, that additional amounts payable to any Lender pursuant to Section 2.21 shall be determined as if such Lender had not sold any such participations), and (iv) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of each Borrower relating to the Loans and the Letters of Credit and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans or LC Disbursements, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans or LC Disbursements or of LC Fees or Commitment Fees, increasing the amount of or extending the Commitments or releasing the guarantee contained in Section 8.1, in each case to the extent the relevant participant is directly affected thereby). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of each Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining any Participant Register.

(g)            Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.4, disclose to the assignee or participant or proposed assignee or participant any information relating to any Borrower furnished to such Lender by or on behalf of such Borrower; provided, that, prior to any such disclosure of information designated by such Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute a Confidentiality Agreement (or enter into confidentiality undertakings substantially similar to those in Exhibit D hereto) whereby such assignee or participant shall agree (subject to the exceptions set forth therein) to preserve the confidentiality of such confidential information. A copy of each such Confidentiality Agreement executed by an assignee shall be promptly furnished to Parent Borrower.

(h)            Notwithstanding the limitations set forth in paragraph (b) above, (i) any Lender may at any time assign or pledge all or any portion of its rights under this Agreement to a Federal Reserve Bank and (ii) any Lender which is a “fund” may at any time assign or pledge all or any portion of its rights under this Agreement to secure such Lender’s indebtedness, in each case without the prior written consent of any Borrower, the Administrative Agent or any Issuing Lender; provided, that each such assignment shall be made in accordance with Applicable Law and no such assignment shall release a Lender from any of its obligations hereunder. In order to facilitate any such assignment, each Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a Note or Notes evidencing the Loans made to such Borrower by the assigning Lender hereunder.

(i)            Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the relevant Borrower, the option to provide to such Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.4, any SPC may (i) with notice to, but without the prior written consent of, the relevant Borrower, the Administrative Agent and the Issuing Lenders and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Bank or to any financial institutions (consented to by such Borrower, the Administrative Agent and each Issuing Lender) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 9.4 may not be amended without the written consent of any SPC which has been identified as such by the Granting Bank to the Administrative Agent and the relevant Borrower and which then holds any Loan pursuant to this paragraph (i).

(j)            No Borrower shall assign or delegate any of its rights or duties hereunder without the prior consent of all the Lenders; provided that Parent Borrower may assign or delegate any of its rights or duties hereunder (excepting its rights and duties pursuant to Section 8.1) to any Subsidiary Borrower and any Subsidiary Borrower may assign or delegate any of its rights or duties hereunder to Parent Borrower or to any other Subsidiary Borrower, in each case without the prior consent of the Lenders unless such assignment would adversely affect the Lenders; provided further, that any Borrower may assign or delegate any of its rights and duties hereunder pursuant to a merger or consolidation permitted by Section 5.8(a), (c) or (d) without the prior consent of the Lenders.

Section 9.5      Expenses; Limitation of Liability; Indemnity.

(a) Expenses. The Parent Borrower agrees to pay or reimburse:

(i)            the Administrative Agent, the Collateral Agent and the Joint Lead Arrangers, promptly after receipt of a written request, for all reasonable and documented out-of-pocket expenses incurred in connection with (i) the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and (ii) any amendment, modification or waiver hereof or thereof (whether or not the transactions contemplated thereby are consummated); provided that, in the case of legal fees and expenses, such reimbursement shall be limited to the Attorney Costs of one primary counsel representing the Administrative Agent, the Collateral Agent and the Joint Lead Arrangers taken as a whole and, if reasonably necessary, one local counsel in each relevant jurisdiction material to the interests of such Persons taken as a whole (which may be a single local counsel acting in multiple such jurisdictions); and

(ii)            the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Lenders for all reasonable and documented out-of-pocket expenses incurred in connection with the investigation, enforcement or protection of their rights and remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law); provided that, in the case of legal fees and expenses, such reimbursement shall be limited to the Attorney Costs of (A) one law firm representing the Administrative Agent, the Collateral Agent the Lenders and the Issuing Lenders taken as a whole, (B) one local counsel in each relevant jurisdiction material to the interests of such Persons taken as a whole (which may be a single local counsel acting in multiple such jurisdictions), and (C) solely in the case of any actual or reasonably perceived conflict of interest that prevents a single law firm from representing all such Persons (where the Persons affected by such conflict have informed the Parent Borrower in writing of such conflict), one additional conflicts counsel in each relevant jurisdiction for each affected group of such Persons similarly situated taken as a whole.

(b)            Limitation of Liability. To the fullest extent permitted by Applicable Law, no Borrower or Loan Party shall assert, and the Parent Borrower and each other Loan Party hereby waives, any claim against each Agent, Issuing Lender, Lender or any of their respective Related Parties (each, a “Lender-Related Person”) for any liability to any Loan Party for any damages arising from the use or misuse by others of information or materials obtained through electronic, telecommunications or other information transmission systems (including the Internet). No party hereto shall assert, and each such party waives, any liability to any other party hereto for any indirect, special, punitive or consequential damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this Section 9.5(b) shall limit the Parent Borrower’s indemnification obligations under Section 9.5(c) to the extent such damages are included in a third-party claim with respect to which an Indemnified Person is entitled to indemnification hereunder.

(c)            Indemnity. To the fullest extent permitted by Applicable Law, the Parent Borrower agrees to indemnify and hold harmless each Agent, each Lender, each Issuing Lender, each Joint Lead Arranger and each of their respective affiliates and controlling persons, and brokers, trustees, administrators, managers, advisors and representatives, including accountants, auditors, and legal counsel of such Person and of such Person’s Affiliates and the respective directors, officers, employees, partners, agents and representatives of each of the foregoing and their respective successors and permitted assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses (joint or several) arising out of, resulting from or in connection with this Agreement, any other Loan Document, the Facilities, the Transactions or the use of proceeds of the Loans or Letters of Credit, or any claim, dispute, litigation, investigation or proceeding (each, an “Action”) relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto and whether or not such Action is brought by any Loan Party or any of its Affiliates, equity holders, creditors or any other persons, and to reimburse each Indemnified Person, promptly after receipt of a written request, for any reasonable and documented out of pocket legal or other expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness in any such Action; provided that:

(i)            The foregoing indemnity shall not apply to any Indemnified Person with respect to any losses, claims, damages, liabilities or expenses to the extent (A) resulting from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Indemnified Persons, or (B) arising from a material breach of such Indemnified Person’s obligations under any Loan Document, in each case as determined by a court of competent jurisdiction in a final, non appealable judgment.

(ii)            Indemnified Liabilities shall be limited, in the case of legal fees and expenses, to the Attorney Costs of one counsel representing all Indemnified Persons taken as a whole and, if reasonably necessary, one local counsel in each relevant jurisdiction material to the interests of the Indemnified Persons taken as a whole (which may be a single local counsel acting in multiple jurisdictions), and solely in the case of any actual or reasonably perceived conflict of interest between Indemnified Persons (where the Indemnified Persons affected by such conflict inform the Parent Borrower of such conflict), one additional counsel in each relevant material jurisdiction for each group of affected Indemnified Persons similarly situated taken as a whole.

(iii)            Indemnified Liabilities shall not include any losses, claims, damages, liabilities or expenses arising from any dispute solely among Indemnified Persons or any of their Related Indemnified Persons, other than claims against an Indemnified Person in its capacity as, or in fulfilling its role as, the Administrative Agent, an Issuing Lender or another Agent under the Facilities and other than any claims arising out of any act or omission on the part of the Parent Borrower or any of its Affiliates.

(iv)            Notwithstanding anything to the contrary, the Parent Borrower shall have no obligation to indemnify any Indemnified Person for income or similar taxes imposed on such Indemnified Person with respect to fees or other compensation received by such Indemnified Person in connection with the Facilities; provided that this clause shall not limit the Parent Borrower’s obligations with respect to withholding taxes or other Taxes expressly governed by the Loan Documents.

(v)            The Parent Borrower shall not be liable for any settlement, of any Action effected without its prior written consent (such consent not to be unreasonably withheld or delayed); provided that, if settled with such consent or if there is a final judgment, the Parent Borrower shall indemnify the applicable Indemnified Persons in accordance with this Section 9.5(c). No Loan Party shall, without the prior written consent of the affected Indemnified Person, effect any settlement of any Action with respect to which indemnification could be sought hereunder unless such settlement (A) includes an unconditional release of such Indemnified Person from all liability and (B) contains no admission of fault or wrongdoing by such Indemnified Person.

For purposes of this Section 9.5(c), “Related Indemnified Person” means, with respect to any Indemnified Person, any controlling person or controlled affiliate of such Indemnified Person and the respective directors, officers, employees or agents thereof in each case acting at the direction of such Indemnified Person in connection with the negotiation, syndication or administration of the Facilities.

(d)            The provisions of this Section 9.5 shall survive the termination of this Agreement, the repayment of the Loans and the termination of the Commitments. Any Indemnified Person shall promptly refund any amounts paid pursuant to this Section 9.5 to the extent it is finally determined by a court of competent jurisdiction in a final, non-appealable judgment that such Indemnified Person was not entitled to indemnification hereunder. All amounts payable under this Section 9.5 shall be paid within a reasonable time after written demand therefor. This Section 9.5 shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, liabilities or expenses arising from any non-tax claim. The Parent Borrower and each other Loan Party hereby acknowledge that the Administrative Agent and/or any Lender may receive a benefit, including a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with the Administrative Agent and/or such Lender, including fees paid pursuant to this Agreement or any other Loan Document.

Section 9.6      Right of Setoff. If an Event of Default shall have occurred and be continuing, each Agent and each Lender is hereby authorized at any time and from time to time, without notice to any Loan Party or to any other Person (other than the Parent Borrower and the Administrative Agent), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (other than those in any special purpose account, such as a payroll, trust, tax and fiduciary account) at any time held and other indebtedness at any time owing by such Agent or Lender to or for the credit or the account of any Borrower or Loan Party against any of and all the Obligations of such Borrower or other Loan Party then due and owing under this Agreement or any other Loan Document to such Agent or Lender; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and Section 2.25 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees to notify the Parent Borrower and the Administrative Agent promptly after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. Notwithstanding anything to the contrary herein, all set off rights (and any similar rights, including bankers’ liens), including pursuant to this section, are expressly waived with respect to Excluded Accounts and each Lender agrees not to exercise such rights. The rights of each Agent and each Lender under this Section 9.6 are in addition to other rights and remedies (including other rights of setoff) which such Agent or Lender may have.

Section 9.7      APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO JUDGMENT INTEREST) AND EACH OTHER LOAN DOCUMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, provided, that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Acquisition Agreement) (and whether or not a Company Material Adverse Effect has occurred, including for purposes of Section 4.2), (b) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result of any inaccuracy of any Acquisition Agreement Representations there has been a failure of a condition precedent set forth in Section 4.2, and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement will, in each case, be governed by, and construed and interpreted in accordance with, the laws governing the Acquisition Agreement as applied to the Acquisition Agreement, without giving effect to conflicts of law principles that would result in the application of the law of any other jurisdiction.

Section 9.8      Waivers; Amendment.

(a)            No failure or delay of any Agent, any Issuing Lender or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Lenders and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party from any such provision shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)            Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement in writing entered into by the Borrowers and the Required Lenders (or, with respect to any waiver, amendment or modification to any Financial Covenant or the definitions used therein for the purposes thereof, solely the Required Pro Rata Facilities Lenders) (subject to Section 2.25(b) with respect to any Defaulting Lender) or as contemplated by Section 2.12(b); provided that any waiver, amendment or modification contemplated in clause (viii) below shall only require the consent of the Borrowers and the Required Class Lenders or Required Facility Lenders, as applicable or (y) in the case of any other Loan Document, pursuant to an agreement in writing entered into by the Agents and Loan Parties that are party to such Loan Document; provided, however, that no such agreement shall:

(i)            reduce the amount or extend the scheduled date of maturity of any Loan, or reduce the stated amount of any LC Disbursement, interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the prior written consent of each Lender directly affected thereby (except as set forth in Section 2.27); provided, however, that only the consent of the Required Lenders shall be necessary to amend Section 2.11(a) and (b);

(ii)            amend, modify or waive any provision of this Section 9.8(b), or reduce the percentage specified in the definition of “Required Lenders”, “Required Facility Lenders”, “Required Class Lenders”, or consent to the assignment or delegation by the Parent Borrower or any Subsidiary Borrower of any of its rights and obligations under this Agreement (except (A) by the Parent Borrower (excepting its rights and duties pursuant to Section 8.1) to any Subsidiary Borrower or (B) by any Subsidiary Borrower to the Parent Borrower or to any other Subsidiary Borrower and as set forth in Section 9.4(j)), in each case without the prior written consent of all the Lenders;

(iii)            reduce the percentage specified in the definition of “Required Pro Rata Facilities Lenders” or “Required Revolving Credit Lenders,” in each case without the prior written consent of each Lender affected thereby;

(iv)            amend, modify or waive Section 2.18(a) in a manner that would alter the pro rata allocation of payments required thereby without the prior written consent of all the Lenders;

(v)            amend, modify or waive Section 6.4 without the prior written consent of all the Lenders;

(vi)            amend, modify or waive any provision of Article VII without the prior written consent of each Agent affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lenders or the Issuing Lenders hereunder in such capacity without the prior written consent of the Administrative Agent, each Swingline Lender directly affected thereby or each Issuing Lender directly affected thereby, as the case may be;

(vii)            prior to the Investment Grade Fall-Away Date, other than in connection with a transfer or other transaction permitted (or not prohibited) under the Loan Documents, (x) release Liens on all or substantially all of the Collateral securing any Facility or (y) release the Guarantors that collectively provide all or substantially all of the value of the Guaranty from the Guaranty with respect to any Facility, in each case, without the written consent of each Lender under such Facility, it being agreed that a subordination of Liens on the Collateral shall not be subject to the provisions of Section 9.8(b)(vii);

(viii)            amend, modify or waive any term or provision which directly affects Lenders under one or more Classes or Facilities and does not directly affect Lenders under any other Class or Facility (including, without limitation, the conditions to credit extensions pursuant to Section 4.3), in each case, without the written consent of the Required Class Lenders or Required Facility Lenders, under such applicable Class or Facility (and in the case of multiple Classes or Facilities which are affected, with respect to any such Class or Facility, such consent shall be effected by the Required Class Lenders or Required Facility Lenders of each such Class or Facility, subject to the other clauses of this Section 9.8); provided that the waivers described in this clause (viii) shall not require the consent of any Lenders other than the Required Class Lenders or the Required Facility Lenders under such Class or Classes or Facility or Facilities; and

(ix)            prior to the Investment Grade Fall-Away Date, other than in connection with a transaction not prohibited by the Loan Documents as in effect on the Closing Date or as otherwise contemplated by the Loan Documents as in effect on the Closing Date (including in connection with a Release/Subordination Event), contractually subordinate,

(A)            the Liens on all or substantially all of the Collateral with respect to which the Collateral Agent would otherwise have a perfected first priority Lien securing a Facility (“Existing Liens”) to the Liens securing, or

(B)            all or substantially all of the Obligations with respect to a Facility in right of payment to,

in either case, other Indebtedness for borrowed money provided by Lenders or their Affiliates (including any exchange of existing Indebtedness that results in another Class of Indebtedness for borrowed money; any such other Indebtedness to which such Liens securing any of the Obligations or such Obligations, as applicable, are so subordinated, “Senior Indebtedness”), in each case, unless each adversely affected Lender under the applicable Facility has been (or will be) offered an opportunity to fund or otherwise provide or acquire its pro rata share of such Senior Indebtedness on the same economic terms received by the Lenders (or their Affiliates) providing such Senior Indebtedness; provided that:

(x)            such economic terms shall not include backstop and similar fees incurred, and the reimbursement of counsel fees and other expenses incurred, in connection with the negotiation of the transactions in connection with which the Senior Indebtedness is to be (or was) incurred,

(y)            such offer shall be a written document delivered to each adversely affected Lender that describes the material economic terms pursuant to which the Senior Indebtedness is to be (or was) provided,

(z)            such offer shall remain open to each adversely affected Lender for a period of not less than five Business Days (which period may be commenced following the funding of such Senior Indebtedness),

(aa)      the pro rata share of Senior Indebtedness to which each adversely affected Lender shall be entitled shall be based on the amount of Loans that are adversely affected held by each Lender and calculated immediately prior to any applicable amendment or incurrence of Senior Indebtedness,

(bb)      any such adversely affected Lender may designate any of its Affiliates to provide such Senior Indebtedness on its behalf, and

(cc)      Senior Indebtedness shall not include any of the following:

(1)            Capitalized Leases, purchase money Indebtedness and Indebtedness secured by Permitted Priority Assets,

(2)            any “debtor-in-possession” facility that has been approved by a court of competent jurisdiction following notice and a hearing under applicable Debtor Relief Law,

(3)            any Indebtedness incurred pursuant to an asset-based loan facility, factoring, securitization or other similar facility the incurrence of which is either permitted by the Loan Documents as in effect on the Closing Date, and

(4)            any such Indebtedness with respect to which the subordination provisions apply to one or more Classes or Facilities and not any other Class or Facility and are consented to by the applicable Required Class Lenders or the Required Facility Lenders (for the avoidance of doubt, (x) the Revolving Credit Facility shall not be considered part of the same Facility or Class as any Term Facility and (y) neither the Term A-1 Loans nor the Term A-2 Loans shall be considered to part of the same Facility or Class as any Incremental Term Loans unless such Incremental Term Loans constitute an increase to the existing Term A-1 Loans or Term A-2 Loans, as applicable).

It is understood and agreed that the consent of the Required Lenders shall not be required for the amendments, waivers or consents set forth above (pursuant to Section 9.8(b)) or otherwise, if the consents set forth in the preceding clause of this Section shall have been obtained.

Notwithstanding anything to the contrary herein, (i) (A) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lenders in addition to the Lenders required above, affect the rights or duties of the Issuing Lenders under this Agreement or any Issuing Lender Agreement relating to any Letter of Credit issued or to be issued by it; (B) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; and (C) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent or the Collateral Agent under this Agreement or any other Loan Document and (ii) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrowers and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

(c)            Notwithstanding the provisions of Section 9.8(a) or Section 9.8(b), (i) this Agreement and the other Loan Documents may be amended (or amended and restated) to correct or clarify any error, ambiguity, omission, defect or inconsistency, in each case, in any provision of a Loan Documents that is identified by the Parent Borrower and the Administrative Agent, without the consent of any Lender and (ii) this Agreement and the other Loan Documents may be amended (or amended and restated) to correct or clarify any error, ambiguity, omission, defect or inconsistency in any provision of a Loan Document that is identified by the Parent Borrower and the Required Lenders (it being agreed that any such determination or identification by Required Lenders of an error, ambiguity, omission, defect or inconsistency shall be conclusive), without the consent of any other Person.

Section 9.9      Entire Agreement.

(a)            This Agreement (together with the other Loan Documents, the Issuing Lender Agreements, the Subsidiary Borrower Designations, the Subsidiary Borrower Requests) constitutes the entire contract between the parties relative to the subject matter hereof. Any previous agreements or understandings, oral or written, among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(b)            Without limitation of the preceding clause (a), the only payment provisions, conditions to any borrowing, mandatory prepayments, representations and warranties, covenants, events of default and guarantee and collateral provisions applicable to each Borrower, the other Loan Parties and Restricted Subsidiaries are those expressly set forth in this Agreement and the other Loan Documents, it being agreed that any and all implied covenants and other similar provisions that may exist in law or in equity and that may be applicable to such Persons including any implied covenant of good faith and fair dealing are expressly waived to the maximum extent permitted by Applicable Law.

(c)            Without limitation of the foregoing, neither any Affiliate of any Loan Party (other than each Borrower, the Loan Parties and Restricted Subsidiaries), nor any of their respective managers, directors, officers, employees, stockholders, partners, members, agents or representatives has made or is making, any representation or warranty whatsoever, express or implied, at law or in equity, to any Agent, Lender or other Secured Party with respect to the Loans or the Obligations, and no such Person shall be liable in respect of (i) the accuracy or completeness of any information provided to any Agent, Lender or other Secured Party or their respective Affiliates, directors, officers, employees, stockholders, partners, members or representatives, (ii) any term or condition applicable to Borrowers, Loan Parties and Restricted Subsidiaries set forth in the Loan Documents or any transaction or series of transactions permitted thereby or (iii) with respect to the Obligations.

Section 9.10      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED IN CONTRACT, TORT OR ANY OTHER THEORY). THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.10 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 9.11      Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.12      Counterparts; Electronic Execution of Assignments and Certain Other Documents.

(a)            This Agreement may be executed in two or more counterparts (and by different parties hereto in different counterparts), each of which constitute an original but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging (including in .pdf or .tif format) means shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)            The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance, in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.13      Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.14      Jurisdiction; Consent to Service of Process.

(a)            Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its Property, to the exclusive jurisdiction and venue of the courts of the State of New York sitting in New York City in the borough of Manhattan and of any United State Federal court sitting in the borough of Manhattan, and any appellate court from any thereof, in any action or proceeding (whether in tort, contract, law or equity) arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Subsidiary Borrower designates and directs Parent Borrower at its offices at 1515 Broadway, New York, New York 10036, as its agent to receive service of any and all process and documents on its behalf in any legal action or proceeding (whether in tort, contract, law or equity) referred to in this Section 9.14 in the State of New York and agrees that service upon such agent shall constitute valid and effective service upon such Subsidiary Borrower and that failure of Parent Borrower to give any notice of such service to any Subsidiary Borrower shall not affect or impair in any way the validity of such service or of any judgment rendered in any action or proceeding (whether in tort, contract, law or equity) based thereon.

(b)            Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding (whether in tort, contract, law or equity) arising out of or relating to this Agreement or to any other Loan Document in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.

Section 9.15      Confidentiality.

(a)            Each of the Lenders, Administrative Agent, Collateral Agent, Issuing Lenders and Joint Lead Arrangers (each, a “Bound Entity”) agrees to keep confidential and not to disclose the Confidential Information (as defined below) in accordance with its customary procedures (and to cause its affiliates, officers, directors, employees, agents and representatives to keep confidential and not to disclose) and, at the request of Parent Borrower (except as provided below or if such Bound Entity is required to retain any Confidential Information (as defined below) pursuant to customary internal or banking practices, bank regulations or Applicable Law), promptly to return to Parent Borrower or destroy the Confidential Information and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that such Bound Entity shall be permitted to disclose Confidential Information (i) to such of its officers, directors, employees, agents, affiliates and representatives as need to know such Confidential Information in connection with such Bound Entity’s participation in this Agreement, each of whom shall be informed by such Bound Entity of the confidential nature of the Confidential Information and shall agree to be bound by the terms of this Section 9.15; provided, that in no event shall such disclosure be made to any Disqualified Lender; (ii) to the extent required by Applicable Laws and regulations or by any subpoena or similar legal process or requested by any Governmental Authority or agency having jurisdiction over such Bound Entity; provided, however, that, except in the case of disclosure to bank regulators or examiners in accordance with customary banking practices, if legally permitted, written notice of each instance in which Confidential Information is required or requested to be disclosed shall be furnished to Parent Borrower not less than 30 days prior to the expected date of such disclosure or, if 30 days’ notice is not practicable under the circumstances, as promptly as practicable under the circumstances; (iii) to the extent such Confidential Information (A) is or becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to such Bound Entity on a non-confidential basis from a source other than a party to this Agreement or any other party known to such Bound Entity to be bound by an agreement containing a provision similar to this Section 9.15 or (C) was available to such Bound Entity on a non-confidential basis prior to this disclosure to such Bound Entity by a party to this Agreement or any other party known to such Bound Entity to be bound by an agreement containing a provision similar to this Section 9.15; (iv) as permitted by Section 9.4(g); (v) to the extent Parent Borrower shall have consented prior to such disclosure in writing; (vi) to any other party hereto (it being understood that in no event shall such disclosure be made to any Disqualified Lender); (vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (viii) subject to an agreement containing provisions at least as restrictive than those of this Section 9.15 (it being understood that in no event shall such disclosure be made to any Disqualified Lender), to (A) any bona fide assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement (provided that any such prospective assignee is identified to the Borrower prior to such disclosure), (B) any actual or prospective party (or its advisors) to any swap or derivative transactions relating to the Parent Borrower and its Obligations (provided that any such prospective counterparty is identified to the Borrower prior to such disclosure), or (C) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement (provided that any such prospective counterparty is identified to the Borrower prior to such disclosure); or (ix) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the Revolving Credit Facility or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Credit Facility.

As used in this Section 9.15, “Confidential Information” shall mean any materials, documents or information furnished by or on behalf of any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses in connection with this Agreement designated by or on behalf of such Loan Party or any Subsidiary thereof as confidential; it being understood that all information received from any Loan Party or any Subsidiary thereof after the date hereof shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential.

(b)            Each Bound Entity (i) agrees that, except to the extent the conditions referred to in subclause (A), (B) or (C) of clause (iii) of paragraph (a) above have been met and as provided in paragraph (c) below, (A) it will use the Confidential Information only in connection with its participation in this Agreement and (B) it will not use the Confidential Information in connection with any other matter or in a manner prohibited by any law, including, without limitation, the securities laws of the United States and (ii) understands that breach of this Section 9.15 might seriously prejudice the interest of the Borrowers and that the Borrowers are entitled to equitable relief, including an injunction, in the event of such breach.

(c)            Notwithstanding anything to the contrary contained in this Section 9.15, each Agent and each Lender shall be entitled to retain all Confidential Information for so long as it remains an Agent or a Lender to use solely for the purposes of servicing the credit and protecting its rights hereunder.

Section 9.16      Termination of Subsidiary Borrower Designation. Notwithstanding anything to the contrary in Section 9.8 or elsewhere in this Agreement, the Parent Borrower may from time to time deliver a subsequent Subsidiary Borrower Designation with respect to any Subsidiary Borrower, countersigned by such Subsidiary Borrower, for the purpose of terminating such Subsidiary Borrower’s designation as such, so long as, on the effective date of such termination, all Subsidiary Borrower Obligations in respect of such Subsidiary Borrower shall have been paid in full. In addition, if on any date a Subsidiary Borrower shall cease to be a Subsidiary, all Subsidiary Borrower Obligations in respect of such Subsidiary Borrower shall automatically become due and payable on such date and no further Loans may be borrowed by such Subsidiary Borrower hereunder.

Section 9.17      Patriot Act Notice. Each Lender that is subject to the USA PATRIOT Act and each Agent (for itself and not on behalf of any other party) hereby notifies the Borrowers that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or such Agent, as applicable, to identify the Borrowers in accordance with the Patriot Act and, to the extent applicable, the Beneficial Ownership Regulation.

Section 9.18      No Fiduciary Relationship. Parent Borrower, on behalf of itself, the Subsidiary Borrowers and its other Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrowers, the Subsidiaries and their Affiliates, on the one hand, and the Agents, the Lenders, the Issuing Lenders and their affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Lenders, the Issuing Lenders or their affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 9.19      Material Non-Public Information.

(a)            Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by any Borrower or any other Loan Party or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to each Borrower, each other Loan Party and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and Applicable Law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and Applicable Law, including Federal, state and foreign securities laws.

(b)            Each Borrower and each Lender acknowledges that, if information furnished by any Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through IntraLinks/IntraAgency, SyndTrak, DebtDomain or another website or other information platform (the “Platform”), the Administrative Agent shall only post information furnished by any Borrower pursuant to or in connection with this Agreement on that portion of the Platform as is designated for representatives of Lenders that are willing to receive MNPI unless such Borrower has indicated such information does not contain MNPI.

(c)            Upon written request by the Administrative Agent, each Borrower agrees to specify whether any information furnished by such Borrower to the Administrative Agent pursuant to, or in connection with, this Agreement contains MNPI.

Section 9.20      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancelation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.21      Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Parent Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Parent Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.22      Disqualified Lenders.

(a)            Replacement of Disqualified Lenders.

(i)            To the extent that any assignment or participation is made or purported to be made to a Disqualified Lender (notwithstanding the other restrictions in this Agreement with respect to Disqualified Lenders), or if any Lender or participant becomes a Disqualified Lender, in each case, without limiting any other provision of the Loan Documents,

(A)            upon the request of the Parent Borrower, such Disqualified Lender shall be required immediately (and in any event within five Business Days) to assign all or any portion of the Loans and Commitments then owned by such Disqualified Lender (or held as a participation) to another Lender (other than a Defaulting Lender or another Disqualified Lender), assignee or any Borrower; provided that no such assignment shall be effective (A) without the express consent of the Parent Borrower (which may be provided, withheld or conditioned in its sole direction) and (B) unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Parent Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Disqualified Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (1) pay and satisfy in full all payment liabilities then owed by such Disqualified Lender to the Administrative Agent, the Issuing Lenders, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (2) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans,

(B)            the Borrowers shall have the right to (x) prepay all or any portion of the Loans and Commitments then owned by such Disqualified Lender (or held as a participation) without any premium or penalty, and if applicable, terminate the Commitments of such Disqualified Lender, in whole or in part or (y) declare any participation to a Disqualified Lender null and void; provided that this clause (y) shall not apply to participations held by a Person who became a Disqualified Lender after it acquired its participations in compliance with the applicable participation provisions of this Agreement,

(C)            any such assignment or prepayment shall be made in exchange for an amount equal to the lesser of (x) the face principal amount of the Loans so assigned, (y) the amount that such Disqualified Lender paid to acquire such Commitments and/or Loans, and (z) the then quoted trading price for such Loans or participations, in each case without interest thereon (it being understood that if the effective date of any such assignment is not an interest payment date, such assignee shall be entitled to receive on the next succeeding interest payment date interest on the principal amount of the Loans so assigned that has accrued and is unpaid from the interest payment date last preceding such effective date (except as may be otherwise agreed between such assignee and the Borrowers)); provided that any such assignment or prepayment of Loans or participations held by a Person who became a Disqualified Lender after it acquired its Loans or participations in compliance with the applicable assignments or participation provisions of this Agreement shall be made at the face principal amount of the Loans or participations so assigned or prepaid, and

(D)            the Borrowers shall be entitled to seek specific performance in any applicable court of law or equity to enforce this Section 9.22. In addition, in connection with any such assignment, (x) if such Disqualified Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary or appropriate (in the good faith determination of the Administrative Agent or the Parent Borrower, which determination shall be conclusive) to reflect such replacement by the later of (1) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (2) the date as of which such Disqualified Lender shall be paid by the assignee Lender (or, at its option, the Parent Borrower) the amount required pursuant to this section, then such Disqualified Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Parent Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Disqualified Lender, and the Administrative Agent shall record such assignment in the Register, (y) each Lender (whether or not then a party hereto) agrees to disclose to the Parent Borrower the amount that the applicable Disqualified Lender paid to acquire Commitments and/or Loans from such Lender and (z) each Lender that is a Disqualified Lender agrees to disclose to the Parent Borrower the amount it paid to acquire the Commitments and/or Loans held by it.

(b)            Amendments, Consents and Waivers under the Loan Documents. No Disqualified Lender shall have the right to approve or disapprove any amendment, waiver or consent pursuant to Section 9.8 or under any Loan Document. In connection with any determination as to whether the requisite Lenders (including whether the Required Lenders) have provided any amendment, waiver or consent pursuant to Section 9.8 or under any other Loan Document:

(i)            Disqualified Lenders shall not be considered, and

(ii)            Disqualified Lenders shall be deemed to have consented to any such amendment, waiver or consent with respect to its interest as a Lender in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Disqualified Lenders, and

(iii)            any amendment, waiver or consent which by its terms requires the consent of all Lenders, the Required Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Disqualified Lenders with respect to such matter by Lenders who are not Disqualified Lenders; and

provided that (A) the Commitment of any Disqualified Lender may not be increased or extended without the consent of such Disqualified Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Disqualified Lender other than any Disqualified Lender that became a Disqualified Lender as a result of acquiring Loans or Commitments in violation of this Section 9.22 or the assignment provisions of this Agreement more adversely than other affected Lenders shall require the consent of such Disqualified Lender.

Each Lender that delivers a written consent to any amendment, waiver or consent pursuant to Section 9.8 or under any other Loan Document shall concurrently deliver (or in the absence of any written Net Short Representation will be deemed to have delivered, concurrently with providing such consent) to the Parent Borrower (with a copy to the Administrative Agent) a Net Short Representation.

(c)            Except as otherwise provided in Section 9.22(b)(ii), no Disqualified Lenders shall have the right to, and each such Person covenants and agrees not to, instruct the Administrative Agent, Collateral Agent or any other Person in respect of the exercise of remedies with respect to the Loans or other Obligations. Further, no Disqualified Lender that purports to be a Lender or participant (notwithstanding any provisions of this Agreement that may have prohibited such Disqualified Lender from becoming a Lender or participant) shall be entitled to any of the rights or privileges enjoyed by the other Lenders with respect to voting (other than to the extent provided in Section 9.22(b)), and shall be deemed for all purposes to be, at most, a Defaulting Lender until such time as such Disqualified Lender no longer owns any Loans or Commitments.

(d)            The provisions of this Section 9.22 shall apply and survive with respect to each Lender and participant notwithstanding that any such Person may have ceased to be a Lender or participant hereunder or this Agreement may have been terminated.

(e)            Administrative Agent.

(i)            The Administrative Agent shall be entitled to rely conclusively on any Net Short Representation delivered, provided or made (or deemed delivered, provided or made) to it in accordance with this Agreement, shall have no duty to inquire as to or investigate the accuracy of any Net Short Representation, verify any statements in any officer’s certificate delivered to it, or otherwise make any calculations, investigations or determinations with respect to any Derivative Instruments or Net Short Positions or any Person. The Administrative Agent shall have no liability to the Parent Borrower, any Lender or any other Person in acting in good faith on any notice of Default or acceleration.

(ii)            The Administrative Agent shall have no responsibility or liability for monitoring or enforcing the list of Disqualified Lenders or for any assignment or participation to a Disqualified Lender.

(iii)            The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (A) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender, (B) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information (including Confidential Information), to any Disqualified Lender or (C) have any liability with respect to or arising out of the voting in any amendment or waiver to any Loan Document by any Disqualified Lender.

(f)            Each Disqualified Lender agrees that, upon any Borrower’s request, it will confirm whether it has received any Confidential Information. If it has received any Confidential Information, such Disqualified Lender (i) will inform such Borrower, with specificity, what Confidential Information it has received, (ii) agree that it will (and has) used such Confidential Information solely for the purpose of evaluating its ownership of Loans (or participations) and that it has not (and will not) use such Confidential Information for any other purpose, and (iii) upon such Borrowers’ request, destroy all Confidential Information in its possession and provide written confirmation of such destruction to such Borrower.

(g)            Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Disqualified Lender hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrowers or any other Loan Party at a time when such Lender is a Disqualified Lender, such Disqualified Lender irrevocably agrees (i) not to vote in any such proceeding, (ii) if such Disqualified Lender does vote in such proceeding notwithstanding the restriction in the foregoing clause (i), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and (iii) not to contest any request by any party for a determination by a court of competent jurisdiction effectuating the foregoing clause (ii). Each Disqualified Lender hereby irrevocably appoints the Administrative Agent (such appointment being couple with an interest) as such Disqualified Lender’s attorney-in-fact, with full authority in the place and stead of such Disqualified Lender and in the name of such Disqualified Lender, from time to time in the Administrative Agent’s discretion to take any action and execute any instrument that the Administrative Agent may deem reasonably necessary or appropriate to carry out the provisions of this Section, including to ensure that any vote of such Disqualified Lender’s on any proceeding is withdrawn or otherwise not counted. The Lenders and each Disqualified Lender agree and acknowledge that the provisions set forth in this clause (g) constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code and, as such, would be enforceable for all purposes in any case where the Borrowers or any Restricted Subsidiary has filed for protection under any Debtor Relief Law applicable to the Borrowers or such Restricted Subsidiary, as applicable.

Section 9.23      Marshaling; Payments Set Aside. None of the Administrative Agent, any Issuing Lender, the Collateral Agent or any Lender shall be under any obligation to marshal any assets in favor of the Loan Parties or any other Person or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrowers is made to any Agent, any Issuing Lender or any Lender (or to the Administrative Agent, on behalf of any Lender or any Issuing Lender), or any Agent or any Lender enforces any security interests or exercises its right of setoff, and such payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred and (b) each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the NYFRB Rate from time to time in effect.

Section 9.24      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents with respect to any of the Obligations, shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. If the rate of interest under this Agreement at any time exceeds the Maximum Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Maximum Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the relevant Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Maximum Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrowers to conform strictly to any applicable usury laws.

Section 9.25      Acknowledgment Regarding Any Supported QFCs.

(a)            To the extent that the Loan Documents provide support, through a guarantee or otherwise (including the Guaranty), for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.26      Securitization Undertakings. Each Lender, the Administrative Agent and the Collateral Agent agrees that, prior to the date that is one year and one day after the payment in full of all the obligations of any applicable Securitization Subsidiary in connection with and under a Permitted Securitization Financing, (i) the Collateral Agent and other Secured Parties shall not be entitled, whether before or after the occurrence of any Event of Default, to (A) institute against, or join any other Person in instituting against, any such Securitization Subsidiary any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof, (B) transfer and register the capital stock of any such Securitization Subsidiary or any other instrument evidencing any equity interest in any such Securitization Subsidiary in the name of the Collateral Agent or a Secured Party or any designee or nominee thereof, (C) foreclose such security interest regardless of the bankruptcy or insolvency of the Parent Borrower or any Restricted Subsidiary, (D) exercise any voting rights granted or appurtenant to such capital stock of any such Securitization Subsidiary or any other instrument evidencing any equity interest in any such Securitization Subsidiary or (E) enforce any right that the holder of any such equity interest of any Securitization Subsidiary might otherwise have to liquidate, consolidate, combine, collapse or disregard the entity status of any such Securitization Subsidiary and (ii) the Collateral Agent and other Secured Parties hereby waive and release any right to require (A) that any Securitization Subsidiary be in any manner merged, combined, collapsed or consolidated with or into the Parent Borrower or any Restricted Subsidiary, including by way of substantive consolidation in a bankruptcy case or (B) that the status of any Securitization Subsidiary as a separate entity be in any respect disregarded. Each Lender, the Administrative Agent and the Collateral Agent agree and acknowledge that any agent or trustee acting on behalf of the holders of securitization indebtedness of any Securitization Subsidiary is an express third party beneficiary with respect to this Section 9.26 and such agent shall have the right to enforce compliance by the Secured Parties, the Lenders, the Administrative Agent, and the Collateral Agent with this Section.

Section 9.27      Collateral and Guaranty Matters; Exercise of Remedies.

(a)            Lien Release Events; Release/Subordination Events; Guaranty Release Events. Each Agent, each Lender (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank), each Issuing Lender and each other Secured Party irrevocably authorizes the Administrative Agent and Collateral Agent to be its agent for and its representative with respect to the Guaranty, the Collateral and the Collateral Documents, and each agrees that, notwithstanding anything to the contrary in any Loan Document:

(i)            Liens on any property granted to or held by an Agent or in favor of any Secured Party under any Loan Document or otherwise will be automatically and immediately released, and each Secured Party irrevocably authorizes and directs the Agents to enter into, and each agrees that it will enter into, the necessary or advisable documents requested by the Parent Borrower and associated therewith, upon the occurrence of any of the following events (each, a “Lien Release Event”),

(A)            the occurrence of the Investment Grade Fall-Away Date;

(B)            the payment in full in cash of all the Obligations (other than (1) Cash Management Obligations, Secured Hedge Obligations and contingent obligations in respect of which no claim has been made and (2) obligations in respect of Letters of Credit that have been backstopped or cash collateralized on terms satisfactory to the applicable Issuing Lender), termination of all Commitments and termination or Cash Collateralization of all Letters of Credit (the date on which all such conditions are satisfied, the “Termination Date”);

(C)            a transfer of the property subject to such Lien as part of, or in connection with, a transaction that is permitted (or not prohibited) by the terms of the Loan Documents to any Person that is not a Loan Party;

(D)            with respect to property owned by any Guarantor or with respect to which any Guarantor has rights, the release of such Guarantor from its obligations under its Guaranty pursuant to a Guaranty Release Event;

(E)            the approval, authorization or ratification of the release of such Lien by the Required Lenders or by such percentage of the Lenders as may be required pursuant to Section 9.8;

(F)            such property becoming an Excluded Property or Excluded Equity Interest; and

(G)            any Securitization Assets becoming subject to a Permitted Securitization Financing or being transferred or purported to be transferred by the Parent Borrower or any Restricted Subsidiary in connection with a Permitted Securitization Financing;

(ii)            upon the request of the Parent Borrower (such request, the “Release/Subordination Event”) it will (A) release or (if requested by the Parent Borrower) subordinate any Lien granted to or held by any Secured Party under any Loan Document on any Permitted Priority Asset included in the Collateral, it being agreed that any such subordination shall (if requested by a Loan Party) be on such customary terms as may be proposed by the holder (or proposed holder) of the Lien on the Permitted Priority Asset or such other terms as may be acceptable to the Collateral Agent or such other terms as may be required by the senior creditor party to any applicable subordination agreement and/or (B) execute and deliver a customary “no interest” letter or similar letter with respect to any Permitted Priority Asset and/or any Excluded Property;

(iii)            a Subsidiary Guarantor will be automatically and immediately released from its obligations under the Guaranty upon (A) occurrence of the Investment Grade Fall-Away Date, (B) such Subsidiary Guarantor ceasing to be a Subsidiary of the Parent Borrower, or (C) such Subsidiary Guarantor becoming an Excluded Subsidiary (clauses (A)-(C), each a “Guaranty Release Event”), in each case, as a result of a transaction or designation not prohibited hereunder or under the terms of the other Loan Documents, and each Secured Party irrevocably authorizes and directs the Agents to enter into, and each Agent agrees it will enter into, the necessary and advisable documents requested by the Parent Borrower to  release (or acknowledge the release of) such Subsidiary Guarantor from its obligations under the Guaranty; provided that any release of a Subsidiary Borrower shall be subject to Section 9.16; and

(iv)            Notwithstanding anything to the contrary in this Section 9.27, the release of a Guaranty by a Subsidiary Guarantor and the release of a Lien on assets of a Subsidiary Guarantor securing the Obligations (including pursuant to Section 8.5), in each case, solely as a result of such Subsidiary Guarantor becoming a Subsidiary that is not a Wholly Owned Subsidiary of a Loan Party, shall be subject to the Non-Wholly Owned Subsidiary Provision.

(b)            Release Actions; Release Certificates. Each Agent, each Lender and each other Secured Party agrees that it will promptly take such action and execute any such documents as may be reasonably requested by the Parent Borrower (such actions and such execution, the “Release Actions”), at the Parent Borrower’s sole cost and expense, in connection with a Lien Release Event, Release/Subordination Event or Guaranty Release Event and that such actions are not discretionary. Without limitation, the Release Actions may include, as applicable, (a) executing (if required) and delivering to the Loan Parties (or any designee of the Loan Parties) any such lien releases, mortgage releases or assignments of mortgages, discharges of security interests, pledges and guarantees and other similar discharge or release documents, in each case, in a form reasonably acceptable to the Collateral Agent, as are reasonably requested by a Loan Party in connection with the release or assignment, as of record, of the Liens (and all notices of security interests and Liens previously filed) the subject of a Lien Release Event or Release/Subordination Event or the release of any applicable Guarantee in connection with a Guaranty Release Event and (b) delivering to the Loan Parties (or any designee of the Loan Parties) all instruments evidencing pledged debt and all equity certificates and any other collateral previously delivered in physical form by the Loan Parties to a Secured Party.

In connection with any Lien Release Event, Release/Subordination Event, Guaranty Release Event or Release Action, each of the Collateral Agent and the Administrative Agent shall be entitled to rely and shall rely exclusively on an officer’s certificate of the Parent Borrower (the “Release Certificate”) confirming that (a) such Lien Release Event, Subordination/Release Event or a Guaranty Release Event, as applicable, has occurred or will upon consummation of one or more identified transactions (an “Identified Transaction”) occur, (b) the conditions to any such Lien Release Event, Subordination/Release Event or Guaranty Release Event have been satisfied or will be satisfied upon consummation of an Identified Transaction, and (c) that any such Identified Transaction is permitted by (or not prohibited by) the Loan Documents. The Collateral Agent and the Administrative Agent will be fully exculpated from any liability and shall be fully protected and shall not have any liability whatsoever to any Secured Party as a result of such reliance or the consummation of any Release Action. A Release Certificate may be delivered in advance of the consummation of any applicable Identified Transaction.

Each Lender and each Secured Party irrevocably authorizes and irrevocably directs the Collateral Agent and the Administrative Agent to take the Release Actions and consents to reliance on the Release Certificate. The Secured Parties agree not to give any Agent any instruction or direction inconsistent with the provisions of this Section 9.27, and each Secured Party expressly and irrevocably agrees that it will not hinder or direct the Agents to take any action that will hinder the automatic release of any security interest, Lien or Guaranty provided for by this Section 9.27 (including, without limitation, any refusal to release liens, return possessory collateral, execute and/or file release documentation or take any other reasonably requested actions to documents or effectuate the release of Liens on Collateral, in each case, at the Parent Borrower’s sole cost and expense). Neither the Administrative Agent nor the Collateral Agent shall be responsible for, or have a duty to ascertain or inquire into, any statement in a Release Certificate, the compliance of any Identified Transaction with the terms of a Loan Document, any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or contained in any certificate prepared or delivered by any Loan Party in connection with the Collateral or compliance with the terms set forth above or in a Loan Document, nor shall the Administrative Agent or Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. Without limitation of any other provision set forth in the Loan Documents or Applicable Law, each Secured Party agrees that a Release Certificate provided to the Collateral Agent or to the Administrative Agent shall be deemed to be an authenticated demand from a debtor duly delivered under Section 9-513(c)(1) of the UCC with respect to the Collateral described therein and that the Loan Parties shall be deemed to have the rights provided by Section 9-509 of the UCC with respect to any such demand and such Collateral and the financing statements and amendments related thereto; provided that for purposes of the Loan Documents and the Collateral Agent’s obligations under 9-513(c) of the UCC with respect to such Collateral and such financing statements and amendments, the Collateral Agent and the Secured Parties agree that the applicable time period set forth in Section 9-513(c) shall be deemed to be ten (10) Business Days.

Each relevant Agent, each Lender and each other Secured Party agrees that following its receipt of an applicable Release Certificate (a) it will take all Release Actions promptly upon request of the Parent Borrower and in any event not later than the date that is (i) the fifth Business Day following the date such Release Certificate is delivered to the Administrative Agent and (ii) the date any applicable Identified Transaction described in the Release Certificate is consummated (such later date, the “Release Date”), (b) in the event any Release Action has not been taken by the Release Date, each Loan Party (or any designee of a Loan Party) (i) is hereby authorized take such Release Action on the Secured Parties’ behalf and (ii) is hereby irrevocably appointed (such appointment being coupled with an interest) as such Agent’s and Secured Party’s attorney-in-fact, with full authority in the place and stead of such Agent and Secured Party and in the name of such Secured Party, to take such actions and to execute such instruments and releases that the Loan Parties may deem reasonably necessary or advisable to consummate a Release Action. Notwithstanding the foregoing, nothing set forth in this Section 9.27 shall relieve or release any Loan Party from any liability resulting from a Default or Event of Default that results from an Identified Transaction or misrepresentation or omission in any Release Certificate.

Notwithstanding anything to the contrary in Section 9.8 or elsewhere in this Agreement, any release of Collateral or Guarantors, or any other action taken pursuant to this Section 9.27, shall be effective in accordance with the terms of this Section 9.27 and shall not require any consent of any Lender except as expressly provided herein.

(c)            Enforcement; Collective Action.

(i)            Collective Actions. Each Agent, each Lender (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank), each Issuing Lender and each other Secured Party irrevocably authorizes the Administrative Agent and the Collateral Agent to be its sole and exclusive agent for, and its sole and exclusive representative with respect to, enforcement of the Loan Documents and all rights and remedies related to the Transactions and the Obligations. Without limitation of the foregoing, each lender and each Secured Party agrees that, notwithstanding anything to the contrary in any Loan Document:

(A)            the Administrative Agent and the Collateral Agent will have the sole and exclusive right and ability (exercisable only at the direction of the Required Lenders or in its discretion),

(x)            to exercise all rights and remedies of each Lender, each other Secured Party and any other Person arising under, in connection with, or pertaining to the Loan Documents, the Transactions or the Obligations, including with respect to any breach of a representation or warranty, affirmative covenant, negative covenant, financial covenant, any implied covenant (including any implied covenant of good faith and fair dealing) or any other similar implied obligations and any rights of a Lender or other Secured Party as a creditor under Applicable Law or to bring any Cause of Action relating to the Loan Documents, the Transactions or the Obligations, and including in connection with any amendment, modification, waiver or restatement of, any restructuring or restructuring transaction related to or undertaken in connection with, or any interpretation of the provisions of, any Loan Document or Obligation;

(y)            to exercise any rights of self-help or other rights or Causes of Action available under Applicable Law or in equity against any Loan Party, any Restricted Subsidiary, any direct or indirect holder of an Equity Interest in a Loan Party, any Affiliate of the foregoing Persons and their respective directors, officers, or employees, in each case, with respect to or arising out of or in connection with the Obligations or the Loan Documents (including with respect to any derivative claims); and

(z)            to assert or allege the existence or occurrence of, or support or participate in any other Person asserting or alleging the existence of, any Default or Event of Default or any other Cause of Action related to the Loan Documents, the Transactions or the Obligations against any Loan Party or any other Person;

(collectively, the “Collective Rights and Remedies”);

(B)            the authority to enforce, assert or allege any Collective Right and Remedy is vested exclusively in, and all Causes of Action, actions and proceedings at law or in equity in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent (other than with respect to the Collateral Documents) or the Collateral Agent (with respect to the Collateral Documents) in accordance with this Article IX. for the benefit of all the Lenders and the Issuing Lenders and no Lender or other Secured Party shall have any right individually to enforce, assert or allege (and each agrees not to individually enforce, assert or allege) any of such Collective Rights and Remedies, including to realize upon any of the Collateral or to enforce the terms of this Agreement or any other Loan Document or enforce rights or remedies thereunder, it being understood and agreed that Collective Rights and Remedies, including all powers, rights and remedies under this Agreement and under any of the other Loan Documents, may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Lenders in accordance with the terms hereof and thereof; and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof, and each Secured Party agrees to commence, support or participate in actions or proceedings relating to the Obligations only in a manner consistent with the foregoing provisions; and neither any Lender nor any other Secured Party will (and each such Person will take such actions as may be required or advisable so that none of its Affiliates will) initiate, support or participate in any action, proceeding, or other Cause of Action relating to the Loan Documents, the Transactions or the Obligations, judicial or otherwise, in connection with a Collective Right and Remedy, or otherwise initiate, support or participate in the exercise a Collective Rights and Remedy, other than,

(x)            through the Required Lenders’ direction of the Administrative Agent or Collateral Agent in exercising such rights and remedies;

(y)            any Lender exercising a right of set-off;

(z)            any Issuing Lender or the Swingline Lender from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender or the Swingline Lender) hereunder and under the other Loan Documents;

(aa)      any Lender filing proofs of claim on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and

(bb)      the Administrative Agent, or the Collateral Agent exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent or the Collateral Agent) hereunder and under the other Loan Documents;

(collectively, the “Independent Lender Rights and Remedies”);

(C)            if (notwithstanding the foregoing) any Lender or any Secured Party (or any of their respective Affiliates) initiates, supports or participates in any action, proceeding or other Cause of Action, judicial or otherwise, in violation of this Agreement (including this clause (C), such a proceeding, a “Prohibited Proceeding”) then the Lender or Secured Party that initiates, supports or participates such an action, proceeding or Cause of Action (or that is an Affiliate of the Person doing so) shall immediately cause such action, proceeding or Cause of Action to be dismissed (with prejudice);

(D)            for the avoidance of doubt, (I) unless a Default or an Event of Default has occurred and is continuing, the Administrative Agent (and each other Secured Party) agrees that it shall not take any of the actions described in a Loan Document (including as set forth in Article VI) or bring any other action or proceeding or support any cause of action under or with respect to the Loan Documents or the Obligations, (II) the Administrative Agent and each Secured Party each agrees that the remedies set forth in the Loan Documents with respect to a Default or an Event of Default shall be the exclusive remedies available with respect to a breach of a Loan Document (including any Default or Event of Default) and it will not support any cause or action sounding in specific performance, recission, or restitution with respect to any such breach, and (III) no premium in respect of the Obligations shall be payable as a result of any Default or Event of Default, except as may be expressly set forth in this Agreement;

(E)            prior to taking any action with respect to Collective Rights and Remedies, to the extent required by the Administrative Agent or Collateral Agent and at the request thereof to the applicable Lenders, the Lenders instructing the Administrative Agent or Collateral Agent shall post cash indemnity with the Administrative Agent for the benefit of the Administrative Agent, the Collateral Agent and their respective Related Parties, of not less than the sum of (I) all fees, costs and expenses that the Administrative Agent determines, in its sole discretion, could foreseeably be incurred in connection with such action and (II) the amount of any claims, obligations or liability, via counter-claims or otherwise, that either the Administrative Agent or the Collateral Agent determines, in its sole discretion, could foreseeably be awarded to the defendants in connection with such action. Such cash indemnity shall either be deposited directly with the Administrative Agent or deposited with a third-party escrow agent, subject to terms and conditions as determined by the Administrative Agent in its sole discretion, in each case, prior to the commencement of such action; and

(F)            the foregoing provisions may be pleaded as a full and complete defense to any Prohibited Proceeding and may be used as a basis for an injunction against any action, suit or other proceeding (without any need to post a bond or other indemnity), and each of the Loan Parties and the Secured Parties confirms that the foregoing provisions of this clause (F) are a material provision of the Loan Agreement and in light of their agreed salutary purpose and effect are not intended to be construed strictly or read narrowly; and

(ii)            Forbearance. The Required Lenders (or the Collateral Agent and the Administrative Agent, acting at the direction of the Required Lenders) shall be entitled (A) to agree on behalf of all Lenders and all other Secured Parties to forebear from the exercise of any or all of the rights and remedies available under a Loan Document, any other document or agreement governing or related to an Obligation or Applicable Law to a Lender or any other Secured Party in connection with the Obligations (including in connection with any and all Defaults, Events of Default or other breaches of a Loan Document or other such document) and may, in their discretion, subject any such forbearance to such conditions as they deem appropriate and (B) to agree to any amendment to or waiver of any provision of a Loan Document or other such document providing for or relating to any such right or remedy (including any provision of Article IX).

(iii)            Credit Bidding. Anything contained in any of the Loan Documents to the contrary notwithstanding, each Agent, each Lender and each Secured Party hereby agree that in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other applicable Debtor Relief Law), only the Collateral Agent (except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Collateral Agent, as agent for and representative of Lenders and other Secured Parties (but not any Lender or Lenders in its or their respective individual capacities), shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(d)            Cost/Benefit Determinations. No provision of any Loan Documents shall require the creation, perfection or maintenance of pledges of or security interests in, or the obtaining of title insurance or abstracts with respect to, any Excluded Property and any other particular assets, if and for so long as, in the reasonable judgment of the Collateral Agent (which shall be conclusive if confirmed by the Required Lenders), the cost of creating, perfecting or maintaining such pledges or security interests in such other particular assets or obtaining title insurance or abstracts in respect of such other particular assets is excessive in view of the fair market value of such assets or the practical benefit to the Lenders afforded thereby.

(e)            Extensions of Deadlines. The Collateral Agent may grant extensions of time for the creation or perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the creation or perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Parent Borrower, that creation or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

(f)            Enforcement by Third Parties. The foregoing provisions of this Section 9.27 may be enforced against any Secured Party by the Required Lenders, the Collateral Agent, the Administrative Agent, any Borrower or any Affiliate of any Borrower, and each Secured Party expressly acknowledges and agrees that the provisions of this Section 9.27 shall be available as a defense of any Borrower or any Affiliate of any Borrower in any action, proceeding or remedial procedure, with any such Affiliates being express third party beneficiaries of such provisions. Each Secured Party, whether or not a party hereto, will be deemed by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations to have agreed to the provisions of this Section 9.27.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PARAMOUNT SKYDANCE CORPORATION,
as the Borrower

By:	/s/ James C. Morrison
Name:	James C. Morrison
Title:	Treasurer

[Signature Page to Credit Agreement]

CITIBANK, N.A.,
as Administrative Agent and Collateral Agent

By:	/s/ Michael Vondriska
Name:	Michael Vondriska
Title:	Vice President

[Signature Page to Credit Agreement]

CITIBANK, N.A.,
as a Lender

By:	/s/ Michael Vondriska
Name:	Michael Vondriska
Title:	Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Jonathan Tristan
Name:	Jonathan Tristan
Title:	Director

[Signature Page to Credit Agreement]

ATHENE ANNUITY AND LIFE COMPANY,
as a Lender

By: Apollo Insurance Solutions Group LP, its investment adviser
By: Apollo Capital Management, L.P., its sub-adviser By: Apollo Capital Management GP, LLC, its General Partner

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

Portfolio: AAIA CATALINA RETAIL MODCO PR6

[Signature Page to Credit Agreement]

ATHENE ANNUITY AND LIFE COMPANY,
as a Lender

By: Apollo Insurance Solutions Group LP, its investment adviser
By: Apollo Capital Management, L.P., its sub-adviser By: Apollo Capital Management GP, LLC, its General Partner

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

Portfolio: ATHENE ANNUITY AND LIFE COMPANY GENERAL MODCO 4

[Signature Page to Credit Agreement]

ATHENE ANNUITY AND LIFE COMPANY,
as a Lender

By: Apollo Insurance Solutions Group LP, its investment adviser
By: Apollo Capital Management, L.P., its sub-adviser By: Apollo Capital Management GP, LLC, its General Partner

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

Portfolio: AAIA GENERAL MODCO PR5

[Signature Page to Credit Agreement]

ATHENE ANNUITY AND LIFE COMPANY,
as a Lender

By: Apollo Insurance Solutions Group LP, its investment adviser
By: Apollo Capital Management, L.P., its sub-adviser By: Apollo Capital Management GP, LLC, its General Partner

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

Portfolio: ATHENE ANNUITY AND LIFE CO-APOLLO MODCO

[Signature Page to Credit Agreement]

APOLLO GLOBAL FUNDING, LLC,
as a Lender

By:	/s/ Susan Moskovits
Name:	Susan Moskovits
Title:	Vice President

[Signature Page to Credit Agreement]

Deutsche Bank AG New York Branch,
as a Lender

By:	/s/ Philip Tancorra
Name:	Philip Tancorra
Title:	Director

By:	/s/ Suzan Onal
Name:	Suzan Onal
Title:	Director

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Tracy L. Moosbrugger
Name:	Tracy L. Moosbrugger
Title:	Managing Director

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Ryan Zimmerman
Name:	Ryan Zimmerman
Title:	Executive Director

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Adam E. Schroeder
Name:	Adam E. Schroeder
Title:	Vice President

[Signature Page to Credit Agreement]

BNP PARIBAS,
as a Lender

By:	/s/ Barbara Nash
Name:	Barbara Nash
Title:	Managing Director

By:	/s/ David Berger
Name:	David Berger
Title:	Managing Director

[Signature Page to Credit Agreement]

Goldman Sachs Bank USA,
as a Lender

By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

MIZUHO BANK, Ltd.,
as a Lender

By:	/s/ Jonathan Lasner
Name:	Jonathan Lasner
Title:	Managing Director

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

The Toronto-Dominion Bank, New York Branch,
as a Lender

By:	/s/ Jon Colquhoun
Name:	Jon Colquhoun
Title:	Managing Director

[Signature Page to Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATON,
as a Lender

By:	/s/ Nabeel Shah
Name:	Nabeel Shah
Title:	Executive Director

[Signature Page to Credit Agreement]

TRUIST BANK,
as a Lender

By:	/s/ Jim C. Wright
Name:	Jim C. Wright
Title:	Director

[Signature Page to Credit Agreement]

Royal Bank of Canada,
as a Lender

By:	/s/ Vincent Tingos
Name:	Vincent Tingos
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

National Westminster Bank plc,
as a Lender

By:	/s/ Greg Vickers
Name:	Greg Vickers
Title:	Director, Leveraged and Acquisition Finance

[Signature Page to Credit Agreement]

CITIZENS BANK, N.A.,
as a Lender

By:	/s/ Martin Rohan
Name:	Martin Rohan
Title:	Senior Vice President

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Peyman Parhami
Name:	Peyman Parhami
Title:	Senior Vice President

[Signature Page to Credit Agreement]

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH,
as a Lender,

By:	/s/ Yu Wang
Name:	Yu Wang
Title:	Director

By:	/s/ Yuanyuan Peng
Name:	Yuanyuan Peng
Title:	Executive Director

[Signature Page to Credit Agreement]